Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173023

PROSPECTUS

THE HERTZ CORPORATION

Offers to Exchange the Notes of The Hertz Corporation set forth below
(such transactions, collectively, the "exchange offers"):

$700,000,000 aggregate principal amount of 7.50% Senior Notes due 2018 (the "Exchange 2018 Notes") for any and all outstanding 7.50% Senior Notes due 2018 (the "2018 Notes");

$1,000,000,000 aggregate principal amount of 6.75% Senior Notes due 2019 (the "Exchange 2019 Notes") for any and all outstanding 6.75% Senior Notes due 2019 (the "2019 Notes"); and

  $500,000,000 aggregate principal amount of 7.375% Senior Notes due 2021 (the "Exchange 2021 Notes" and, together with the Exchange 2018 Notes and the Exchange 2019 Notes, the "Exchange Notes") for any and all outstanding 7.375% Senior Notes due 2021 (the "2021 Notes" and, together with the 2018 Notes and the 2019 Notes, the "Notes").

The Exchange Notes:

  •
  The terms of each respective class of Exchange Notes offered in the exchange offers are substantially identical to the terms of the corresponding class of Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the Notes and will not entitle their holders to registration rights.

  •
  Investing in the Exchange Notes involves risks. You should carefully review the risk factors beginning on page 16 of this prospectus before participating in the exchange offer.

The Exchange Offers:

  •
  Our offers to exchange the Notes for Exchange Notes will be open until 12:00 midnight, New York City time, on September 16, 2011, unless extended.

  •
  No public market currently exists for the Exchange Notes (or the Notes) and the Exchange Notes will not be listed on any securities exchange or automated quotation system.

The Guarantees:

  •
  The Exchange Notes will be (as are the Notes) fully and unconditionally guaranteed on an unsecured basis by the subsidiaries indicated herein.

        Each broker-dealer that receives Exchange Notes for its own account pursuant to any of the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer who acquired Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 90 days after the closing of the exchange offers, we will make this prospectus available for use in connection with any such resale. See "Plan of Distribution."

        Neither the Securities and Exchange Commission (the "SEC" or the "Commission") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2011.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to give you any information or to make any representations about the transaction we discuss in this prospectus other than as contained in this prospectus. If you are given any information or representation that is not discussed in this prospectus, you must not rely on that information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in, or incorporated by reference into, this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date. The delivery of this prospectus shall not under any circumstances create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof.

        In making an investment decision, investors must rely on their own examination of the Issuer and the terms of the exchange offers, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

i

        The Notes and the Exchange Notes have not been and will not be qualified under the securities laws of any province or territory of Canada. Neither the Notes nor the Exchange Notes are being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

        THIS PROSPECTUS CONSTITUTES NEITHER AN OFFER TO EXCHANGE OR PURCHASE NOTES NOR A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        In connection with the exchange offers, we have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the Exchange Notes to be issued in the exchange offers. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offers, you should refer to the registration statement, including its exhibits. With respect to statements in this prospectus about the contents of any contract, agreement or other document, we refer you to the copy of such contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

        The SEC allows us to incorporate by reference Dollar Thrifty's information into this prospectus. This means that we can disclose important information about Dollar Thrifty to you by referring you to another document filed separately by Dollar Thrifty with the SEC. The information about Dollar Thrifty incorporated by reference is considered to be a part of this prospectus, except for any information about Dollar Thrifty that is superseded by information that is included directly in this prospectus.

        This prospectus incorporates by reference the documents listed below that Dollar Thrifty has filed with the SEC prior to the date of this prospectus (other than the portions of those documents not deemed to be filed). They contain important information about Dollar Thrifty and its financial condition.

Dollar Thrifty Filings (File No. 001-13647)	Period
The audited financial statements for each of the three years in the period ended December 31, 2010 and as of December 31, 2010 and 2009, available at pages 55-91 in the Annual Report on Form 10-K (except for the report of Dollar Thrifty's independent public accountants contained therein, which is not incorporated herein by reference because the consent of Dollar Thrifty's independent public accountants has not yet been obtained)	Fiscal Year Ended December 31, 2010, as filed on February 28, 2011

The interim financial statements for the quarterly periods ended March 31, 2011 and 2010 and as of March 31, 2011, available at pages 5-25 in the Quarterly Report on Form 10-Q (except for the report of Dollar Thrifty's independent public accountants contained therein, which is not incorporated herein by reference because the acknowledgement from Dollar Thrifty's independent public accountants has not yet been obtained)	Fiscal Quarter Ended March 31, 2011, as filed on May 5, 2011

Dollar Thrifty Filings (File No. 001-13647)	Period
The interim financial statements for the quarterly periods ended June 30, 2011 and 2010 and as of June 30, 2011, available at pages 6-26 in the Quarterly Report on Form 10-Q (except for the report of Dollar Thrifty's independent public accountants contained therein, which is not incorporated herein by reference because the acknowledgement from Dollar Thrifty's independent public accountants has not yet been obtained)	Fiscal Quarter Ended June 30, 2011, as filed on August 8, 2011

        We and Dollar Thrifty file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents that we and Dollar Thrifty file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain further information about the public reference room. In addition, the SEC maintains an Internet website (www.sec.gov) that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC, including Hertz, Hertz Holdings and Dollar Thrifty. The SEC's website address is included in this prospectus as an inactive textual reference only. You may also access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) indirectly through our Internet website (www.hertz.com). Dollar Thrifty's website address is www.dtag.com. Our and Dollar Thrifty's respective website addresses are included in this prospectus as inactive textual references only. The information found on our and Dollar Thrifty's respective website addresses is not part of this prospectus. Our reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC.

        You may also obtain a copy of the registration statement for the exchange offers, other information that we file with the SEC as well as the documents of Dollar Thrifty that have been incorporated by reference in this prospectus at no cost by calling us or writing to us at the following address:

The Hertz Corporation
225 Brae Boulevard
Park Ridge, New Jersey 07656
Attn: Investor Relations
(201) 307-2000

        In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by September 9, 2011.

 MARKET AND INDUSTRY DATA

        Information in this prospectus about the car and equipment rental industries, including our general expectations concerning the industries and our market position and market share, are based on estimates prepared using data from various sources and on assumptions made by us. We believe data regarding the car and equipment rental industries and our market position and market share within these industries are inherently imprecise, but generally indicate our size, position and market share within these industries. Although we believe that the information from third parties (including industry and general publications and surveys) included or reflected in this prospectus is generally reliable, we have not independently verified any such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, particularly those relating to our general expectations concerning the car and equipment rental industries, involve risks and uncertainties and are subject to change based on various factors, including those discussed under "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

 GENERAL INFORMATION

        Unless otherwise indicated or the context otherwise requires, in this prospectus, (i) references to the "Issuer," the "Company" and "Hertz" mean The Hertz Corporation; (ii) references to "we," "us" and "our" mean Hertz and its consolidated subsidiaries, (iii) references to "Hertz Holdings" mean Hertz Global Holdings, Inc., our top-level holding company, (iv) "HERC" means Hertz Equipment Rental Corporation, our wholly owned subsidiary, together with our various other wholly owned international subsidiaries that conduct our industrial, construction and material handling equipment rental business, unless otherwise specified, (v) "cars" means cars, crossovers and light trucks (including sport utility vehicles and, outside North America, light commercial vehicles), (vi) "program cars" means cars purchased by car rental companies under repurchase or guaranteed depreciation programs with car manufacturers, (vii) "non-program cars" mean cars not purchased under repurchase or guaranteed depreciation programs for which the car rental company is exposed to residual risk and (viii) "equipment" means industrial, construction and material handling equipment.

        While Hertz Holdings is the ultimate parent of Hertz, the Exchange Notes and the Notes are the obligations of Hertz, as issuer, and not of Hertz Holdings. In addition, Hertz Holdings is not a guarantor of the Exchange Notes or the Notes.

        We are a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Hertz was incorporated in Delaware in 1967. Ford Motor Company ("Ford") acquired an ownership interest in Hertz in 1987. Prior to this, Hertz was a subsidiary of United Continental Holdings, Inc. (formerly Allegis Corporation), which acquired our outstanding capital stock from RCA Corporation in 1985. On December 21, 2005, investment funds associated with or designated by Clayton, Dubilier & Rice, LLC ("CD&R"), The Carlyle Group ("Carlyle"), and BAML Capital Partners ("BAMLCP") (formerly Merrill Lynch Global Private Equity, Inc.), or collectively the "Sponsors," acquired all of our common stock from Ford Holdings LLC ("Ford Holdings"). We refer to the acquisition of all of our common stock by the Sponsors as the "Acquisition."

        On May 9, 2011, Hertz Holdings announced an offer to exchange each issued and outstanding share of common stock of Dollar Thrifty Automotive Group, Inc. ("Dollar Thrifty") for $57.60 in cash and 0.8546 shares of Hertz Holdings common stock. The offer for Dollar Thrifty common stock is subject to a number of conditions, including, among others, a minimum tender of a number of shares of Dollar Thrifty common stock which, together with Dollar Thrifty shares then owned by Hertz Holdings and its subsidiaries, represents at least a majority of the then outstanding shares of Dollar Thrifty common stock on a fully diluted basis, as well as the receipt of required regulatory approvals. See "Summary—Recent Developments—Proposed Acquisition of Dollar Thrifty" and "Risk Factors—Risks Related to Acquisition of Dollar Thrifty."

SUMMARY

        This summary highlights selected information regarding us and should be read as an introduction to the more detailed information included elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the Exchange Notes. You should read the following summary carefully together with the more detailed information, the section entitled "Risk Factors" beginning on page 16, our audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements, including the respective accompanying notes, included elsewhere in this prospectus before making any investment decision.

Our Company

        We own what we believe is the largest worldwide airport general use car rental brand, operating from approximately 8,000 locations in approximately 150 countries as of June 30, 2011. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. Hertz operates both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Australia, Asia and New Zealand. In addition, we have licensee locations in cities and airports in Africa and the Middle East. We are the only car rental company that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We believe that we maintain the leading airport car rental brand market share, by overall reported revenues, in the United States and are one of the leading airport car rental brands at the 94 major airports in Europe where we have company-operated locations and where data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through 315 branches in the United States, Canada, France, Spain, Italy, China and Saudi Arabia, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965. We have a diversified revenue base and a highly variable cost structure and are able to dynamically manage fleet capacity, the most significant determinant of our costs. Our revenues have grown at a compound annual growth rate of 4.7% over the last 20 years, with year-over-year growth in 16 of those 20 years. For the year ended December 31, 2010 and the six months ended June 30, 2011, we had total revenues of approximately $7.6 billion and $3.9 billion, respectively.

Our Business Segments

        Our business consists of two reportable segments, car rental and equipment rental. General corporate expenses, certain interest expense (including net interest on corporate debt), as well as other business activities, such as third-party claim management services are included as "other reconciling items."

        Car Rental: Our "company-operated" rental locations are those through which we, or an agent of ours, rent cars that we own or lease. We maintain a substantial network of company-operated car rental locations both in the United States and internationally, and what we believe to be the largest number of company-operated airport car rental locations in the world, enabling us to provide consistent quality and service worldwide. Our licensees and associates also operate rental locations in approximately 150 countries and jurisdictions, including most of the countries in which we have company-operated rental locations.

        Equipment Rental: We believe, based on an article in Rental Equipment Register published in May 2011, that HERC (as defined above in "General Information") is one of the largest equipment rental companies in the United States and Canada combined. HERC rents a broad range of earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, generators, pumps, small tools, compaction equipment and construction-related trucks. HERC also derives revenues from the sale of new equipment and consumables.

Our Markets

        We operate in the global car rental industry and in the equipment rental industry.

Worldwide Car Rental

        We believe that the global car rental industry exceeds $35 billion in annual revenues. According to Auto Rental News, car rental revenues in the United States are estimated to be approximately $20 billion for 2010 and grew in 2010 by 2.5%. We believe car rental revenues in Europe account for approximately $15 billion in annual revenues, with the airport portion of the industry comprising approximately 40% of the total. Within Europe, the largest markets are France, Germany, Italy, the United Kingdom and Spain. We believe total rental revenues for the car rental industry in Europe in 2010 were approximately $11.9 billion in nine countries—France, Germany, Italy, the United Kingdom, Spain, The Netherlands, Switzerland, Belgium and Luxembourg—where we have company-operated rental locations and approximately $2.6 billion in eight other countries—Greece, Ireland, Portugal, Sweden, Norway, Denmark, Austria and Finland—where our brand is present through our licensees.

        We estimate that rentals by airline travelers at or near airports, or "airport rentals," accounted for approximately one-half of the total market in the United States in 2010. This portion of the market is significantly influenced by developments in the travel industry and particularly in airline passenger traffic, or "enplanements." We believe domestic enplanements increased in 2010 by approximately 1.9% and are expected to increase by 3% in 2011. The International Air Transport Association, or "IATA," projected in June 2011 that annual global enplanements would increase 4.4% in 2011.

        The off-airport portion of the industry has rental volume primarily driven by local business use, leisure travel and the replacement of cars being repaired. Because Europe has generally demonstrated a lower historical reliance on air travel, the European off-airport car rental market is significantly more developed than it is in the United States.

Worldwide Equipment Rental

        We estimate the size of the U.S. equipment rental industry, which is highly fragmented with few national competitors and many regional and local operators, declined to approximately $28 billion in annual revenues for 2011 from approximately $29 billion in 2009, but the part of the rental industry dealing with equipment of the type HERC rents is somewhat smaller than that. We believe that the industry grew at a 1.6% compound annual growth rate between 2000 and 2011. Other market data indicates that the equipment rental industries in France, Spain, Italy and China generate approximately $4.5 billion, $2.5 billion, $2.1 billion and $1.1 billion in annual revenues, respectively, although the portions of those markets in which HERC competes are smaller.

        The equipment rental industry serves a broad range of customers from small local contractors to large industrial national accounts and encompasses a wide range of rental equipment from small tools to heavy earthmoving equipment. We believe U.S. non-residential construction spending decreased at an annual rate of 6% in 2010 and is expected to decrease at an annual rate of 1% in 2011. We also believe that rental equipment accounted for approximately 40% of all equipment sold into the U.S. construction industry in 2010, up from approximately 5% in 1993. In addition, we believe that the trend toward rental instead of ownership of equipment in the U.S. construction industry will continue and that as much as 50% of the equipment used in the industry could be rental equipment by 2014.

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        Hertz is incorporated under the laws of the state of Delaware. Our corporate headquarters are located at 225 Brae Boulevard, Park Ridge, New Jersey 07656. Our telephone number is (201) 307-2000. We maintain a site on the World Wide Web at www.hertz.com. Please note that the information found on our website is not a part of this prospectus and this web address is not an active hyperlink.

Summary of the Terms of the Exchange Offers

        On September 30, 2010 and December 20, 2010, respectively, Hertz completed offerings of $700,000,000 aggregate principal amount of 2018 Notes and $500,000,000 aggregate principal amount of 2021 Notes. On February 8, 2011 and March 21, 2011, respectively, Hertz completed offerings of $500,000,000 aggregate principal amount of 2019 Notes and an additional $500,000,000 aggregate principal amount of 2019 Notes, for a total of $1,000,000,000 aggregate principal amount of 2019 Notes outstanding. The 2018 Notes, the 2021 Notes and the 2019 Notes, respectively, were issued under indentures dated September 30, 2010 (as amended, modified or supplemented from time to time, the "2018 Indenture"), December 20, 2010 (as amended, modified or supplemented from time to time, the "2021 Indenture") and February 8, 2011 (as amended, modified or supplemented from time to time, the "2019 Indenture" and, together with the 2018 Indenture and the 2021 Indenture, the "Indentures"), in each case, among Hertz, the respective Subsidiary Guarantors (as defined below in "Summary of the Terms of the Exchange Notes") and Wells Fargo Bank, National Association, as trustee. On March 11, 2011, we executed supplemental indentures pursuant to which we added Hertz Entertainment Services Corporation as an additional subsidiary guarantor under each of the Indentures. The offerings of the Notes were made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and accordingly were exempt from registration under the Securities Act.

General	In connection with the offerings of the Notes, Hertz and the respective Subsidiary Guarantors entered into exchange and registration rights agreements dated September 30, 2010, December 20, 2010, February 8, 2011 and March 21, 2011, in each case, with the initial purchasers of the applicable Notes as stated therein (as the same may be amended, modified or supplemented from time to time, collectively, the "registration rights agreements") pursuant to which we agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to become effective within 365 days after the date of issuance of the respective Notes. We further agreed to use our commercially reasonable efforts to commence the exchange offers promptly after the registration statement becomes effective and to hold the offers open for the period required by applicable law. See "The Exchange Offers." The terms of the Exchange Notes offered in the exchange offers are identical in all material respects to those of the Notes, except that the Exchange Notes:
• will be registered under the Securities Act and therefore will not be subject to restrictions on transfer;
• will not be subject to provisions relating to additional interest;
• will bear a different CUSIP or ISIN number from the Notes;
• will not entitle their holders to registration rights; and
• will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Notes.

The Exchange Offers	Hertz is offering to exchange:
• Up to $700,000,000 aggregate principal amount of its 7.50% Senior Notes due 2018, which have been registered under the Securities Act, for any and all of its 2018 Notes;
• Up to $1,000,000,000 aggregate principal amount of its 6.75% Senior Notes due 2019, which have been registered under the Securities Act, for any and all of its 2019 Notes; and
• Up to $500,000,000 aggregate principal amount of its 7.375% Senior Notes due 2021, which have been registered under the Securities Act, for any and all of its 2021 Notes.
You may only exchange Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the Exchange Notes for all Notes that are validly tendered and not validly withdrawn prior to the expiration of the respective exchange offer. We will cause the exchanges to be effected promptly after the expiration of the respective exchange offer.

Resale of the Exchange Notes

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the exchange offers in exchange for the Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are not our "affiliate" (as defined in Rule 405 under the Securities Act);
• you are acquiring the Exchange Notes in the ordinary course of your business;
• you do not have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes (within the meaning of the Securities Act);
• you are not engaged in, and do not intend to engage in, the distribution of the Exchange Notes; and
• you are not acting on behalf of any person who could not truthfully make a representation to all of the foregoing.

If you are a broker-dealer and receive Exchange Notes for your own account in exchange for Notes that you acquired as a result of market-making activities or other trading activities, you must represent that you will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution." A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange

Notes issued in the exchange offers for a period of up to 90 days after the consummation of the respective exchange offer.
Any holder of Notes who:
• is our "affiliate" (as defined in Rule 405 under the Securities Act);
• does not acquire the Exchange Notes in the ordinary course of its business; or
• tenders its Notes in the exchange offers with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

You should read the discussion under the heading "The Exchange Offers" for further information regarding the exchange offers and resale of the Exchange Notes.
Consequences of Failure to Exchange the Notes	You will continue to hold the Notes subject to their existing transfer restrictions if:
• you do not tender your Notes; or
• you tender your Notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register any Notes after we consummate the exchange offers. See "The Exchange Offers—Terms of the Exchange Offer" and "—Consequences of Failure to Exchange."

Effect on Holders of the Notes	Upon completion of the exchange offers, there may be no market for the Notes that remain outstanding and you may have difficulty selling them.

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding Notes pursuant to the terms of the exchange offers, Hertz will have fulfilled a covenant under each of the registration rights agreements and, accordingly, Hertz will not be obligated to pay additional interest as described in the registration rights agreements.

Expiration Date	The exchange offers will expire at 12:00 midnight, New York City time, on September 16, 2011, or the "expiration date," unless we extend an exchange offer, in which case expiration date means the latest date and time to which the respective exchange offer has been extended.
Interest on the Exchange Notes	The Exchange Notes will accrue interest from the last interest payment date on which interest was paid on the corresponding Notes surrendered in exchange for Exchange Notes, or from the original issue date of the applicable Notes if no interest has been paid on the corresponding Notes surrendered in exchange for Exchange Notes, to the day before the consummation of the exchange offers and thereafter, at the applicable rate of interest per annum for the applicable Exchange Notes. However, if the Notes are surrendered for exchange on or after a record date (which is the close of business on the April 1 or October 1 immediately preceding the interest payment date, on April 15 and October 15 of each year, commencing on April 15, 2011, with respect to the Exchange 2018 Notes and the Exchange 2019 Notes, and the close of business on the January 1 or July 1 immediately preceding the interest payment date, on January 15 and July 15 of each year, commencing on July 15, 2011, with respect to the Exchange 2021 Notes) for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the applicable Exchange Notes received in exchange for such Notes will accrue from the date of such interest payment date.
Conditions to the Exchange Offers	The exchange offers are subject to several customary conditions. We will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Notes and may terminate or amend the exchange offers if we determine in our reasonable judgment that the exchange offers violate applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any Notes tendered, and no Exchange Notes will be issued in exchange for any such Notes if, among other things:
• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or
• at any time any stop order is threatened or in effect with respect to the qualification of the Indentures governing the Notes under the Trust Indenture Act of 1939, as amended.
See "The Exchange Offers—Conditions." We reserve the right to terminate or amend the exchange offers at any time prior to the expiration date upon the occurrence of any of the foregoing events.

Procedures for Tendering Notes

If you wish to participate in the exchange offers, you must submit required documentation and effect a tender of Notes pursuant to the procedures for book-entry transfer or other applicable procedures, all in accordance with the instructions described in this prospectus and in the letter of transmittal or electronic acceptance instruction. See "The Exchange Offers—Procedures for Tendering Notes," "—Book-Entry Transfer" and "—Guaranteed Delivery Procedures."

If you hold Notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:
• you are not our "affiliate" (as defined in Rule 405 of the Securities Act);
• you are acquiring the Exchange Notes in the ordinary course of your business;
• you do not have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes or the Notes (within the meaning of the Securities Act);
• if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the Exchange Notes;

•       if you are a broker-dealer, that you will receive the Exchange Notes for your own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, and that you will deliver a prospectus in connection with any resale of such Exchange Notes; and

• you are not acting on behalf of any person who could not truthfully make the foregoing representations.
Special Procedures for Beneficial Owners

If you are a beneficial owner of Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those Notes in the exchange offers, you should contact the registered holder promptly and instruct the registered holder to tender those Notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Notes, either make appropriate arrangements to register ownership of the Notes in your name (subject to any restrictions in the respective Indenture) or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take consid-

erable time and may not be able to be completed prior to the expiration date.
Guaranteed Delivery Procedures

If you wish to tender your Notes, but cannot properly do so prior to the expiration date, you may tender your Notes according to the guaranteed delivery procedures set forth in "The Exchange Offers—Guaranteed Delivery Procedures."

Withdrawal Rights

Tenders of Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date. To withdraw a tender of Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent (as defined below) at its address set forth in "The Exchange Offers—Exchange Agent" prior to 12:00 midnight, New York City time, on the expiration date.

Acceptance of Notes and Delivery of Exchange Notes

Except in some circumstances, Notes that are validly tendered in the exchange offers prior to 12:00 midnight, New York City time, on the expiration date will be accepted for exchange. The Exchange Notes issued pursuant to the exchange offers will be delivered promptly following the expiration date. We may reject any and all Notes that we determine have not been properly tendered or any Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We may waive any irregularities in the tender of the Notes. See "The Exchange Offers—Procedures for Tendering Notes," "—Book-Entry Transfer," and "—Guaranteed Delivery Procedures." Subject to some limited exceptions, we will have no obligation to register any Notes after we consummate the exchange offers. See "The Exchange Offers—Registration Covenant."

Material U.S. Federal Income Tax Considerations	We believe that the exchange of the Notes for the Exchange Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See "Certain U.S. Federal Tax Considerations."
Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offers. See "Use of Proceeds."
Dissenters' Rights	Holders of the Notes do not have any appraisal or dissenters' rights in connection with the exchange offers.
Exchange Agent	Wells Fargo Bank, National Association, is serving as the exchange agent for the Notes (the "Exchange Agent").

Summary of the Terms of the Exchange Notes

        The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange 2018 Notes," "Description of the Exchange 2019 Notes" and "Description of the Exchange 2021 Notes" sections of this prospectus contain more detailed descriptions of the terms and conditions of the respective Notes and Exchange Notes. We urge you to read this entire prospectus, including the "Risk Factors" section, our audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements, including the respective accompanying notes.

        The terms of the Exchange Notes offered in the exchange offers are identical in all material respects to the terms of the Notes, except that the Exchange Notes:

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  will be registered under the Securities Act and therefore will not be subject to restrictions on transfer;

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  will not be subject to provisions relating to additional interest;

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  will bear a different CUSIP or ISIN number from the Notes;

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  will not entitle their holders to registration rights; and

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  will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Notes.

Issuer	The Hertz Corporation.
Exchange Notes Offered	$700,000,000 aggregate principal amount of 7.50% Senior Notes due 2018, which have been registered under the Securities Act.
$1,000,000,000 aggregate principal amount of 6.75% Senior Notes due 2019, which have been registered under the Securities Act.
$500,000,000 aggregate principal amount of 7.375% Senior Notes due 2021, which have been registered under the Securities Act.
Form and Denomination	The Notes can only be exchanged for Exchange Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Maturity Date	The Exchange 2018 Notes will mature on October 15, 2018.
The Exchange 2019 Notes will mature on April 15, 2019.
The Exchange 2021 Notes will mature on January 15, 2021.
Interest Rate	The Exchange 2018 Notes will accrue interest at the rate of 7.50% per annum.
The Exchange 2019 Notes will accrue interest at the rate of 6.75% per annum.
The Exchange 2021 Notes will accrue interest at the rate of 7.375% per annum.

Interest Payment Dates	Interest on the Exchange 2018 Notes and Exchange 2019 Notes will be paid semi-annually and in arrears on April 15 and October 15.
Interest on the Exchange 2021 Notes will be paid semi-annually and in arrears on January 15 and July 15.
Ranking of the Notes
The Exchange Notes will be Hertz's general obligations and will be: (i) equal in right of payment to all of Hertz's existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the Exchange Notes; (ii) senior in right of payment to any of Hertz's existing or future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Exchange Notes; and (iii) effectively subordinated to all of Hertz's secured indebtedness and other secured obligations to the extent of the value of the assets securing such secured indebtedness or other secured obligations, and to all indebtedness and other obligations of Hertz's subsidiaries (other than subsidiaries that are, or which become, Subsidiary Guarantors).

As of June 30, 2011, we had consolidated indebtedness of $11,295.7 million. Substantially all of our assets, including our car and equipment rental fleets, are subject to security interests or are otherwise encumbered for our lenders under our asset-backed and asset-based financing arrangements. See "Risk Factors—Risks Related to Our Substantial Indebtedness—Substantially all of our consolidated assets secure certain of our outstanding indebtedness, which could materially adversely affect our debt and equity holders and our business." The Subsidiary Guarantors will guarantee Hertz's obligations under the Exchange Notes (and any Notes not tendered in the exchange offers) and currently guarantee Hertz's obligations under the Senior Credit Facilities (as defined below in "Description of Certain Indebtedness") and the indentures governing Hertz's other Senior Notes (as defined below in "Description of Certain Indebtedness"). See "Description of Certain Indebtedness" and Note 16 to both our audited annual consolidated financial statements and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.
Subsidiary Guarantees
The Exchange Notes will be guaranteed on a senior unsecured basis by the following subsidiaries of The Hertz Corporation (the "Guarantees"): (i) Brae Holding Corp.; (ii) Hertz Claim Management Corporation; (iii) HCM Marketing Corporation; (iv) HERC; (v) Hertz Local Edition Corp.; (vi) Hertz Local Edition Transporting, Inc.; (vii) Hertz Global Services Corporation; (viii) Hertz System, Inc.; (ix) Hertz Technologies, Inc.; (x) Hertz Transporting, Inc.; (xi) Smartz Vehicle Rental Corporation; (xii) Simply Wheelz LLC; and (xiii) Hertz Entertainment Services Corporation (collectively, the "Subsidiary Guarantors").

These are the same subsidiaries that guarantee Hertz's Senior Credit Facilities in the United States. As of the date hereof, Hertz Holdings has not made a specific determination as to how it plans to finance the tender offer and the second-step merger. However, if the tender offer and the second-step merger for Dollar Thrifty are consummated, we expect that Dollar Thrifty will become a subsidiary of Hertz and a Subsidiary Guarantor with respect to the Notes and the Exchange Notes, in addition to becoming a guarantor of the Senior Credit Facilities. See "Recent Developments—Proposed Acquisition of Dollar Thrifty."

The guarantees of all of the Subsidiary Guarantors may be released to the extent such subsidiaries no longer guarantee the Senior Credit Facilities in the United States. We may also dispose of HERC and its subsidiaries, and its guarantee may be released either in connection with any such disposition or at any time at which no event of default under the Indentures has occurred and is continuing, notwithstanding that HERC may remain a subsidiary of Hertz. For the six months ended June 30, 2011 and the year ended December 31, 2010, HERC generated approximately 15% and 14%, respectively, of our consolidated revenues and, as of June 30, 2011, held approximately 16% of our consolidated total assets. See "Risk Factors—Risks Related to the Exchange Notes—The Exchange Notes will be, and the Notes are, unsecured and structurally subordinated to some of Hertz's obligations and only certain of Hertz's subsidiaries guarantee the Notes and will guarantee the Exchange Notes" and "Risk Factors—Risks Related to the Exchange Notes—The guarantee of HERC may be released at any time, subject to certain conditions. The assets of HERC may also be disposed of by Hertz without being subject to many of the restrictions contained in the sections "Description of the Exchange 2018 Notes—Certain Covenants," "Description of the Exchange 2019 Notes—Certain Covenants" and "Description of the Exchange 2021 Notes—Certain Covenants."
Ranking of the Guarantees
The Guarantee of each Subsidiary Guarantor in respect of the Exchange Notes will be: (i) equal in right of payment to all existing and future unsecured indebtedness and other obligations of that Subsidiary Guarantor that are not, by their terms, expressly subordinated in right of payment to the guarantee by such Subsidiary Guarantor; (ii) senior in right of payment to any existing and future indebtedness and other obligations of that Subsidiary Guarantor that are, by their terms, expressly subordinated in right of payment to the guarantee by such Subsidiary Guarantor; and (iii) effectively subordinated to all secured indebtedness and other secured obligations of that Subsidiary Guarantor, including any amounts owed pursuant to our Senior Credit Facilities, to the extent of the value of the assets securing such secured indebtedness or other secured obligations, and to all indebtedness and other obligations of the subsidiaries of such Subsidiary Guarantor (other than subsidiaries that are, or which become, Subsidiary Guarantors).

Mandatory Sinking Fund	None.
Optional Redemption
We will be entitled at our option to redeem all or a portion of the Exchange Notes prior to October 15, 2014 with respect to the Exchange 2018 Notes, April 15, 2015 with respect to the Exchange 2019 Notes and January 15, 2016 with respect to the Exchange 2021 Notes, at a redemption price equal to 100% of the principal amount of the Exchange Notes redeemed plus accrued and unpaid interest to the redemption date and the respective applicable "make whole" premium described under "Description of the Exchange 2018 Notes—Optional Redemption," "Description of the Exchange 2019 Notes—Optional Redemption" and "Description of the Exchange 2021 Notes—Optional Redemption."

We will be entitled at our option to redeem all or a portion of the Exchange Notes on or after October 15, 2014 with respect to the Exchange 2018 Notes, April 15, 2015 with respect to the Exchange 2019 Notes and January 15, 2016 with respect to the Exchange 2021 Notes, at the redemption prices set forth under "Description of the Exchange 2018 Notes—Optional Redemption," "Description of the Exchange 2019 Notes—Optional Redemption" and "Description of the Exchange 2021 Notes—Optional Redemption" plus, in each case, accrued and unpaid interest to the redemption date.

On or prior to October 15, 2013 with respect to the Exchange 2018 Notes, April 15, 2014 with respect to the Exchange 2019 Notes and January 15, 2014 with respect to the Exchange 2021 Notes, we will be entitled at our option on one or more occasions to redeem the Exchange Notes in an aggregate principal amount equal to up to 35% of the aggregate principal amount of the Exchange Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 107.50% of the principal amount thereof, with respect to the Exchange 2018 Notes, 106.75% of the principal amount thereof, with respect to the Exchange 2019 Notes, and 107.375% of the principal amount thereof, with respect to the Exchange 2021 Notes, plus, in each case, accrued and unpaid interest to the redemption date.
Change of Control
In the event of certain events that constitute a Change of Control (as defined below in "Description of the Exchange 2018 Notes—Change of Control," "Description of the Exchange 2019 Notes—Change of Control" and "Description of the Exchange 2021 Notes—Change of Control"), we must make an offer to purchase the Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the Exchange 2018 Notes—Change of Control," "Description of the Exchange 2019 Notes—Change of Control" and "Description of the Exchange 2021 Notes—Change of Control."

Certain Covenants	The Indentures governing the Exchange Notes and Guarantees limit, among other things, the ability of Hertz and its restricted subsidiaries to: incur or guarantee additional indebtedness and issue certain preferred stock, pay dividends or make other distributions, make certain other restricted payments and investments, create or incur liens, create encumbrances or restrictions on the ability of Hertz's subsidiaries to pay dividends or make other payments to it, lease, transfer or sell certain assets, merge or consolidate with other entities and engage in transactions with affiliates.

Each of these covenants is subject to certain exceptions, including the ability to dispose or otherwise distribute the assets of our equipment rental business. See "Description of the Exchange 2018 Notes—Certain Covenants," "Description of the Exchange 2019 Notes—Certain Covenants" and "Description of the Exchange 2021 Notes—Certain Covenants."
Trustee	Wells Fargo Bank, National Association, is serving as the trustee under the Indentures.
No Prior Market
The Exchange Notes will be new securities for which there is currently no existing market and will not be listed on any securities exchange or automated quotation system. We cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Risk Factors

        You should refer to "Risk Factors" herein for an explanation of certain risks involved in investing in the exchange offers and the Exchange Notes.

Recent Developments

Proposed Acquisition of Dollar Thrifty

        On May 9, 2011, Hertz Holdings announced an offer to exchange each issued and outstanding share of common stock of Dollar Thrifty for $57.60 in cash and 0.8546 shares of Hertz Holdings common stock (the "tender offer"). The tender offer is made by HDTMS, Inc., a Delaware corporation and wholly owned subsidiary of Hertz Holdings ("HDTMS"). Based on the closing stock price for Hertz Holdings on May 6, 2011, Dollar Thrifty shareholders would have received $72.00 per share, or approximately $2.2 billion in the aggregate.

        The purpose of the tender offer is for Hertz Holdings to acquire control of Dollar Thrifty and ultimately all of the outstanding shares of Dollar Thrifty common stock. Hertz Holdings intends, promptly after completion of the tender offer, to consummate a second-step merger of HDTMS (or another wholly owned subsidiary of Hertz Holdings) with and into Dollar Thrifty (the "second-step merger"). The purpose of the second-step merger is to acquire all of the issued and outstanding shares of Dollar Thrifty common stock not exchanged pursuant to the tender offer.

        In connection with the tender offer, Hertz Holdings and HDTMS have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that HDTMS consummates the tender offer. All or substantially all of the cash amounts payable by Hertz Holdings in the tender offer and the second-step merger are expected to be provided by Hertz. As of the date hereof, Hertz Holdings has not made a specific determination as to how it plans to finance the tender offer and the second-step merger. However, if the tender offer and the second-step merger for Dollar Thrifty are consummated, we expect that Dollar Thrifty will become a wholly owned subsidiary of Hertz and a Subsidiary Guarantor of the Notes and the Exchange Notes, in addition to becoming a guarantor of the Senior Credit Facilities. The tender offer is subject to a number of conditions, including, among others, a minimum tender of a number of shares of Dollar Thrifty common stock which, together with Dollar Thrifty shares then owned by Hertz Holdings and its subsidiaries, represents at least a majority of the then outstanding shares of Dollar Thrifty common stock on a fully diluted basis, as well as the receipt of required regulatory approvals.

        The exchange offers of Exchange Notes for Notes are not contingent on the consummation of the tender offer or the second-step merger with respect to Dollar Thrifty.

        Through its Dollar Rent A Car ("Dollar") and Thrifty Car Rental ("Thrifty") brands, Dollar Thrifty has been serving value-conscious leisure and business travelers since 1950. Dollar Thrifty maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators. Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America. In addition to its corporate operations, Dollar Thrifty maintains global service capabilities through an expansive franchise network of approximately 1,275 franchises in 82 countries. Dollar Thrifty generated revenues of approximately $1,537.2 million in the year ended December 31, 2010, and approximately $743.5 million in the six months ended June 30, 2011.

Agreement to Acquire Donlen Corporation

        On July 12, 2011, Hertz entered into a definitive merger agreement under which it will acquire a fleet leasing and management services company, Donlen Corporation, or "Donlen," for an aggregate purchase price of $250 million, subject to adjustment either upward or downward based on the net assets of Donlen at closing. In addition, Hertz will assume or refinance approximately $680 million of Donlen's outstanding fleet debt. The transaction is subject to customary closing conditions and regulatory approvals and has been approved by the board of directors and stockholders of Donlen.

Ratio of Earnings to Fixed Charges

        Our consolidated ratios of earnings to fixed charges for each of the periods indicated are as follows:

Six Months Ended June 30,	Years Ended December 31,
	2010	2009	2008	2007	2006
2011
(a)	1.0	(a)	(a)	1.4	1.2

(a)
Earnings (loss) before income taxes and fixed charges for the six months ended June 30, 2011 and the years ended December 31, 2009 and 2008 were inadequate to cover fixed charges for the period by $40.7 million, $145.5 million and $1,386.2 million, respectively.

RISK FACTORS

        You should carefully consider the risks and uncertainties set forth below as well as the other information contained in this prospectus before deciding to tender your outstanding Notes in the exchange offers. Any of the following risks and uncertainties could materially and adversely affect our business, financial condition, operating results or cash flow and we believe that the following information identifies the material risks and uncertainties affecting our company; however, the following risks and uncertainties are not the only risks and uncertainties facing us and it is possible that other risks and uncertainties might significantly impact us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of the Exchange Notes could decline or we may not be able to make payments of interest and principal on the Exchange Notes, and you may lose all or part of your original investment.

Risks Related to Our Business

Our car rental business, which provides the majority of our revenues, is particularly sensitive to reductions in the levels of airline passenger travel, and reductions in air travel could materially adversely impact our financial condition and results of operations.

        The car rental industry is particularly affected by reductions in business and leisure travel, especially with respect to levels of airline passenger traffic. Reductions in levels of air travel, whether caused by general economic conditions, airfare increases (such as due to capacity reductions or increases in fuel costs borne by commercial airlines) or other events (such as work stoppages, military conflicts, terrorist incidents, natural disasters, epidemic diseases, or the response of governments to any of these events) could materially adversely affect us.

We face intense competition that may lead to downward pricing or an inability to increase prices.

        The markets in which we operate are highly competitive. We believe that price is one of the primary competitive factors in the car and equipment rental markets and that the Internet has enabled cost-conscious customers, including business travelers, to more easily obtain the lowest rates available from rental companies. If we try to increase our pricing, our competitors, some of whom may have greater resources and better access to capital than us, may seek to compete aggressively on the basis of pricing. In addition, our competitors may reduce prices in order to attempt to gain a competitive advantage or to compensate for declines in rental activity. To the extent we do not match or remain within a reasonable competitive margin of our competitors' pricing, our revenues and results of operations could be materially adversely affected. If competitive pressures lead us to match any of our competitors' downward pricing and we are not able to reduce our operating costs, then our margins and results of operations could be materially adversely impacted. Additionally, we could be further affected if we are not able to adjust the size of our car rental fleet in response to changes in demand, whether such changes are due to competition or otherwise. See the section of this prospectus entitled "Business—Worldwide Car Rental—Competition."

Our business is highly seasonal and any occurrence that disrupts rental activity during our peak periods could materially adversely affect our liquidity and results of operations.

        Certain significant components of our expenses are fixed in the short-run, including minimum concession fees, real estate taxes, rent, insurance, utilities, maintenance and other facility-related expenses, the costs of operating our information technology systems and minimum staffing costs. Seasonal changes in our revenues do not alter those fixed expenses, typically resulting in higher profitability in periods when our revenues are higher. The second and third quarters of the year have historically been our strongest quarters due to their increased levels of leisure travel and construction activity. Any occurrence that disrupts rental activity during the second or third quarters could have a disproportionately material adverse effect on our liquidity and results of operations.

A material downsizing of our rental car fleet could require us to make additional cash payments for tax liabilities, which could be material.

        The Like-Kind Exchange Program, or "LKE Program," allows tax gains on the disposition of vehicles in our car rental fleet to be deferred and has resulted in deferrals of federal and state income taxes for prior years. If a qualified replacement vehicle is not purchased within a specific time period after vehicle disposal, then taxable gain is recognized. A material and extended reduction in vehicle purchases or a downsizing of our car rental fleet, for any reason, could result in fewer qualified replacement vehicles and therefore could result in reduced tax deferrals in the future, which in turn could require us to make material cash payments for U.S. federal and state income tax liabilities.

If we are unable to purchase adequate supplies of competitively priced cars or equipment and the cost of the cars or equipment we purchase increases, our financial condition and results of operations may be materially adversely affected.

        We are not a party to any long-term car supply arrangements with manufacturers. The price and other terms at which we can acquire cars thus varies based on market and other conditions. For example, certain car manufacturers have in the past, and may in the future, utilize strategies to de-emphasize sales to the car rental industry, which can negatively impact our ability to obtain cars on competitive terms and conditions. In addition, the earthquake and tsunami in Japan may cause disruption in the overall supply of cars or equipment. Consequently, there is no guarantee that we can purchase a sufficient number of vehicles at competitive prices and on competitive terms and conditions. Reduced or limited supplies of equipment together with increased prices are risks that we also face in our equipment rental business. If we are unable to obtain an adequate supply of cars or equipment, or if we obtain less favorable pricing and other terms when we acquire cars or equipment and are unable to pass on any increased costs to our customers, then our financial condition and results of operations may be materially adversely affected.

Declines in the value of the non-program cars in our fleet and declines in the overall number of program cars in our fleet could materially adversely impact our financial condition and results of operations.

        Over the last few years the percentage of "program cars" in our car rental fleet (that is, cars that are subject to repurchase by car manufacturers under contractual repurchase or guaranteed depreciation programs) has decreased and for the six months ended June 30, 2011 it was 54%. We expect this percentage to continue to decrease in the future.

        With respect to program cars, manufacturers agree to repurchase these cars at a specified price or guarantee the depreciation rate on the cars during a specified time period. Therefore, with fewer program cars in our fleet, we have an increased risk that the market value of a car at the time of its disposition will be less than its estimated residual value at such time. Any decrease in residual values with respect to our non-program cars and equipment (prior to disposition) could also materially adversely affect our financial condition and results of operations.

        The use of program cars enables us to determine our depreciation expense in advance and this is useful to us because depreciation is a significant cost factor in our operations. Using program cars is also useful in managing our seasonal peak demand for fleet, because in certain cases we can sell certain program cars shortly after having acquired them at a higher value than what we could for a similar non-program car at that time. With fewer program cars in our fleet, these benefits have diminished. Accordingly, we are now bearing increased risk relating to residual value and the related depreciation on our car rental fleet and our flexibility to reduce the size of our fleet by returning cars sooner than originally expected without the risk of loss in the event of an economic downturn or to respond to changes in rental demand has been reduced.

The failure of a manufacturer of our program cars to fulfill its obligations under a repurchase or guaranteed depreciation program could expose us to loss on those program cars and materially adversely affect certain of our financing arrangements, which could in turn materially adversely affect our liquidity and results of operations.

        If any manufacturer of our program cars does not fulfill its obligations under its repurchase or guaranteed depreciation agreement with us, whether due to default, reorganization, bankruptcy or otherwise, then we would have to dispose of those program cars without receiving the benefits of the associated programs (we could be left with a substantial unpaid claim against the manufacturer with respect to program cars that were sold and returned to the manufacturer but not paid for, or that were sold for less than their agreed repurchase price or guaranteed value) and we would also be exposed to residual risk with respect to these cars.

        The failure by a manufacturer to pay such amounts could cause a credit enhancement deficiency with respect to our asset-backed and asset-based financing arrangements, requiring us to either reduce the outstanding principal amount of debt or provide more collateral (in the form of cash, vehicles and/or certain other contractual rights) to the creditors under any such affected arrangement.

        If one or more manufacturers were to adversely modify or eliminate repurchase or guaranteed depreciation programs in the future, our access to and the terms of asset-backed and asset-based debt financing could be adversely affected, which could in turn have a material adverse effect on our liquidity and results of operations.

We may not be successful in implementing our strategy of further reducing operating costs and our cost reduction initiatives may have adverse consequences.

        We are continuing to implement initiatives to reduce our operating expenses. These initiatives may include headcount reductions, business process outsourcing, business process re-engineering, internal reorganization and other expense controls. We cannot assure you that our cost reduction initiatives will achieve any further success. Whether or not successful, our cost reduction initiatives involve significant expenses and we expect to incur further expenses associated with these initiatives, some of which may be material in the period in which they are incurred.

        Even if we achieve further success with our cost reduction initiatives, we face risks associated with our initiatives, including declines in employee morale or the level of customer service we provide, the efficiency of our operations or the effectiveness of our internal controls. Any of these risks could have a material adverse impact on our results of operations, financial condition and cash flows.

An impairment of our goodwill or our indefinite lived intangible assets could have a material non-cash adverse impact on our results of operations.

        We review our goodwill and indefinite lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable and at least annually. If economic deterioration occurs, then we may be required to record charges for goodwill or indefinite lived intangible asset impairments in the future, which could have a material adverse non-cash impact on our results of operations.

Significant increases in fuel prices or reduced supplies of fuel could harm our business.

        Significant increases in fuel prices, reduced fuel supplies or the imposition of mandatory allocations or rationing of fuel could negatively impact our car rental business by discouraging consumers from renting cars, changing the types of cars our customers rent from us or the other services they purchase from us or disrupting air travel, on which a significant portion of our car rental business relies. In addition, significant increases in fuel prices or a reduction in fuel supplies could negatively impact our equipment rental business by increasing the cost of buying new equipment, since fuel is used in the manufacturing process and in delivering equipment to us, and by reducing the mobility of our fleet, due to higher costs of transporting equipment between facilities or regions. Accordingly, significant increases in fuel prices or reduced supplies of fuel could have a material adverse effect on our financial condition and results of operations.

Our foreign operations expose us to risks that may materially adversely affect our results of operations.

        A significant portion of our annual revenues are generated outside the United States, and we intend to pursue additional international growth opportunities. Operating in many different countries exposes us to varying risks, which include: (i) multiple, and sometimes conflicting, foreign regulatory requirements and laws that are subject to change and are often much different than the domestic laws in the United States, including laws relating to taxes, automobile-related liability, insurance rates, insurance products, consumer privacy, data security, employment matters, cost and fee recovery, and the protection of our trademarks and other intellectual property; (ii) the effect of foreign currency translation risk, as well as limitations on our ability to repatriate income; (iii) varying tax regimes, including consequences from changes in applicable tax laws; (iv) local ownership or investment requirements, as well as difficulties in obtaining financing in foreign countries for local operations; and (v) political and economic instability, natural calamities, war, and terrorism. The effects of these risks may, individually or in the aggregate, materially adversely affect our results of operations and ability to diversify internationally.

Manufacturer safety recalls could create risks to our business.

        Our cars may be subject to safety recalls by their manufacturers. A recall may cause us to retrieve cars from renters and decline to rent recalled cars until we can arrange for the steps described in the recall to be taken. We could also face liability claims if a recall affects cars that we have sold. If a large number of cars are the subject of a recall or if needed replacement parts are not in adequate supply, we may not be able to rent recalled cars for a significant period of time. Those types of disruptions could jeopardize our ability to fulfill existing contractual commitments or satisfy demand for our vehicles, and could also result in the loss of business to our competitors. Depending on the severity of any recall, it could materially adversely affect our revenues, create customer service problems, reduce the residual value of the recalled cars and harm our general reputation.

Our business is heavily reliant upon communications networks and centralized information technology systems and the concentration of our systems creates risks for us.

        We rely heavily on communication networks and information technology systems to accept reservations, process rental and sales transactions, manage our fleets of cars and equipment, account for our activities and otherwise conduct our business. Our reliance on these networks and systems exposes us to various risks that could cause a loss of reservations, interfere with our ability to manage our fleet, slow rental and sales processes and otherwise materially adversely affect our ability to manage our business effectively. We have centralized our reservations function for the United States in one facility in Oklahoma City, Oklahoma, and we have concentrated our accounting functions for the United States in two facilities in Oklahoma City. Our reservations and accounting functions for our European operations are similarly centralized in a single facility near Dublin, Ireland. In addition, our major information technology systems are centralized in two facilities in Oklahoma City. Any disruption, termination or substandard provision of these services, whether as the result of localized conditions

(such as a fire or explosion) or as the result of events or circumstances of broader geographic impact (such as an earthquake, storm, flood, epidemic, strike, act of war, civil unrest or terrorist act), could materially adversely affect our business by disrupting normal reservations, customer service, accounting and information technology functions.

The misuse or theft of information we possess could harm our brand, reputation or competitive position and give rise to material liabilities.

        Because we regularly possess, store and handle non-public information about millions of individuals and businesses, our failure to maintain the security of that data, whether as the result of our own error or the malfeasance or errors of others, could harm our reputation, result in governmental investigations and give rise to a host of civil or criminal liabilities. Any such failure could lead to lower revenues, increased costs and other material adverse effects on our results of operations.

Maintaining favorable brand recognition is essential to our success, and failure to do so could materially adversely affect our results of operations.

        While our "Hertz" brand name is one of the most recognized in the world, factors affecting brand recognition are often outside our control, and our efforts to maintain or enhance favorable brand recognition, such as marketing and advertising campaigns, may not have their desired effects. In addition, although our licensing partners are subject to contractual requirements to protect our brands, it may be difficult to monitor or enforce such requirements, particularly in foreign jurisdictions. Any decline in perceived favorable recognition of our brands could materially adversely affect our results of operations.

Our business operations could be significantly disrupted if we were to lose the services of members of our senior management team.

        Our senior management team has extensive industry experience, and our success significantly depends upon the continued contributions of that team. If we were to lose the services of any one or more members of our senior management team, whether due to death, disability or termination of employment, our ability to successfully implement our business strategy, financial plans, marketing and other objectives, could be significantly impaired.

We may pursue strategic transactions which could be difficult to implement, disrupt our business or change our business profile significantly.

        Any future strategic acquisition or disposition of assets or a business could involve numerous risks, including: (i) potential disruption of our ongoing business and distraction of management; (ii) difficulty integrating the acquired business or segregating assets to be disposed of; (iii) exposure to unknown, contingent or other liabilities, including litigation arising in connection with the acquisition or disposition or against any business we may acquire; (iv) changing our business profile in ways that could have unintended negative consequences; and (v) the failure to achieve anticipated synergies.

        If we enter into significant strategic transactions, the related accounting charges may affect our financial condition and results of operations, particularly in the case of an acquisition. The financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. A material disposition could require the amendment or refinancing of our outstanding indebtedness or a portion thereof.

        If Hertz Holdings acquires Dollar Thrifty, we will be subject to the risks and uncertainties associated with Dollar Thrifty's business. See "—Risks Related to Acquisition of Dollar Thrifty."

We face risks related to liabilities and insurance.

        Our businesses expose us to claims for personal injury, death and property damage resulting from the use of the cars and equipment rented or sold by us, and for employment-related claims by our employees. Currently, we generally self-insure up to $10 million per occurrence in the United States and Europe for vehicle and general liability exposures, and we also maintain insurance with unaffiliated carriers in excess of such levels up to $200 million per occurrence for the current policy year, or in the case of international operations outside of Europe, in such lower amounts as we deem adequate given the risks. We cannot assure you that we will not be exposed to uninsured liability at levels in excess of our historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of our insurance, that we will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to us on economically reasonable terms or at all. See the sections of this prospectus entitled "Business—Risk Management" and "Legal Proceedings."

We could face significant withdrawal liability if we withdraw from participation in one or more multiemployer pension plans in which we participate and at least one multiemployer plan in which we participate is reported to have significant underfunded liabilities.

        We participate in various "multiemployer" pension plans. In the event that we withdraw from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, and we would have to reflect that as an expense in our consolidated statement of operations and as a liability on our consolidated balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. At least one multiemployer plan in which we participate is reported to have, and other of our multiemployer plans could have, significant underfunded liabilities. Such underfunding may increase in the event other employers become insolvent or withdraw from the applicable plan or upon the inability or failure of withdrawing employers to pay their withdrawal liability. In addition, such underfunding may increase as a result of lower than expected returns on pension fund assets or other funding deficiencies. The occurrence of any of these events could have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Environmental laws and regulations and the costs of complying with them, or any liability or obligation imposed under them, could materially adversely affect our financial position, results of operations or cash flows.

        We are subject to federal, state, local and foreign environmental laws and regulations in connection with our operations, including with respect to the ownership and operation of tanks for the storage of petroleum products, such as gasoline, diesel fuel and motor and waste oils. We cannot assure you that our tanks will at all times remain free from leaks or that the use of these tanks will not result in significant spills or leakage. If leakage or a spill occurs, it is possible that the resulting costs of cleanup, investigation and remediation, as well as any resulting fines, could be significant. We cannot assure you that compliance with existing or future environmental laws and regulations will not require material expenditures by us or otherwise have a material adverse effect on our consolidated financial position, results of operations or cash flows. See the section of this prospectus entitled "Business—Governmental Regulation and Environmental Matters."

        The U.S. Congress and other legislative and regulatory authorities in the United States and internationally have considered, and will likely continue to consider, numerous measures related to climate change and greenhouse gas emissions. Should rules establishing limitations on greenhouse gas emissions or rules imposing fees on entities deemed to be responsible for greenhouse gas emissions become effective, demand for our services could be affected, our fleet and/or other costs could increase, and our business could be adversely affected.

Changes in the U.S. legal and regulatory environment that affect our operations, including laws and regulations relating to taxes, automobile-related liability, insurance rates, insurance products, consumer privacy, data security, employment matters and cost and fee recovery, could disrupt our business, increase our expenses or otherwise have a material adverse effect on our results of operations.

        We are subject to a wide variety of U.S. laws and regulations and changes in the level of government regulation of our business have the potential to materially alter our business practices and materially adversely affect our financial position and results of operations, including our profitability. Those changes may come about through new laws and regulations or changes in the interpretation of existing laws and regulations.

        Any new, or change in existing, U.S. law and regulation with respect to optional insurance products or policies could increase our costs of compliance or make it uneconomical to offer such products, which would lead to a reduction in revenue and profitability. For further discussion regarding how changes in the regulation of insurance intermediaries may affect us, see the section of this prospectus entitled "Business—Risk Management." If customers decline to purchase supplemental liability insurance products from us as a result of any changes in these laws or otherwise, our results of operations could be materially adversely affected.

        Changes in the U.S. legal and regulatory environment in the areas of customer privacy, data security and cross-border data flow could have a material adverse effect on our business, primarily through the impairment of our marketing and transaction processing activities, and the resulting costs of complying with such legal and regulatory requirements. It is also possible that we could face significant liability for failing to comply with any such requirements.

        In most places where we operate, we pass through various expenses, including the recovery of vehicle licensing costs and airport concession fees, to our rental customers as separate charges. We believe that our expense pass-throughs, where imposed, are properly disclosed and are lawful. However, we may in the future be subject to potential legislative, regulatory or administrative changes or actions which could limit, restrict or prohibit our ability to separately state, charge and recover vehicle licensing costs and airport concession fees, which could result in a material adverse effect on our results of operations.

        Certain new or proposed laws and regulations with respect to the banking and finance industries, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and amendments to Regulation AB, could restrict our access to certain financing arrangements and increase our financing costs, which could have a material adverse effect on our financial position and results of operations.

Investment funds associated with or designated by the Sponsors will continue to exercise significant control over Hertz Holdings' and our board of directors, management, policies and significant transactions, and may have interests that differ from Hertz Holdings' other stockholders.

        Hertz Holdings is a party to an amended and restated stockholders' agreement (the "Stockholders' Agreement") among it and investment funds associated with or designated by the Sponsors. Investment funds associated with or designated by the Sponsors currently beneficially own, in the aggregate, approximately 39% of the outstanding shares of Hertz Holdings' common stock, and upon consummation of the tender offer and second-step merger with respect to Dollar Thrifty, the Sponsors will own approximately 36% of the outstanding shares of Hertz Holdings' common stock (assuming there are no further purchases or sales of Hertz Holdings' common stock by any Sponsor prior to consummation of the tender offer and second-step merger). Pursuant to the Stockholders' Agreement, each of the funds has agreed to vote in favor of the other funds' nominees to Hertz Holdings' and our board of directors. The Sponsors currently exercise, and will continue to exercise, significant influence over our board of directors and matters requiring stockholder approval and our management, policies and affairs for so long as the investment funds associated with or designated by the Sponsors continue to hold a significant amount of Hertz Holdings' common stock. There can be no assurance that the interests of the Sponsors will not conflict with those of Hertz Holdings' other stockholders or with those of holders of the Exchange Notes and the holders of the Notes. The Sponsors currently have the ability to significantly influence the vote on any transaction that requires the approval of stockholders, including many possible change in control transactions, and may discourage or prevent any such transaction regardless of whether or not Hertz Holdings' other stockholders believe that such a transaction is in Hertz Holdings' or their own best interests.

        Additionally, the Sponsors may from time to time acquire and hold interests in businesses that compete directly with us. One or more of the Sponsors may also pursue acquisition opportunities and other corporate opportunities that may be complementary to our business and as a result, those opportunities may not be available to us.

Risks Related to Acquisition of Dollar Thrifty

Combining our business with that of Dollar Thrifty may be more difficult, costly or time-consuming than expected, which may adversely affect our results following the tender offer and second-step merger.

        Hertz Holdings intends, to the extent possible, to integrate Dollar Thrifty's operations with our own. The success of the tender offer and second-step merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining our business with that of Dollar Thrifty. To realize these anticipated benefits and cost savings, we must successfully combine our business with that of Dollar Thrifty in an efficient and effective manner. In addition, we must obtain amendments to certain of Dollar Thrifty's debt agreements to permit us to use Dollar Thrifty's rental vehicles in order to maximize our sharing of Dollar Thrifty's fleet. Also, we must obtain the consent of certain counterparties to Dollar Thrifty's contracts that give the counterparty a right to terminate the contract or other rights in connection with the tender offer and second-step merger. If we and Dollar Thrifty are not able to achieve these objectives within the anticipated timeframe, or at all, the anticipated benefits and cost savings of the transaction may not be realized fully, or at all, or may take longer to realize than expected.

        It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, employees, suppliers and franchisees or to achieve the anticipated benefits of the transaction.

        Specifically, issues that must be addressed in integrating the operations of Dollar Thrifty into our operations in order to realize the anticipated benefits of the tender offer and second-step merger include, among other things:

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  integrating and optimizing the utilization of our and Dollar Thrifty's rental vehicle fleets and related financing;

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  integrating our and Dollar Thrifty's marketing, promotion, reservation and information technology systems;

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  maintenance of the combined company's brand portfolio;

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  conforming standards, controls, procedures and policies, business cultures and compensation structures between the companies;

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  consolidating the automotive purchasing, maintenance and resale operations;

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  consolidating corporate and administrative functions;

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  consolidating sales and marketing operations;

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  identifying and eliminating redundant and underperforming operations and assets;

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  the retention of key employees;

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  the minimization of the diversion of management's attention from ongoing business concerns; and

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  the possibility of tax costs or inefficiencies associated with the integration of the operations of the combined company.

        An inability to realize the full extent of the anticipated benefits of the transaction, as well as any delays encountered in the integration process, could have an adverse effect upon our revenues, level of expenses and operating results after the completion of the tender offer and second-step merger.

        In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual synergies, if achieved at all, may be lower than what we expect and may take longer to achieve than anticipated. If we are not able to adequately address these challenges, we may be unable to successfully integrate Dollar Thrifty's operations into our own, or to realize the anticipated benefits of the integration of the two companies.

The acquisition of Dollar Thrifty is subject to various regulatory approvals, and obtaining such approvals may delay or prevent Hertz Holdings' acquisition of Dollar Thrifty or may require divestitures.

        Hertz Holdings must receive approval from and/or make filings with various foreign, Federal and state regulatory agencies with respect to the acquisition of shares of Dollar Thrifty common stock in the tender offer. The governmental entities from which these approvals are required may impose conditions on the completion of the acquisition, require changes to the terms of the acquisition or impose additional obligations on our, Hertz Holdings' and Dollar Thrifty's regulated subsidiaries. These conditions or changes could have the effect of delaying completion of the tender offer or imposing additional costs on or limiting the revenues of the combined company following the tender offer, any of which might have a material adverse effect on the combined company following completion of the tender offer. Under the HSR Act, the acquisition of shares of Dollar Thrifty common stock pursuant to the tender offer cannot be completed until Hertz Holdings has made required notifications and given certain information and materials to the Federal Trade Commission and/or the Antitrust Division of the U.S. Department of Justice and until specified waiting period requirements have expired or terminated. We cannot provide any assurance that the necessary approvals will be obtained or that there will not be any adverse consequences to our or Dollar Thrifty's business resulting from the failure to obtain these regulatory approvals or from conditions that could be imposed in connection with obtaining these approvals, including divestitures or other operating restrictions upon us, Hertz Holdings, Dollar Thrifty, the combined company or its subsidiaries.

We and/or Hertz Holdings will incur a substantial amount of indebtedness to acquire the shares of Dollar Thrifty common stock pursuant to the tender offer and second-step merger, to refinance a portion of Dollar Thrifty's outstanding indebtedness, and to pay related fees and expenses.

        We cannot guarantee that the combined company will be able to generate sufficient cash flow to make all of the principal and interest payments under this indebtedness when such payments are due or that it will be able to refinance such indebtedness.

Our anticipated level of indebtedness, and covenant restrictions under our existing and future indebtedness, could adversely affect our operations and liquidity.

        Our increased indebtedness following consummation of the tender offer and second-step merger could adversely affect our operations and liquidity. Our anticipated level of indebtedness could, among other things:

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  make it more difficult for us to pay or refinance our debts as they become due during adverse economic and industry conditions because we may not have sufficient cash flows to make our scheduled debt payments;

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  cause us to use a larger portion of our cash flow to fund interest and principal payments, reducing the availability of cash to fund working capital and capital expenditures and other business activities;

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  cause us to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

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  cause us to be more vulnerable to general adverse economic and industry conditions;

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  cause us to be disadvantaged compared to competitors with less leverage;

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  result in a downgrade in our credit rating or the credit rating of any of our indebtedness or our subsidiaries which could increase the cost of further borrowings; and

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  limit our ability to borrow additional monies in the future to fund working capital, capital expenditures and other general corporate purposes.

        The terms of our indebtedness today and following the consummation of the tender offer are expected to include covenants that, among other things, restrict our ability to: (i) dispose of assets; (ii) incur additional indebtedness; (iii) incur guarantee obligations; (iv) prepay other indebtedness or amend other financing arrangements; (v) pay dividends; (vi) create liens on assets; (vii) enter into sale and leaseback transactions; (viii) make investments, loans, advances or capital expenditures; (ix) make acquisitions; (x) engage in mergers or consolidations; (xi) change the business conducted; and (xii) engage in certain transactions with affiliates.

Since the termination of the 2010 Merger Agreement, we have not had access to Dollar Thrifty's non-public information. Therefore, we may be subject to unknown liabilities of Dollar Thrifty which may have a material adverse effect on our profitability, financial condition and results of operations.

        Since the termination of the 2010 Merger Agreement (as defined below in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview"), we have only conducted a due diligence review of Dollar Thrifty's publicly available information. The consummation of the tender offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of Dollar Thrifty that are not publicly available. As a result, after the consummation of the tender offer, we may be subject to unknown liabilities of Dollar Thrifty, which may have a material adverse effect on our profitability, financial condition and results of operations.

        In respect of all information relating to Dollar Thrifty presented in, incorporated by reference into or omitted from, this prospectus, we have relied upon publicly available information, including information publicly filed by Dollar Thrifty with the SEC. Although we have no knowledge that would indicate that any statements contained herein regarding Dollar Thrifty's condition, including its financial or operating condition, based upon such publicly filed reports and documents are inaccurate, incomplete or untrue, we were not involved in the preparation of such information and statements. For example, we have made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus that have necessarily involved our estimates with respect to Dollar Thrifty's financial information. Any financial, operating or other information regarding Dollar Thrifty that may be detrimental to us following Hertz Holdings' acquisition of Dollar Thrifty that has not been publicly disclosed by Dollar Thrifty, or errors in our estimates, may have an adverse effect on our financial condition or the benefits we and Hertz Holdings expected to achieve through the consummation of the tender offer.

Dollar Thrifty will be subject to business uncertainties and contractual restrictions while the tender offer and second-step merger are pending.

        Uncertainty about the effect of the tender offer and second-step merger on employees and customers may have an adverse effect on Dollar Thrifty and consequently on the combined company following the second-step merger. These uncertainties may impair Dollar Thrifty's ability to retain and motivate key personnel until and after the second-step merger is completed and could cause customers, suppliers, franchisees, partners (including airport authorities) and others that deal with Dollar Thrifty to defer entering into contracts with Dollar Thrifty or making other decisions concerning Dollar Thrifty or seek to change existing business relationships with Dollar Thrifty. If key employees depart because of uncertainty about their future roles and the potential complexities of the tender offer and second-step merger, the combined company's business following the tender offer and second-step merger could be harmed.

Uncertainties associated with the tender offer and second-step merger may cause a loss of employees and may otherwise affect our future business and operations.

        Our success after the tender offer and second-step merger will depend in part upon our ability to retain our and Dollar Thrifty's key employees. Prior to and following the tender offer and second-step merger, our and Dollar Thrifty's employees may experience uncertainty about their roles with the combined company. This may adversely affect our and Dollar Thrifty's respective ability to attract or retain key management, sales, marketing, technical and other personnel. In addition, we do not believe that Dollar Thrifty's executive officers, including its Chief Executive Officer, are subject to any non-compete agreements. We are also not aware of any retention plan in place to retain the services of the key employees of Dollar Thrifty. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the tender offer and second-step merger. As a result, the combined company may not be able to attract or retain our and Dollar Thrifty's key employees to the same extent that we and Dollar Thrifty have been able to attract or retain employees in the past, which could have a negative impact on our or the combined company's business. If key employees depart, the integration of the companies may be more difficult and the combined company's business following the tender offer and second-step merger could be harmed.

Future results of the combined company may differ materially from the Unaudited Pro Forma Condensed Combined Financial Information of Hertz and Dollar Thrifty presented in this prospectus.

        Our future results, as the combined company following the tender offer and second-step merger, may be materially different from those shown in the pro forma financial information presented in this prospectus that show, based on certain assumptions, only a combination of our and Dollar Thrifty's historical results after giving effect to the tender offer and second-step merger. We have estimated that acquisition-related fees and expenses for Hertz Holdings, us and Dollar Thrifty (excluding financing-related fees and expenses) for periods following June 30, 2011 could total approximately $45 million to $55 million. In addition, the final amount of any charges relating to acquisition accounting adjustments that we may be required to record will not be known until following the closing of the second-step merger, in particular because we do not currently have any access to information related to Dollar Thrifty beyond what Dollar Thrifty has made publicly available, and as a result our estimates of fees and expenses that may be incurred by Dollar Thrifty in connection with the business combination are inherently imprecise. These expenses and charges may be higher or lower than estimated. In addition, the pro forma financial information presented herein is based on a variety of assumptions. If any one or more of these assumptions prove to be incorrect, the pro forma financial information presented herein could change materially.

We and Hertz Holdings will incur significant transaction-related costs in connection with the tender offer and second-step merger and the integration of our and Dollar Thrifty's businesses.

        We and Hertz Holdings expect to incur a number of non-recurring costs associated with combining our and Dollar Thrifty's operations. Most of these costs will be comprised of transaction costs incurred by Hertz Holdings related to the tender offer, second-step merger, facilities, fleet and systems consolidation costs and employment-related costs. All or substantialy all of the cash amounts payable by Hertz Holdings in the tender offer and the second-step merger are expected to be provided by Hertz. We will also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of our and Dollar Thrifty's businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.

The tender offer could trigger certain provisions contained in Dollar Thrifty's employee benefit plans or agreements that could require us to make change of control payments or permit a counter-party to an agreement with Dollar Thrifty to terminate that agreement.

        Certain of Dollar Thrifty's employee benefit plans or agreements contain change of control clauses providing for compensation to be granted to certain members of Dollar Thrifty senior management either upon a change of control, or if, following a change of control (and, in the case of Mr. Thompson, Dollar Thrifty's Chief Executive Officer, prior to a change of control, but following the commencement of any action by or discussion with a third party that ultimately results in a change of control) Dollar Thrifty terminates the employment relationship between Dollar Thrifty and these employees under certain circumstances, or if these employees terminate the employment relationship because of certain adverse changes and, in the case of Mr. Thompson, for any reason, or without reason, during the 30-day period following the one-year anniversary of a change of control. If successful, the tender offer would constitute a change of control of Dollar Thrifty, thereby giving rise to potential change of control payments.

        There may be other agreements that permit a counter-party to terminate an agreement because the tender offer or second-step merger would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, we may have to seek to replace that agreement with a new agreement. We cannot assure you that we will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Dollar Thrifty's business, failure to replace that agreement on similar terms or at all may increase the costs to us of operating Dollar Thrifty's business or prevent us from operating part or all of Dollar Thrifty's business.

Our business may be adversely affected if the tender offer and second-step merger are not completed.

        Completion of the tender offer and second-step merger are subject to certain conditions, including, among others, obtaining requisite regulatory approvals. Hertz Holdings and Dollar Thrifty may be unable to obtain such approvals on a timely basis or at all. There may be uncertainty surrounding the future direction of our product and service offerings and strategy on a stand-alone basis and we may experience negative reactions from the financial markets and from our customers, employees, franchisees and licensees. If the tender offer and second-step merger are not completed, we cannot assure you that the risks described above will not materialize and will not materially affect our business and financial results. We currently do not have a definitive agreement with Dollar Thrifty regarding the tender offer or the second-step merger, and Dollar Thrifty has recently adopted a stockholder rights plan that may make it more difficult to consummate certain change of control transactions (including the tender offer and the second-step merger) involving Dollar Thrifty. Accordingly, we cannot assure you that the acquisition of Dollar Thrifty by Hertz Holdings will be consummated.

Risks Related to Our Substantial Indebtedness

Our substantial level of indebtedness could materially adversely affect our results of operations, cash flows and ability to compete in our industry.

        As of June 30, 2011, we had debt outstanding of $11,295.7 million. Our substantial indebtedness could materially adversely affect us. For example, it could: (i) make it more difficult for us to satisfy our obligations to the holders of our outstanding debt securities and to the lenders under our various credit facilities, resulting in possible defaults on, and acceleration of, such indebtedness; (ii) limit our ability to refinance our existing indebtedness or borrow additional funds in the future; (iii) require us to dedicate a substantial portion of our cash flows from operations to make payments on our debt, which would reduce our ability to fund working capital, capital expenditures or other general corporate purposes; (iv) increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings are at floating rates of interest and are not hedged against rising interest rates; (v) place us at a competitive disadvantage to our competitors that have proportionately less debt or comparable debt at more favorable interest rates or on better terms; and (vi) limit our ability to react to competitive pressures, or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins. While the terms of the agreements and instruments governing our outstanding indebtedness contain certain restrictions upon our ability to incur additional indebtedness, they do not fully prohibit us from incurring substantial additional indebtedness and do not prevent us from incurring obligations that do not constitute indebtedness. If new debt or other obligations are added to our current liability levels without a corresponding refinancing or redemption of our existing indebtedness and obligations, these risks would increase. For a description of the amounts we have available under certain of our debt facilities, see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facilities."

        Our ability to manage these risks depends on financial market conditions as well as our financial and operating performance, which, in turn, is subject to a wide range of risks, including those described under "—Risks Related to Our Business."

        If our capital resources (including borrowings under the revolving portion of our various credit facilities and access to other refinancing indebtedness) and operating cash flows are not sufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to do, among other things, one or more of the following: (i) sell certain of our assets; (ii) reduce the size of our rental fleet; (iii) reduce the percentage of program cars in our rental fleet; (iv) reduce or delay capital expenditures;

(iv) obtain additional equity capital; (v) forgo business opportunities, including acquisitions and joint ventures; or (vi) restructure or refinance all or a portion of our debt on or before maturity.

        We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. Furthermore, we cannot assure you that we will maintain financing activities and cash flows sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If we cannot refinance or otherwise pay our obligations as they mature and fund our liquidity needs, our business, financial condition, results of operations, cash flows, ability to obtain financing, and ability to compete in our industry could be materially adversely affected.

Our reliance on asset-backed and asset-based financing arrangements to purchase cars subjects us to a number of risks, many of which are beyond our control.

        We rely significantly on asset-backed and asset-based financing to purchase cars for our domestic and international car rental fleets. If we are unable to refinance or replace our existing asset-backed and asset-based financing or continue to finance new car acquisitions through asset-backed or asset-based financing on favorable terms, on a timely basis, or at all, then our costs of financing could increase significantly and have a material adverse effect on our liquidity, interest costs, financial condition and results of operations.

        Our asset-backed and asset-based financing capacity could be decreased, our financing costs and interest rates could be increased, or our future access to the financial markets could be limited, as a result of risks and contingencies, many of which are beyond our control, including: (i) the acceptance by credit markets of the structures and structural risks associated with our asset-backed and asset-based financing arrangements; (ii) the credit ratings provided by credit rating agencies for our asset-backed indebtedness; (iii) third parties requiring changes in the terms and structure of our asset-backed or asset-based financing arrangements, including increased credit enhancement or required cash collateral and/or other liquid reserves; (iv) the insolvency or deterioration of the financial condition of one or more of our principal car manufacturers; or (v) changes in laws or regulations, including judicial review of issues of first impression, that negatively impact any of our asset-backed or asset-based financing arrangements.

        Any reduction in the value of our car rental fleet could effectively increase our car rental fleet costs, adversely impact our profitability and potentially lead to decreased borrowing base availability in our asset-backed vehicle financing facilities due to the credit enhancement requirements for such facilities, which effectively increase as market values for vehicles decrease. In addition, if disposal of vehicles in the used vehicle marketplace were to become severely limited at a time when required collateral levels were rising and as a result we failed to meet the minimum required collateral levels, the principal under our asset-backed financing arrangements may be required to be repaid sooner than anticipated with vehicle disposition proceeds and lease payments we make to our special purpose financing subsidiaries. If that were to occur, the holders of our asset backed debt may have the ability to exercise their right to direct the trustee to foreclose on and sell vehicles to generate proceeds sufficient to repay such debt.

        The occurrence of certain events, including those described in the paragraph above, could result in the occurrence of an amortization event pursuant to which the proceeds of sales of cars that collateralize the affected asset-backed financing arrangement would be required to be applied to the payment of principal and interest on the affected facility or series, rather than being reinvested in our car rental fleet. The continuation of an amortization event for 30 days, as well as certain other events, including defaults by us and our affiliates in the performance of covenants set forth in the agreements governing certain fleet debt, could result in the occurrence of a liquidation event pursuant to which the trustee or holders of the affected asset-backed financing arrangement would be permitted to require the sale of the assets collateralizing that series. Any of these consequences could affect our liquidity and our ability to maintain sufficient fleet levels to meet customer demands and could trigger cross-defaults under certain of our other financing arrangements.

        Any reduction in the value of the equipment rental fleet of HERC (which could occur due to a reduction in the size of the fleet or the value of the assets within the fleet) could not only effectively increase our equipment rental fleet costs and adversely impact our profitability, but would result in decreased borrowing base availability under certain of our asset-based financing arrangements, which would have a material adverse effect on our financial position, liquidity and results of operations.

Substantially all of our consolidated assets secure certain of our outstanding indebtedness, which could materially adversely affect our debt and equity holders and our business.

        Substantially all of our consolidated assets, including our car and equipment rental fleets, are subject to security interests or are otherwise encumbered for the lenders under our asset-backed and asset-based financing arrangements. As a result, the lenders under those facilities would have a prior claim on such assets in the event of our bankruptcy, insolvency, liquidation or reorganization, and we may not have sufficient funds to pay in full, or at all, all of our creditors or make any amount available to holders of our equity. The same is true with respect to structurally senior obligations: in general, all liabilities and other obligations of a subsidiary must be satisfied before the assets of such subsidiary can be made available to the creditors (or equity holders) of the parent entity.

        Because substantially all of our assets are encumbered under financing arrangements, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have a material adverse effect on our financial flexibility and force us to attempt to incur additional unsecured indebtedness, which may not be available to us.

Restrictive covenants in certain of the agreements and instruments governing our indebtedness may materially adversely affect our financial flexibility or may have other material adverse effects on our business, financial condition and results of operations.

        Certain of our credit facilities and other asset-based and asset-backed financing arrangements contain covenants that, among other things, restrict our ability to: (i) dispose of assets; (ii) incur additional indebtedness; (iii) incur guarantee obligations; (iv) prepay other indebtedness or amend other financing arrangements; (v) pay dividends; (vi) create liens on assets; (vii) enter into sale and leaseback transactions; (viii) make investments, loans, advances or capital expenditures; (ix) make acquisitions; (x) engage in mergers or consolidations; (xi) change the business conducted by us; and (xii) engage in certain transactions with affiliates.

        Our Senior ABL Facility (as defined below in "Description of Certain Indebtedness") contains a financial covenant that obligates us to maintain a specified fixed charge coverage ratio if we fail to maintain a specified minimum level of borrowing base availability thereunder. Our ability to comply with this covenant will depend on our ongoing financial and operating performance, which in turn are subject to, among other things, the risks identified in "—Risks Related to Our Business."

        The agreements governing our financing arrangements contain numerous covenants. The breach of any of these covenants or restrictions could result in a default under the relevant agreement, which can, in turn, cause cross-defaults under our other financing arrangements. In such event, we may be unable to borrow under the Senior ABL Facility and certain of our other financing arrangements and may not be able to repay the amounts due under such arrangements. Therefore, we would need to raise refinancing indebtedness, which may not be available to us on favorable terms, on a timely basis or at all. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent. Additionally, such defaults could require us to sell assets, if possible, and otherwise curtail our operations in order to pay our creditors. Such alternative measures could have a material adverse effect on our business, financial condition and results of operations.

An increase in interest rates or in our borrowing margin would increase the cost of servicing our debt and could reduce our profitability.

        A significant portion of our outstanding debt bears interest at floating rates. As a result, to the extent we have not hedged against rising interest rates, an increase in the applicable benchmark interest rates would increase our cost of servicing our debt and could materially adversely affect our liquidity and results of operations.

        In addition, we regularly refinance our indebtedness. If interest rates or our borrowing margins increase between the time an existing financing arrangement was consummated and the time such financing arrangement is refinanced, the cost of servicing our debt would increase and our liquidity and results of operations could be materially adversely affected.

Risks Related to the Exchange Offers

You may have difficulty selling any Notes that you do not exchange.

        If you do not exchange your Notes for Exchange Notes in the exchange offers, you will continue to be subject to restrictions on transfer of your Notes as set forth in the offering memorandum distributed in connection with the private placement of the Notes. In general, the Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the Notes under the Securities Act. The tender of Notes under the exchange offers will reduce the outstanding amount of the Notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the Notes due to a reduction in liquidity.

Your ability to transfer the Exchange Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for any class of the Exchange Notes.

        We are offering the Exchange Notes to the holders of the Notes. The Notes were issued in private placements in September 2010, December 2010, February 2011 and March 2011 to qualified institutional buyers under Rule 144A and other investors under Regulation S. We do not intend to apply for a listing of any class of the Exchange Notes on a securities exchange or on any automated dealer quotation system. The Exchange Notes are new securities and there is currently no established market for any class of the Exchange Notes, and we cannot assure you as to the liquidity of any markets that may develop for any class of the Exchange Notes, your ability to sell the Exchange Notes or the price at which you would be able to sell the Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including the number of holders of the Exchange Notes, prevailing interest rates, the market for similar securities, general economic conditions, recommendations of securities analysts, and our financial condition, performance, prospects and other factors. We cannot assure you that an active market for any class of the Exchange Notes will develop or, if developed, that it will continue.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The liquidity of, and trading market for, any class of the Exchange Notes may be adversely affected by a general decline in the market for similar securities and may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your Exchange Notes. Any such disruption may have a negative effect on you, as a holder of the Exchange Notes, regardless of our prospects and financial performance. In addition, the Indentures will allow us to issue additional notes under the Indentures in the future, which could adversely impact the value or liquidity of the Exchange Notes.

You must comply with the procedures of the exchange offers in order to receive new, freely tradable Exchange Notes.

        Delivery of Exchange Notes in exchange for the Notes tendered and accepted for exchange pursuant to the exchange offers will be made only after you properly follow the procedures of the exchange offers. We are not required to notify you of defects or irregularities in tenders of Notes for exchange. The Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offers, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offers, certain registration and other rights under the registration rights agreements will terminate.

If you are a broker-dealer or participating in a distribution of the Exchange Notes, you may be required to deliver a prospectus and comply with other requirements.

        If you tender your Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to represent that you will deliver a prospectus in connection with any resale of such Exchange Notes.

Risks Related to the Exchange Notes and the Notes

The Exchange Notes will be, and the Notes are, unsecured and structurally subordinated to some of our obligations and only certain of our subsidiaries guarantee the Notes and will guarantee the Exchange Notes.

        The Indentures governing the Exchange Notes and the Notes permit us to incur certain secured indebtedness, including indebtedness under the Senior Credit Facilities and other asset-based and asset-backed financing arrangements. Substantially all of our assets, including our car and equipment rental fleets, are subject to security interests or are otherwise encumbered for the lenders under our Senior Credit Facilities and other asset-backed and asset-based financing arrangements. The Exchange Notes and the Notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default occurs under the Senior Credit Facilities or other asset-backed or asset-based financing arrangements, the respective secured lenders will have a prior right to the subject assets, to the exclusion of the holders of the Exchange Notes and the holders of the Notes, even if we are in default under the Exchange Notes or the Notes, respectively. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them, resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the Exchange Notes and the holders of the Notes and other unsecured indebtedness. Further, if secured lenders foreclose and sell the pledged equity interests in any Subsidiary Guarantor under the Exchange Notes and the Notes, then that guarantor will be released from its guarantee of the Exchange Notes and the Notes automatically and immediately upon the sale.

        The Exchange Notes will not be, and the Notes are not, guaranteed by any of our non-U.S. subsidiaries, our non-wholly owned subsidiaries or certain other U.S. subsidiaries, including the U.S. and foreign financing subsidiaries under our asset-backed financing arrangements. Payments on the Exchange Notes and the Notes are only required to be made by Hertz and the Subsidiary Guarantors. Accordingly, claims of holders of the Exchange Notes and of holders of the Notes will be structurally subordinated to the claims of creditors of our non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to Hertz or a Subsidiary Guarantor. Furthermore, many of the non-guarantor subsidiaries that hold our U.S. and international car rental fleets in connection with asset-backed financing arrangements are intended to be bankruptcy remote and the assets held by them will not be available to our general creditors in a bankruptcy unless and until they are transferred to a non-bankruptcy remote entity. For the six months ended June 30, 2011 and the year ended December 31, 2010, the majority of our consolidated U.S. revenues were generated by Hertz and the Subsidiary Guarantors. Our non-U.S. subsidiaries, none of which will be guarantors, generated approximately 35% and 34%, respectively, of our total revenues for the same period. The non-guarantor subsidiaries will be permitted to incur additional debt in the future under the Indentures governing the Exchange Notes and the Notes. See "Description of the Exchange 2018 Notes," "Description of the Exchange 2019 Notes" and "Description of the Exchange 2021 Notes."

        As of June 30, 2011, we had consolidated indebtedness of $11,295.7 million. The Subsidiary Guarantors will guarantee Hertz's obligations under the Exchange Notes and currently guarantee Hertz's obligations under the Notes, the other Senior Notes and the Senior Credit Facilities. See "Description of Certain Indebtedness" and Note 16 to both our audited annual consolidated financial statements and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

The guarantee of HERC may be released at any time, subject to certain conditions. The assets of HERC may also be disposed of by Hertz without being subject to many of the restrictions contained in the sections "Description of the Exchange 2018 Notes—Certain Covenants," "Description of the Exchange 2019 Notes—Certain Covenants" and "Description of the Exchange 2021 Notes—Certain Covenants."

        We may request that HERC be removed as a guarantor of the Exchange Notes and the Notes at any time, so long as no event of default under the Indentures governing the Exchange Notes and the Notes has occurred and is continuing, whether in connection with a disposition or in circumstances where it remains a subsidiary of Hertz. Under the Indentures, we also have the ability to dispose of HERC, and other assets related to the business of renting earthmoving equipment, material handling equipment, aerial and electric equipment, air compressors, generators, pumps, small tools, compaction equipment and construction related trucks and the selling of new equipment and consumables of Hertz and its subsidiaries, without such disposition being governed by many of the restrictive covenants described under the sections "Description of the Exchange 2018 Notes—Certain Covenants," "Description of the Exchange 2019 Notes—Certain Covenants" and "Description of the Exchange 2021 Notes—Certain Covenants." Among other things, under the Indentures, HERC may incur unlimited non-recourse debt, there will be no restrictions on the payment of dividends or other distributions of its assets (including the equity interests or other securities of HERC) and there will be no restrictions on the application of proceeds from the sale of HERC. The disposition of HERC and the assets used in the HERC Business (as defined below in "Description of the Exchange 2018 Notes," "Description of the Exchange 2019 Notes" and "Description of the Exchange 2021 Notes") will not be deemed to be a change of control under the Indentures governing the Exchange Notes and the Notes. For the six months ended June 30, 2011 and the year ended December 31, 2010, HERC generated approximately 15% and 14%, respectively, of our consolidated revenues and, as of June 30, 2011, held approximately 16% of our consolidated total assets.

We may be unable to finance any change of control repurchase offers required by the Indenture. Our inability to do so would result in an event of default under the Indenture.

        If we experience a "change of control" (as defined in the Indentures), we would be required to make an offer to purchase all of the outstanding Exchange Notes and Notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any, to the date of purchase. The occurrence of the specified events that would constitute a change of control would constitute a default under certain of our existing financing arrangements. We cannot assure you that we will have sufficient funds to finance our repurchase obligations following a change of control. A change of control may cause the acceleration of other indebtedness, which may rank equally with, or superior to, the Exchange Notes and the Notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

        Currently, we expect that we would require third-party financing to make a change of control offer. If we cannot fund a change of control offer in relation to the Exchange Notes and the Notes, we could attempt to arrange debt or equity financing to fund our repurchase obligations. However, we may not be able to do so on favorable terms, or at all. Any failure by us to repurchase the Exchange Notes and the Notes following a change of control will constitute an event of default with respect to the Exchange Notes and the Notes and may cause the acceleration of the Exchange Notes and the Notes or other debt. See "Description of the Exchange 2018 Notes—Change of Control" and "—Certain Covenants," "Description of the Exchange 2019 Notes—Change of Control" and "—Certain Covenants" and "Description of the Exchange 2021 Notes—Change of Control."

        The definition of "change of control" contained in the Indentures will include a disposition of all or substantially all of our assets. Although there is a limited body of case law interpreting the phrase "all or substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of our assets. As a result, it may be unclear as to whether a change of control has occurred and whether we are required to make an offer to repurchase the Exchange Notes and the Notes.

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the Exchange Notes and the holders of the Notes.

        If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of Hertz, a court were to find that, at the time Hertz or any of the Subsidiary Guarantors, as applicable, issued the Exchange Notes and/or the Notes or incurred the respective guarantee:

  •
  Hertz or the Subsidiary Guarantor did so with the intent of hindering, delaying or defrauding current or future creditors, or received less than reasonably equivalent value or fair consideration for issuing the Exchange Notes and/or the Notes or incurring the guarantee, as applicable; and

  •
  Hertz or the Subsidiary Guarantor:

  •
  was insolvent, or was rendered insolvent, by reason of the incurrence of the indebtedness constituting the Exchange Notes and/or the Notes or the guarantee, as applicable,

  •
  was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment was unsatisfied,

the court could avoid (cancel) or subordinate the Exchange Notes and/or the Notes or the applicable guarantee to presently existing and future indebtedness of Hertz or the subject Subsidiary Guarantor, and take other action detrimental to the holders of the Exchange Notes and the holders of the Notes including, under certain circumstances, invalidating the Exchange Notes and/or the Notes or the applicable guarantee.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the relevant legal proceeding. Generally, however, Hertz or a Subsidiary Guarantor would be considered insolvent if, at the time it incurs the indebtedness constituting the Exchange Notes and/or the Notes or its guarantee, as applicable, either:

  •
  the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

        We cannot give you any assurance as to what standards a court would use to determine whether Hertz or a Subsidiary Guarantor was solvent at the relevant time, or whether, whatever standard was used, the Exchange Notes and/or the Notes or the applicable guarantee would not be avoided on another of the grounds described above.

        We believe that at the time the Exchange Notes are, and the Notes were, initially issued by Hertz and the guarantees are, in the case of the Exchange Notes, and were, in the case of the Notes, incurred by the Subsidiary Guarantors, Hertz and each Subsidiary Guarantor will be: (i) neither insolvent nor rendered insolvent thereby; (ii) in possession of sufficient capital to run their respective businesses; (iii) incurring debts within their respective abilities to pay as the same mature or become due; and (iv) will have sufficient assets to satisfy any probable money judgment against them in any pending action. In reaching these conclusions, we have relied upon our analysis of internal cash flow projections, which, among other things, assumes that we will in the future realize certain price and volume increases and favorable changes in business mix, and estimated values of assets and liabilities. We cannot assure you, however, that a court passing on such questions would reach the same conclusions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this prospectus include "forward-looking statements" about us, Dollar Thrifty and the combined company. Forward-looking statements include information concerning our and Dollar Thrifty's liquidity and our and Dollar Thrifty's possible or assumed future results of operations, including descriptions of our and Dollar Thrifty's business strategies. These statements often include words such as "believe," "expect," "project," "anticipate," "intend," "plan," "estimate," "seek," "will," "may," "would," "should," "could," "forecasts" or similar expressions. These statements are based on certain assumptions that we or Dollar Thrifty, as applicable, have made in light of our and Dollar Thrifty's experience in the industry as well as our and Dollar Thrifty's perceptions of historical trends, current conditions, expected future developments and other factors we or Dollar Thrifty, as applicable, believe are appropriate in these circumstances. We or Dollar Thrifty, as applicable, believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our and Dollar Thrifty's actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, including, without limitation, those risks and uncertainties discussed in "Risk Factors."

        Some important factors that could affect our actual results include, among others, the following:

  •
  Hertz Holdings' inability to obtain governmental approvals of, or otherwise consummate, the tender offer and second-step merger on the proposed terms and schedule;

  •
  the risk that our and Dollar Thrifty's businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

  •
  the risk that expected synergies, operational efficiencies and cost savings from the tender offer and second-step merger may not be fully realized or realized within the expected time frame;

  •
  the risk that revenues following the tender offer and second-step merger may be lower than expected;

  •
  the operational and profitability impact of divestitures that may be required to be undertaken to secure regulatory approval of the tender offer and second-step merger;

  •
  levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets;

  •
  significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives;

  •
  occurrences that disrupt rental activity during our peak periods;

  •
  our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability;

  •
  an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs;

  •
  our ability to accurately estimate future levels of rental activity and adjust the size of our fleet accordingly;

  •
  our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness;

  •
  safety recalls by the manufacturers of our vehicles and equipment;

  •
  a major disruption in our communication or centralized information networks;

  •
  financial instability of the manufacturers of our vehicles and equipment;

  •
  any impact on us from the actions of our licensees, franchisees, dealers and independent contractors (including in response to the tender offer and second-step merger);

  •
  our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease);

  •
  shortages of fuel and increases or volatility in fuel costs;

  •
  our ability to successfully integrate future acquisitions and complete future dispositions;

  •
  our ability to maintain favorable brand recognition;

  •
  costs and risks associated with litigation;

  •
  risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins;

  •
  our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes and certain asset-backed and asset-based arrangements;

  •
  changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings;

  •
  changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates;

  •
  changes to our senior management team;

  •
  the effect of tangible and intangible asset impairment charges;

  •
  the impact of our derivative instruments, which can be affected by fluctuations in interest rates and commodity prices;

  •
  our exposure to fluctuations in foreign exchange rates; and

  •
  other factors discussed in this prospectus.

        In light of these risks, uncertainties and assumptions, the forward looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or Dollar Thrifty or persons acting on our or Dollar Thrifty's behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

THE EXCHANGE OFFERS

        The following contains a summary of the exchange offers, material provisions of the registration rights agreements, and other important information. As applicable, this summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements. Reference is made to the provisions of the registration rights agreements, which have been incorporated by reference as exhibits to, or, in the case of the exchange and registration rights agreement entered into on March 21, 2011, have been filed with, the registration statement. Copies are available as set forth in the section entitled "Where You Can Find Additional Information." Each class of the Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the applicable Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Purpose and Effect of the Exchange Offers

        Hertz entered into the registration rights agreements with respect to the Notes pursuant to which it agreed, for the benefit of the holders of the Notes, to use its commercially reasonable efforts:

  (1)
  to file with the SEC a registration statement under the Securities Act relating to the exchange offers pursuant to which new notes (the Exchange Notes) substantially identical to the Notes (except that such Exchange Notes will not contain terms with respect to the payment of additional interest described below or transfer restrictions) would be offered in exchange for the then-outstanding Notes tendered at the option of the holders thereof; and

  (2)
  to cause the registration statement to become effective within 365 days following the issue date of the applicable Notes.

        Hertz further agreed to commence the exchange offers promptly after the registration statement becomes effective, to hold the offer open for the period required by applicable law, and to exchange the Exchange Notes for all Notes validly tendered and not withdrawn before the expiration of the offers.

        However, if:

  (1)
  on or before the date of consummation of the exchange offers, the existing SEC interpretations are changed such that the Exchange Notes would not in general be freely transferable in such manner on such date;

  (2)
  the exchange offer for any class of Notes has not been completed within 395 days following the issue date of the corresponding Notes;

  (3)
  under certain circumstances, the initial purchasers of any class of Notes so request with respect to such Notes not eligible to be exchanged for Exchange Notes in the exchange offers; or

  (4)
  any holder of the Notes (other than an initial purchaser) is not permitted by applicable law to participate in the exchange offers, or if any holder may not resell the Exchange Notes acquired by it in the exchange offers to the public without delivering a prospectus and the prospectus contained in the registration statement is not available for such resales by such holder (other than, in either case, due solely to the status of such holder as an affiliate of the Company or due to such holder's inability to make the representations referred to below), then Hertz will use its commercially reasonable efforts to file, as promptly as reasonably practicable, one or more registration statements under the Securities Act relating to a shelf registration, or the "Shelf Registration Statement," of the Notes or Exchange Notes, as the case may be, for resale by holders or, in the case of clause (3), of the Notes held by the initial purchasers for resale by the initial purchasers, or the "Resale Registration," and will use its commercially reasonable efforts to cause the Shelf Registration

Statement to become effective within 365 days following the date on which the obligation to file the Shelf Registration Statement arises. Although Hertz is filing a registration statement as previously described, we cannot assure you that any such registration statement will become effective.

        In the event that:

  (1)
  the registration statement is not declared effective within 365 days following the issue date of the applicable Notes; or

  (2)
  the exchange offer for any class of Notes has not been consummated within 395 days following the issue date of the corresponding Notes; or

  (3)
  if a Shelf Registration Statement is required to be filed under the registration rights agreement, the Shelf Registration Statement is not declared effective within 365 days following the date on which the obligation to file the Shelf Registration Statement arises; or

  (4)
  any Shelf Registration Statement required by the registration rights agreement is filed and declared effective, and during the period Hertz is required to use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective (i) Hertz shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 60 days in the aggregate in any consecutive twelve-month period or (ii) such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 90 days by a Shelf Registration Statement that is filed and declared effective (any such event referred to in clauses (1) through (4) is referred to as a "Registration Default"), then additional interest will accrue on the respective Transfer Restricted Notes (as defined below) for the period from the occurrence of a Registration Default (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing.

        For purposes of the foregoing, "Transfer Restricted Notes" means any class of Notes; provided, however, that a Note shall cease to be a Transfer Restricted Note when (i) a Shelf Registration Statement registering such Note under the Securities Act has been declared or becomes effective and such Note has been sold or otherwise transferred by the holder thereof pursuant to and in a manner contemplated by such effective Shelf Registration Statement; (ii) such Note is sold pursuant to Rule 144 under circumstances in which any legend borne by such Note relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed or deemed removed by the Company or pursuant to the applicable Indenture; (iii) on or following the earliest date that is no less than 545 days after the date of the Indenture for the applicable class of Notes and on which such Note would be saleable (if it were held by a non-affiliate of Hertz) pursuant to Rule 144 under the Securities Act without restrictions on volume or manner of sale; (iv) such Note has been exchanged for a registered exchange security pursuant to the registration statement filed by the Company; or (v) such Note shall cease to be outstanding.

Terms of the Exchange Offers

General

        Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all Notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the expiration date will be accepted for exchange. We will issue Exchange Notes in exchange for an equal principal amount of outstanding Notes accepted in the exchange offers. You may only tender Notes in minimum denominations of $2,000 ("Minimum Denomination") and any integral multiple of

$1,000 in excess thereof. This prospectus, together with the letter of transmittal, are being sent to all registered holders as of August 19, 2011. The exchange offers are not conditioned upon any minimum principal amount of Notes being tendered for exchange. However, our obligation to accept Notes for exchange pursuant to the exchange offers is subject to certain customary conditions as set forth below under "—Conditions." This prospectus and the letter of transmittal are being sent to all registered holders of the Notes. There will be no fixed record date for determining registered holders of Notes entitled to participate in the exchange offers.

        The Notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of the Notes for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to such holders.

        Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the Exchange Notes issued pursuant to the exchange offers may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes, other than any such holder that is a broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

  •
  such holder is not our "affiliate" (as defined in Rule 405 of the Securities Act);

  •
  such Exchange Notes are acquired in the ordinary course of business;

  •
  such holder has no arrangement or understanding with any person to participate in a distribution of such Exchange Notes (within the meaning of the Securities Act);

  •
  such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes; and

  •
  such holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

        We have not sought and do not intend to seek a no-action letter from the staff of the SEC, with respect to the effects of the exchange offers, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in previous no-action letters.

        By tendering the Notes in exchange for Exchange Notes and executing the letter of transmittal, you will represent to us that:

  •
  any Exchange Notes to be received by you will be acquired in the ordinary course of business;

  •
  you have no arrangements or understandings with any person to participate in the distribution of the Exchange Notes or the Notes (within the meaning of the Securities Act);

  •
  you are not our "affiliate" (as defined in Rule 405 of the Securities Act);

  •
  you are not acting on behalf of any person who could not truthfully make the foregoing representations;

  •
  if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for the Notes acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of Exchange Notes (see "Plan of Distribution");

  •
  if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Exchange Notes; and

  •
  you are not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph.

        If you are unable to make the foregoing representations, you may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

        Each broker-dealer that holds Notes for its own account as a result of market-making activities or other trading activities and receives Exchange Notes pursuant to the exchange offers must represent that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so representing and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Upon consummation of the exchange offers, any Notes not tendered will remain outstanding and continue to accrue interest at the rate of 7.50% in the case of the 2018 Notes, 6.75% in the case of the 2019 Notes and 7.375% in the case of the 2021 Notes, but, with limited exceptions, holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the exchange offers will no longer be entitled to registration rights and will not be able to offer or sell their Notes unless such Notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the Notes.

Expiration Date; Extensions; Amendments; Termination

        The expiration date for the exchange offers shall be 12:00 midnight, New York City time, on September 16, 2011, unless we, in our sole discretion, extend any of the exchange offers, in which case the expiration date for the respective exchange offer shall be the latest date and time to which the respective exchange offer has been extended.

        To extend an expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the remaining holders of the Notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offers. Such an announcement may state that we are extending the exchange offers for a specified period of time.

  In relation to the exchange offers, we reserve the right to

  (1)
  extend any of the exchange offers, delay acceptance of any Notes due to an extension of any of the exchange offers or terminate any of the exchange offers and not permit acceptance of Notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us prior to 12:00 midnight, New York City time, on such expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

  (2)
  amend the terms of any of the exchange offers in any manner deemed by us to be advantageous to the holders of the Notes.

        By way of clarification and without intending to limit any of the foregoing, if we determine to extend any of the exchange offers, we are under no obligation (and may, in our sole discretion, determine not) to extend any of the other exchange offers. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of any of the exchange offers are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform you of such amendment, and we will extend any such exchange offer so that at least five business days remain in such exchange offer from the date notice of such material change is given.

        Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of any of the exchange offers, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

        The Exchange 2018 Notes will accrue interest at the rate of 7.50% per annum, the Exchange 2019 Notes will accrue interest at the rate of 6.75% per annum and the Exchange 2021 Notes will accrue interest at the rate of 7.375% per annum, in each case, accruing interest from the last interest payment date on which interest was paid on the corresponding Notes surrendered in exchange for Exchange Notes, or from the original issue date of the applicable Notes if no interest has been paid on the corresponding Notes surrendered in exchange for Exchange Notes, to the day before the consummation of the exchange offers and thereafter, at the rate of interest per annum set forth above for the applicable Exchange Notes. However, if the Notes are surrendered for exchange on or after a record date (as set forth below) for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the applicable Exchange Notes received in exchange for such Notes will accrue from the date of such interest payment date. Interest on the Exchange 2018 Notes and Exchange 2019 Notes is payable to holders of record thereof at the close of business on the April 1 or October 1 immediately preceding the interest payment date, on April 15 and October 15 of each year. Interest on the Exchange 2021 Notes is payable to holders of record thereof at the close of business on the January 1 or July 1 immediately preceding the interest payment date, on January 15 and July 15 of each year. No additional interest will be paid on the Notes tendered and accepted for exchange.

Procedures for Tendering the Notes

        To tender in the exchange offers for the Notes, you must either:

  •
  complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent for the Notes prior to 12:00 midnight, New York City time, on the expiration date; or

  •
  comply with the Automated Tender Offer Program procedures of DTC, as described below.

        In addition, either:

  •
  the exchange agent must receive certificates representing the Notes along with the letter of transmittal; or

  •
  prior to the expiration of the respective exchange offer, the exchange agent must receive a timely confirmation of book-entry transfer of the Notes into its account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  •
  you must comply with the guaranteed delivery procedures described below.

        We will only issue Exchange Notes in exchange for Notes that are timely and properly tendered. The method of delivery of Notes, the letter of transmittal and all other required documents is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand-delivery service. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery and should carefully follow the instructions on how to tender the Notes. You should not send Notes, the letter of transmittal or other required documents to us. Instead, you must deliver all Notes, the letter of transmittal and other documents to the exchange agent at its address set forth below under "—Exchange Agent."

        Your tender of Notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        If you are a beneficial owner of Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender the Notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your Notes, either make appropriate arrangements to register ownership of the Notes in your name (subject to any restrictions in the respective Indenture), or obtain a properly completed bond power from the registered holder of Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member in good standing of a recognized signature medallion program, an eligible guarantor institution identified in Rule 17Ad-15 under the Exchange Act or one of the following firms (as these terms are used in Rule 17Ad-15): (a) a bank; (b) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (c) a credit union; (d) a national securities exchange, registered securities association or clearing agency; or (e) a savings association; unless the Notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered:

  •
  by a registered holder of Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of Notes listed on the Notes, Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If a letter of transmittal or any certificates representing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

        DTC has confirmed that any financial institution that is a participant in DTC may use its Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit an acceptance of the exchange by causing DTC to transfer the Notes to the exchange agent for the Notes in accordance with its Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent for the Notes. In connection with tenders of the Notes, the term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, that states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that such participant is tendering Notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, such participant has received and agrees to be bound by the notice of guaranteed delivery; and

  •
  we may enforce that agreement against such participant.

Absence of Dissenters' Rights

        Holders of the Notes do not have any appraisal or dissenters' rights in connection with the exchange offers.

Book-Entry Transfer

        Promptly after the date of this prospectus, the exchange agent will make a request to establish an account with respect to the Notes at DTC as book-entry transfer facility for tenders of the Notes. Any financial institution that is a participant in DTC may make book-entry delivery of Notes by causing DTC to transfer such Notes into the exchange agent's account for such Notes at the DTC in accordance with DTC's procedures for transfer. In addition, although delivery of the Notes may be effected through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof, together with any required signature guarantees and any other required documents, or an agent's message, must in any case be transmitted to and received by the exchange agent at its address set forth below under "—Exchange Agent" prior to 12:00 midnight, New York City time, on the expiration date, or, the guaranteed delivery procedures described below must be complied with. Delivery of documents to the DTC does not constitute delivery to the exchange agent.

Acceptance of the Notes for Exchange; Delivery of the Exchange Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offers, all Notes properly tendered will be accepted and Exchange Notes will be issued promptly after the expiration date. See "—Conditions." For purposes of the exchange offers, the Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For Notes accepted for exchange, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note.

        In all cases, issuance of Exchange Notes for Notes that are accepted for exchange pursuant to the exchange offers will be made only after timely receipt by the exchange agent of:

  •
  certificates for such Notes or a timely book-entry confirmation of such Notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        If any tendered Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers, such unaccepted or such non-exchanged Notes will be returned without expense to the tendering holder of such Notes, if in certificated form, or credited to an account maintained with DTC promptly after the expiration or termination of the exchange offers.

        All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all Notes not properly tendered or any Notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular Notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        In addition, we reserve the right in our sole discretion, subject to the provisions of the Indentures pursuant to which the Exchange Notes and the Notes are issued:

  •
  to purchase or make offers for Notes that remain outstanding subsequent to the expiration date;

  •
  to redeem the Exchange Notes and Notes as a whole or in part at any time and from time to time, as set forth under "Description of the Exchange 2018 Notes—Optional Redemption," "Description of the Exchange 2019 Notes—Optional Redemption" and "Description of the Exchange 2021 Notes—Optional Redemption;" and

  •
  to the extent permitted under applicable law, to purchase the Exchange Notes and Notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers could differ from the terms of the exchange offers.

Guaranteed Delivery Procedures

        If the procedures for book-entry transfer for Notes cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery which

  (1)
  sets forth the name and address of the holder of the Notes and the principal amount of Notes tendered;

  (2)
  states the tender is being made thereby; and

  (3)
  guarantees that within three New York Stock Exchange, or "NYSE," trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificates for all physically tendered Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificates for all physically tendered Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.

Withdrawal of Tenders

        Tenders of Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written notice (which may be by telegram, telex, facsimile or letter) of withdrawal prior to 12:00 midnight, New York City time, on the expiration date at its address set forth below under "—Exchange Agent" or you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system. Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the Notes to be withdrawn;

  •
  identify the Notes to be withdrawn, including the certificate numbers and the principal amount of such Notes;

  •
  in the case of Notes tendered by book-entry transfer, specify the number of the account at DTC from which the Notes were tendered and specify the name and number of the account at DTC to be credited with the withdrawn Notes and otherwise comply with the procedures of DTC;

  •
  contain a statement that such holder is withdrawing its election to have such Notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Notes register the transfer of such Notes in the name of the person withdrawing the tender; and

  •
  specify the name in which such Notes are registered, if different from the person who tendered such Notes.

        If certificates for the Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless you are an eligible guarantor institution.

        All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered Notes, or credited to an account maintained with the DTC for the Notes promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn Notes may be retendered by following one of the procedures described above under "—Procedures for Tendering the Notes" at any time on or prior to 12:00 midnight, New York City time, on the expiration date.

Conditions

        Notwithstanding any other provision in the exchange offers, we shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Notes and may terminate or amend any of the exchange offers if at any time prior to 12:00 midnight, New York City time, on the expiration date, we determine in our reasonable judgment that (i) the exchange offers violate applicable law, any applicable interpretation of the SEC or its staff or (ii) any action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offers, or any material adverse development has occurred in any existing action or proceeding with respect to us.

        In addition, we will not be obligated to accept for exchange the Notes of any holder that has not made to us:

  •
  the representations described under "—Terms of the Exchange Offers—General"; or

  •
  any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

        In addition, we will not accept for exchange any Notes tendered, and no Exchange Notes will be issued in exchange for any such Notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indentures governing the Exchange Notes under the Trust Indenture Act of 1939, as amended. Pursuant to the registration rights agreements, we are required to use our commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest practicable date.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights prior to 12:00 midnight, New York City time, on the expiration date shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to 12:00 midnight, New York City time, on the expiration date. If we waive any of the foregoing conditions to any of the exchange offers and determine that such waiver constitutes a material change, we will extend any such exchange offer so that at least five business days remain in such offer from the date notice of such material change is given.

Exchange Agent

        Wells Fargo Bank, National Association, has been appointed as exchange agent for the exchange offers for the Notes. Wells Fargo Bank, National Association, also acts as trustee under the Indentures governing the Notes, which are the same indentures that will govern the Exchange Notes. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or other available documentation should be directed to the exchange agent addressed as follows:

By Regular Mail or Overnight Courier:	By Registered or Certified Mail:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	12th Floor—Northstar East Building
MAC N9303-121	MAC N9303-121	Corporate Trust Operations
Sixth & Marquette Avenue	P.O. Box 1517	608 Second Avenue South
Minneapolis, MN 55479	Minneapolis, MN 55480	Minneapolis, MN 55479

By Facsimile: (612) 667-6282	For Information or Confirmation by Telephone: (800) 344-5128

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

        The expenses of soliciting tenders pursuant to the exchange offers will be borne by us. We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the Notes and in handling or forwarding tenders for exchange.

        The expenses to be incurred by us in connection with the exchange offers will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the exchange offers. If, however, the Exchange Notes or the Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the exchange offers, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Federal Income Tax Consequences

        We believe that the exchange of the Notes for the Exchange Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See "Certain U.S. Federal Tax Considerations."

Accounting Treatment

        The Exchange Notes will be recorded as carrying the same value as the Notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offers. The expenses of the exchange offer will be deferred and charged to expense over the term of the Exchange Notes.

Consequences of Failure to Exchange

        Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the exchange offers will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend on such Notes as a consequence of the issuance of the Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and as otherwise set forth in the applicable offering memorandum distributed in connection with the private placement of the Notes. In general, the Notes may only be offered or sold in transactions that are exempt from or not subject to the registration requirements of the Securities Act and other applicable state securities laws. To the extent that Notes are tendered and accepted pursuant to the exchange offers, there may be little or no trading market for untendered and tendered but unaccepted Notes. Restrictions on transfer will make the Notes less attractive to potential investors than the Exchange Notes.

Other

        Participating in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Notes.

USE OF PROCEEDS

        The exchange offers are intended to satisfy certain of our obligations under the registration rights agreements. We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the exchange offers. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Notes, the terms of which are identical in all material respects to the Exchange Notes, except that the Exchange Notes will be registered under the Securities Act and bear a different CUSIP or ISIN number, and will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreements. The Notes surrendered in exchange for Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table shows, and the respective footnotes thereto further describe, Hertz's cash and cash equivalents and total capitalization as of June 30, 2011. This information should be read in conjunction with our audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements and the respective related notes included elsewhere in this prospectus.

(Unaudited) (In millions of dollars)	June 30, 2011
Cash and Cash Equivalents	$747.6

Corporate Debt
Senior Term Facility	1,396.5
Senior ABL Facility	125.0
Senior Notes	2,669.1
Promissory Notes	224.8
Other Corporate Debt	34.3
Unamortized Net (Discount) Premium (Corporate)	(0.8)

Total Corporate Debt	4,448.9

Fleet Debt
U.S. ABS Program
U.S. Fleet Variable Funding Notes:
Series 2009-1	1,713.0
Series 2010-2	127.0
U.S. Fleet Medium Term Notes:
Series 2009-2 Notes	1,384.3
Series 2010-1 Notes	749.8
Series 2011-1 Notes	598.0
Other Fleet Debt
U.S. Fleet Financing Facility	165.0
European Revolving Credit Facility	315.3
European Seasonal Revolving Credit Facility	100.6
European Fleet Notes	574.8
European Securitization	332.4
Canadian Securitization	127.9
Australian Securitization	142.3
Brazilian Fleet Financing Facility	19.4
Capitalized Leases	511.9
Unamortized Discount (Fleet)	(14.9)

Total Fleet Debt	6,846.8

Total Debt	11,295.7

Equity
Common stock	—
Additional paid-in capital	3,472.0
Accumulated deficit	(1,064.5)
Accumulated other comprehensive income	97.3

Total Hertz and subsidiaries stockholder's equity	2,504.8
Noncontrolling interest	14.7

Total Equity	2,519.5

Total Capitalization	$14,562.8

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR HERTZ

        The following table presents selected consolidated financial information and other data for our business. The selected consolidated statement of operations data for the years ended December 31, 2010, 2009 and 2008, and the selected consolidated balance sheet data as of December 31, 2010 and 2009 presented below were derived from our audited annual consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The selected consolidated statement of operations data for the six months ended June 30, 2011 and 2010, and the selected consolidated balance sheet data as of June 30, 2011 presented below were derived from our unaudited interim condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The selected consolidated balance sheet data as of June 30, 2010, the selected consolidated statement of operations data for the years ended December 31, 2007 and 2006, and the selected consolidated balance sheet data as of December 31, 2008, 2007 and 2006 were derived from publicly available information but not included herein. The operating results for the six-month period ended June 30, 2011 are not necessarily indicative of the results of operations for the remainder of the fiscal year or any future period.

        You should read the following information in conjunction with the section included in this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements and the respective related notes thereto included elsewhere in this prospectus.

	Six Months Ended June 30, (unaudited)		Years ended December 31,
(In millions of dollars)	2011	2010	2010	2009	2008	2007	2006
Statement of Operations Data
Revenues:
Car rental	$3,210.1	$2,979.6	$6,355.2	$5,872.9	$6,730.4	$6,800.7	$6,273.6
Equipment rental	569.7	502.7	1,069.8	1,110.2	1,657.3	1,755.3	1,672.1
Other(a)	72.5	58.2	137.5	118.4	137.4	129.6	112.7

Total revenues	3,852.3	3,540.5	7,562.5	7,101.5	8,525.1	8,685.6	8,058.4

Expenses:
Direct operating	2,261.0	2,088.0	4,282.4	4,084.2	4,930.0	4,644.1	4,476.0
Depreciation of revenue earning equipment and lease charges(b)	855.7	915.9	1,868.1	1,931.4	2,194.2	2,003.4	1,757.2
Selling, general and administrative	377.7	339.8	664.4	641.0	769.7	773.5	723.8
Interest expense	338.3	346.8	726.5	653.7	870.5	917.0	903.0
Interest income	(3.4)	(9.1)	(12.3)	(16.0)	(24.8)	(41.2)	(42.3)
Other (income) expense, net(c)	62.7	—	—	(48.5)	—	—	—
Impairment charges(d)	—	—	—	—	1,168.9	—	—

Total expenses	3,892.0	3,681.4	7,529.1	7,245.8	9,908.5	8,296.8	7,817.7

Income (loss) before income taxes	(39.7)	(140.9)	33.4	(144.3)	(1,383.4)	388.8	240.7
(Provision) benefit for taxes on income(e)	(12.4)	6.0	(33.7)	48.5	197.7	(102.3)	(83.7)

Net income (loss)	(52.1)	(134.9)	(0.3)	(95.8)	(1,185.7)	286.5	157.0
Noncontrolling interest	(8.8)	(8.3)	(17.4)	(14.7)	(20.8)	(19.7)	(16.7)

Net income (loss) attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(60.9)	$(143.2)	$(17.7)	$(110.5)	$(1,206.5)	$266.8	$140.3

	June 30, (unaudited)		December 31,
	2011	2010	2010	2009	2008	2007	2006
Balance Sheet Data
Cash and cash equivalents	$747.6	$896.8	$2,374.0	$985.5	$594.0	$729.7	$671.8
Total assets(f)	18,300.9	17,846.8	17,324.2	15,996.4	16,451.3	19,255.2	18,675.7
Total debt	11,295.7	11,316.9	10,919.3	9,997.0	10,972.3	11,960.1	12,276.2
Total equity	2,519.6	2,313.5	2,515.2	2,474.1	1,459.3	2,912.1	2,533.3

(a)
Includes fees and certain cost reimbursements from our licensees and revenues from our car leasing operations and third-party claim management services.

(b)
For the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009, 2008, 2007 and 2006, depreciation of revenue earning equipment decreased by $10.9 million and increased by $13.6 million, $22.7 million, $19.3 million, $32.7 million and $0.6 million and reduced by $13.1 million, respectively, resulting from the net effects of changing depreciation rates to reflect changes in the estimated residual value of revenue earning equipment. For the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009, 2008, 2007 and 2006, depreciation of revenue earning equipment and lease charges includes a net gain of $62.4 million and net losses of $27.5 million, $42.9 million, $72.0 million, $74.3 million and $13.3 million and a net gain of $40.1 million, respectively, from the disposal of revenue earning equipment.

(c)
For the six months ended June 30, 2011, primarily reflects premiums paid in connection with the redemption of our 10.5% Senior Subordinated Notes and a portion of our 8.875% Senior Notes. For the year ended December 31, 2009, reflects a gain of $48.5 million, net of transaction costs, recorded in connection with the buyback of portions of certain of our Senior Notes and Senior Subordinated Notes.

(d)
For the year ended December 31, 2008, we recorded non-cash impairment charges related to our goodwill, other intangible assets and property and equipment.

(e)
For the years ended December 31, 2010, 2009 and 2008, tax valuation allowances increased by $27.5 million, $39.7 million and $58.5 million, respectively, (excluding the effects of foreign currency translation) relating to the realization of deferred tax assets attributable to net operating losses, credits and other temporary differences in various jurisdictions. Additionally, certain tax reserves were recorded and certain tax reserves were released due to settlement for various uncertain tax positions in Federal, state and foreign jurisdictions. For the year ended December 31, 2007, we reversed a valuation allowance of $9.1 million relating to the realization of deferred tax assets attributable to net operating losses and other temporary differences in certain European countries. Additionally, certain tax reserves were recorded for various uncertain tax positions in Federal, state and foreign jurisdictions. For the year ended December 31, 2006, we established valuation allowances of $9.8 million relating to the realization of deferred tax assets attributable to net operating losses and other temporary differences in certain European countries. Additionally, certain tax reserves were recorded for certain federal and state uncertain tax positions.

(f)
Substantially all of our revenue earning equipment, as well as certain related assets, are owned by special purpose entities, or are subject to liens in favor of our lenders under our various credit facilities, other secured financings and asset-backed securities programs. None of such assets are available to satisfy the claims of our general creditors. For a description of those facilities, see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR DOLLAR THRIFTY

        Set forth below is certain selected historical consolidated financial information relating to Dollar Thrifty. The selected consolidated statement of operations information of Dollar Thrifty for each of the years ended December 31, 2010, 2009 and 2008, and the selected consolidated balance sheet information of Dollar Thrifty as of December 31, 2010 and 2009 presented below are derived from Dollar Thrifty's audited financial statements (which are incorporated by reference into this prospectus) filed as part of Dollar Thrifty's Annual Report on Form 10-K for the year ended December 31, 2010 filed by Dollar Thrifty with the SEC on February 28, 2011, referred to as the "Dollar Thrifty 10-K." The selected consolidated statement of operations information of Dollar Thrifty for the six months ended June 30, 2011 and June 30, 2010, and the selected consolidated balance sheet information of Dollar Thrifty as of June 30, 2011 presented below are derived from Dollar Thrifty's unaudited consolidated financial statements (which are incorporated by reference into this prospectus) filed as part of Dollar Thrifty's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 filed with the SEC on August 8, 2011, referred to as the "Dollar Thrifty 10-Q." The selected balance sheet information of Dollar Thrifty as of June 30, 2010, the selected consolidated statement of operations information of Dollar Thrifty for the years ended December 31, 2007 and 2006, and the selected consolidated balance sheet information of Dollar Thrifty as of December 31, 2008, 2007 and 2006 are derived from Dollar Thrifty's publicly available information but not included, or incorporated by reference herein. The operating results for the six-month period ended June 30, 2011 are not necessarily indicative of the results of operations for the remainder of the fiscal year or any future period. More comprehensive financial information, including management's discussion and analysis of Dollar Thrifty's financial condition and results of operations, is contained in the Dollar Thrifty 10-K, the Dollar Thrifty 10-Q and other reports filed by Dollar Thrifty with the SEC. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See "Where You Can Find More Information" for instructions on how to obtain these other documents.

	Six Months Ended June 30, (unaudited)		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Statements of Operations Information:
(in thousands of dollars except per share data)
Revenues:
Vehicle rentals	$710,463	$712,562	$1,473,023	$1,472,918	$1,616,153	$1,676,349	$1,538,673
Other	33,013	31,995	64,137	73,331	81,840	84,442	122,004

Total revenues	743,476	744,557	1,537,160	1,546,249	1,697,993	1,760,791	1,660,677

Costs and expenses:
Direct vehicle and operating	369,263	373,223	745,535	768,456	888,294	887,178	827,440
Vehicle depreciation and lease charges, net	140,684	122,328	299,200	426,092	539,406	477,853	380,005
Selling, general and administrative	97,790	103,482	209,341	200,389	213,734	230,515	259,474
Interest expense, net	39,272	43,057	89,303	96,560	110,424	109,728	95,974
Goodwill and long-lived asset impairment	—	239	1,057	2,592	366,822	3,719	—

Total costs and expenses	647,009	642,329	1,344,436	1,494,089	2,118,680	1,708,993	1,562,893

(Increase) decrease in fair value of derivatives	(3,890)	(14,874)	(28,694)	(28,848)	36,114	38,990	9,363

Income (loss) before income taxes	100,357	117,102	221,418	81,008	(456,801)	12,808	88,421
Income tax expense (benefit)	41,329	47,547	90,202	35,986	(110,083)	11,593	36,729

Net income (loss)	$59,028	$69,555	$131,216	$45,022	$(346,718)	$1,215	$51,692

Basic Earnings (Loss) Per Share	$2.05	$2.43	$4.58	$1.98	$(16.22)	$0.05	$2.14

Diluted Earnings (Loss) Per Share	$1.89	$2.31	$4.34	$1.88	$(16.22)	$0.05	$2.04

Weighted average shares outstanding (in millions)
Basic	28.8	28.6	28.6	22.7	21.4	22.6	24.2
Diluted	31.2	30.1	30.2	24.0	21.4	23.6	25.3

	June 30, (unaudited)		December 31,
	2011	2010	2010	2009	2008	2007	2006
Balance Sheet Data
(in thousands)
Cash and cash equivalents	$456,073	$269,876	$463,153	$400,404	$229,636	$101,025	$191,891
Cash and cash equivalents—required minimum balance	$—	$100,000	$100,000	$100,000	$—	$—	$—
Restricted cash and investments	$126,360	$113,518	$277,407	$622,540	$596,588	$132,945	$389,794
Revenue-earning vehicles, net	$1,800,231	$1,725,865	$1,341,822	$1,228,637	$1,946,079	$2,808,354	$2,623,719
Total assets	$2,656,590	$2,517,783	$2,499,528	$2,645,937	$3,238,181	$3,891,452	$4,011,498
Debt and other obligations	$1,473,125	$1,548,934	$1,397,243	$1,727,810	$2,488,245	$2,656,562	$2,744,284
Stockholders' equity	$607,307	$467,856	$538,607	$393,914	$208,420	$578,865	$647,700

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
OF HERTZ AND DOLLAR THRIFTY

        The following unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2010 and for the six months ended June 30, 2011 are presented on a pro forma basis to give effect to the tender offer and related transactions as if they had occurred on January 1, 2010. The following unaudited pro forma condensed combined balance sheet as of June 30, 2011 is presented on a pro forma basis to give effect to the tender offer and related transactions as if they had occurred on June 30, 2011. In each case, the following unaudited pro forma condensed consolidated financial statements are presented on a pro forma basis as if Hertz, rather than Hertz Holdings, had effected the tender offer and related transactions.

        The following unaudited pro forma condensed combined financial statements, or the "pro forma financial statements," were derived from the unaudited pro forma condensed combined financial statements originally prepared for Hertz Holdings and included in the Registration Statement on Form S-4 (Reg. No. 333-174042) filed by Hertz Holdings in connection with the tender offer and should be read in conjunction with:

  •
  the consolidated financial statements of Hertz as of and for the year ended December 31, 2010 and the related notes included in this prospectus;

  •
  the consolidated financial statements of Dollar Thrifty as of and for the year ended December 31, 2010 and the related notes included in Dollar Thrifty's Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated by reference into this prospectus;

  •
  the consolidated financial statements of Hertz as of and for the six months ended June 30, 2011 and the related notes included in this prospectus; and

  •
  the consolidated financial statements of Dollar Thrifty as of and for the six months ended June 30, 2011 and the related notes included in Dollar Thrifty's Quarterly Report on Form 10-Q for the six months ended June 30, 2011, which are incorporated by reference into this prospectus.

        The consolidated financial statements of Hertz and Dollar Thrifty as of June 30, 2011 and for the six months ended June 30, 2011 and year ended December 31, 2010 have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the tender offer and related transactions, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements.

        The unaudited pro forma adjustments were based on publicly available information, including Hertz Holdings' Registration Statement on Form S-4/A filed on August 12, 2010 in connection with the 2010 Merger Agreement (as defined below), Dollar Thrifty's Annual Report on Form 10-K for the year ended December 31, 2010 and Dollar Thrifty's Quarterly Report on Form 10-Q for the six months ended June 30, 2011. The unaudited pro forma adjustments were also based on certain assumptions and estimates that Hertz believes are reasonable based on such publicly available information. Dollar Thrifty has not participated in the preparation of the pro forma financial statements or this prospectus and has not reviewed or verified the information, assumptions or estimates relating to Dollar Thrifty in the pro forma financial statements. Additional information may exist that could materially affect the assumptions and estimates and related pro forma adjustments. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable and reasonably available to Hertz.

        The pro forma financial statements assume, among other things, that upon consummation of the tender offer:

  •
  all outstanding shares of Dollar Thrifty common stock are exchanged in the tender offer and related transactions at the fixed exchange ratio of 0.8546 shares of Hertz Holdings common stock for each share of Dollar Thrifty common stock and $57.60 in cash for each share of Dollar Thrifty common stock;

  •
  all outstanding options to purchase shares of Dollar Thrifty common stock under Dollar Thrifty's employee stock plans will be converted into options to purchase shares of Hertz Holdings common stock, on the same terms and conditions as applicable to the options to purchase Dollar Thrifty common stock, except that the number of shares of Hertz Holdings common stock and the exercise price per share will be adjusted based on the offer consideration and the closing price per share of Hertz Holdings common stock on the date the tender offer is consummated (or if that date is not a trading day, the trading day immediately preceding that date); and

  •
  all outstanding awards of restricted stock units and performance units will vest and be converted into a right to receive a lump sum cash payment equal to the product of (1) the number of shares of Dollar Thrifty common stock subject to such award (in the case of performance awards as if performance was achieved at the target level) and (2) the sum of (A) $57.60 and (B) the value of the stock portion of the offer consideration, valued at the closing price per share of Hertz Holdings' common stock on the date the tender offer is consummated (or if that date is not a trading day, the trading day immediately preceding that date).

        The pro forma financial statements have been presented for informational purposes only. The pro forma financial statements are not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the offer been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between Hertz and Dollar Thrifty during the period presented in the pro forma financial statements that would need to be eliminated.

        The pro forma financial statements have been prepared using the acquisition method of accounting under GAAP, which is subject to change and interpretation. Hertz has been treated as the acquirer in the offer for accounting purposes. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

        Acquisition accounting is dependent upon certain valuations and other studies that have not yet begun or are not yet completed, and will not be completed until after the closing of the offer. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of preparing the pro forma financial statements and are based upon preliminary information available at the time of the preparation of this prospectus. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the pro forma financial statements and the combined company's future results of operations and financial position.

        The pro forma financial statements do not reflect any cost savings or other synergies that the combined company may achieve as a result of the tender offer and related transactions or the costs to integrate the operations of Hertz and Dollar Thrifty or the costs necessary to achieve these cost savings and other synergies. The pro forma financial statements also do not reflect any divestitures that Hertz may be required to make in connection with obtaining regulatory approvals and clearances for the offer. Further, while Hertz has engaged in discussions with the Federal Trade Commission and has started a process for the divestiture of its Advantage brand, the results of Advantage are included in the pro forma results above and have not been reclassified to held for sale. The effects of the foregoing items could, individually or in the aggregate, materially impact the pro forma financial statements.

 Unaudited Pro Forma Condensed Combined
Statement of Operations
For the Year Ended December 31, 2010

(in thousands of dollars, except per share data)	Hertz	Dollar Thrifty	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues:
Car rental	$6,355,205	$1,473,023	$—		$7,828,228
Equipment rental	1,069,820	—	—		1,069,820
Other	137,509	64,137	—		201,646

Total revenues	7,562,534	1,537,160	—		9,099,694

Expenses:
Direct operating	4,282,351	745,535	—		5,027,886
Depreciation of revenue earning equipment and lease charges	1,868,147	299,200	—		2,167,347
Selling, general and administrative	664,442	209,341	(62,073)	(a)(c)(d)	811,710
Interest expense	726,539	90,887	16,438	(b)	833,864
Interest and other income, net	(12,310)	(1,584)	—		(13,894)
Impairment charges	—	1,057	—		1,057

Total expenses	7,529,169	1,344,436	(45,635)		8,827,970

Increase in fair value of derivatives	—	(28,694)	28,694	(d)	—
Income (loss) before income taxes	33,365	221,418	16,941		271,724
(Provision) for taxes on income	(33,728)	(90,202)	(6,607)	(e)	(130,537)

Net income (loss)	(363)	131,216	10,334		141,187
Less: Net income attributable to noncontrolling interest	(17,383)	—	—		(17,383)

Net income (loss) attributable to Hertz/Dollar Thrifty common stockholders	$(17,746)	$131,216	$10,334		$123,804

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
Statements, which are an integral part of these statements.

 Unaudited Pro Forma Condensed Combined
Statement of Operations
For the Six months Ended June 30, 2011

(in thousands of dollars, except per share data)	Hertz	Dollar Thrifty	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues:
Car rental	$3,210,138	$710,463	$—		$3,920,601
Equipment rental	569,727	—	—		569,727
Other	72,431	33,013	—		105,444

Total revenues	3,852,296	743,476	—		4,595,772

Expenses:
Direct operating	2,260,971	369,263	—		2,630,234
Depreciation of revenue earning equipment and lease charges	855,758	140,684	—		996,442
Selling, general and administrative	377,688	97,790	(12,134)	(a)(c)(d)	463,344
Interest expense	338,350	40,019	4,372	(b)	382,741
Interest and other (income) expense, net	59,275	(747)	—		58,528

Total expenses	3,892,042	647,009	(7,762)		4,531,289

Increase in fair value of derivatives	—	(3,890)	3,890	(d)	—
Income (loss) before income taxes	(39,746)	100,357	3,872		64,483
(Provision) benefit for taxes on income	(12,365)	(41,329)	(1,510)	(e)	(55,204)

Net income (loss)	(52,111)	59,028	2,362		9,279
Less: Net income attributable to noncontrolling interest	(8,760)	—	—		(8,760)

Net income (loss) attributable to Hertz/Dollar Thrifty common stockholders	$(60,871)	$59,028	$2,362		$519

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
Statements, which are an integral part of these statements.

 Unaudited Pro Forma Condensed Combined
Balance Sheet
As of June 30, 2011

(in thousands of dollars)	Hertz	Dollar Thrifty	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Assets
Cash and cash equivalents	$747,580	$456,073	$(1,182,390)	(f)	$21,263
Restricted cash and cash equivalents	274,289	126,360	—		400,649
Receivables, less allowance for doubtful accounts	1,447,170	92,996	—		1,540,166
Inventories, at lower of cost or market	99,999	—	—		99,999
Prepaid expenses and other assets	458,193	72,595	(43,106)	(g)	487,682
Revenue earning equipment, net
Cars	9,522,694	1,800,231	—		11,322,925
Other equipment	1,702,659	—	—		1,702,659

Total revenue earning equipment, net	11,225,353	1,800,231	—		13,025,584

Property and equipment, net	1,218,542	108,335	—		1,326,877
Other intangible assets, net	2,522,540	—	550,000	(h)	3,072,540
Goodwill	307,212	—	1,118,375	(i)	1,425,587

Total Assets	$18,300,878	$2,656,590	$442,879		$21,400,347

Liabilities and Equity
Accounts payable	$1,560,856	$59,450	$—		$1,620,306
Accrued liabilities	1,043,507	142,664	(11,206)	(j)	1,174,965
Accrued taxes	161,854	5,007	(5,590)	(e)	161,271
Debt	11,295,754	1,473,125	485,625	(k)	13,254,504
Public liability and property damage	286,018	105,861	—		391,879
Deferred taxes on income	1,433,333	263,176	221,830	(l)	1,918,339

Total Liabilities	15,781,322	2,049,283	690,659		18,521,264

Common Stock	—	355	(355)	(m)	—
Preferred Stock	—	—	—		—
Additional paid-in capital	3,472,029	945,858	(559,990)	(n)	3,857,897
Accumulated deficit	(1,064,472)	(102,941)	77,796	(o)	(1,089,617)
Accumulated other comprehensive income (loss)	97,262	(4,469)	3,273	(p)	96,066
Treasury stock	—	(231,496)	231,496	(q)	—

Total Hertz/Dollar Thrifty equity	2,504,819	607,307	(247,780)		2,864,346

Noncontrolling interest	14,737	—	—		14,737

Total Equity	2,519,556	607,307	(247,780)		2,879,083

Total Liabilities and Equity	$18,300,878	$2,656,590	$442,879		$21,400,347

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
Statements, which are an integral part of these statements.

 NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.     Description of Transaction

        On April 25, 2010, Hertz Holdings, HDTMS, Inc. and Dollar Thrifty entered into a merger agreement, as amended on September 10, 2010 (the "2010 Merger Agreement"), pursuant to which, subject to the terms and conditions set forth in the 2010 Merger Agreement, Dollar Thrifty would have become a wholly owned subsidiary of Hertz Holdings. On September 30, 2010, at a special meeting of Dollar Thrifty stockholders, a majority of the outstanding shares of Dollar Thrifty common stock did not vote in favor of the proposal to adopt the 2010 Merger Agreement. As a result, on October 1, 2010, Hertz Holdings terminated the 2010 Merger Agreement.

        HDTMS, Inc., a wholly owned subsidiary of Hertz Holdings, is now offering to exchange each outstanding share of Dollar Thrifty common stock that is validly tendered and not properly withdrawn prior to the expiration date, for (1) $57.60 in cash, less any applicable withholding taxes and without interest, and (2) 0.8546 shares of Hertz Holdings common stock, upon the terms and subject to the conditions contained in this prospectus and the accompanying letter of transmittal. Based on the closing price of Hertz Holdings common stock on August 9, 2011, the date used for preparation of the pro forma financial statements, the consideration to be transferred by Hertz Holdings to Dollar Thrifty stockholders is valued at $66.50 per share, or approximately $2.0 billion in the aggregate.

2.     Basis of Presentation

        The pro forma financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board's Accounting Standards Codification (ASC) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Certain reclassifications have been made to the historical financial statements of Dollar Thrifty to conform with Hertz's presentation, primarily related to the presentation of (i) interest income, which Dollar Thrifty shows net with interest expense, and (ii) capitalized software, which Dollar Thrifty shows as a separate line item, but which Hertz includes in "Property and equipment, net". Hertz has not been able to perform any due diligence since the termination of the 2010 Merger Agreement through which other differences in presentation could be definitively identified. Upon consummation of the offer, further review of Dollar Thrifty's accounting policies may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of Hertz as the combined company following the offer. At this time, Hertz is not aware of any differences that would have a material impact on the financial statements of Hertz as the combined company following the offer.

        ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the consummation of the offer. In addition, ASC 805 establishes that the consideration transferred be measured at the consummation of the offer at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in the pro forma financial statements.

        ASC 820 defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Hertz may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Hertz's intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

        Under ASC 805 acquisition-related transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by Hertz are estimated to be approximately $58 million, of which Hertz estimates $21 million and $9 million have been paid in the year ended December 31, 2010 and six months ended June 30, 2011, respectively, and have been removed from the unaudited pro forma condensed combined statements of operations as they reflect non-recurring charges directly related to the tender offer. The remaining $27 million of anticipated costs for Hertz are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and retained earnings. Additionally, acquisition-related transaction costs incurred by Dollar Thrifty in 2010 and the six months ended June 30, 2011 of approximately $23 million and $5 million, respectively, have been removed from the unaudited pro forma condensed combined statements of operations as they reflect non-recurring charges associated with the 2010 Merger Agreement, as well as other transaction-related expenses.

3.     Estimate of Consideration Expected to be Transferred

        As the actual tender offer was made by Hertz Holdings, and such tender offer includes shares of Hertz Holdings and Hertz Holdings share-based compensation awards offered in exchange for the outstanding Dollar Thrifty shares and share-based compensation awards, certain adjustments to these pro forma financial statements were required in order to present combined pro forma financial statements of Hertz and Dollar Thrifty. The information presented below in this note reflects how the actual tender offer consideration is expected to be transferred. For purposes of these pro forma financial statements, we have reflected the equity portion of the consideration expected to be transferred as having been pushed down from Hertz Holdings to Hertz. This assumption is reflected in note 5(n) as an addition to Hertz "Additional paid-in capital."

        The following is a preliminary estimate of consideration expected to be transferred to consummate the offer:

	(In thousands, except per share amounts)
Dollar Thrifty common stock shares outstanding, less shares owned by Hertz, at June 30, 2011(a)	28,532
Cash per share	$57.60

Cash consideration for outstanding shares	1,643,443
Value of Dollar Thrifty performance unit share awards and restricted stock units to be settled in cash	4,836	(b)

Total cash consideration	1,648,279
Dollar Thrifty common stock shares outstanding, less shares owned by Hertz, at June 30, 2011(a)	28,532
Common stock exchange ratio per share	0.8546

Equivalent Hertz Holdings shares	24,383
Hertz Holdings common stock share price on August 9, 2011	$10.42	(c)

Common stock equity consideration	254,076
Fair value of share-based compensation awards	131,792	(d)

Total estimated consideration transferred	$2,034,147

(a)
In April 2011 and May 2011, Hertz purchased 472,699 shares of Dollar Thrifty common stock in the open market at an average share price of $69.53. Therefore, these shares have been excluded from the estimate of consideration expected to be transferred.

(b)
Represents the cash consideration estimated to be paid to holders of Dollar Thrifty performance units and restricted stock units for service prior to the consummation of the offer. At the date the offer is completed, the holders of each performance unit and each restricted stock unit is assumed to be entitled to receive a lump sum cash payment equal to the product of (1) the number of shares of Dollar Thrifty common stock subject to such award (in the case of performance units, as if performance was achieved at the target level) and (2) the sum of (A) $57.60 and (B) the value of the stock portion of the offer consideration, valued at the closing price per share of Hertz Holdings common stock on the date the offer is consummated (or if that date is not a trading day, the trading day immediately preceding that day). ASC 805 requires that cash payments made to settle vested awards attributable to precombination service be included in the consideration transferred. Additionally, approximately $8.4 million in payments associated with performance units and restricted stock units associated with post-combination services are expected to be expensed after consummation of the offer. This amount will differ from the actual amount recorded as the portion of this amount associated with performance units is based on vesting through June 30, 2011.

(c)
In accordance with ASC 805, Hertz Holdings' actual stock price as of the date the offer is completed will be used to determine the value of stock and stock options to be issued as consideration in connection with the offer and thus to calculate the actual purchase price. In calculating the estimated purchase price, Hertz Holdings' stock price as of August 9, 2011 was used as a proxy for the actual Hertz Holdings stock price as of the date the offer is completed. Changes in Hertz Holdings' stock price between August 9, 2011 and the date the offer is completed may result in a material difference from the stock price used to calculate the estimated purchase price for the purposes of the pro forma financial statements. If Hertz Holdings' stock price as of the date the offer is completed increases or decreases by 40% from the price assumed in the pro forma financial statements, the consideration transferred would increase or decrease by approximately

  $102 million, which would be reflected as an increase or decrease to goodwill. Hertz believes that it is reasonably possible that the Hertz Holdings common stock price as of the consummation of the offer will be up to 40% higher or lower than the common stock price assumed in the pro forma financial statements, based upon fluctuations in Hertz Holdings' common stock price during 2011.

(d)
Each Dollar Thrifty stock option is assumed to be converted into an adjusted Hertz Holdings stock option to acquire a number of shares of Hertz Holdings common stock, determined by multiplying the number of shares of Dollar Thrifty common stock subject to the Dollar Thrifty stock option by an exchange ratio (the "Incentive Award Exchange Ratio") equal to the sum of the fixed exchange ratio (0.8546 Hertz Holdings shares for which each Dollar Thrifty share will be exchanged) and the quotient of $57.60 (the cash consideration) divided by the closing price per share of Hertz Holdings common stock on the date the offer is consummated (or if not a trading day, the last trading day before that day). The exercise price per share of Hertz Holdings common stock subject to the adjusted Hertz Holdings stock option will be equal to the per share exercise price of such Dollar Thrifty stock option divided by the Incentive Award Exchange Ratio. In accordance with ASC 805, the fair value of outstanding Dollar Thrifty stock options, which are assumed to immediately vest upon consummation of the offer, has been attributed to precombination service and included in the consideration transferred.

4.     Estimate of Assets to be Acquired and Liabilities to be Assumed

        The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Hertz in the offer:

(In thousands)
Book value of net assets acquired at June 30, 2011(a)	$608,262
Adjustments to:
Revenue earning equipment(b)	—
Property and equipment(b)	—
Identifiable intangible assets(c)	550,000
Debt(d)	11,250
Contingencies(e)	—
Taxes(f)	(218,888)
Goodwill(g)	1,083,523

Estimate of consideration expected to be transferred	$2,034,147

(a)
The following reconciles the net assets of Dollar Thrifty, as disclosed in its Quarterly Report on Form 10-Q for the six months ended June 30, 2011, to the amount estimated to be acquired upon consummation of the offer:

(In thousands)
Net assets of Dollar Thrifty, as disclosed in its Quarterly Report on Form 10-Q for the six months ended June 30, 2011	$607,307
Retention payments paid, net of income tax benefit of $850 by Dollar Thrifty prior to consummation of the offer(i)	(1,330)
Elimination of unamortized deferred financing fees associated with Dollar Thrifty's extinguishment of non-vehicle debt prior to consummation of the offer, net of income tax benefit of $1,033(i)	(1,615)
Elimination of deferred compensation associated with restricted stock units(ii)	3,900

$608,262

(i)
Amounts assumed for purposes of these pro forma financial statements based on publicly available information.

(ii)
It is assumed, based on publicly available information, that at June 30, 2011, Dollar Thrifty had accrued for deferred compensation in relation to vested, but deferred, restricted stock units for non-employee directors. For purposes of these pro forma financial statements, it is assumed that these restricted stock units will be converted into a right to receive a lump sum cash payment (as described in Note 1).
(b)
As of the consummation of the offer, revenue earning equipment and property and equipment (including software) are required to be measured at fair value, unless those assets are classified as held-for-sale as of the consummation of the offer. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Hertz does not have sufficient information at this time as to the specific nature, age, condition or location of these assets, and Hertz does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. Accordingly, for purposes of the pro forma financial statements, Hertz believes that the current Dollar Thrifty book values for revenue earning equipment and property and equipment (including software) of $1,800 million and $108 million, respectively, represent the best estimates of fair value. These estimates of fair value are preliminary and subject to change and could vary materially from the actual adjustment. For each 1% change in fair value to revenue earning equipment and property and equipment, assuming weighted-average useful lives of 1.5 years and 7.5 years, respectively, depreciation expense would change by approximately $12.0 million and $0.2 million, respectively.

(c)
As of the consummation of the offer, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the pro forma financial statements, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the "income method," which starts with a forecast of all the expected future net cash flows. Under applicable antitrust laws and regulations, there are significant limitations regarding what Hertz can learn about the specifics of the Dollar Thrifty intangible assets prior to the consummation of the offer and any such process will take several months to complete.

At this time, Hertz does not have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset's life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of these pro forma financial statements and using available information, such as historical product revenues, Dollar Thrifty's cost structure, and certain other high-level assumptions, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated Fair Value (In thousands)	Estimated Useful Life
Trade names	$445,000	Indefinite
Customer relationships	105,000	10 years

Total	$550,000

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma financial statements. Once Hertz has full access to the specifics of the Dollar Thrifty intangible assets, additional insight will be gained that could impact the estimated total value assigned to intangible assets and/or the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Hertz only upon access to additional information and/or by changes in such factors that may occur prior to the consummation of the offer. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the Dollar Thrifty intangible assets and/or to the estimated weighted-average useful lives from what Hertz has assumed in these pro forma financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Hertz's estimate of associated amortization expense.

(d)
As of the consummation of the offer, debt is required to be measured at fair value. Hertz has calculated the adjustment based on information obtained from Dollar Thrifty's Quarterly Report on Form 10-Q for the six months ended June 30, 2011 on the fair value of Dollar Thrifty debt and believes the pro forma adjustment amount to be reasonable. For each $10 million decrease/(increase) in the fair value of the Dollar Thrifty debt, interest expense would increase/(decrease) by approximately $8.6 million.

(e)
As of the consummation of the offer, except as specifically excluded, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC 450, Contingencies. As disclosed in Dollar Thrifty's audited financial statements filed as part of Dollar Thrifty's 2010 Annual Report on Form 10-K for the year ended December 31, 2010 and Dollar Thrifty's unaudited consolidated financial statements filed as part of Dollar Thrifty's Quarterly Report on Form 10-Q for the six months ended June 30, 2011, which are incorporated by reference into this prospectus, Dollar Thrifty is involved in various legal actions, claims and governmental inquiries and proceedings, which are pending or may be instituted or asserted in the future against them. However, Hertz does not have sufficient information at this time to evaluate if the fair value of these contingencies can be determined and, if determinable, to value them under a fair value standard. A fair valuation effort would require intimate knowledge of complex legal matters and associated defense strategies, which cannot occur prior to the consummation of the offer. As required, Dollar Thrifty currently accounts for these contingencies under ASC 450. If fair value cannot be determined for Dollar Thrifty's contingencies, the combined company would continue to account for the Dollar Thrifty contingencies using ASC 450. Since Dollar Thrifty's current accounting approach is subject to external audit and as Dollar Thrifty management, unlike Hertz management, has full and complete access to relevant information about these contingencies, Hertz believes that it has no basis for modifying Dollar Thrifty's current application of these standards. Accordingly, for the purpose of the pro forma financial statements, Hertz has not adjusted the Dollar Thrifty book values. This approach is preliminary and subject to change.

(f)
As of the consummation of the offer, Hertz will provide deferred taxes as part of the accounting for the offer, primarily related to the estimated fair value adjustments for acquired intangibles and assumed debt. The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(In thousands)
Estimated fair value of identifiable intangible assets to be acquired	$550,000
Estimated fair value adjustment of debt to be assumed	11,250

Total estimated fair value adjustments	$561,250

Deferred taxes associated with the estimated fair value adjustments at 39%	$218,888

(g)
Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

5.     Pro Forma Adjustments

        Adjustments included in the column under the heading "Pro Forma Adjustments" represent the following:

(a)
To adjust amortization expense for the estimated amortization expense of customer relationship intangible assets acquired, with an estimated fair value of $105 million and an estimated useful life of ten years.

(b)
To adjust interest expense as follows:

	Year Ended December 31, 2010	Six months Ended June 30, 2011
	(In thousands)
Amortization of the fair value adjustment to debt	$9,673	$968
Elimination of interest expense due to the extinguishment of Dollar Thrifty's existing non-vehicle debt(i)	(5,770)	(2,864)
Elimination of amortization of deferred financing costs associated with extinguished debt	(1,452)	(726)
Interest expense on additional borrowings under Hertz's Senior ABL facility used to partially fund the offer(ii)	13,987	6,994

Total	$16,438	$4,372

(i)
Includes elimination of commitment fees related to Dollar Thrifty's revolving credit facility. Elimination of Dollar Thrifty's letter of credit fees relating to Dollar Thrifty's letters of credit outstanding at the end of the relevant periods offset by assumption that outstanding balance of Dollar Thrifty's letters of credit at the end of the relevant periods were issued under the terms of Hertz's Senior ABL Facility in force as at June 30, 2011 for the entire duration of the relevant periods.

(ii)
Represents interest expense at an assumed current rate of 2.19% (June 30, 2011 LIBOR plus 250 basis points) net of assumed savings of 50 basis points on the drawn amount, as historical information includes a facility fee equal to 50 basis points on any available and undrawn amount. A change of one-eighth of 1% (12.5 basis points) in the interest rate associated with this variable rate borrowing would result in additional annual interest expense (if the interest rate increases) or a reduction to annual interest expense (if the interest rate decreases) of approximately $0.1 million. Additionally, for every additional $10 million in borrowings, interest expense would increase by approximately $0.2 million on an annual basis.
(c)
To eliminate advisory, legal, regulatory and retention costs that are directly attributable to the offer but that are not expected to have a continuing impact on the combined company's results, as follows:

	Year Ended December 31, 2010	Six months Ended June 30, 2011
	(In thousands)
Eliminate Hertz's acquisition-related advisory, legal and regulatory costs assumed to be non-recurring	$21,274	$8,894
Eliminate Dollar Thrifty's acquisition-related transaction and retention costs assumed to be non-recurring	22,605	$4,600

Total	$43,879	$13,494

(d)
Certain adjustments have been made to the historical financial statements of Dollar Thrifty to conform to Hertz's presentation. For the pro forma condensed combined statements of operations, the increase in the fair value of derivatives, which Dollar Thrifty presents as a separate line item, has been reclassified to the "Selling, general and administrative" line item.

(e)
To record the impact on accrued income taxes in relation to pre-closing retention program and deferred compensation payments and the write-off of deferred financing costs.

Hertz has generally assumed a 39% tax rate when estimating the tax impacts of the offer, representing the statutory tax rate for Hertz. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-offer activities, cash needs and the geographical location of businesses.

(f)
To adjust cash and cash equivalents, as follows:

(In thousands)
Extinguishment of Dollar Thrifty's non-vehicle debt in connection with the consummation of the offer	$(143,125)
Cash portion of offer consideration(i) (see Note 3)	(1,648,279)
Retention payments paid by Dollar Thrifty prior to closing(ii) (see Note 4(a))	(3,880)
Estimate of future offer-related transaction costs	(27,106)
Additional borrowings under Hertz's Senior ABL Facility	640,000

Total	$(1,182,390)

(i)
Hertz intends to pay the cash consideration for the offer from cash on hand, borrowings under bank credit facilities and/or from the issuance of debt securities. These pro forma financial statements assume that the cash consideration will be funded from available cash balances and borrowings under Hertz's Senior ABL Facility, as the terms of any such borrowings or issuance of debt securities have yet to be determined. If Hertz funds all or any material portion of the cash consideration with new borrowings or the issuance of debt securities, such funding could have a material impact on these pro forma financial statements.

(ii)
For purposes of these pro forma financial statements, it is assumed that Dollar Thrifty has established a retention program with a pool of approximately $7,760,000 for Dollar Thrifty employees who are not executive officers and that 50% of the approximately $7,760,000 charge will be payable upon completion of the offer and 50% will be payable upon completion of a six-month requisite service period following the completion of the offer. Based on those assumptions, Hertz will incur charges following the offer of approximately $3,880,000 in relation to this retention program.
(g)
To adjust prepaid expenses and other assets, as follows:

(In thousands)
Eliminate unamortized deferred financing fees associated with Dollar Thrifty's extinguished non-vehicle debt(i)	$(2,648)
Eliminate Rabbi trust plan (prefunding) associated with deferred compensation	(5,606)
Eliminate Dollar Thrifty common shares previously held by Hertz at June 30, 2011	(34,852)

Total	$(43,106)

(i)
Amounts assumed for purposes of these pro forma financial statements based on publicly available information.
(h)
To record intangible assets acquired at an estimate of fair value of $550,000,000 (see Note 4(c)).

(i)
To record an estimate of acquisition date goodwill (see Note 4(g)).

(j)
To reflect the settlement of assumed retention and deferred compensation expense.

(k)
To eliminate Dollar Thrifty's non-vehicle debt, adjust Dollar Thrifty's remaining debt to an estimate of fair value and incur additional borrowings under Hertz's Senior ABL facility as follows:

(In thousands)
Eliminate Dollar Thrifty non-vehicle debt(i)	$(143,125)
Estimated fair value decrease to remaining debt assumed(i)	(11,250)
Additional borrowings under Hertz's Senior ABL Facility	640,000

Total	$485,625

(i)
Amounts assumed for purposes of these pro forma financial statements based on publicly available information.
(l)
To adjust deferred taxes on income associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at 39% (see Note 4(f)), to reverse deferred taxes of $3,707,000 associated with deferred compensation assumed to be paid by Dollar Thrifty prior to closing, and to reverse deferred taxes of $765,343 recorded on Hertz related to gains recorded, in accumulated other comprehensive income, on Dollar Thrifty common shares previously held.

(m)
To eliminate Dollar Thrifty's common stock.

(n)
To record the stock portion of the offer consideration, at fair value, and to eliminate Dollar Thrifty's additional paid-in-capital, as follows:

(In thousands)
Eliminate Dollar Thrifty's additional paid-in capital	$(945,858)
Issuance of Hertz Holdings common stock and options(i)	385,868

Total	$(559,990)

(i)
See Note 3.
(o)
To eliminate Dollar Thrifty's accumulated deficit, to record estimated non-recurring costs of Hertz and Dollar Thrifty for advisory, legal, regulatory and valuation costs, and to eliminate gains and related deferred tax effect on Dollar Thrifty shares previously held by Hertz at June 30, 201, as follows:

(In thousands)
Eliminate Dollar Thrifty's accumulated deficit	$102,941
Estimated remaining offer related transaction costs assumed to be non-recurring	(27,106)
Eliminate gains and deferred taxes associated with Dollar Thrifty shares owned by Hertz at June 30, 2011	1,961

Total	$77,796

(p)
To eliminate Dollar Thrifty's accumulated other comprehensive loss of $4,469,000 and Hertz's gains recorded on Dollar Thrifty common shares owned of $(1,195,534).

(q)
To eliminate Dollar Thrifty's treasury stock.

        The pro forma financial statements do not reflect Hertz's expected realization of any cost savings. These savings are expected in direct operating, depreciation of revenue earning equipment and selling, general and administrative functions. Although Hertz management expects that cost savings will result from the offer, there can be no assurance that these cost savings will be achieved. The pro forma financial statements also do not reflect estimated restructuring and integration charges associated with the expected cost savings. Additionally, assumed severance charges for Dollar Thrifty senior management of approximately $23 million are not reflected in the pro forma financial statements, and will be expensed as incurred.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis provides information that we believe to be relevant to an understanding of our consolidated financial condition and results of operations.

        You should read the following discussion and analysis together with the section of this prospectus entitled "Cautionary Note Regarding Forward-Looking Statements," with our audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements and the respective related notes thereto contained elsewhere in this prospectus.

Corporate History

        We are a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Hertz was incorporated in Delaware in 1967. On December 21, 2005 investment funds associated with or designated by the Sponsors, acquired all of our common stock from Ford Holdings. Following Hertz Holdings' initial public offering in November 2006 and subsequent offerings in June 2007, May 2009, June 2009 and March 2011, the Sponsors currently own approximately 39% of the common stock of Hertz Holdings.

        In January 2009, Bank of America Corporation, or "Bank of America," acquired Merrill Lynch & Co., Inc., the parent company of MLGPE. Accordingly, Bank of America is now an indirect beneficial owner of Hertz Holdings' common stock held by MLGPE and certain of its affiliates.

Overview

        We are engaged principally in the business of renting cars and renting equipment.

        Our revenues primarily are derived from rental and related charges and consist of:

  •
  Car rental revenues (revenues from all company-operated car rental operations, including charges to customers for the reimbursement of costs incurred relating to airport concession fees and vehicle license fees, the fueling of vehicles and the sale of loss or collision damage waivers, liability insurance coverage and other products);

  •
  Equipment rental revenues (revenues from all company-operated equipment rental operations, including amounts charged to customers for the fueling and delivery of equipment and sale of loss damage waivers, as well as revenues from the sale of new equipment and consumables); and

  •
  Other revenues (fees and certain cost reimbursements from our licensees and revenues from our car leasing operations and our third-party claim management services).

        Our expenses primarily consist of:

  •
  Direct operating expenses (primarily wages and related benefits; commissions and concession fees paid to airport authorities, travel agents and others; facility, self-insurance and reservation costs; the cost of new equipment and consumables purchased for resale; and other costs relating to the operation and rental of revenue earning equipment, such as damage, maintenance and fuel costs);

  •
  Depreciation expense and lease charges relating to revenue earning equipment (including net gains or losses on the disposal of such equipment). Revenue earning equipment includes cars and rental equipment;

  •
  Selling, general and administrative expenses (including advertising); and

  •
  Interest expense.

        Our profitability is primarily a function of the volume, mix and pricing of rental transactions and the utilization of cars and equipment. Significant changes in the purchase price or residual values of cars and equipment or interest rates can have a significant effect on our profitability depending on our ability to adjust pricing for these changes. We continue to balance our mix of non-program and program vehicles based on market conditions. Our business requires significant expenditures for cars and equipment, and consequently we require substantial liquidity to finance such expenditures. See "Liquidity and Capital Resources" below.

Car Rental

        In the U.S., as of June 30, 2011, the percentage of non-program cars was 68% as compared to 61% as of June 30, 2010. Internationally, as of June 30, 2011, the percentage of non-program cars was 58% as compared to 48% as of June 30, 2010.

        In recent periods we have decreased the percentage of program cars in our car rental fleet. Non-program cars typically have lower acquisition costs and lower depreciation rates than comparable program cars. As a result of decreasing our reliance on program cars, we reduce our risk related to the creditworthiness of the vehicle manufacturers. With fewer program cars in our fleet, we have an increased risk that the market value of a car at the time of its disposition will be less than its estimated residual value. Program cars generally provide us with flexibility to reduce the size of our fleet by returning cars sooner than originally expected without risk of loss in the event of an economic downturn or to respond to changes in rental demand. This flexibility will be reduced as the percentage of non-program cars in our car rental fleet increases. Furthermore, it is expected that the average age of our fleet will increase since the average holding period for non-program vehicles is longer than program vehicles. However, the longer holding period does not necessarily equate to higher costs due to the stringent turnback requirements imposed by vehicle manufacturers for program cars.

        In the six months ended June 30, 2011 and the year ended December 31, 2010, our vehicle depreciation costs decreased as compared to the prior year period due to improved residual values, a continued move towards a greater proportion of non-program vehicles, mix optimization and improved procurement and remarketing efforts. We believe the increase in residual values in the six months ended June 30, 2011 is partially due to the recent events in Japan and we are unsure if they will remain this high as these events work their way through the vehicle and equipment supply chain.

        For the six months ended June 30, 2011 and the year ended December 31, 2010, we experienced a 6.5% and 8.5% increase, respectively, in transaction days versus the prior period in the United States while rental rate revenue per transaction day, or "RPD," decreased 3.0% and 0.1%, respectively. During the six months ended June 30, 2011, in our European operations, we experienced a 6.9% improvement in transaction days and a 2.5% decrease in our car rental RPD compared to the six months ended June 30, 2010. During the year ended December 31, 2010, in our European operations, we experienced a 4.1% improvement in transaction days and a 1.4% improvement in our car rental RPD compared to the year ended December 31, 2009.

        Since January 1, 2008, we increased the number of our off-airport rental locations in the United States by approximately 28% to approximately 2,030 locations. Revenues from our U.S. off-airport operations represented $550.3 million, $496.0 million, $1,079.5 million, $953.1 million and $975.9 million of our total car rental revenues in the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, respectively. Our strategy includes selected openings of new off-airport locations, the disciplined evaluation of existing locations and the pursuit of same-store sales growth. Our strategy also includes increasing penetration in the off-airport market and growing the online leisure market, particularly in the longer length weekly sector, which is characterized by lower vehicle costs and lower transaction costs at a lower RPD. Increasing our penetration in these sectors is consistent with our long-term strategy to generate profitable growth. When we open a new off-airport location, we incur a number of costs, including those relating to site selection, lease negotiation, recruitment of employees, selection and development of managers, initial sales activities and integration of our systems with those of the companies who will reimburse the location's replacement renters for their rentals. A new off-airport location, once opened, takes time to generate its full potential revenues and, as a result, revenues at new locations do not initially cover their start-up costs and often do not, for some time, cover the costs of their ongoing operations.

Equipment Rental

        For the year ended December 31, 2010, HERC experienced lower rental volumes and pricing worldwide compared to the prior year period as commercial construction markets continued to be suppressed and credit markets for capital expansion remained tight especially in the first half of 2010. Pricing pressures continued as industry fleet levels exceeded demand creating competitive downward movement and irrational actions. Volume and price declines were partly offset by industrial performance and HERC balancing the customer portfolio in this arena. For the six months ended June 30, 2011, HERC experienced higher rental volumes and pricing worldwide, compared to the prior year period as the industry begins to recover and fleet levels begin to align with demand in the industry. Specifically, we saw increases in HERC specialty services as well as government work.

        HERC locations:

	Total	U.S.	Canada	France	Spain	Italy	China	Saudi Arabia
December 31, 2010	322	210	38	65	4	1	4	—
Net increase (decrease)	(8)	(9)	—	—	—	—	—	1
Additions relating to acquisitions	1	1	—	—	—	—	—	—

June 30, 2011	315	202	38	65	4	1	4	1

Seasonality

        Our car rental and equipment rental operations are seasonal businesses, with decreased levels of business in the winter months and heightened activity during the spring and summer. We have the ability to dynamically manage fleet capacity, the most significant portion of our cost structure, to meet market demand. For instance, to accommodate increased demand, we increase our available fleet and staff during the second and third quarters of the year. As business demand declines, fleet and staff are decreased accordingly. A number of our other major operating costs, including airport concession fees, commissions and vehicle liability expenses, are directly related to revenues or transaction volumes. In addition, our management expects to utilize enhanced process improvements, including efficiency initiatives and the use of our information technology systems, to help manage our variable costs. Approximately two-thirds of our typical annual operating costs represent variable costs, while the remaining one-third is fixed or semi-fixed. We also maintain a flexible workforce, with a significant number of part time and seasonal workers. However, certain operating expenses, including rent, insurance, and administrative overhead, remain fixed and cannot be adjusted for seasonal demand.

Restructuring

        As part of our ongoing effort to implement our strategy of reducing operating costs, we have evaluated our workforce and operations and made adjustments, including headcount reductions and business process reengineering resulting in optimized work flow at rental locations and maintenance facilities as well as streamlined our back-office operations and evaluated potential outsourcing opportunities. When we made adjustments to our workforce and operations, we incurred incremental expenses that delay the benefit of a more efficient workforce and operating structure, but we believe that increased operating efficiency and reduced costs associated with the operation of our business are important to our long-term competitiveness.

        During 2007 through 2010, we announced several initiatives to improve our competitiveness and industry leadership through targeted job reductions. These initiatives included, but were not limited to, job reductions at our corporate headquarters and back-office operations in the U.S. and Europe. As part of our re-engineering optimization we outsourced selected functions globally. In addition, we streamlined operations and reduced costs by initiating the closure of targeted car rental locations and equipment rental branches throughout the world. The largest of these closures occurred in 2008 which resulted in closures of approximately 250 off-airport locations and 22 branches in our U.S. equipment rental business. These initiatives impacted approximately 8,500 employees. During the second quarter of 2011, we continued to streamline operations and reduce costs with the closure of twelve equipment rental locations in the U.S., consolidation of our European headquarters as well as reductions in our workforce by approximately 50 employees.

        For the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, our consolidated statement of operations includes restructuring charges relating to various initiatives of $38.4 million, $31.0 million, $54.7 million, $106.8 million and $216.2 million, respectively.

        Additional efficiency and cost saving initiatives are being developed during 2011. However, we do not have any firm plans or estimates of related expenses. See Note 12 to both our audited annual consolidated financial statements and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Proposed Acquisition of Dollar Thrifty

        On April 25, 2010, Hertz Holdings, HDTMS and Dollar Thrifty entered into a merger agreement, as amended on September 10, 2010 (the "2010 Merger Agreement"), pursuant to which, subject to the terms and conditions set forth in the 2010 Merger Agreement, Dollar Thrifty would have become a wholly owned subsidiary of Hertz Holdings. On September 30, 2010, at a special meeting of Dollar Thrifty stockholders, a majority of the outstanding shares of Dollar Thrifty common stock did not vote in favor of the proposal to adopt the Merger Agreement. As a result, on October 1, 2010, Hertz Holdings terminated the 2010 Merger Agreement. We incurred legal, accounting, financial advisory and other expenses of approximately $21.3 million during the year ended December 31, 2010 in connection with the terminated Dollar Thrifty transaction.

        HDTMS is now offering to exchange each outstanding share of Dollar Thrifty common stock that is validly tendered and not properly withdrawn prior to the expiration date of the tender offer, for (1) $57.60 in cash, less any applicable withholding taxes and without interest, and (2) 0.8546 shares of Hertz Holdings common stock. Based on the closing price of Hertz Holdings stock on May 6, 2011, the consideration to be transferred by Hertz Holdings to Dollar Thrifty stockholders is valued at $72.00 per share, or approximately $2.2 billion in the aggregate.

Agreement to Acquire Donlen Corporation

        On July 12, 2011, Hertz entered into a definitive merger agreement under which it will acquire a fleet leasing and management services company, Donlen Corporation, or "Donlen," for an aggregate purchase price of $250 million, subject to adjustment either upward or downward based on the net assets of Donlen at closing. In addition, Hertz will assume or refinance approximately $680 million of Donlen's outstanding fleet debt. The transaction is subject to customary closing conditions and regulatory approvals and has been approved by the board of directors and stockholders of Donlen.

Critical Accounting Policies and Estimates

        Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or "GAAP." The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts in our financial statements and accompanying notes.

        We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements and changes in these judgments and estimates may impact our future results of operations and financial condition. For additional discussion of our accounting policies, see Note 2 to both our audited annual consolidated financial statements and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Revenue Earning Equipment

        Our principal assets are revenue earning equipment, which represented approximately 52% of our total assets as of December 31, 2010. Revenue earning equipment consists of vehicles utilized in our car rental operations and equipment utilized in our equipment rental operations. For the six months ended June 30, 2011 and the year ended December 31, 2010, 54% and 55%, respectively, of the vehicles purchased for our combined U.S. and international car rental fleets were subject to repurchase by automobile manufacturers under contractual repurchase and guaranteed depreciation programs, subject to certain manufacturers' car condition and mileage requirements, at a specific price during a specified time period. These programs limit our residual risk with respect to vehicles purchased under these programs. For all other vehicles, as well as equipment acquired by our equipment rental business, we use historical experience and monitor market conditions to set depreciation rates. When revenue earning equipment is acquired, we estimate the period that we will hold the asset, primarily based on historical measures of the amount of rental activity (e.g., automobile mileage and equipment usage) and the targeted age of equipment at the time of disposal. We also estimate the residual value of the applicable revenue earning equipment at the expected time of disposal. The residual values for rental vehicles are affected by many factors, including make, model and options, age, physical condition, mileage, sale location, time of the year and channel of disposition (e.g., auction, retail, dealer direct). The residual value for rental equipment is affected by factors which include equipment age and amount of usage. Depreciation is recorded on a straight-line basis over the estimated holding period. Depreciation rates are reviewed on a quarterly basis based on management's ongoing assessment of present and estimated future market conditions, their effect on residual values at the time of disposal and the estimated holding periods. Market conditions for used vehicle and equipment sales can also be affected by external factors such as the economy, natural disasters, fuel prices and incentives offered by manufacturers of new cars. These key factors are considered when estimating future residual values and assessing depreciation rates. As a result of this ongoing assessment, we make periodic adjustments to depreciation rates of revenue earning equipment in response to changing market conditions. Upon disposal of revenue earning equipment, depreciation expense is adjusted for the difference between the net proceeds received and the remaining net book value.

        See Note 7 to our audited annual consolidated financial statements and Note 6 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Public Liability and Property Damage

        The obligation for public liability and property damage on self-insured U.S. and international vehicles and equipment represents an estimate for both reported accident claims not yet paid, and claims incurred but not yet reported. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. The adequacy of the liability is regularly monitored based on evolving accident claim history and insurance related state legislation changes. If our estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results. Our actual results as compared to our estimates have historically resulted in relatively minor adjustments to our recorded liability.

Pensions

        Our employee pension costs and obligations are dependent on our assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension costs and obligations. The various employee-related actuarial assumptions (e.g., retirement rates, mortality rates, salary growth) used in determining pension costs and plan liabilities are reviewed periodically by management, assisted by the enrolled actuary, and updated as warranted. The discount rate used to value the pension liabilities and related expenses and the expected rate of return on plan assets are the two most significant assumptions impacting pension expense. The discount rate used is a market-based spot rate as of the valuation date. For the expected return on assets assumption, we use a forward-looking rate that is based on the expected return for each asset class (including the value added by active investment management), weighted by the target asset allocation. The past annualized long-term performance of the Plans' assets has generally exceeded the long-term rate of return assumption. See Note 5 to our audited annual consolidated financial statements and Note 8 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. For a discussion of the risks associated with our pension plans, see the section of this prospectus entitled "Risk Factors".

Goodwill and Other Intangible Assets

        We review goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the goodwill may not be recoverable, and also review goodwill annually. Goodwill impairment is deemed to exist if the carrying value of goodwill exceeds its fair value. Goodwill must be tested at least annually using a two-step process. The first step is to identify any potential impairment by comparing the carrying value of the reporting unit to its fair value. A reporting unit is an operating segment or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. We estimate the fair value of our reporting units using a discounted cash flow methodology. The key assumptions used in the discounted cash flow valuation model for impairment testing include discount rates, growth rates, cash flow projections and terminal value rates. Discount rates are set by using the Weighted Average Cost of Capital, or "WACC," methodology. The WACC methodology considers market and industry data as well as Company-specific risk factors for each reporting unit in determining the appropriate discount rates to be used. The discount rate utilized for each reporting unit is indicative of the return an investor would expect to receive for investing in such a business. The cash flows represent management's most recent planning assumptions. These assumptions are based on a combination of industry outlooks, views on general economic conditions, our expected pricing plans and expected future savings generated by our past restructuring activities. Terminal value rate determination follows common methodology of capturing the present value of perpetual cash flow estimates beyond the last projected period assuming a constant WACC and low long-term growth rates. If a potential impairment is identified, the second step is to compare the implied fair value of goodwill with its carrying amount to measure the impairment loss. A significant decline in the projected cash flows or a change in the WACC used to determine fair value could result in a future goodwill impairment charge.

        In the fourth quarter 2010, we performed our annual impairment analysis based upon market data as of October 1, 2010 and concluded that there was no impairment related to our goodwill and our other indefinite-lived intangible assets. At October 1, 2010, we had four reporting units, which were the same as our operating segments: U.S. Car Rental, Europe Car Rental, Other International Car Rental and Worldwide Equipment Rental.

        We performed the impairment analyses for our reporting units, using our business and long-term strategic plans, revised to reflect the current economic conditions. Our weighted-average cost of capital used in the discounted cash flow model was calculated based upon the fair value of our debt and our stock price with a debt to equity ratio comparable to our industry. The total fair value of our reporting units was then compared to our market capitalization to ensure their reasonableness.

        We re-evaluate the estimated useful lives of our intangible assets annually or as circumstances change. Those intangible assets considered to have indefinite useful lives, including our trade name, are evaluated for impairment on an annual basis, by comparing the fair value of the intangible assets to their carrying value. Intangible assets with finite useful lives are amortized over their respective estimated useful lives. In addition, whenever events or changes in circumstances indicate that the carrying value of intangible assets might not be recoverable, we will perform an impairment review.

        The valuation of our indefinite-lived assets utilized the relief from royalty method, which incorporates cash flows and discount rates comparable to those discussed above. We also considered the excess earnings as a percentage of revenues to ensure their reasonableness. Our analysis supported our conclusion that an impairment did not exist.

        See Note 3 to our audited annual consolidated financial statements and Note 4 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Derivatives

        We periodically enter into cash flow and other hedging transactions to specifically hedge exposure to various risks related to interest rates, fuel prices and foreign currency rates. Derivative financial instruments are viewed as risk management tools and have not been used for speculative or trading purposes. All derivatives are recorded on the balance sheet as either assets or liabilities measured at their fair value. The effective portion of changes in fair value of derivatives designated as cash flow hedging instruments is recorded as a component of other comprehensive income. The ineffective portion is recognized currently in earnings within the same line item as the hedged item, based upon the nature of the hedged item. For derivative instruments that are not part of a qualified hedging relationship, the changes in their fair value are recognized currently in earnings. The valuation methods used to mark these to market are either market quotes (for fuel swaps and foreign exchange instruments) or a discounted cash flow method (for interest rate swaps and interest rate caps). The key inputs for the discounted cash flow method are the current yield curve and the credit default swap spread. These valuations are subject to change based on movements in items such as the London inter-bank offered rate, or "LIBOR," our credit worthiness and unleaded gasoline and diesel fuel prices.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Subsequent changes to enacted tax rates and changes to the global mix of earnings will result in changes to the tax rates used to calculate deferred taxes and any related valuation allowances. Provisions are not made for income taxes on undistributed earnings of international subsidiaries that are intended to be indefinitely reinvested outside the United States or are expected to be remitted free of taxes. Future distributions, if any, from these international subsidiaries to the United States or changes in U.S. tax rules may require a change to reflect tax on these amounts. We have recorded a deferred tax asset for unutilized net operating loss carryforwards in various tax jurisdictions. In the future years when assessing whether a benefit from the utilization of those net operating losses should be allowed, the taxing authorities may examine the positions that led to the generations of those net operating losses. If the utilization of any of those losses are disallowed a deferred tax liability may have to be recorded.

        See Note 8 to our audited annual consolidated financial statements and Note 5 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Stock-Based Compensation

        The cost of employee services received in exchange for an award of equity instruments is based on the grant-date fair value of the award. That cost is recognized over the period during which the employee is required to provide service in exchange for the award. We estimated the fair value of options issued at the date of grant using a Black-Scholes option-pricing model, which includes assumptions related to volatility, expected term, dividend yield, risk-free interest rate and forfeiture rate. These factors combined with the stock price on the date of grant result in a fixed expense which is recorded on a straight-line basis over the vesting period. The key factors used in the valuation process, other than the forfeiture rate, remained unchanged from the date of grant. Because the stock of Hertz Holdings became publicly traded in November 2006 and has a short trading history, it is not practicable for us to estimate the expected volatility of Hertz Holdings' share price, or a peer company share price, because there is not sufficient historical information about past volatility. Therefore, we use the calculated value method to estimate the expected volatility, based on the Dow Jones Specialized Consumer Services sub-sector within the consumer services industry, and we use the U.S. large capitalization component, which includes the top 70% of the index universe (by market value). We use the simplified method for estimating the expected term. We believe it is appropriate to continue to use this simplified method because we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time Hertz Holdings' common stock has been publicly traded. The assumed dividend yield is zero. The risk-free interest rate is the implied zero-coupon yield for U.S. Treasury securities having a maturity approximately equal to the expected term of the options, as of the grant dates. The non-cash stock-based compensation expense associated with the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan," the Hertz Global Holdings, Inc. Director Stock Incentive Plan, or the "Director Plan," and the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, or the "Omnibus Plan," are pushed down from Hertz Holdings and recorded on the books at the Hertz level. See Note 6 to our audited annual consolidated financial statements and Note 9 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Management's Report on Internal Control Over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Exchange Act, as amended. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2010. The assessment was based on criteria established in the framework Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that our internal control over financial reporting was effective as of December 31, 2010. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has issued an attestation report on our internal control over financial reporting which appears elsewhere in this prospectus.

Recent Accounting Pronouncements

        For a discussion of recent accounting pronouncements, see Note 2 to both our audited annual consolidated financial statements and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Results of Operations

        In the following discussion, comparisons are made between the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008. The following tables set forth for each of the periods indicated, the percentage of total revenues represented by the various line items in our consolidated statements of operations (in millions of dollars):

			Percentage of Revenues
	Six Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Car rental	$3,210.1	$2,979.6	83.3%	84.2%
Equipment rental	569.7	502.7	14.8	14.2
Other	72.5	58.2	1.9	1.6

Total revenues	3,852.3	3,540.5	100.0	100.0

Expenses:
Direct operating	2,261.0	2,088.0	58.7	59.0
Depreciation of revenue earning equipment and lease charges	855.7	915.9	22.2	25.9
Selling, general and administrative	377.7	339.8	9.8	9.6
Interest expense	338.3	346.8	8.7	9.8
Interest income	(3.4)	(9.1)	—	(0.3)
Other (income) expense, net	62.7	—	1.6	—

Total expenses	3,892.0	3,681.4	101.0	104.0

Loss before income taxes	(39.7)	(140.9)	(1.0)	(4.0)
Benefit for taxes on income	(12.4)	6.0	(0.4)	0.2

Net loss	(52.1)	(134.9)	(1.4)	(3.8)
Less: Net income attributable to noncontrolling interest	(8.8)	(8.3)	(0.2)	(0.2)

Net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(60.9)	$(143.2)	(1.6)%	(4.0)%

				Percentage of Revenues
	Years Ended December 31,			Years Ended December 31,
	2010	2009	2008	2010	2009	2008
Revenues:
Car rental	$6,355.2	$5,872.9	$6,730.4	84.0%	82.7%	79.0%
Equipment rental	1,069.8	1,110.2	1,657.3	14.2	15.6	19.4
Other	137.5	118.4	137.4	1.8	1.7	1.6

Total revenues	7,562.5	7,101.5	8,525.1	100.0	100.0	100.0

Expenses:
Direct operating	4,282.4	4,084.2	4,930.0	56.7	57.5	57.8
Depreciation of revenue earning equipment and lease charges	1,868.1	1,931.4	2,194.2	24.7	27.2	25.8
Selling, general and administrative	664.4	641.0	769.7	8.8	9.0	9.0
Interest expense	726.5	653.7	870.5	9.6	9.2	10.2
Interest and other income, net	(12.3)	(64.5)	(24.8)	(0.2)	(0.9)	(0.3)
Impairment charges	—	—	1,168.9	—	—	13.7

Total expenses	7,529.1	7,245.8	9,908.5	99.6	102.0	116.2

Income (loss) before income taxes	33.4	(144.3)	(1,383.4)	0.4	(2.0)	(16.2)
(Provision) benefit for taxes on income	(33.7)	48.5	197.7	(0.4)	0.6	2.2

Net loss	(0.3)	(95.8)	(1,185.7)	—	(1.4)	(14.0)
Noncontrolling interest	(17.4)	(14.7)	(20.8)	(0.2)	(0.2)	(0.2)

Net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(17.7)	$(110.5)	$(1,206.5)	(0.2)%	(1.6)%	(14.2)%

        The following table sets forth certain of our selected car rental, equipment rental and other operating data for each of the periods indicated:

	Six Months Ended or as of June 30,		Years Ended, or as of December 31,
	2011	2010	2010	2009	2008
Selected Car Rental Operating Data:
Worldwide number of transactions (in thousands)	13,174	12,678	25,970	24,549	27,400
Domestic	9,733	9,418	19,101	17,791	19,822
International	3,441	3,260	6,869	6,758	7,578
Worldwide transaction days (in thousands)(a)	64,476	60,310	127,159	118,459	128,693
Domestic	44,710	42,001	86,422	79,644	85,701
International	19,766	18,309	40,737	38,815	42,992
Worldwide rental rate revenue per transaction day(b)	$41.66	$42.77	$43.76	$43.68	$44.31
Domestic	$40.26	$41.49	$42.16	$42.20	$42.88
International	$44.83	$45.69	$47.15	$46.71	$47.16
Worldwide average number of company-operated cars during the period	457,500	433,100	445,200	413,500	457,600
Domestic	311,900	296,900	297,900	274,000	302,200
International	145,600	136,200	147,300	139,500	155,400
Adjusted pre-tax income (in millions of dollars)(c)	$303.5	$202.0	$642.9	$465.3	$289.1
Worldwide revenue earning equipment, net (in millions of dollars)	$9,522.7	$8,762.1	$7,235.7	$7,019.3	$6,501.4
Selected Worldwide Equipment Rental Operating Data:
Rental and rental related revenue (in millions of dollars)(d)	$511.0	$455.2	$976.1	$1,021.8	$1,475.1
Same store revenue growth (decline), including growth initiatives(e)	9.9%	(11.3)%	(5.4)%	(29.1)%	(5.7)%
Average acquisition cost of rental equipment operated during the period (in millions of dollars)	$2,769.2	$2,741.7	$2,732.6	$2,874.7	$3,369.2
Adjusted pre-tax income (loss) (in millions of dollars)(c)	$43.6	$9.4	$78.0	$76.4	$272.0
Revenue earning equipment, net (in millions of dollars)	$1,702.7	$1,649.1	$1,703.7	$1,832.3	$2,190.1

(a)
Transaction days represents the total number of days that vehicles were on rent in a given period.

(b)
Car rental rate revenue consists of all revenue, net of discounts, associated with the rental of cars including charges for optional insurance products, but excluding revenue derived from fueling and concession and other expense pass-throughs, NeverLost units in the U.S. and certain ancillary revenue. Rental rate revenue per transaction day is calculated as total rental rate revenue, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management as it represents the best measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control. The optional insurance products are packaged within certain negotiated corporate, government and membership programs and within certain retail rates being charged. Based upon these existing programs and rate packages, management believes that these optional insurance products should be consistently included in the daily pricing of car rental transactions. On the other hand, non-rental rate revenue items such as refueling and concession pass-through expense items are driven by factors beyond the control of management (i.e. the price of fuel and the concession fees charged by airports). Additionally, NeverLost units are an optional revenue product which management does not consider to be part of their daily pricing of car rental transactions. The following table reconciles our car rental segment revenues to our rental rate revenue and rental rate revenue per transaction day for the six months ended June 30, 2011 and 2010 (based on December 31, 2010 foreign exchange rates) and for the years ended December 31, 2010, 2009 and 2008 (based on December 31, 2009 foreign exchange rates) (in millions of dollars, except as noted):

	Six Months Ended June 30,		Years Ended December 31,
	2011	2010	2010	2009	2008
Car rental segment revenues	$3,279.1	$3,033.1	$6,486.2	$5,979.0	$6,858.2
Non-rental rate revenue	(540.4)	(484.3)	(1,043.5)	(905.2)	(1,080.6)
Foreign currency adjustment	(52.6)	30.5	121.5	99.9	(75.7)

Rental rate revenue	$2,686.1	$2,579.3	$5,564.2	$5,173.7	$5,701.9

Transaction days (in thousands)	64,476	60,310	127,159	118,459	128,693
Rental rate revenue per transaction day (in whole dollars)	$41.66	$42.77	$43.76	$43.68	$44.31
(c)
Adjusted pre-tax income is calculated as income (loss) before income taxes plus non-cash purchase accounting charges, non-cash debt charges and certain one-time charges and non-operational items. Adjusted pre-tax income is the measure utilized by management in making decisions about allocating resources to segments and measuring their performance. Management believes this measure best reflects the financial results from ongoing operations. The following table reconciles adjusted pre-tax income (loss) to income (loss) before income taxes for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008 (in millions of dollars):

	Six Months Ended June 30,		Years ended December 31,
	2011	2010	2010	2009	2008
Adjusted pre-tax income (loss)
Car rental	$303.5	$202.0	$642.9	$465.3	$289.1
Equipment rental	43.6	9.4	78.0	76.4	272.0

Total reportable segments	347.1	211.4	720.9	541.7	561.1
Adjustments:
Other reconciling items(1)	(166.1)	(172.4)	(347.8)	(328.2)	(324.5)
Purchase accounting(2)	(43.1)	(44.6)	(90.3)	(90.3)	(101.0)
Non-cash debt charges(3)	(75.1)	(87.7)	(160.6)	(159.8)	(100.2)
Restructuring charges	(38.4)	(31.0)	(54.7)	(106.8)	(216.2)
Restructuring related charges(4)	(3.3)	(7.3)	(13.2)	(46.5)	(26.3)
Impairment charges(5)	—	—	—	—	(1,168.9)
Management transition costs	(2.5)	—	—	(1.0)	(5.2)
Pension adjustment(6)	13.1	—
Derivative gains (losses)(7)	—	(2.3)	(3.2)	2.4	(2.2)
Gain on debt buyback(8)	—	—	—	48.5	—
Third-party bankruptcy accrual(9)	—	—	—	(4.3)	—
Acquisition related costs	(9.0)	(7.0)	(17.7)	—	—
Premiums paid on debt(10)	(62.4)	—	—	—	—

Income (loss) before income taxes	$(39.7)	$(140.9)	$33.4	$(144.3)	$(1,383.4)

(1)
Represents general corporate expenses, certain interest expense (including net interest on corporate debt), as well as other business activities such as our third-party claim management services.

(2)
Represents the purchase accounting effects of the Acquisition on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of revalued workers' compensation and public liability and property damage liabilities. Also represents the purchase accounting effects of subsequent acquisitions on our results of operations relating to increased amortization of intangible assets.

(3)
Represents non-cash debt charges relating to the amortization and write-off of deferred debt financing costs and debt discounts. For the six months ended June 30, 2010 and the years ended December 31, 2010 and 2009, also includes $38.9 million, $68.9 million and $74.6 million, respectively, associated with the amortization of amounts pertaining to the de-designation of the Hertz Vehicle Financing LLC, or "HVF," interest rate swaps as effective hedging instruments. During the year ended December 31, 2008, also includes $11.8 million associated with the ineffectiveness of our HVF interest rate swaps and $30.0 million related to the write-off of deferred financing costs associated with those countries outside the United States as to which take-out asset-based facilities have not been entered into.

(4)
Represents incremental costs incurred directly supporting our business transformation initiatives. Such costs include transition costs incurred in connection with our business process outsourcing arrangements and incremental costs incurred to facilitate business process re-engineering initiatives that involve significant organization redesign and extensive operational process changes.

(5)
Represents non-cash impairment charges related to our goodwill, other intangible assets and property and equipment.

(6)
Represents a gain for the U.K. pension plan relating to unamortized prior service cost from a 2010 amendment that eliminated discretionary pension increases related to pre-1997 service primarily pertaining to inactive employees.

(7)
During the six months ended June 30, 2010 and in 2010, represents the mark-to-market adjustment on our interest rate cap. In 2009, represents the mark-to-market adjustments on our interest rate cap and gasoline swap. In 2008, represents an unrealized loss on our HIL interest rate swaptions which were terminated in October 2008.

(8)
Represents a gain (net of transaction costs) recorded in connection with the buyback of portions of certain of our Senior Notes and Senior Subordinated Notes.

(9)
Represents an allowance for uncollectible program car receivables related to a bankrupt European dealer affiliated with a U.S. car manufacturer.

(10)
Represents premiums paid to redeem our Senior Subordinated Notes and a portion of our 8.875% Senior Notes due 2014.
(d)
Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management as it is utilized in the measurement of rental revenue generated per dollar invested in fleet on an annualized basis and is comparable with the reporting of other industry participants. The following table reconciles our equipment rental revenue to our equipment rental and rental related revenue for the six months ended June 30, 2011 and 2010 (based on December 31, 2010 foreign exchange rates) and for the years ended December 31, 2010, 2009 and 2008 (based on December 31, 2009 foreign exchange rates) (in millions of dollars):

	Six Months Ended June 30,		Years ended December 31,
	2011	2010	2010	2009	2008
Equipment rental segment revenues	$569.9	$502.8	$1,070.1	$1,110.9	$1,658.1
Equipment sales and other revenue	(52.8)	(50.8)	(100.1)	(109.8)	(177.8)
Foreign currency adjustment	(6.1)	3.2	6.1	20.7	(5.2)

Rental and rental related revenue	$511.0	$455.2	$976.1	$1,021.8	$1,475.1

(e)
Same store revenue growth or decline is calculated as the year over year change in revenue for locations that are open at the end of the period reported and have been operating under our direction for more than twelve months. The same store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

Six Months Ended June 30, 2011 Compared with Six Months Ended June 30, 2010

REVENUES

	Six Months Ended June 30,
(in millions of dollars)	2011	2010	$ Change	% Change
Revenues by Segment
Car rental	$3,279.1	$3,033.1	$246.0	8.1%
Equipment rental	569.9	502.8	67.1	13.3%
Other reconciling items	3.3	4.6	(1.3)	(28.3)%

Total revenues	$3,852.3	$3,540.5	$311.8	8.8%

Car Rental Segment

        Revenues from our car rental segment increased 8.1%, primarily as a result of increases in car rental transaction days worldwide of 6.9%, refueling fees of $23.5 million and airport concession recovery fees of $18.0 million as well as the effects of foreign currency translation of approximately $88.6 million, partly offset by a decrease in worldwide RPD.

        RPD for worldwide car rental for the six months ended June 30, 2011 decreased 2.6% from 2010, due to decreases in U.S. and International RPD of 3.0% and 1.9%, respectively. U.S. off-airport RPD declined by 0.7% and U.S. airport RPD decreased 3.4%. U.S. airport RPD decreased due to the lower RPD that our Advantage brand generates, as well as the competitive pricing environment. International RPD decreased primarily due to a decrease in Europe's airport RPD.

Equipment Rental Segment

        Revenues from our equipment rental segment increased 13.3%, primarily due to increases of 12.7% and 1.1% in equipment rental volumes and pricing, respectively, as well as the effects of foreign currency translation of approximately $11.0 million. The increase in volume was primarily due to strong industrial performance.

Other

        Revenues from all other sources decreased $1.3 million, primarily due to a decrease in revenues from our third-party claim management services.

 EXPENSES

	Six Months Ended June 30,
(in millions of dollars)	2011	2010	$ Change	% Change
Expenses:
Fleet related expenses	$536.9	$477.8	$59.1	12.4%
Personnel related expenses	739.5	701.1	38.4	5.5%
Other direct operating expenses	984.6	909.1	75.5	8.3%

Direct operating	2,261.0	2,088.0	173.0	8.3%
Depreciation of revenue earning equipment and lease charges	855.7	915.9	(60.2)	(6.6)%
Selling, general and administrative	377.7	339.8	37.9	11.2%
Interest expense	338.3	346.8	(8.5)	(2.4)%
Interest income	(3.4)	(9.1)	5.7	(62.5)%
Other (income) expense, net	62.7	—	62.7	100.0%

Total expenses	$3,892.0	$3,681.4	$210.6	5.7%

        Total expenses increased 5.7%, but total expenses as a percentage of revenues decreased from 104.0% for the six months ended June 30, 2010 to 101.0% for the six months ended June 30, 2011.

Direct Operating Expenses

Car Rental Segment

        Direct operating expenses for our car rental segment of $1,881.7 million for the six months ended June 30, 2011 increased $135.5 million, or 7.8%, from the six months ended June 30, 2010 as a result of increases in other direct operating expenses, fleet related expenses and personnel related expenses.

  Other direct operating expenses for our car rental segment of $833.5 million for the six months ended June 30, 2011 increased $59.3 million or 7.7% from the six months ended June 30, 2010. The increase was primarily related to increases in field administrative expenses of $16.8 million, concession fees of $9.1 million, third-party claim management expenses of $6.9 million, charge card fees of $3.1 million and reservation costs of $2.1 million, as well as the effects of foreign currency translation of approximately $21.1 million. The increases were primarily a result of improved worldwide rental volume demand. The increase in field administrative expenses also related to a reimbursement received from a manufacturer in the six months ended June 30, 2010. The increases in other direct operating expenses were partly offset by a decrease in restructuring and restructuring related charges of $8.5 million.

  Fleet related expenses for our car rental segment of $441.5 million for the six months ended June 30, 2011 increased $48.6 million, or 12.4% from the six months ended June 30, 2010. The increase was primarily related to worldwide rental volume demand which resulted in increases in gasoline costs of $22.8 million, vehicle license taxes of $4.8 million, vehicle registration fees of $3.6 million and self insurance expenses of $3.0 million, as well as the effects of foreign currency translation of approximately $17.5 million. The increase in gasoline costs also related to higher gasoline prices. These increases were partly offset by a decrease in vehicle damage costs of $5.3 million.

  Personnel related expenses for our car rental segment of $606.7 million for the six months ended June 30, 2011 increased $27.5 million, or 4.7%, from the six months ended June 30, 2010. The increase was related to increases in salaries of $9.6 million, outside services, including transporter wages of $7.2 million and incentive compensation costs of $5.9 million, as well as the effects of foreign currency translation of approximately $12.7 million, partly offset by a decrease in benefits of $10.9 million. The expense increases were primarily related to improved results, as well as additional U.S. off-airport and Advantage locations in 2011. The decrease in benefits primarily related to the U.K. pension plan curtailment gain.

Equipment Rental Segment

        Direct operating expenses for our equipment rental segment of $379.5 million for the six months ended June 30, 2011 increased 12.4% from $337.7 million for the six months ended June 30, 2010 as a result of increases in other direct operating expenses, fleet related expenses and personnel related expenses.

  Other direct operating expenses for our equipment rental segment of $171.2 million for the six months ended June 30, 2011 increased $22.6 million, or 15.2% from the six months ended June 30, 2010. The increase was primarily related to increases in restructuring charges of $12.6 million, legal expenses of $2.3 million and re-rent expense of $1.9 million, as well as the effects of foreign currency translation of approximately $2.8 million. The increase in re-rent expense primarily related to improved worldwide rental volume demand.

  Fleet related expenses for our equipment rental segment of $95.3 million for the six months ended June 30, 2011 increased $10.7 million, or 12.6% from the six months ended June 30, 2010. The increase was primarily related to continued aging of the fleet which resulted in an increase in maintenance costs of $7.7 million and increased worldwide rental volume resulting in increased freight and delivery costs of $5.0 million, as well as the effects of foreign currency translation of approximately $1.7 million.

  Personnel related expenses for our equipment rental segment of $113.0 million for the six months ended June 30, 2011 increased $8.6 million, or 8.2% from the six months ended June 30, 2010. The increase was related to an increase in wages of $5.1 million primarily related to improved results, as well as the effects of foreign currency translation of approximately $2.0 million.

Depreciation of Revenue Earning Equipment and Lease Charges

Car Rental Segment

        Depreciation of revenue earning equipment and lease charges for our car rental segment of $723.9 million for the six months ended June 30, 2011 decreased 7.0% from $778.0 million for the six months ended June 30, 2010. The decrease was primarily due to an improvement in certain vehicle residual values and a higher mix of non-program cars, partly offset by the effects of foreign currency translation of approximately $20.3 million.

Equipment Rental Segment

        Depreciation of revenue earning equipment and lease charges in our equipment rental segment of $131.8 million for the six months ended June 30, 2011 decreased 4.4% from $137.9 million for the six months ended June 30, 2010. The decrease was primarily due to higher residual values on the disposal of used equipment, partly offset by a 1.0% increase in the average acquisition cost of rental equipment operated during the period, as well as the effects of foreign currency translation of approximately $1.8 million.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased 11.2%, due to increases in administrative expenses, sales promotion expenses and advertising expenses.

  Administrative expenses increased $24.5 million, or 11.9%, primarily due to increases in salaries and related expenses of $14.0 million and consulting expenses of $4.7 million, as well as the effects of foreign currency translation of approximately $5.6 million.

  Sales promotion expenses increased $9.4 million, or 14.7%, primarily related to increases in sales salaries and commissions due to improved results.

  Advertising expenses increased $4.0 million, or 5.8%, primarily due to increased media and production related to the new campaign ("Gas and Brake").

Interest Expense

Car Rental Segment

        Interest expense for our car rental segment of $154.5 million for the six months ended June 30, 2011 decreased 17.0% from $186.2 million for the six months ended June 30, 2010. The decrease was primarily due to lower interest rates in 2011, as well as a decrease in the weighted average debt outstanding.

Equipment Rental Segment

        Interest expense for our equipment rental segment of $23.3 million for the six months ended June 30, 2011 increased 14.2% from $20.4 million for the six months ended June 30, 2010. The increase was primarily due to a portion of the write-off of the unamortized debt costs in connection with the refinancing of our Senior ABL Facility which was allocated to our equipment rental segment in 2011.

Other

        Other interest expense relating to interest on corporate debt of $160.5 million for the six months ended June 30, 2011 increased 14.5% from $140.2 million for the six months ended June 30, 2010. The increase was primarily due to the write-off of unamortized debt costs in connection with the refinancing of our Senior Term Facility and Senior ABL Facility, financing costs incurred in connection with the new Senior Term Facility and the write-off of unamortized debt costs in connection with the redemption of our 10.5% Senior Subordinated Notes and a portion of our 8.875% Senior Notes in 2011.

Interest Income

        Interest income decreased $5.7 million primarily due to a value added tax reclaim received in the six months ended June 30, 2010.

Other (Income) Expense, Net

        Other (income) expense, net increased $62.7 million primarily due to premiums paid in connection with the redemption of our 10.5% Senior Subordinated Notes and a portion of our 8.875% Senior Notes during 2011.

ADJUSTED PRE-TAX INCOME (LOSS)

Car Rental Segment

        Adjusted pre-tax income for our car rental segment of $303.5 million increased $101.5 million from $202.0 million for the six months ended June 30, 2010. The increase was primarily due to stronger volumes, improved residual values and disciplined cost management, partly offset by decreased pricing. Adjustments to our car rental segment income before income taxes for the six months ended June 30, 2011 totaled $30.4 million (which consists of non-cash debt charges of $20.8 million, purchase accounting of $16.6 million, restructuring and restructuring related charges of $5.5 million, pension adjustment of $(13.1) million and loss on derivatives of $0.6 million). Adjustments to our car rental segment income before income taxes for the six months ended June 30, 2010 totaled $110.7 million (which consists of non-cash debt charges of $74.7 million, purchase accounting of $19.5 million and restructuring and restructuring related charges of $16.5 million). See footnote (c) to the table under "Results of Operations" for a summary and description of these adjustments.

Equipment Rental Segment

        Adjusted pre-tax income for our equipment rental segment of $43.6 million increased $34.2 million from $9.4 million for the six months ended June 30, 2010. The increase was primarily due to stronger volumes and pricing, strong cost management performance and higher residual values on the disposal of used equipment. Adjustments to our equipment rental segment loss before income taxes for the six months ended June 30, 2011 totaled $64.6 million (which consists of restructuring and restructuring related charges of $35.9 million, purchase accounting of $24.8 million and non-cash debt charges of $3.9 million). Adjustments to our equipment rental loss before income taxes for the six months ended June 30, 2010 totaled $48.6 million (which consists of purchase accounting of $23.5 million, restructuring and restructuring related charges of $21.0 million and non-cash debt charges of $4.1 million). See footnote (c) to the table under "Results of Operations" for a summary and description of these adjustments.

(PROVISION) BENEFIT FOR TAXES ON INCOME, NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST AND NET LOSS ATTRIBUTABLE TO THE HERTZ CORPORATION AND SUBSIDIARIES' COMMON STOCKHOLDER

	Six Months Ended June 30,
(in millions of dollars)	2011	2010	$ Change	% Change
Loss before income taxes	$(39.7)	$(140.9)	$101.2	(71.8)%
(Provision) benefit for taxes on income	(12.4)	6.0	(18.4)	(307.2)%

Net loss	(52.1)	(134.9)	82.8	(61.4)%
Less: Net income attributable to noncontrolling interest	(8.8)	(8.3)	(0.5)	6.2%

Net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(60.9)	$(143.2)	$82.3	(57.5)%

(Provision) benefit for Taxes on Income

        The effective tax rate for the six months ended June 30, 2011 was (31.1)% as compared to 4.2% in the six months ended June 30, 2010. The provision for taxes on income was $12.4 million for the six months ended June 30, 2011 versus a benefit of $6.0 million for the six months ended June 30, 2010. The change was primarily due to lower loss before income taxes, changes in geographic earnings mix and changes in losses in certain non-U.S. jurisdictions for which tax benefits cannot be realized.

Net Income Attributable to Noncontrolling Interest

        Net income attributable to noncontrolling interest increased $0.5 million due to an increase in our majority-owned subsidiary Navigation Solutions, L.L.C.'s net income for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010.

Net Loss Attributable to The Hertz Corporation and Subsidiaries' Common Stockholder

        The net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder decreased 57.5% primarily due to higher rental volumes in our worldwide car and equipment rental operations, improved residual values on the disposal of certain vehicles and used equipment and disciplined cost management, partly offset by lower pricing in our worldwide car rental operations, costs incurred in connection with the refinancing of our Senior Term Facility and Senior ABL Facility and the write-off of unamortized debt costs and premiums paid in connection with the redemption of our 10.5% Senior Subordinated Notes and a portion of our 8.875% Senior Notes during 2011. The impact of changes in exchange rates on net loss was mitigated by the fact that not only revenues but also most expenses outside of the United States were incurred in local currencies.

Year Ended December 31, 2010 Compared with Year Ended December 31, 2009

REVENUES

	Years Ended December 31,
(in millions of dollars)	2010	2009	$ Change	% Change
Revenues by Segment:
Car rental	$6,486.2	$5,979.0	$507.2	8.5%
Equipment rental	1,070.1	1,110.9	(40.8)	(3.7)%
Other reconciling items	6.2	11.6	(5.4)	(46.6)%

Total revenues	$7,562.5	$7,101.5	$461.0	6.5%

Car Rental Segment

        Revenues from our car rental segment increased 8.5%, primarily as a result of increases in car rental transaction days worldwide of 7.3%, worldwide RPD of 0.2%, airport concession recovery fees of $49.1 million and refueling fees of $43.7 million, partly offset by the effects of foreign currency translation of approximately $18.2 million.

        RPD for worldwide car rental for the year ended December 31, 2010 increased 0.2% from 2009, due to an increase in International RPD of 0.9%, partly offset by a decrease in U.S. RPD of 0.1%. The increase in International RPD was primarily driven by an increase in Europe RPD of 1.4%. U.S. off-airport RPD improved by 2.9% and U.S. airport RPD decreased 1.1%. U.S. airport RPD decreased due to the lower RPD that our Advantage brand generates, as well as the competitive pricing environment.

Equipment Rental Segment

        Revenues from our equipment rental segment decreased 3.7%, primarily due to a 1.7% decrease in equipment rental volume, a 4.2% decline in pricing and a decrease in equipment sales of $12.3 million, partly offset by the effects of foreign currency translation of approximately $17.3 million. Decreases in equipment rental volume and equipment pricing, were due to continued suppression of commercial construction markets and continued tightening of credit markets for capital expansion, especially in the first half of 2010. Pricing also declined as industry fleet levels exceeded demand.

Other

        Revenues from all other sources decreased 46.6%, primarily due to a decrease in revenues from our third-party claim management services.

EXPENSES

	Years Ended December 31,
(in millions of dollars)	2010	2009	$ Change	% Change
Expenses:
Fleet related expenses	$1,003.2	$880.1	$123.1	14.0%
Personnel related expenses	1,411.2	1,321.3	89.9	6.8%
Other direct operating expenses	1,868.0	1,882.8	(14.8)	(0.8)%

Direct operating	4,282.4	4,084.2	198.2	4.9%
Depreciation of revenue earning equipment and lease charges	1,868.1	1,931.4	(63.3)	(3.3)%
Selling, general and administrative	664.4	641.0	23.4	3.7%
Interest expense	726.5	653.7	72.8	11.1%
Interest and other income, net	(12.3)	(64.5)	52.2	(80.9)%

Total expenses	$7,529.1	$7,245.8	$283.3	3.9%

        Total expenses increased 3.9%, and total expenses as a percentage of revenues decreased from 102.0% for the year ended December 31, 2009 to 99.6% for the year ended December 31, 2010.

Direct Operating Expenses

        Direct operating expenses increased 4.9% as a result of increases in fleet related expenses and personnel related expenses, partly offset by a decrease in other direct operating expenses.

  Fleet related expenses increased 14.0%. The increase was primarily related to a worldwide rental volume demand which resulted in increases in gasoline costs of $41.5 million, self insurance expense of $33.1 million, vehicle license taxes of $16.5 million and vehicle damage costs of $14.8 million. Equipment maintenance costs and freight costs increased by $13.7 million and $9.0 million, respectively, relating to efforts to maximize the use of our existing fleet.

  Personnel related expenses increased 6.8%. The increase was primarily related to increases in incentive compensation costs of $30.8 million, wages and benefits of $29.1 million, outside services, including transporter wages, of $22.5 million and payroll taxes of $4.8 million. These increases primarily related to improved results in our worldwide car rental operations, as well as additional U.S. off-airport locations and Advantage locations opened during 2010.

  Other direct operating expenses decreased 0.8%. The decrease was primarily related to decreases in restructuring and restructuring related charges of $51.3 million, equipment rental cost of goods sold of $10.9 million, field administrative of $9.2 million, field systems of $7.3 million, equipment rental credit and collections expense of $7.3 million, facility expenses of $6.2 million and customer service costs of $5.1 million. The decreases in fleet related expenses primarily related to disciplined cost management and reductions in equipment rental volume. The decreases in other direct operating expenses were partly offset by increases in commissions of $30.1 million, concession fees in our car rental operations of $27.4 million, charge card fees of $14.0 million and reservation costs of $5.1 million primarily related to improved car rental volume demand.

Depreciation of Revenue Earning Equipment and Lease Charges

Car Rental Segment

        Depreciation of revenue earning equipment and lease charges for our car rental segment of $1,594.6 million for the year ended December 31, 2010 decreased 1.2% from $1,614.2 million for the year ended December 31, 2009. The decrease was primarily due to an improvement in certain vehicle residual values and a change in mix of vehicles, partly offset by the effects of foreign currency translation of approximately $9.2 million.

Equipment Rental Segment

        Depreciation of revenue earning equipment and lease charges in our equipment rental segment of $273.5 million for the year ended December 31, 2010 decreased 13.8% from $317.2 million for the year ended December 31, 2009. The decrease was primarily due to a 4.9% reduction in average acquisition cost of rental equipment operated during the period and higher residual values on the disposal of used equipment.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased 3.7%, due to increases in advertising, sales promotion expenses and administrative expenses.

  Advertising expenses increased $20.7 million, or 18.3%, primarily due to a new television campaign in the U.S., as well as, a reduction in advertising funding received from third parties.

  Sales promotion expenses increased $1.6 million, or 1.2%, primarily related to the effects of foreign currency translation.

  Administrative expenses increased $1.1 million, or 0.3%, primarily due to increases in legal expenses related to the Dollar Thrifty Automotive Group transaction which has now been terminated, as well as consulting expenses, salaries and related expenses, foreign exchange losses and stock option expense, partly offset by a decrease in restructuring and restructuring related expenses.

Interest Expense

Car Rental Segment

        Interest expense for our car rental segment of $401.3 million for the year ended December 31, 2010 increased 27.0% from $316.1 million for the year ended December 31, 2009. The increase was primarily due to an increase in the weighted average debt outstanding as a result of an increased fleet size.

Equipment Rental Segment

        Interest expense for our equipment rental segment of $39.4 million for the year ended December 31, 2010 decreased 26.1% from $53.3 million for the year ended December 31, 2009. The decrease was primarily due to a reduction in the weighted average debt outstanding as a result of reduced fleet size.

Other

        Other interest expense relating to interest on corporate debt of $285.8 million for the year ended December 31, 2010 increased 0.5% from $284.3 million for the year ended December 31, 2009.

Interest and Other Income, Net

        Interest and other income, net decreased $52.2 million primarily due to a gain of $48.5 million, net of transaction costs, recorded in connection with the buyback of portions of certain of our Senior Notes and Senior Subordinated Notes in 2009.

ADJUSTED PRE-TAX INCOME

Car Rental Segment

        Adjusted pre-tax income for our car rental segment of $642.9 million increased 38.2% from $465.3 million for the year ended December 31, 2009. The increase was primarily due to stronger volumes, increased pricing and disciplined cost management. Adjustments to our car rental segment income before income taxes on a GAAP basis for the years ended December 31, 2010 and 2009, totaled $200.1 million and $275.2 million, respectively. See footnote (c) to the table under "Results of Operations" for a summary and description of these adjustments.

Equipment Rental Segment

        Adjusted pre-tax income for our equipment rental segment of $78.0 million increased 2.1% from $76.4 million for the year ended December 31, 2009. The increase was primarily due to strong cost management performance and higher residual values on the disposal of used equipment, partly offset by reductions in volume and pricing. Adjustments to our equipment rental segment loss before income taxes on a GAAP basis for the years ended December 31, 2010 and 2009, totaled $92.6 million and $97.1 million, respectively. See footnote (c) to the table under "Results of Operations" for a summary and description of these adjustments.

(PROVISION) BENEFIT FOR TAXES ON INCOME, NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS AND NET LOSS ATTRIBUTABLE TO THE HERTZ CORPORATION AND SUBSIDIARIES' COMMON STOCKHOLDER

	Years Ended December 31,
(in millions of dollars)	2010	2009	$ Change	% Change
Income (loss) before income taxes	$33.4	$(144.3)	$177.7	(123.1)%
(Provision) benefit for taxes on income	(33.7)	48.5	(82.2)	(169.7)%

Net loss	(0.3)	(95.8)	95.5	(99.6)%
Less: Net income attributable to noncontrolling interests	(17.4)	(14.7)	(2.7)	18.4%

Net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(17.7)	$(110.5)	$92.8	(83.9)%

(Provision) Benefit for Taxes on Income

        The effective tax rate for the year ended December 31, 2010 was 101.1% as compared to 33.6% in the year ended December 31, 2009. The increased effective tax rate in 2010 is primarily due to the increase in income before income taxes in 2010, valuation allowances for losses in certain non-U.S. jurisdictions for which tax benefits cannot be realized and differences in foreign tax rates versus the U.S. Federal tax rate. See Note 8 to our audited annual consolidated financial statements included elsewhere in this prospectus.

Net Income Attributable to Noncontrolling Interests

        Net income attributable to noncontrolling interests increased 18.4% due to an increase in our majority-owned subsidiary Navigation Solutions, L.L.C.'s net income for the year ended December 31, 2010 as compared to the year ended December 31, 2009.

Net Loss Attributable to The Hertz Corporation and Subsidiaries' Common Stockholder

        The net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder decreased 83.9% primarily due to higher rental volume and increased pricing in our worldwide car rental operations, improved residual values on the disposal of used equipment and certain vehicles and disciplined cost management, partly offset by lower rental volume and pricing in our worldwide equipment rental operations. The impact of changes in exchange rates on net loss was mitigated by the fact that not only revenues but also most expenses outside of the United States were incurred in local currencies.

Year Ended December 31, 2009 Compared with Year Ended December 31, 2008

REVENUES

	Years Ended December 31,
(in millions of dollars)	2009	2008	$ Change	% Change
Revenues by Segment:
Car rental	$5,979.0	$6,858.2	$(879.2)	(12.8)%
Equipment rental	1,110.9	1,658.1	(547.2)	(33.0)%
Other reconciling items	11.6	8.8	2.8	31.8%

Total revenues	$7,101.5	$8,525.1	$(1,423.6)	(16.7)%

Car Rental Segment

        Revenues from our car rental segment decreased 12.8%, primarily as a result of lower RPD, an 8.0% decrease in car rental transaction days worldwide and decreases in refueling fees of $124.3 million and airport concession recovery fees of $54.1 million, including the effects of foreign currency translation of approximately $156.9 million.

        RPD for worldwide car rental for the year ended December 31, 2009 declined 1.4% from 2008, due to declines in U.S. and International RPD of 1.6% and 1.1%, respectively. U.S. airport RPD decreased 0.2% and U.S. off-airport RPD declined by 2.4%.

Equipment Rental Segment

        Revenues from our equipment rental segment decreased 33.0%, primarily due to a 27.2% decrease in equipment rental volume, a 7.4% decline in pricing, a decrease in equipment sales of $65.4 million and the effects of foreign currency translation of approximately $26.9 million.

Other

        Revenues from all other sources increased 31.8%, due to increases in revenues from our third-party claim management services.

EXPENSES

	Years Ended December 31,
(in millions of dollars)	2009	2008	$ Change	% Change
Expenses:
Fleet related expenses	$880.1	$1,210.9	$(330.8)	(27.3)%
Personnel related expenses	1,321.3	1,560.1	(238.8)	(15.3)%
Other direct operating expenses	1,882.8	2,159.0	(276.2)	(12.8)%

Direct operating	4,084.2	4,930.0	(845.8)	(17.2)%
Depreciation of revenue earning equipment and lease charges	1,931.4	2,194.2	(262.8)	(12.0)%
Selling, general and administrative	641.0	769.7	(128.7)	(16.7)%
Interest expense	653.7	870.5	(216.8)	(24.9)%
Interest and other income, net	(64.5)	(24.8)	(39.7)	160.1%
Impairment charges	—	1,168.9	(1,168.9)	(100.0)%

Total expenses	$7,245.8	$9,908.5	$(2,662.7)	(26.9)%

        Total expenses decreased 26.9%, and total expenses as a percentage of revenues decreased from 116.2% for the year ended December 31, 2008 to 102.0% for the year ended December 31, 2009.

Direct Operating Expenses

        Direct operating expenses decreased 17.2% as a result of decreases in fleet related expenses, other direct operating expenses and personnel related expenses.

    Fleet related expenses decreased 27.3%. The decrease was primarily related to a reduction in fleet levels as a result of worldwide rental volume demand which resulted in decreases in gasoline costs of $163.0 million, vehicle damage and maintenance costs of $94.4 million, self insurance expense of $37.9 million and equipment rental delivery costs of $26.3 million. All of these decreases include the effects of foreign currency translation of approximately $34.0 million.

    Other direct operating expenses decreased 12.8%. The decrease was primarily related to a reduction in fleet levels as a result of a decrease in worldwide rental volume demand which resulted in decreases in equipment rental cost of goods sold of $51.0 million, concession fees in our car rental operations of $35.7 million, facility expenses of $32.6 million, equipment rental re-rent expense of $17.7 million, charge card fees of $13.9 million, commission fees of $12.5 million and customer service costs of $10.0 million. In addition, restructuring and restructuring related charges decreased by $81.8 million due to actions taken in late 2008. All of these decreases include the effects of foreign currency translation of approximately $61.8 million.

    Personnel related expenses decreased 15.3%. The decrease was primarily related to reductions in wages and benefits as a result of restructuring activities of $220.2 million, reservation costs of $12.1 million and management incentive compensation costs of $6.4 million. All of these decreases include the effects of foreign currency translation of approximately $29.9 million.

Depreciation of Revenue Earning Equipment and Lease Charges

Car Rental Segment

        Depreciation of revenue earning equipment and lease charges for our car rental segment of $1,614.2 million for the year ended December 31, 2009 decreased 12.5% from $1,843.8 million for the year ended December 31, 2008. The decrease was primarily due to a reduction in average fleet operated, higher net proceeds received in excess of book value on the disposal of used vehicles and the effects of foreign currency translation of approximately $42.8 million, partly offset by a $13.2 million net increase in depreciation in certain of our car rental operations resulting from changes in depreciation rates to reflect the estimated residual value of vehicles.

Equipment Rental Segment

        Depreciation of revenue earning equipment and lease charges in our equipment rental segment of $317.2 million for the year ended December 31, 2009 decreased 9.5% from $350.4 million for the year ended December 31, 2008. The decrease was primarily due to a 14.7% reduction in average acquisition cost of rental equipment operated during the period and the effects of foreign currency translation of approximately $6.2 million, partly offset by lower net proceeds received in excess of book value on the disposal of used equipment and a $6.1 million net increase in depreciation in certain of our equipment rental operations resulting from changes in depreciation rates to reflect the estimated residual value of equipment.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased 16.7%, due to decreases in advertising, administrative expenses and sales promotion expenses, including the effects of foreign currency translation of approximately $15.8 million.

    Advertising expenses decreased $47.1 million, or 29.4%, primarily due to decreased media advertising and the effects of foreign currency translation of approximately $1.0 million.

    Administrative expenses decreased $45.0 million, or 10.1%, primarily due to reductions in administrative salaries and related costs of $59.6 million and restructuring charges of $3.2 million, including the effects of foreign currency translation of approximately $9.6 million, partly offset by an increase in management incentive compensation costs of $13.6 million.

    Sales promotion expenses decreased $36.6 million, or 22.4%, primarily related to a reduction in sales salaries and commissions of $26.7 million, including the effects of foreign currency translation of approximately $5.2 million.

Interest Expense

Car Rental Segment

        Interest expense for our car rental segment of $316.1 million for the year ended December 31, 2009 decreased 30.1% from $452.4 million for the year ended December 31, 2008. The decrease was primarily due to a decrease in weighted average interest rate on our borrowings and a decrease in the weighted average debt outstanding due to a reduction in revenue earning equipment.

Equipment Rental Segment

        Interest expense for our equipment rental segment of $53.3 million for the year ended December 31, 2009 decreased 51.9% from $110.8 million for the year ended December 31, 2008. The decrease was primarily due to a decrease in weighted average interest rate on our borrowings and a decrease in the weighted average debt outstanding due to reduced fleet size.

Other

        Other interest expense relating to interest on corporate debt of $284.3 million for the year ended December 31, 2009 decreased 7.5% from $307.3 million for the year ended December 31, 2008.

Interest and Other Income, Net

        Interest and other income, net increased $39.7 million due to a gain of $48.5 million, net of transaction costs recorded in connection with the buyback of portions of certain of our Senior Notes and Senior Subordinated Notes, partly offset by a decrease in interest income of $8.8 million. The decrease in interest income related to lower cash balances and interest rates during the period, partly offset by interest income received in connection with a value added tax reclaim in the United Kingdom.

Impairment Charges

        Impairment charges represent non-cash impairment charges incurred during the fourth quarter of 2008 relating to our goodwill, other intangible assets and property and equipment.

ADJUSTED PRE-TAX INCOME

Car Rental Segment

        Adjusted pre-tax income for our car rental segment of $465.3 million increased 60.9% from $289.1 million for the year ended December 31, 2008. The increase was primarily due to strong cost management performance, lower overall fleet costs and staffing/wage levels commensurate with rental volumes. Adjustments to our car rental segment income before income taxes on a GAAP basis for the years ended December 31, 2009 and 2008, totaled $275.2 million and $674.4 million, respectively. See footnote (c) to the table under "Results of Operations" for a summary and description of these adjustments.

Equipment Rental Segment

        Adjusted pre-tax income for our equipment rental segment of $76.4 million decreased 71.9% from $272.0 million for the year ended December 31, 2008. The decrease was primarily due to reductions in volume and pricing and lower net proceeds received in excess of book value on the disposal of used equipment, partly offset by strong cost management performance. Adjustments to our equipment rental segment income before income taxes on a GAAP basis for the years ended December 31, 2009 and 2008, totaled $97.1 million and $901.3 million, respectively. See footnote (c) to the table under "Results of Operations" for a summary and description of these adjustments.

Ratio of Adjusted Pre-Tax Income to Revenues

        Adjusted pre-tax income for our car rental segment as a percent of its revenues increased from 4.2% in 2008 to 7.8% in 2009. Adjusted pre-tax income for our equipment rental segment as a percent of its revenues decreased from 16.4% in 2008 to 6.9% in 2009.

        The ratio of adjusted pre-tax income to revenues for our two reportable segments has historically reflected the different environments in which they operate, although the difference has been eliminated for the year ended December 31, 2009 because of the more rapid decline in revenues in our equipment rental segment. Our infrastructure costs are higher within our car rental segment due to the number and type of locations in which it operates and the corresponding headcount. In addition, our revenue earning equipment in our equipment rental segment generates lower depreciation expense due to its longer estimated useful life.

BENEFIT FOR TAXES ON INCOME, NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS AND NET LOSS ATTRIBUTABLE TO THE HERTZ CORPORATION AND SUBSIDIARIES' COMMON STOCKHOLDER

	Years Ended December 31,
(in millions of dollars)	2009	2008	$ Change	% Change
Loss before income taxes	$(144.3)	$(1,383.4)	$1,239.1	(89.6)%
Benefit for taxes on income	48.5	197.7	(149.2)	(75.5)%

Net loss	(95.8)	(1,185.7)	1,089.9	(91.9)%
Less: Net income attributable to noncontrolling interests	(14.7)	(20.8)	6.1	(29.4)%

Net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(110.5)	$(1,206.5)	$1,096.0	(90.8)%

Benefit for Taxes on Income

        The effective tax rate for the year ended December 31, 2009 was 33.6% as compared to 14.3% in the year ended December 31, 2008. The benefit for taxes on income decreased 75.5%, primarily due to non-recurring 2008 impairment charges. See Note 8 to our audited annual consolidated financial statements included elsewhere in this prospectus.

Net Income Attributable to Noncontrolling Interests

        Net income attributable to noncontrolling interests decreased 29.4% due to a decrease in our majority-owned subsidiary Navigation Solutions, L.L.C.'s net income for the year ended December 31, 2009 as compared to the year ended December 31, 2008.

Net Loss Attributable to The Hertz Corporation and Subsidiaries' Common Stockholder

        The net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder decreased 90.8% primarily due to the impairment of our goodwill, other intangible assets and property and equipment in 2008 and strong cost management performance, partly offset by lower rental volume and pricing in our worldwide car and equipment rental operations, as well as the net effect of other contributing factors noted above. The impact of changes in exchange rates on the net loss was mitigated by the fact that not only revenues but also most expenses outside of the United States were incurred in local currencies.

Liquidity and Capital Resources

        Our domestic and international operations are funded by cash provided by operating activities and by extensive financing arrangements maintained by us in the United States and internationally.

Cash Flows

        As of June 30, 2011, we had cash and cash equivalents of $747.6 million, a decrease of $1,626.4 million from $2,374.0 million as of December 31, 2010. Such amount of cash and cash equivalents of $2,374.0 million as of December 31, 2010 represented an increase of $1,388.5 million from December 31, 2009. The following table summarizes the changes:

	Six Months Ended June 30,		2011 vs. 2010	Years Ended December 31,			2010 vs. 2009	2009 vs. 2008
(in millions of dollars)	2011	2010	$ Change	2010	2009	2008	$ Change	$ Change
Cash provided by (used in):
Operating activities	$699.6	$1,031.1	$(331.5)	$2,237.9	$1,701.8	$2,436.5	$536.1	$(734.7)
Investing activities	(2,177.7)	(2,336.0)	158.3	(943.6)	(1,208.0)	(1,799.8)	264.4	591.8
Financing activities	(179.9)	1,292.0	(1,471.9)	104.5	(137.5)	(695.9)	242.0	558.4
Effect of exchange rate changes	31.6	(75.8)	107.4	(10.3)	35.2	(76.5)	(45.5)	111.7

Net change in cash and cash equivalents	$(1,626.4)	$(88.7)	$(1,537.7)	$1,388.5	$391.5	$(135.7)	$997.0	$527.2

        During the six months ended June 30, 2011, we generated $331.5 million less cash from operating activities compared with the same period in 2010. The decrease was primarily due to the timing of our equipment rental customer receivables, VAT receivables and vendor payments as a result of improvements in the operating performance of our business. The decrease was also due to premiums paid to redeem debt in 2011 and timing of interest payments. During the year ended December 31, 2010, we generated $536.1 million more cash from operating activities compared with the same period in 2009. The increase was primarily due to a change in accounts payable driven by effective management of vendor terms taken in 2010, a change in accrued liabilities due to cash payments in 2009 relating to the buydown of our rate on our interest rate swaps as well as increased restructuring payments in 2009 and an increase in net income before depreciation, amortization and other non-cash expenses. During the year ended December 31, 2009, we generated $734.7 million less of cash from operating activities compared with the same period in 2008. The decrease was primarily driven by a decrease in net income before depreciation, amortization, non-cash impairment charges and other non-cash expenses as well as a significant change in accounts payable driven by effective management of vendor terms taken in late 2008 and an increase in cash payments relating to the buydown of our rate on our interest rate swaps and restructuring.

        Our primary use of cash in investing activities is for the acquisition of revenue earning equipment, which consists of cars and equipment.

        During the six months ended June 30, 2011, we used $158.3 million less cash for investing activities compared with the same period in 2010. The decrease in the use of funds was primarily due to the year-over-year change in restricted cash and cash equivalents and increase in proceeds from disposal of revenue earning equipment, partly offset by increases in revenue earning equipment and property and equipment expenditures. The increase in proceeds from the disposal of revenue earning equipment was primarily related to opportunistically selling our fleet while residuals are at peak levels as well as refreshing the age of our fleet. The increase in revenue earning equipment expenditures was primarily due to higher equipment rental volumes.

        During the year ended December 31, 2010, we used $264.4 million less cash for investing activities compared with the same period in 2009. The decrease in the use of funds was primarily due to an increase in proceeds from the disposal of revenue earning equipment, partly offset by an increase in revenue earning equipment expenditures, the year-over-year change in restricted cash and cash equivalents and an increase in property and equipment expenditures. The increase in revenue earning equipment expenditures and in proceeds from the disposal of revenue earning equipment was related to higher car rental volumes and a general improvement in the car rental market.

        As of June 30, 2011, December 31, 2010 and 2009, we had $274.3 million, $207.6 million and $365.2 million, respectively, of restricted cash and cash equivalents to be used for the purchase of revenue earning vehicles and other specified uses under our fleet financing facilities, our Like Kind Exchange Program, or "LKE Program," and to satisfy certain of our self-insurance regulatory reserve requirements. The increase in restricted cash and cash equivalents of $66.7 million from December 31, 2010 to June 30, 2011, primarily related to the timing of purchases and sales of revenue earning vehicles. The decrease in restricted cash and cash equivalents of $157.6 million from December 31, 2009 to December 31, 2010, primarily related to the timing of purchases and sales of revenue earning vehicles and also due to the temporary suspension of our U.S. car rental LKE program. The suspension of the U.S. car rental LKE program enabled us to build liquidity in anticipation of future growth initiatives. See "Income Taxes" below. During the year ended December 31, 2009, we used $591.8 million less of cash for investing activities compared with the same period in 2008. The decrease is primarily due to a reduction in revenue earning equipment expenditures and the year-over-year change in restricted cash and cash equivalents, partly offset by a decrease in proceeds from the disposal of revenue earning equipment.

        During the six months ended June 30, 2011, we generated $1,471.9 million less cash from financing activities compared with the same period in 2010. The decrease was primarily due to payment of long-term debt (includes redemption of $518.5 million principal amount of 10.5% Senior Subordinated Notes, redemption of $1,585 million principal amount of our outstanding 8.875% Senior Notes and a payment of $1.3 billion for the 2005 Senior Term Facility), a decrease in proceeds under the revolving lines of credit, net and payments of short-term borrowings, partly offset by an increase in proceeds from the issuance of long-term debt (includes $1.4 billion Senior Term Facility issued March 2011 and $1 billion of 6.75% Senior Notes issued in February and March 2011).

        During the year ended December 31, 2010, we generated $242.0 million more cash from financing activities compared with the same period in 2009. The increase was primarily due to increases in net proceeds under the revolving lines of credit and proceeds from the issuance of long-term debt (includes $700 million of the 2018 Notes issued in September 2010 and $500 million of the 2021 Notes issued in December 2010), partly offset by the payment of long-term debt and short-term borrowings and prior year's proceeds from capital invested by Hertz Holdings. During the year ended December 31, 2009, we used $558.4 million less cash for financing activities compared with the same period in 2008. The decrease is primarily due to increases in proceeds from the issuance of long-term debt and capital invested by Hertz Holdings, partly offset by increases in payments under revolving lines of credit, net and payment of long-term debt.

Capital Expenditures

        The tables below set forth the revenue earning equipment and property and equipment capital expenditures and related disposal proceeds, on a cash basis consistent with our consolidated statements of cash flows, by quarter for 2011, 2010, 2009 and 2008 (in millions of dollars).

	Revenue Earning Equipment			Property and Equipment
	Capital Expenditures	Disposal Proceeds	Net Capital Expenditures (Disposal Proceeds)	Capital Expenditures	Disposal Proceeds	Net Capital Expenditures
2011
First Quarter	$1,963.8	$(1,690.2)	$273.6	$56.8	$(14.5)	$42.3
Second Quarter	3,503.0	(1,798.7)	1,704.3	68.6	(13.9)	54.7

	5,466.8	(3,488.9)	1,977.9	125.4	(28.4)	97.0

2010
First Quarter	$2,214.5	$(1,606.4)	$608.1	$51.3	$(6.7)	$44.6
Second Quarter	3,102.8	(1,836.8)	1,266.0	40.7	(8.5)	32.2
Third Quarter	1,827.1	(1,702.8)	124.3	42.3	(10.3)	32.0
Fourth Quarter	1,296.5	(2,372.4)	(1,075.9)	44.9	(13.4)	31.5

Total Year	$8,440.9	$(7,518.4)	$922.5	$179.2	$(38.9)	$140.3

2009
First Quarter	$1,399.6	$(2,045.1)	$(645.5)	$26.7	$(5.2)	$21.5
Second Quarter	2,140.9	(1,195.1)	945.8	21.6	0.2	21.8
Third Quarter	1,654.0	(986.6)	667.4	20.7	(1.1)	19.6
Fourth Quarter	2,332.8	(1,879.8)	453.0	31.7	(17.6)	14.1

Total Year	$7,527.3	$(6,106.6)	$1,420.7	$100.7	$(23.7)	$77.0

2008
First Quarter	$2,451.0	$(2,057.5)	$393.5	$48.2	$(34.5)	$13.7
Second Quarter	3,626.4	(2,190.6)	1,435.8	47.8	(13.6)	34.2
Third Quarter	2,811.5	(1,846.4)	965.1	56.8	(14.2)	42.6
Fourth Quarter	1,262.1	(2,525.2)	(1,263.1)	41.0	(6.2)	34.8

Total Year	$10,151.0	$(8,619.7)	$1,531.3	$193.8	$(68.5)	$125.3

	Six Months Ended June 30,		Years Ended December 31,
	2011	2010	2010	2009	2008
Revenue earning equipment expenditures:
Car rental	$5,211.3	$5,259.9	$8,274.1	$7,442.3	$9,838.7
Equipment rental	255.5	57.4	166.8	85.0	312.3

Total	$5,466.8	$5,317.3	$8,440.9	$7,527.3	$10,151.0

        Revenue earning equipment expenditures in our car rental and equipment rental operations for the six months ended June 30, 2011 decreased by 0.9% and increased by 345.1%, respectively, compared to the six months ended June 30, 2010. The decrease in our car rental operations revenue earning equipment expenditures was primarily due to continued efforts to increase utilization of existing fleet during the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. The increase in our equipment rental operations revenue earning equipment expenditures was primarily due to a continued improvement in economic conditions as well as efforts to reduce the age of our fleet during the six months ended June 30, 2011 as compared to the six months ended June 30, 2010.

        Revenue earning equipment expenditures in our car rental and equipment rental operations for the year ended December 31, 2010 increased by 11.2% and 96.2%, respectively, compared to the year ended December 31, 2009. The increase in our car rental revenue earning equipment expenditures was primarily due to higher rental volumes during the year ended December 31, 2010 as compared to the year ended December 31, 2009, which required us to increase fleet levels. The increase in our equipment rental operations revenue earning equipment expenditures is primarily due to an improvement in the economic conditions during the second half of the year ended December 31, 2010.

        Revenue earning equipment expenditures in our car rental and equipment rental operations for the year ended December 31, 2009 decreased by 24.4% and 72.8%, respectively, compared to the year ended December 31, 2008. The decrease in our car rental revenue earning equipment expenditures was primarily due to lower rental volumes during the year ended December 31, 2009 as compared to the year ended December 31, 2008, which required us to maintain lower fleet levels. The decrease in our equipment rental operations revenue earning equipment expenditures is primarily due to a general reduction in spending due to lower demand for equipment related to the economic downturn during the year ended December 31, 2009 as compared to the year ended December 31, 2008.

	Six Months Ended June 30,		Years Ended December 31,
	2011	2010	2010	2009	2008
Property and equipment expenditures:
Car rental	$98.5	$82.2	$156.0	$90.8	$139.8
Equipment rental	12.7	5.7	19.3	9.4	44.4
Other	14.2	4.1	3.9	0.5	9.6

Total	$125.4	$92.0	$179.2	$100.7	$193.8

        Property and equipment expenditures in our car rental operations, equipment rental operations and for all other activities for the six months ended June 30, 2011 increased by $16.3 million, $7.0 million and by $10.1 million, respectively, compared to the six months ended June 30, 2010. The increases in car rental and equipment rental property and equipment expenditures were primarily due to a continued improvement in economic conditions. Property and equipment expenditures in our car rental operations, equipment rental operations and for all other activities for the year ended December 31, 2010 increased by $65.2 million, $9.9 million and $3.4 million, respectively, compared to the year ended December 31, 2009. The car rental increase is a result of increased car rental volumes, an improvement in the economic conditions during the year, as well as, the opening of new off-airport locations. Property and equipment expenditures in our car rental operations, equipment rental operations and for all other activities for the year ended December 31, 2009 decreased by $49.0 million, $35.0 million and $9.1 million, respectively, compared to the year ended December 31, 2008. These decreases are a result of managing our capital expenditures during the economic downturn.

Financing

        Our primary liquidity needs include servicing of corporate and fleet related debt, the payment of operating expenses and purchases of rental vehicles and equipment to be used in our operations. Our primary sources of funding are operating cash flows, cash received on the disposal of vehicles and equipment, borrowings under our asset-backed securitizations and our asset-based revolving credit facilities and access to the credit markets generally.

        As of June 30, 2011, we had $11,295.7 million of total indebtedness outstanding. Cash paid for interest during the six months ended June 30, 2011, was $330.9 million, net of amounts capitalized. Accordingly, we are highly leveraged and a substantial portion of our liquidity needs arise from debt service on our indebtedness and from the funding of our costs of operations and capital expenditures.

        Our liquidity as of June 30, 2011 consisted of cash and cash equivalents, unused commitments under our asset-based revolving credit facility and unused commitments under our fleet debt. For a description of these amounts, see Note 7 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

        We have a significant amount of debt that will mature over the next several years. The aggregate amounts of maturities of debt for each of the twelve-month periods ending June 30 (in millions of dollars) are as follows:

2012	$3,889.4	(including $3,693.0 of other short-term borrowings)
2013	$597.8
2014	$743.1
2015	$1,210.7
2016	$963.9
After 2016	$3,906.5

        Our short-term borrowings as of June 30, 2011 included, among other items, the amounts outstanding under the European Securitization, Australian Securitization, U.S. Fleet Financing Facility, U.S. Variable Funding Notes, Brazilian Fleet Financing Facility, Canadian Securitization, Capitalized Leases and European Revolving Credit Facility. These amounts are reflected as short-term borrowings, regardless of the facility maturity date, as these facilities are revolving in nature and/or the outstanding borrowings have maturities of three months or less.

        The agreements governing our indebtedness require us to comply with certain covenants. Our failure to comply with the obligations contained in any agreements governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt becoming immediately due and payable and could further result in a cross default or cross acceleration of our debt issued under other instruments.

        As a result of our successful refinancing efforts in 2009, 2010 and the six months ended June 30, 2011 and the strategic cost reduction actions taken in the past, we believe that we will remain in compliance with our debt covenants and that cash generated from operations, together with amounts available under various facilities will be adequate to permit us to meet our debt service obligations, ongoing costs of operations, working capital needs and capital expenditure requirements for the next twelve months.

        A significant number of cars that we purchase are subject to repurchase by car manufacturers under contractual repurchase or guaranteed depreciation programs. Under these programs, car manufacturers agree to repurchase cars at a specified price or guarantee the depreciation rate on the cars during a specified time period, typically subject to certain car condition and mileage requirements. We use book values derived from this specified price or guaranteed depreciation rate to calculate financing capacity under certain asset-backed and asset-based financing arrangements.

        In the event of a bankruptcy of a car manufacturer, our liquidity would be impacted by several factors including reductions in fleet residual values and the risk that we would be unable to collect outstanding receivables due to us from such bankrupt manufacturer. In addition, the program cars manufactured by any such company would need to be removed from our fleet or re-designated as non-program vehicles, which would require us to furnish additional credit enhancement associated with these program vehicles. For a discussion of the risks associated with a manufacturer's bankruptcy or our reliance on asset-backed and asset-based financing, see the section of this prospectus entitled "Risk Factors."

        We rely significantly on asset-backed and asset-based financing arrangements to purchase cars for our domestic and international car rental fleet. The amount of financing available to us pursuant to these programs depends on a number of factors, many of which are outside our control, including recently adopted legislation, proposed SEC rules and regulations and other legislative and administrative developments. In this regard, there has been uncertainty regarding the potential impact of recently proposed SEC rules and regulations governing the issuance of asset-backed securities and additional requirements contained in the Dodd-Frank Wall Street Reform and Consumer Protection Act. While we will continue to monitor these developments and their impact on our ABS program, the SEC rules and regulations, once adopted and implemented, may impact our ability and/or desire to engage in asset-backed financings in the future. For further information concerning our asset-backed financing programs and our indebtedness, see Note 4 to our audited annual consolidated financial statements and Note 7 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. For a discussion of the risks associated with our reliance on asset-backed and asset-based financing and the significant amount of indebtedness, see the section of this prospectus entitled "Risk Factors."

        For further information on our indebtedness, see the section of this prospectus entitled "Description of Certain Indebtedness," Note 4 to our audited annual consolidated financial statements and Note 7 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        On May 9, 2011, Hertz Holdings' announced an offer to exchange each issued and outstanding share of common stock of Dollar Thrifty for $57.60 in cash and 0.8546 shares of its common stock, or the "tender offer." Based on the closing stock price for Hertz Holdings on May 6, 2011, Dollar Thrifty shareholders would have received $72.00 per share, or approximately $2.2 billion in the aggregate. Hertz Holdings intends, promptly after completion of the tender offer, to consummate a second-step merger of HDTMS, Inc., or another of its wholly owned subsidiaries, with and into Dollar Thrifty, or the "second-step merger." Hertz Holdings intends to fund the transactions contemplated by the tender offer and second-step merger using cash on hand, borrowings under bank credit facilities and/or the issuance of debt securities. We estimate that the total amount of cash required to complete the transactions contemplated by the tender offer and second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and second-step merger and the refinancing of a portion of Dollar Thrifty's outstanding indebtedness, will be approximately $1.9 billion (exclusive of fees and expenses related to new borrowings and/or issuances of debt securities in connection with the offer and second-step merger and exclusive of any cash and cash equivalents available from Dollar Thrifty). The tender offer is subject to a number of conditions, including, among others, a minimum tender of a number of shares of Dollar Thrifty common stock which, together with Dollar Thrifty shares then owned by Hertz Holdings and its subsidiaries, represents at least a majority of the then outstanding shares of Dollar Thrifty common stock on a fully diluted basis, as well as the receipt of required regulatory approvals.

Covenants

        Certain of our debt instruments and credit facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrowers and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay certain indebtedness, make certain restricted payments (including paying dividends, redeeming stock or making other distributions), create liens, make investments, make acquisitions, engage in mergers, fundamentally changing the nature of their business, make capital expenditures, or engage in certain transactions with certain affiliates.

        Under the terms of our Senior Term Facility and Senior ABL Facility, we are not subject to ongoing financial maintenance covenants; however, under the Senior ABL Facility we are subject to a springing financial maintenance covenant upon the occurrence of certain triggering events. As of June 30, 2011, no triggering event had occurred requiring testing of the springing financial maintenance covenant.

        Under the Senior ABL Facility, if the borrowers fail to maintain certain levels of borrowing base availability thereunder, the Hertz credit group will then be subject to a specified fixed charge coverage ratio of not less than 1:1 for the four quarters most recently ended. The "Hertz credit group" refers to Hertz and certain of its subsidiaries that are subject to certain restrictive provisions in the Senior Credit Facilities. In addition to borrowings under our Senior Credit Facilities, we have a significant amount of additional debt outstanding. For further information on the terms of our Senior Credit Facilities as well as our significant amount of debt outstanding, see the section of this prospectus entitled "Description of Certain Indebtedness", Note 4 to our audited annual consolidated financial statements and Note 7 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. For a discussion of the risks associated with our significant indebtedness, see the section of this prospectus entitled "Risk Factors."

Borrowing Capacity and Availability

        As of June 30, 2011, the following facilities were available for the use of Hertz and its subsidiaries (in millions of dollars):

	Remaining Capacity	Availability Under Borrowing Base Limitation
Corporate Debt
Senior ABL Facility	$1,340.8	$828.9

Total Corporate Debt	1,340.8	828.9

Fleet Debt
U.S. Fleet Variable Funding Notes	298.1	29.6
European Seasonal Revolving Credit Facility	43.1	43.1
European Securitization	174.3	34.6
Canadian Securitization	101.4	20.3
Australian Securitization	121.2	2.6
Brazilian Fleet Financing Facility	0.9	—
Capitalized Leases	15.0	—

Total Fleet Debt	754.0	130.2

Total	$2,094.8	$959.1

        Our borrowing capacity and availability primarily comes from our "revolving credit facilities," which are a combination of asset-backed securitization facilities and asset-based revolving credit facilities. Creditors under each of our revolving credit facilities have a claim on a specific pool of assets as collateral. Our ability to borrow under each revolving credit facility is a function of, among other things, the value of the assets in the relevant collateral pool. We refer to the amount of debt we can borrow given a certain pool of assets as the "borrowing base."

        We refer to "Remaining Capacity" as the maximum principal amount of debt permitted to be outstanding under the respective facility (i.e., the amount of debt we could borrow assuming we possessed sufficient assets as collateral) less the principal amount of debt then-outstanding under such facility.

        We refer to "Availability Under Borrowing Base Limitation" and "borrowing base availability" as the lower of Remaining Capacity or the borrowing base less the principal amount of debt then-outstanding under such facility (i.e., the amount of debt we could borrow given the collateral we possess at such time).

        As of June 30, 2011, the Senior Term Facility had approximately $0.5 million available under the letter of credit facility and the Senior ABL Facility had $1,111.7 million available under the letter of credit facility sublimit, subject to borrowing base restrictions.

        Substantially all of our revenue earning equipment and certain related assets are owned by special purpose entities, or are encumbered in favor of our lenders under our various credit facilities.

        Some of these special purpose entities are consolidated variable interest entities, of which we are the primary beneficiary, whose sole purpose is to provide commitments to lend in various currencies subject to borrowing bases comprised of rental vehicles and related assets of certain of Hertz International, Ltd.'s subsidiaries. As of June 30, 2011 and December 31, 2010, our International Fleet Financing No. 1 B.V., International Fleet Financing No. 2 B.V. and HA Funding Pty, Ltd. variable interest entities had total assets primarily comprised of loans receivable and revenue earning equipment of $651.4 million and $652.1 million, respectively, and total liabilities primarily comprised of debt of $650.8 million and $651.6 million, respectively.

Contractual Obligations

        The following table details the contractual cash obligations for debt and related interest payable, operating leases and concession agreements, liability for uncertain tax positions and related interest and other purchase obligations as of December 31, 2010 (in millions of dollars):

		Payments Due by Period
	Total	2011	2012 to 2013	2014 to 2015	After 2015	All Other
Debt(1)	$10,954.8	$4,592.7	$2,275.1	$2,618.9	$1,468.1	$—
Interest on debt(2)	1,931.6	455.4	769.2	339.6	367.4	—
Operating leases and concession agreements(3)	1,997.7	447.4	665.4	359.4	525.5	—
Uncertain tax positions liability and interest(4)	26.8	—	—	—	—	26.8
Purchase obligations(5)	4,492.7	4,463.9	20.7	5.6	2.5	—

Total	$19,403.6	$9,959.4	$3,730.4	$3,323.5	$2,363.5	$26.8

(1)
Amounts represent aggregate debt obligations included in "Debt" in our consolidated balance sheet and include $2,802.3 million of other short-term borrowings. See Note 4 to our audited annual consolidated financial statements and Note 7 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Our short-term borrowings as of December 31, 2010 include, among other items, the amounts outstanding under the European Securitization, Australian Securitization, U.S. Fleet Financing Facility, Brazilian Fleet Financing Facility, Canadian Securitization, Capitalized Leases and European Revolving Credit Facility. These amounts are reflected as short-term borrowings, regardless of the facility maturity date, as these facilities are revolving in nature and/or the outstanding borrowings have maturities of three months or less.

In January 2011, Hertz redeemed in full its outstanding ($518.5 million principal amount) Senior Subordinated Notes which resulted in premiums paid of $27.2 million and the write-off of unamortized debt costs of $8.6 million. In January and February 2011, Hertz redeemed $1,105 million principal amount of its outstanding 8.875% Senior Notes due 2014 which resulted in premiums paid of $24.5 million and the write-off of unamortized debt costs of $14.4 million. The redeemed Senior Subordinated Notes and portion of the 8.875% Senior Notes have been included in the 2011 maturities in the table above.

(2)
Amounts represent the estimated interest payments based on the principal amounts, minimum non-cancelable maturity dates and applicable interest rates on the debt at December 31, 2010. The minimum non-cancelable obligations under the U.S. Fleet Variable Funding Notes, Former ABL Facility, U.S. Fleet Financing Facility, European Revolving Credit Facility, European Securitization, Canadian Securitization, Australian Securitization and Brazilian Fleet Financing Facility mature between February 2011 and June 2013.

(3)
Includes obligations under various concession agreements, which provide for payment of rents and a percentage of revenue with a guaranteed minimum, and lease agreements for real estate, revenue earning equipment and office and computer equipment. Such obligations are reflected to the extent of their minimum non-cancelable terms. See Note 9 to our audited annual consolidated financial statements included elsewhere in this prospectus.

(4)
As of December 31, 2010, represents our liability for uncertain tax positions and related net accrued interest and penalties of $25.0 million and $1.8 million, respectively. We are unable to reasonably estimate the timing of our uncertain tax positions liability and interest and penalty payments in individual years beyond twelve months due to uncertainties in the timing of the effective settlement of tax positions. See Note 8 to our audited annual consolidated financial statements and Note 5 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

(5)
Purchase obligations represent agreements to purchase goods or services that are legally binding on us and that specify all significant terms, including fixed or minimum quantities; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Only the minimum non-cancelable portion of purchase agreements and related cancellation penalties are included as obligations. In the case of contracts, which state minimum quantities of goods or services, amounts reflect only the stipulated minimums; all other contracts reflect estimated amounts. Of the total purchase obligations as of December 31, 2010, $4,373.5 million represent fleet purchases where contracts have been signed or are pending with committed orders under the terms of such arrangements. We do not regard our employment relationships with our employees as "agreements to purchase services" for these purposes.

        The table excludes our pension and other postretirement benefit obligations. We contributed $54.2 million to our U.S. pension plan during 2010 and expect to contribute between $45 million and $90 million to our U.S. pension plan during 2011. The level of 2011 and future contributions will vary, and is dependent on a number of factors including investment returns, interest rate fluctuations, plan demographics, funding regulations and the results of the final actuarial valuation. See Note 5 to our audited annual consolidated financial statements and Note 8 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Off-Balance Sheet Commitments and Arrangements

        As of June 30, 2011 and December 31, 2010, the following guarantees (including indemnification commitments) were issued and outstanding:

Indemnification Obligations

        In the ordinary course of business, we execute contracts involving indemnification obligations customary in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnification obligations might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnification obligations would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnification obligations and have accrued for expected losses that are probable and estimable. The types of indemnification obligations for which payments are possible include the following:

Sponsors; Directors

        We have entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings' stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and we will indemnify the Sponsors, Hertz Holdings' stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. We do not believe that these indemnifications are reasonably likely to have a material impact on us. Hertz Holdings has entered into indemnification agreements with each of its directors.

Environmental

        We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable expenses that we expect to incur for such matters have been accrued, and those expenses are reflected in our consolidated financial statements. As of June 30, 2011 and December 31, 2010, the aggregate amounts accrued for environmental liabilities, including liability for environmental indemnities, reflected in our unaudited interim condensed consolidated balance sheets in "Accrued liabilities" were $1.7 million and $1.6 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including on-going maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the sites. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

Risk Management

        For a discussion of additional risks arising from our operations, including vehicle liability, general liability and property damage insurable risks, see the section of this prospectus entitled "Business—Risk Management."

Market Risks

        We are exposed to a variety of market risks, including the effects of changes in interest rates, foreign currency exchange rates and fluctuations in gasoline prices. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and have not been used for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage our exposure to counterparty nonperformance on such instruments. For more information on these exposures, see Note 13 to both our audited annual consolidated financial statements and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Interest Rate Risk

        From time to time, we may enter into interest rate swap agreements and/or interest rate cap agreements to manage interest rate risk. See Notes 4 and 13 to our audited annual consolidated financial statements and Notes 7 and 13 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        We have a significant amount of debt with variable rates of interest based generally on LIBOR, Euro inter-bank offered rate, or "EURIBOR," or their equivalents for local currencies or bank conduit commercial paper rates plus an applicable margin. Increases in interest rates could therefore significantly increase the associated interest payments that we are required to make on this debt. See Note 4 to our audited annual consolidated financial statements and Note 7 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        We have assessed our exposure to changes in interest rates by analyzing the sensitivity to our earnings assuming various changes in market interest rates. Assuming a hypothetical increase of one percentage point in interest rates on our debt portfolio as of June 30, 2011 our net loss would increase by an estimated $26.4 million over a twelve-month period.

        Consistent with the terms of the agreements governing the respective debt obligations, we may hedge a portion of the floating rate interest exposure under the various debt facilities to provide protection in respect of such exposure.

Foreign Currency Risk

        We have foreign currency exposure to exchange rate fluctuations worldwide and primarily with respect to the Euro, Canadian dollar, Australian dollar and British pound.

        We manage our foreign currency risk primarily by incurring, to the extent practicable, operating and financing expenses in the local currency in the countries in which we operate, including making fleet and equipment purchases and borrowing for working capital needs. Also, we have purchased foreign exchange options to manage exposure to fluctuations in foreign exchange rates for selected marketing programs. The effect of exchange rate changes on these financial instruments would not materially affect our consolidated financial position, results of operations or cash flows. Our risks with respect to foreign exchange options are limited to the premium paid for the right to exercise the option and the future performance of the option's counterparty.

        We also manage exposure to fluctuations in currency risk on intercompany loans we make to certain of our subsidiaries by entering into foreign currency forward contracts at the time of the loans which are intended to offset the impact of foreign currency movements on the underlying intercompany loan obligations.

        On October 1, 2006, we designated our 7.875% Senior Notes due 2014 as an effective net investment hedge of our Euro-denominated net investment in our international operations.

        For the six months ended June 30, 2011, our consolidated statement of operations contained realized and unrealized losses relating to the effects of foreign currency of $7.7 million.

        See Note 13 to both our audited annual consolidated financial statements and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Other Risks

        We purchase unleaded gasoline and diesel fuel at prevailing market rates. In January 2009, we began a program to manage our exposure to changes in fuel prices through the use of derivative commodity instruments. For the six months ended June 30, 2011, we recognized a gain of $2.9 million in "Direct operating" on our consolidated statement of operations relating to our gasoline swaps. See Note 13 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Inflation

        The increased cost of vehicles is the primary inflationary factor affecting us. Many of our other operating expenses are also expected to increase with inflation, including health care costs and gasoline. Management does not expect that the effect of inflation on our overall operating costs will be greater for us than for our competitors.

Income Taxes

        In January 2006, we implemented a LKE Program for our U.S. car rental business. Pursuant to the program, we dispose of vehicles and acquire replacement vehicles in a form intended to allow such dispositions and replacements to qualify as tax-deferred "like-kind exchanges" pursuant to section 1031 of the Internal Revenue Code. The program has resulted in deferral of federal and state income taxes for fiscal years 2006, 2007, 2008 and 2009 and part of 2010. A LKE Program for HERC has also been in place for several years. The program allows tax deferral if a qualified replacement asset is acquired within a specific time period after asset disposal. Accordingly, if a qualified replacement asset is not purchased within this limited time period, taxable gain is recognized. Over the last few years, for strategic purposes, such as cash management and fleet reduction, we have recognized some taxable gains in the program. In 2009, the bankruptcy filing of an original equipment manufacturer, or "OEM," also resulted in minimal gain recognition. We had sufficient net operating losses to fully offset the taxable gains recognized. We cannot offer assurance that the expected tax deferral will continue or that the relevant law concerning the programs will remain in its current form. An extended reduction in our car rental fleet could result in reduced deferrals in the future, which in turn could require us to make material cash payments for federal and state income tax liabilities. Our inability to obtain replacement financing as our fleet financing facilities mature would likely result in an extended reduction in the fleet. In the event of an extended fleet reduction, we believe the likelihood of making material cash tax payments in the near future is low because of our significant net operating losses. In August 2010, we elected to temporarily suspend the U.S. car rental LKE Program allowing cash proceeds from sales of vehicles to be utilized for various business purposes, including paying down existing debt obligations, future growth initiatives and for general operating purposes. Purchases of vehicles will continue to be funded with a combination of asset-backed securitizations, asset-based revolving credit facilities and corporate liquidity. We expect that recent tax legislation, effective September 2010 through December 2011, will result in the LKE suspension having a neutral effect on our taxes. The new law allows 100% bonus depreciation for qualified asset acquisitions during the period the law is effective. We estimate recognized tax gains on vehicle dispositions resulting from the LKE suspension to be mainly offset by 100% tax depreciation on newly acquired vehicles. Our federal net operating loss position for U.S. tax purposes should remain relatively unchanged when the LKE program is re-instated.

        For a discussion of risks related to our reliance on asset-backed financing to purchase cars, see the section of this prospectus entitled "Risk Factors".

        On January 1, 2009, Bank of America acquired Merrill Lynch & Co., Inc., the parent company of BAMLCP. Accordingly, Bank of America is now an indirect beneficial owner of Hertz Holdings' common stock held by BAMLCP and certain of its affiliates. For U.S. income tax purposes the transaction, when combined with other unrelated transactions during the previous 36 months, resulted in a change in control as that term is defined in Section 382 of the Internal Revenue Code. Consequently, utilization of all pre-2009 U.S. net operating losses is subject to an annual limitation. The limitation is not expected to result in a loss of net operating losses or have a material adverse impact on taxes.

Employee Retirement Benefits

Pension

        We sponsor defined benefit pension plans worldwide. Pension obligations give rise to significant expenses that are dependent on assumptions discussed in Note 5 to our audited annual consolidated financial statements and Note 8 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our 2011 worldwide pre-tax pension expense is expected to be approximately $38.3 million, which would represent an increase of $6.1 million from 2010. The anticipated increase in expense compared to 2010 is primarily due to lower expected rates of return on assets as well as adverse exchange rate movements.

        We participate in various "multiemployer" pension plans. In the event that we withdraw from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, and we would have to reflect that as an expense in our consolidated statement of operations and as a liability on our consolidated balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. At least one multiemployer plan in which we participate is reported to have, and other of our multiemployer plans could have, significant underfunded liabilities. Such underfunding may increase in the event other employers become insolvent or withdraw from the applicable plan or upon the inability or failure of withdrawing employers to pay their withdrawal liability. In addition, such underfunding may increase as a result of lower than expected returns on pension fund assets or other funding deficiencies. For a discussion of the risks associated with our pension plans, see the section of this prospectus entitled "Risk Factors."

BUSINESS

        Hertz Investors, Inc. owns all of the outstanding common stock of Hertz. Hertz Holdings holds all of the outstanding common stock of Hertz Investors, Inc.

Our Company

        We own what we believe is the largest worldwide airport general use car rental brand, operating from approximately 8,000 locations in approximately 150 countries as of June 30, 2011. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. Hertz operates both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Australia, Asia and New Zealand. In addition, we have licensee locations in cities and airports in Africa and the Middle East. We are the only car rental company that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We believe that we maintain the leading airport car rental brand market share, by overall reported revenues, in the United States and are one of the leading airport car rental brands at the 94 major airports in Europe where we have company-operated locations and where data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through 315 branches in the United States, Canada, France, Spain, Italy, China and Saudi Arabia, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965. We have a diversified revenue base and a highly variable cost structure and are able to dynamically manage fleet capacity, the most significant determinant of our costs. Our revenues have grown at a compound annual growth rate of 4.7% over the last 20 years, with year-over-year growth in 16 of those 20 years.

Corporate History

        Hertz Holdings was incorporated in Delaware in 2005 to serve as the top-level holding company for the consolidated Hertz business. Hertz was incorporated in Delaware in 1967. Hertz is a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Ford acquired an ownership interest in Hertz in 1987. Prior to this, Hertz was a subsidiary of United Continental Holdings, Inc. (formerly Allegis Corporation), which acquired our outstanding capital stock from RCA Corporation in 1985.

        On December 21, 2005, investment funds associated with or designated by:

  •
  CD&R,

  •
  Carlyle, and

  •
  BAMLCP (formerly known as Merrill Lynch Global Private Equity),

acquired all of our common stock from Ford Holdings LLC. Following Hertz Holdings' initial public offering in November 2006 and subsequent offerings in June 2007, May 2009, June 2009 and March 2011, the Sponsors currently own approximately 39% of the common stock of Hertz Holdings.

        In January 2009, Bank of America Corporation, or "Bank of America," acquired Merrill Lynch & Co., Inc., the parent company of BAMLCP. Accordingly, Bank of America is now an indirect beneficial owner of Hertz Holdings' common stock held by BAMLCP and certain of its affiliates.

Our Markets

        We operate in the global car rental industry and in the equipment rental industry.

Worldwide Car Rental

        We believe that the global car rental industry exceeds $35 billion in annual revenues. According to Auto Rental News, car rental revenues in the United States are estimated to be approximately $20 billion for 2010 and grew in 2010 by 2.5%. We believe car rental revenues in Europe account for approximately $15 billion in annual revenues, with the airport portion of the industry comprising approximately 40% of the total. Within Europe, the largest markets are France, Germany, Italy, the United Kingdom and Spain. We believe total rental revenues for the car rental industry in Europe in 2010 were approximately $11.9 billion in nine countries—France, Germany, Italy, the United Kingdom, Spain, The Netherlands, Switzerland, Belgium and Luxembourg—where we have company-operated rental locations and approximately $2.6 billion in eight other countries—Greece, Ireland, Portugal, Sweden, Norway, Denmark, Austria and Finland—where our brand is present through our licensees.

        We estimate that rentals by airline travelers at or near airports, or "airport rentals," accounted for approximately one-half of the total market in the United States in 2010. This portion of the market is significantly influenced by developments in the travel industry and particularly in airline passenger traffic, or "enplanements." We believe domestic enplanements increased in 2010 by approximately 1.9% and are expected to increase by 3% in 2011. The International Air Transport Association, or "IATA," projected in June 2011 that annual global enplanements would increase 4.4% in 2011.

        The off-airport portion of the industry has rental volume primarily driven by local business use, leisure travel and the replacement of cars being repaired. Because Europe has generally demonstrated a lower historical reliance on air travel, the European off-airport car rental market is significantly more developed than it is in the United States.

Worldwide Equipment Rental

        We estimate the size of the U.S. equipment rental industry, which is highly fragmented with few national competitors and many regional and local operators, declined to approximately $28 billion in annual revenues for 2011 from approximately $29 billion in 2009, but the part of the rental industry dealing with equipment of the type HERC rents is somewhat smaller than that. We believe that the industry grew at a 1.6% compound annual growth rate between 2000 and 2011. Other market data indicates that the equipment rental industries in France, Spain, Italy and China generate approximately $4.5 billion, $2.5 billion, $2.1 billion and $1.1 billion in annual revenues, respectively, although the portions of those markets in which HERC competes are smaller.

        The equipment rental industry serves a broad range of customers from small local contractors to large industrial national accounts and encompasses a wide range of rental equipment from small tools to heavy earthmoving equipment. We believe U.S. non-residential construction spending decreased at an annual rate of 6% in 2010 and is expected to decrease at an annual rate of 1% in 2011. We also believe that rental equipment accounted for approximately 40% of all equipment sold into the U.S. construction industry in 2010, up from approximately 5% in 1993. In addition, we believe that the trend toward rental instead of ownership of equipment in the U.S. construction industry will continue and that as much as 50% of the equipment used in the industry could be rental equipment by 2014.

Our Business Segments

        Our business consists of two reportable segments, car rental and equipment rental. General corporate expenses, certain interest expense (including net interest on corporate debt), as well as other business activities, such as third-party claim management services are included as "other reconciling items."

        Car Rental: Our "company-operated" rental locations are those through which we, or an agent of ours, rent cars that we own or lease. We maintain a substantial network of company-operated car rental locations both in the United States and internationally, and what we believe to be the largest number of company-operated airport car rental locations in the world, enabling us to provide consistent quality and service worldwide. Our licensees and associates also operate rental locations in over 140 countries and jurisdictions, including most of the countries in which we have company-operated rental locations.

        Equipment Rental: We believe, based on an article in Rental Equipment Register published in May 2011, that HERC is one of the largest equipment rental companies in the United States and Canada combined. HERC rents a broad range of earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, generators, pumps, small tools, compaction equipment and construction-related trucks. HERC also derives revenues from the sale of new equipment and consumables.

        Set forth below are charts showing revenues by reportable segment, and revenues by geographic area, both for the six months ended June 30, 2011 and revenue earning equipment at net book value as of June 30, 2011 (the majority of our international operations are in Europe).

Revenues by Segment for the
Six Months Ended June 30, 2011(1)
$3.9 billion

Revenues by Geographic Area for the Six Months Ended June 30, 2011 $3.9 billion	Revenue Earning Equipment at net book value as of June 30, 2011 $11.2 billion

(1)
Car rental segment revenue includes fees and certain cost reimbursements from licensees. See Note 10 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        For further information on our business segments, including financial information for the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008, see Note 10 to both our audited annual consolidated financial statements and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Worldwide Car Rental

Operations

        We rent a wide variety of makes and models of cars. We generally accept reservations only for a class of vehicles, although we accept reservations for specific makes and models of vehicles in our Prestige Collection national-scale luxury rental program, our Hertz Fun Collection experiential rental program, our Green Collection environmentally friendly rental program and a limited number of models in high-volume, leisure-oriented destinations. We rent cars on an hourly (in select markets), daily, weekend, weekly, monthly or multi-month basis, with rental charges computed on a limited or unlimited mileage rate, or on a time rate plus a mileage charge. Our rates vary at different locations depending on local market conditions and other competitive and cost factors. While cars are usually returned to the locations from which they are rented, we also allow one-way rentals from and to certain locations. In addition to car rentals and licensee fees, we generate revenues from reimbursements by customers of airport concession fees and vehicle licensing costs, fueling charges, and charges for ancillary customer products and services such as supplemental equipment (child seats and ski racks), loss or collision damage waiver, theft protection, liability and personal accident/effects insurance coverage, Hertz NeverLost navigation systems and satellite radio services.

        Our international car rental operations have company-operated locations in France, Germany, Italy, Australia, the United Kingdom, Spain, Canada, Brazil, The Netherlands, Switzerland, New Zealand, Belgium, Puerto Rico, China, the Czech Republic, the Slovak Republic, Luxembourg and the U.S. Virgin Islands.

        As of June 30, 2011, we had approximately 2,420 staffed rental locations in the United States, of which approximately one-fifth were airport locations and four-fifths were off-airport locations, and we regularly rent cars from approximately 1,310 other locations that are not staffed. As of June 30, 2011, we had approximately 1,110 staffed rental locations internationally, of which approximately one-fifth were airport locations and four-fifths were off-airport locations, and we regularly rent cars from approximately 130 other locations that are not staffed. We believe that our extensive U.S. and international network of company-operated locations contributes to the consistency of our service, cost control, fleet utilization, yield management, competitive pricing and ability to offer one-way rentals.

        In order to operate airport rental locations, we have obtained concessions or similar leasing, licensing or permitting agreements or arrangements, or "concessions," granting us the right to conduct a car rental business at all major, and many other airports in each country where we have company-operated rental locations, except for airports where our licensees operate rental locations. Our concessions were obtained from the airports' operators, which are typically governmental bodies or authorities, following either negotiation or bidding for the right to operate a car rental business there. The terms of an airport concession typically require us to pay the airport's operator concession fees based upon a specified percentage of the revenues we generate at the airport, subject to a minimum annual guarantee. Under most concessions, we must also pay fixed rent for terminal counters or other leased properties and facilities. Most concessions are for a fixed length of time, while others create operating rights and payment obligations that are terminable at any time.

        The terms of our concessions typically do not forbid us from seeking, and in a few instances actually require us to seek, reimbursement from customers of concession fees we pay; however, in certain jurisdictions the law limits or forbids our doing so. Where we are required or permitted to seek such reimbursement, it is our general practice to do so. The number of car rental concessions available at airports varies considerably, but, except at small, regional airports, it is rarely less than four. Certain of our concession agreements require the consent of the airport's operator in connection with material changes in our ownership. See the section of this prospectus entitled "Risk Factors."

        The Hertz brand is one of the most recognized brands in the world. Our customer surveys, in the United States, indicate that Hertz is the car rental brand most associated with the highest quality service. This is consistent with numerous published best-in class car rental awards that we have won, both in the United States and internationally, over many years. We have sought to support our reputation for quality and customer service in car rental through a variety of innovative service offerings, such as our customer loyalty program (Hertz #1 Club), our global expedited rental program (Hertz #1 Club Gold), our one-way rental program (Rent-it-Here/Leave-it-There), our national-scale luxury rental program (Prestige Collection), our national-scale experiential rental program (Hertz Fun Collection), our environmentally friendly rental program (Green Collection) and our in-car navigational services (Hertz NeverLost). We intend to maintain our position as a premier company through an intense focus on service, quality and product innovation.

        In late 2008, we introduced Connect by Hertz, a new global car-sharing service, which rents cars by the hour, at various locations in the U.S., Canada and Europe. In April 2009, we completed the acquisition of Eileo, S.A.S., or "Eileo," a Paris, France-based developer of car sharing technology. Eileo's end-to-end solutions are utilized by Connect by Hertz. Connect by Hertz allows customers to sign up for the service and start renting cars by the hour. Customers pay an annual or monthly membership fee, pick up cars in locations scattered around a city, at a university or a corporate campus without checking in at a Hertz rental office, and then pay an hourly car-rental fee. Connect by Hertz fees include fuel, insurance, 24/7 roadside assistance, in-car customer service and 180 miles per day.

        In April 2009, we completed the acquisition of certain assets of Advantage Rent A Car, or "Advantage." Advantage is a popular brand for price-oriented customers at key U.S. leisure travel destinations. The purchase agreement provided us with the rights to purchase certain rights, trademarks and copyrights to use the Advantage brand name, website and phone numbers. In addition, the agreement provides us with the option to have assigned to us certain leases, fixed assets, airport concession agreements and other agreements associated with approximately 20 locations that Advantage is or previously was operating. As of June 30, 2011, we had 68 corporate Advantage brand rental locations in the United States and Europe and 14 affiliates in Latin America and the Carribean.

        During the fourth quarter of 2010, we completed the acquisition of Flexicar, a leading Australian car sharing company.

        Beginning in December 2010, we made the next generation of electric vehicles available to the general public through our Connect by Hertz car sharing operation. We plan to add additional electric vehicles to our fleet over the coming months making electric vehicles available at locations in Manhattan, Washington D.C. and San Francisco and we plan further deployment of electric vehicles and plug-in hybrid electric vehicles in both the U.S. and other countries throughout 2011.

        Based on the latest available data, in the United States, the Hertz brand had the highest market share, by revenues, in 2009, 2010 and the first four months of 2011 at approximately 200 of the largest airports where we have company-operated locations. Out of the approximately 170 major European airports at which we have company-operated rental locations, data regarding car rental concessionaire activity for the year ended December 31, 2010 was available at 94 of these airports. Based upon this data, we believe that we were one of the largest airport car rental companies, measured by aggregate airport rental revenues during that period, at those 94 airports taken together. In the United States, we intend to maintain or expand our market share in the airport rental business. For a further description of our competitors, market share and competitive position see "—Competition" below.

        At our major airport rental locations, as well as at some smaller airport and off-airport locations, customers participating in our Hertz #1 Club Gold program are able to rent vehicles in an expedited manner. In the United States, participants in our Hertz #1 Club Gold program often bypass the rental counter entirely and proceed directly to their vehicles upon arrival at our facility. For the six months ended June 30, 2011, rentals by Hertz #1 Club Gold members accounted for approximately 37% of our worldwide rental transactions. We believe the Hertz #1 Club Gold program provides a significant competitive advantage to us, particularly among frequent travelers, and we have, through travel industry relationships, targeted such travelers for participation in the program.

        In addition to our airport locations, we operate off-airport locations offering car rental services to a variety of customers. Our off-airport rental customers include people wishing to rent cars closer to home for business or leisure purposes, as well as those needing to travel to or from airports. Our off-airport customers also include people who have been referred by, or whose rental costs are being wholly or partially reimbursed by, insurance companies following accidents in which their cars were damaged, those expecting to lease cars that are not yet available from their leasing companies and those needing cars while their vehicle is being repaired or is temporarily unavailable for other reasons; we call these customers "replacement renters." At many of our off-airport locations we will provide pick-up and delivery services in connection with rentals.

        When compared to our airport rental locations, an off-airport rental location typically services the same variety of customers, uses smaller rental facilities with fewer employees, conducts pick-up and delivery services and deals with replacement renters using specialized systems and processes. In addition, on average, off-airport locations generate fewer transactions per period than airport locations. At the same time, though, our airport and off-airport rental locations employ common car fleets, are supervised by common country, regional and local area management, use many common systems and rely on common maintenance and administrative centers. Moreover, airport and off-airport locations, excluding replacement rentals, benefit from many common marketing activities and have many of the same customers. As a consequence, we regard both types of locations as aspects of a single, unitary, car rental business.

        We believe that the off-airport portion of the car rental market offers opportunities for us on several levels. First, presence in the off-airport market can provide customers a more convenient and geographically extensive network of rental locations, thereby creating revenue opportunities from replacement renters, non-airline travel renters and airline travelers with local rental needs. Second, it can give us a more balanced revenue mix by reducing our reliance on airport travel and therefore limiting our exposure to external events that may disrupt airline travel trends. Third, it can produce higher fleet utilization as a result of the longer average rental periods associated with off-airport business, compared to those of airport rentals. Fourth, replacement rental volume is far less seasonal than that of other business and leisure rentals, which permits efficiencies in both fleet and labor planning. Finally, cross-selling opportunities exist for us to promote off-airport rentals among frequent airport Hertz #1 Club Gold program renters and, conversely, to promote airport rentals to off-airport renters. In view of those benefits, along with our belief that our market share for off-airport rentals is generally smaller than our market share for airport rentals, we intend to seek profitable growth in the off-airport rental market, both in the United States and internationally.

        Since January 1, 2008, we increased the number of our off-airport rental locations in the United States by approximately 28% to approximately 2,030 locations. Our strategy includes selected openings of new off-airport locations, the disciplined evaluation of existing locations and the pursuit of same-store sales growth. We anticipate that same-store sales growth will be driven by our traditional leisure and business traveler customers and by increasing penetration of the insurance replacement market, of which we currently have a low market share. In the United States during the six months ended June 30, 2011, approximately two-fifths of our rental revenues at off-airport locations were related to replacement rentals. We believe that if we successfully pursue our strategy of profitable off-airport growth, the proportion of replacement rental revenues will increase. As we move forward, our determination of whether to continue to expand our U.S. off-airport network will be based upon a combination of factors, including, commercial activity and potential profitability as well as the concentration of target insurance company policyholders, car dealerships and auto body shops. We also intend to increase the number of our staffed off-airport rental locations internationally based on similar criteria.

        Our worldwide car rental segment generated $3,279.1 million and $6,486.2 million in revenues during the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.

Customers and Business Mix

        We categorize our car rental business based on two primary criteria—the purpose for which customers rent from us (business or leisure) and the type of location from which they rent (airport or off-airport). The table below sets forth, for the six months ended June 30, 2011 and the year ended December 31, 2010, the percentages of rental revenues and rental transactions in our U.S. and international operations derived from business and leisure rentals and from airport and off-airport rentals.

	Six Months ended June 30, 2011				Year ended December 31, 2010
	U.S.		International		U.S.		International
	Revenues	Transactions	Revenues	Transactions	Revenues	Transactions	Revenues	Transactions
Type of Car Rental
By Customer:
Business	50%	51%	57%	57%	46%	51%	51%	54%
Leisure	50	49	43	43	54	49	49	46

	100%	100%	100%	100%	100%	100%	100%	100%

By Location:
Airport	64%	74%	53%	58%	72%	75%	54%	58%
Off-airport	36	26	47	42	28	25	46	42

	100%	100%	100%	100%	100%	100%	100%	100%

        Customers who rent from us for "business" purposes include those who require cars in connection with commercial activities, the activities of governments and other organizations or for temporary vehicle replacement purposes. Most business customers rent cars from us on terms that we have negotiated with their employers or other entities with which they are associated, and those terms can differ substantially from the terms on which we rent cars to the general public. We have negotiated arrangements relating to car rental with many large businesses, governments and other organizations, including most Fortune 500 companies.

        Customers who rent from us for "leisure" purposes include not only individual travelers booking vacation travel rentals with us but also people renting to meet other personal needs. Leisure rentals, generally, are longer in duration and generate more revenue per transaction than do business rentals, although some types of business rentals, such as rentals to replace temporarily unavailable cars, have a long average duration. Business rentals and leisure rentals have different characteristics and place different types of demands on our operations. We believe that maintaining an appropriate balance between business and leisure rentals is important to the profitability of our business and the consistency of our operations.

        Our business and leisure customers rent from both our airport and off-airport locations. Demand for airport rentals is correlated with airline travel patterns, and transaction volumes generally follow enplanement trends on a global basis. Customers often make reservations for airport rentals when they book their flight plans, which make our strong relationships with travel agents, associations and other partners (e.g., airlines) a key competitive advantage in generating consistent and recurring revenue streams.

        Off-airport rentals typically involve people wishing to rent cars closer to home for business or leisure purposes, as well as those needing to travel to or from airports. This category also includes people who have been referred by, or whose rental costs are being wholly or partially reimbursed by, insurance companies because their cars have been damaged. In order to attract these renters, we must establish agreements with the referring insurers establishing the relevant rental terms, including the arrangements made for billing and payment. While we estimate our share of the insurance replacement rental market was approximately 10% of the estimated insurance rental revenue volume for the six months ended June 30, 2011, we have identified 201 insurance companies, ranging from local or regional carriers to large, national companies, as our target insurance replacement market. As of June 30, 2011, we were a preferred or recognized supplier of 186 of these 201 insurance companies.

        We conduct active sales and marketing programs to attract and retain customers. Our commercial and travel industry sales force calls on companies and other organizations whose employees and associates need to rent cars for business purposes. In addition, our sales force works with membership associations, tour operators, travel companies and other groups whose members, participants and customers rent cars for either business or leisure purposes. A specialized sales force calls on companies with replacement rental needs, including insurance and leasing companies and car dealers. We also advertise our car rental offerings through a variety of traditional media channels, such as television and newspapers, direct mail and the Internet. In addition to advertising, we also conduct a variety of other forms of marketing and promotion, including travel industry business partnerships and press and public relations activities.

        In almost all cases, when we rent a car, we rent it directly to an individual who is identified in a written rental agreement that we prepare. Except when we are accommodating someone who cannot drive, the individual to whom we rent a car is required to have a valid driver's license and meet other rental criteria (including minimum age and creditworthiness requirements) that vary on the basis of location and type of rental. Our rental agreements permit only licensed individuals renting the car, people signing additional authorized operator forms and certain defined categories of other individuals (such as fellow employees, parking attendants and in some cases spouses or domestic partners) to operate the car.

        With rare exceptions, individuals renting cars from us are personally obligated to pay all amounts due under their rental agreements. They typically pay us with a charge, credit or debit card issued by a third party, although certain customers use a Hertz charge account that we have established for them, usually as part of an agreement between us and their employer. For the six months ended June 30, 2011, all amounts charged to Hertz charge accounts established in the United States and by our international subsidiaries, were billed directly to a company or other organization or were guaranteed by a company. We also issue rental vouchers and certificates that may be used to pay rental charges, mostly for prepaid and tour-related rentals. In addition, where the law requires us to do so, we rent cars on a cash basis. For the six months ended June 30, 2011, no customer accounted for more than 1.5% of our car rental revenues.

        In the United States for the six months ended June 30, 2011, 84% of our car rental revenues came from customers who paid us with third-party charge, credit or debit cards, while 8% came from customers using Hertz charge accounts or direct billing, 7% came from customers using rental vouchers or another method of payment and 1% came from cash transactions. In our international operations for the six months ended June 30, 2011, 52% of our car rental revenues came from customers who paid us with third-party charge, credit or debit cards, while 30% came from customers using Hertz charge accounts, 17% came from customers using rental vouchers or another method of payment and 1% came from cash transactions. For the six months ended June 30, 2011, bad debt expense represented

0.2% of car rental revenues for our U.S. operations and 0.4% of car rental revenues for our international operations.

Reservations

        When customers reserve cars for rental from us and our licensees, they may seek to do so through travel agents or third-party travel websites. In many of those cases, the travel agent or website will utilize a third-party operated computerized reservation system, also known as a global distribution system, or "GDS," to contact us and make the reservation.

        In major countries, including the United States and all other countries with company-operated locations, customers may also reserve cars for rental from us and our licensees worldwide through local, national or toll-free telephone calls to our reservations center, directly through our rental locations or, in the case of replacement rentals, through proprietary automated systems serving the insurance industry. Additionally, we accept reservations for rentals from us and our licensees worldwide through our websites.

        For the year ended December 31, 2010, approximately 32% of the worldwide reservations we accepted came through travel agents using GDSs, while 30% came through our websites, 22% through phone calls to our reservations center, 11% through third-party websites and 5% through local booking sources. For the six months ended June 30, 2011, approximately 34% of the worldwide reservations we accepted came through travel agents using GDSs, while 30% came through our websites, 20% through phone calls to our reservations center, 11% through third-party websites and 5% through local booking sources.

Fleet

        We believe we are one of the largest private sector purchasers of new cars in the world. During the six months ended June 30, 2011 and the year ended December 31, 2010, we operated a peak rental fleet in the United States of approximately 348,600 and 321,300 cars, respectively, and a combined peak rental fleet in our international operations of approximately 160,700 and 170,800 cars, respectively, and in each case exclusive of our licensees' fleet. During the six months ended June 30, 2011, our approximate average holding period for a rental car was fifteen months in both the United States and in our international operations.

        Under our repurchase programs, the manufacturers agree to repurchase cars at a specified price or guarantee the depreciation rate on the cars during established repurchase or auction periods, subject to, among other things, certain car condition, mileage and holding period requirements. Repurchase prices under repurchase programs are based on either a predetermined percentage of original car cost and the month in which the car is returned or the original capitalized cost less a set daily depreciation amount. Guaranteed depreciation programs guarantee on an aggregate basis the residual value of the cars covered by the programs upon sale according to certain parameters which include the holding period, mileage and condition of the cars. These repurchase and guaranteed depreciation programs limit our residual risk with respect to cars purchased under the programs and allow us to determine depreciation expense in advance, however, typically the acquisition cost is higher for these program cars.

        Program cars as a percentage of all cars purchased by our U.S., International and worldwide operations were as follows:

	Six Months ended June 30,	Years ended December 31,
	2011	2010	2009	2008	2007	2006
U.S.	51%	54%	48%	55%	42%	61%
International	58%	56%	57%	59%	65%	71%
Worldwide	54%	55%	51%	57%	50%	64%

        We have purchased a significant percentage of our car rental fleet from General Motors Corporation and its successor, General Motors Company, together "General Motors." During the year ended December 31, 2010, approximately 34% of the cars acquired by our U.S. car rental fleet, and approximately 16% of the cars acquired by us for our international fleet, were manufactured by General Motors. We have also increased the percentage of our car rental fleet purchased from Toyota Motor Corporation, or "Toyota." During the year ended December 31, 2010, approximately 17% of the cars acquired by our U.S. car rental fleet, and approximately 4% of the cars acquired by us for our international fleet, were manufactured by Toyota. During the year ended December 31, 2010, approximately 10% of the cars acquired by us domestically were manufactured by Ford and its subsidiaries and approximately 24% of the cars acquired by us for our international fleet were manufactured by Ford and its subsidiaries. During the six months ended June 30, 2011, approximately 39% of the cars acquired by our U.S. car rental fleet, and approximately 22% of the cars acquired by us for our international fleet, were manufactured by General Motors. During the six months ended June 30, 2011, approximately 13% of the cars acquired by our U.S. car rental fleet, and approximately 1% of the cars acquired by us for our international fleet, were manufactured by Toyota. During the six months ended June 30, 2011, approximately 5% of the cars acquired by us domestically were manufactured by Ford and its subsidiaries and approximately 23% of the cars acquired by us for our international fleet were manufactured by Ford and its subsidiaries.

        Purchases of cars are financed through cash from operations and by active and ongoing global borrowing programs. See the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        We maintain automobile maintenance centers at certain airports and in certain urban and off-airport areas, which provide maintenance facilities for our car rental fleet. Many of these facilities, which include sophisticated car diagnostic and repair equipment, are accepted by automobile manufacturers as eligible to perform and receive reimbursement for warranty work. Collision damage and major repairs are generally performed by independent contractors.

        We dispose of non-program cars, as well as program cars that become ineligible for manufacturer repurchase or guaranteed depreciation programs, through a variety of disposition channels, including auctions, brokered sales, sales to wholesalers and dealers and, to a lesser extent and primarily in the United States, sales at retail through a network of nine company-operated car sales locations dedicated exclusively to the sale of used cars from our rental fleet.

        During 2009, we launched Rent2Buy, an innovative program designed to sell used rental cars. The program was licensed to operate in 31 states as of June 30, 2011. Customers have an opportunity for a three-day test rental of a competitively priced car from our rental fleet. If the customer purchases the car, he or she is credited with up to three days of rental charges, and the purchase transaction is completed through the internet and by mail in those states where permitted.

        During the year ended December 31, 2010, of the cars that were not repurchased by manufacturers, we sold approximately 75% at auction, 11% through dealer direct, 8% through our Rent2Buy program or at retail locations and approximately 6% through other channels. During the six months ended June 30, 2011, of the cars that were not repurchased by manufacturers, we sold approximately 64% at auction, 21% through dealer direct, 7% through our Rent2Buy program or at retail locations and approximately 8% through other channels.

Licensees

        We believe that our extensive worldwide ownership of car rental operations contributes to the consistency of our high-quality service, cost control, fleet utilization, yield management, competitive pricing and our ability to offer one-way rentals. However, in certain U.S. and international markets, we have found it more efficient to utilize independent licensees, which rent cars that they own. Our licensees operate locations in over 140 countries, including most of the countries where we have company-operated locations. See the section of this prospectus entitled "Risk Factors."

        We believe that our licensee arrangements are important to our business because they enable us to offer expanded national and international service and a broader one-way rental program. Licenses are issued principally by our wholly-owned subsidiaries, under franchise arrangements to independent licensees and affiliates who are engaged in the car rental business in the United States and in many other countries.

        Licensees generally pay fees based on a percentage of their revenues or the number of cars they operate. The operations of all licensees, including the purchase and ownership of vehicles, are financed independently by the licensees, and we do not have any investment interest in the licensees or their fleets. Licensees in the U.S. share in the cost of our U.S. advertising program, reservations system, sales force and certain other services. Our European and other international licensees also share in the cost of our reservations system, sales force and certain other services. In return, licensees are provided the use of the Hertz brand name, management and administrative assistance and training, reservations through our reservations channels, the Hertz #1 Club and #1 Club Gold programs, our "Rent-it-Here/Leave-it-There" one-way rental program and other services. In addition to car rental, certain licensees outside the United States engage in car leasing, chauffeur-driven rentals and renting camper vans under the Hertz name.

        U.S. licensees ordinarily are limited as to transferability without our consent and are terminable by us only for cause or after a fixed term. Licensees in the United States may generally terminate for any reason on 90 days' notice. In Europe and certain other international jurisdictions, licensees typically do not have early termination rights. Initial license fees or the price for the sale to a licensee of a company-owned location may be payable over a term of several years. We continue to issue new licenses and, from time to time, purchase licensee businesses.

        During the year ended December 31, 2010, we added eight locations by acquiring former licensees of our domestic and international car rental operations. See Note 3 to our audited annual consolidated financial statements included elsewhere in this prospectus.

Competition

        In the United States, our principal car rental industry competitors are Avis Budget Group, Inc., or "ABG," which currently operates the Avis and Budget brands, Enterprise Rent-A-Car Company, or "Enterprise," which also operates the National Car Rental and Alamo brands, and Dollar Thrifty Automotive Group, Inc., or "Dollar Thrifty," which operates the Dollar and Thrifty brands. In the United States, the Hertz brand had the highest market share, by revenues, in 2009, 2010 and the first four months in 2011 at approximately 200 of the largest airports where we have company-operated locations

        We have a significant presence in the off-airport market. We believe that we maintain the second largest market share, by revenues, in the off-airport car rental market in the United States. Since

January 1, 2008, we increased the number of our off-airport rental locations in the United States by approximately 28% to approximately 2,030 locations. Revenues from our U.S. off-airport operations represented $550.3 million, $496.0 million, $1,079.5 million, $953.1 million and $975.9 million of our total car rental revenues in the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, respectively. Many smaller companies also operate in the airport and off-airport rental markets.

        In Europe, in addition to us, the principal pan-European participants in the car rental industry are Avis Europe plc (which is not an affiliate of ABG but is operating under a license from ABG), which operates the Avis and Budget brands, and Europcar. Europcar also operates the National Car Rental and Alamo brands in the United Kingdom and Germany, and through franchises in Spain, Italy and France. In certain European countries, there are also other companies and brands with substantial market shares, including Sixt AG (operating the Sixt brand) and Enterprise (operating the Enterprise brand) in the United Kingdom, Ireland and Germany. In every European country, there are also national, regional or other, smaller companies operating in the airport and off-airport rentals markets. Apart from Enterprise-branded operations, all of which Enterprise owns, the other major car rental brands are present in European car rental markets through a combination of company-operated and franchisee- or licensee-operated locations.

        Competition among car rental industry participants is intense and is primarily based on price, vehicle availability, service, reliability, distribution locations and product innovation. We believe, however, that the prominence and service reputation of the Hertz brand and our extensive worldwide ownership of car rental operations provide us with a competitive advantage.

Worldwide Equipment Rental

Operations

        We, through HERC, operate an equipment rental business in the United States, Canada, France, Spain, Italy, China and Saudi Arabia. On the basis of total revenues, we believe HERC is one of the largest equipment rental companies in the United States and Canada combined. HERC has operated in the United States since 1965.

        HERC's principal business is the rental of equipment. HERC offers a broad range of equipment for rental; major categories include earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, pumps, generators, small tools, compaction equipment and construction-related trucks.

        Ancillary to its rental business, HERC is also a dealer of certain brands of new equipment in the United States and Canada, and sells consumables such as gloves and hardhats at many of its rental locations.

        HERC's comprehensive line of equipment enables it to supply equipment to a wide variety of customers from local contractors to large industrial plants. The fact that many larger companies, particularly those with industrial plant operations, now require single source vendors, not only for equipment rental, but also for management of their total equipment needs fits well with HERC's core competencies. Arrangements with such companies may include maintenance of the tools and equipment they own, supplies and rental tools for their labor force and custom management reports. HERC supports this through its dedicated in-plant operations, tool trailers and plant management systems.

        As of December 31, 2008, 2009 and 2010 and June 30, 2011, HERC had branches in the following countries:

	Total	U.S.	Canada	France	Spain	Italy	China	Saudi Arabia
January 1, 2008	376	248	34	84	10	—	—	—
Net increase (decrease)	(34)	(27)	2	(4)	(6)	—	1	—
Additions relating to acquisitions	3	1	—	—	2	—	—	—

December 31, 2008	345	222	36	80	6	—	1	—
Net increase (decrease)	(24)	(8)	(1)	(14)	(3)	—	2	—
Additions relating to acquisitions	1	—	—	—	1	—	—	—

December 31, 2009	322	214	35	66	4	—	3	—
Net increase (decrease)	(7)	(10)	3	(1)	—	—	1	—
Additions relating to acquisitions	7	6	—	—	—	1	—	—

December 31, 2010	322	210	38	65	4	1	4	—
Net increase (decrease)	(8)	(9)	—	—	—	—	—	1
Additions relating to acquisitions	1	1	—	—	—	—	—	—

June 30, 2011	315	202	38	65	4	1	4	1

        HERC's rental locations generally are situated in industrial or commercial zones. A growing number of locations have highway or major thoroughfare visibility. The typical location includes a customer service center, an equipment service area and storage facilities for equipment. The branches are built or conform to the specifications of the HERC prototype branch, which stresses efficiency, safety and environmental compliance. Most branches have stand-alone maintenance and fueling facilities and showrooms.

        HERC's broad equipment line in the United States and Canada includes more equipment with an acquisition cost of under $10,000 per unit, ranging from air compressors and generators to small tools and accessories, in order to supply customers who are local contractors with a greater proportion of their overall equipment rental needs. As of June 30, 2011, these activities, referred to as "general rental activities," were conducted at approximately 35% of HERC's U.S. and Canadian rental locations. Before it begins to conduct general rental activities at a location, HERC typically renovates the location to make it more appealing to walk-in customers and adds staff and equipment in anticipation of subsequent demand.

        In early 2010, Hertz launched Hertz Entertainment Services, a division which provides single-source car and equipment rental solutions to the entertainment and special events industries. Hertz Entertainment Services provides customized vehicle and equipment rental solutions to movie, film and television productions, live sports and entertainment events, and all-occasion special events, such as weddings, conventions, and fairs. Hertz Entertainment Services are tailored to fit the needs of large and small productions alike with competitive pricing and customized, monthly billing. Hertz delivers vehicles and equipment to production locations and a dedicated staff is available 24/7 to address specific client needs. Productions can also rent equipment for use at special events such as lighting, generators and other machinery.

        In February 2010, HERC entered into a joint venture with Saudi Arabia based Dayim Holdings Company, Ltd. to set up equipment rental operations in the Kingdom of Saudi Arabia. The new joint venture entity will rent and sell equipment and tools to construction and industrial markets throughout the Kingdom of Saudi Arabia.

        Our worldwide equipment rental segment generated $569.9 million and $1,070.1 million in revenues during the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.

Customers

        HERC's customers consist predominantly of commercial accounts and represent a wide variety of industries, such as construction, petrochemical, automobile manufacturing, railroad, power generation and shipbuilding. Serving a number of different industries enables HERC to reduce its dependence on a single or limited number of customers in the same business and somewhat reduces the seasonality of HERC's revenues and its dependence on construction cycles. HERC primarily targets customers in medium to large metropolitan markets. For the six months ended June 30, 2011 and the year ended December 31, 2010, no customer of HERC accounted for more than 2% and 2%, respectively, of HERC's rental revenues. Of HERC's combined U.S. and Canadian rental revenues for the six months ended June 30, 2011 and the year ended December 31, 2010, approximately 35% and 40%, respectively, were derived from customers operating in the construction industry (the majority of which were in the non-residential sector) and approximately 30% and 30%, respectively, were derived from customers in the industrial business, while the remaining revenues were derived from rentals to governmental and other types of customers.

        Unlike in our car rental business, where we enter into rental agreements with the end-user who will operate the cars being rented, HERC ordinarily enters into a rental agreement with the legal entity—typically a company, governmental body or other organization—seeking to rent HERC's equipment. Moreover, unlike in our car rental business, where our cars are normally picked up and dropped off by customers at our rental locations, HERC delivers much of its rental equipment to its customers' job sites and retrieves the equipment from the job sites when the rentals conclude. HERC extends credit terms to many of its customers to pay for rentals. Thus, for the six months ended June 30, 2011, 95% of HERC's revenues came from customers who were invoiced by HERC for rental charges, while 4% came from customers paying with third-party charge, credit or debit cards and 1% came from customers who paid with cash or used another method of payment. For the six months ended June 30, 2011, bad debt expense represented 0.3% of HERC's revenues.

Fleet

        HERC acquires its equipment from a variety of manufacturers. The equipment is typically new at the time of acquisition and is not subject to any repurchase program. The per-unit acquisition cost of units of rental equipment in HERC's fleet varies from over $200,000 to under $100. As of June 30, 2011, the average per-unit acquisition cost (excluding small equipment purchased for less than $5,000 per unit) for HERC's fleet in the United States was approximately $40,000. As of June 30, 2011, the average age of HERC's rental fleet in the United States was 50 months, 51 months in Canada, 53 months in France, 37 months in Spain, 26 months in Italy and 20 months in China.

        HERC disposes of its used equipment through a variety of channels, including private sales to customers and other third parties, sales to wholesalers, brokered sales and auctions.

Licensees

        HERC licenses the Hertz name to equipment rental businesses in five countries in Europe. The terms of those licenses are broadly similar to those we grant to our international car rental licensees.

Competition

        HERC's competitors in the equipment rental industry range from other large national companies to small regional and local businesses. In each of the six countries where HERC operates, the equipment rental industry is highly fragmented, with large numbers of companies operating on a regional or local scale. The number of industry participants operating on a national scale is, however, much smaller. HERC is one of the principal national-scale industry participants in the U.S., Canada and France. HERC's operations in the United States represented approximately 65% of our worldwide equipment rental revenues during the six months ended June 30, 2011 and the year ended December 31, 2010. In the United States and Canada, the other top national-scale industry participants are United Rentals, Inc., or "URI," RSC Equipment Rental, Inc., or "RSC," and Sunbelt Rentals. A number of individual Caterpillar dealers also participate in the equipment rental market in the United States, Canada, France, Spain and Italy. In France, the other principal national-scale industry participants are Loxam, Kiloutou and Laho. Aggreko also participates in the power generation rental markets in France, Spain and Italy.

        Competition in the equipment rental industry is intense, and it often takes the form of price competition. HERC's competitors, some of which may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that HERC matches downward competitor pricing without reducing our operating costs, it could have an adverse impact on our results of operations. We believe that HERC's competitive success has been primarily the product of its more than 40 years of experience in the equipment rental industry, its systems and procedures for monitoring, controlling and developing its branch network, its capacity to maintain a comprehensive rental fleet, the quality of its sales force and its established national accounts program.

Other Operations

        Our wholly-owned subsidiary, Hertz Claim Management Corporation, or "HCM," provides claim administration services to us and, to a lesser extent, to third parties. These services include investigating, evaluating, negotiating and disposing of a wide variety of claims, including third-party, first-party, bodily injury, property damage, general liability and product liability, but not the underwriting of risks. HCM conducts business at five regional offices in the United States. Separate subsidiaries of ours conduct similar operations in seven countries in Europe.

Seasonality

        Generally, car rental and equipment rental are seasonal businesses, with decreased levels of business in the winter months and heightened activity during spring and summer. To accommodate increased demand, we increase our available fleet and staff during the second and third quarters of the year. As business demand declines, fleet and staff are decreased accordingly. However, certain operating expenses, including real estate taxes, rent, insurance, utilities, maintenance and other facility-related expenses, the costs of operating our information technology systems and minimum staffing costs, remain fixed and cannot be adjusted for seasonal demand. See the section of this prospectus entitled "Risk Factors." The following table sets forth this seasonal effect by providing quarterly revenues for each of the quarters in the years ended December 31, 2010 and 2009 and the quarters ended March 31, 2011 and June 30, 2011.

 Employees

        As of June 30, 2011, we employed approximately 24,200 persons, consisting of approximately 16,500 persons in our U.S. operations and 7,700 persons in our international operations. International employees are covered by a wide variety of union contracts and governmental regulations affecting, among other things, compensation, job retention rights and pensions. Labor contracts covering the terms of employment of approximately 5,800 employees in the United States (including those in the U.S. territories) are presently in effect under approximately 140 active contracts with local unions, affiliated primarily with the International Brotherhood of Teamsters and the International Association of Machinists. Labor contracts covering approximately 1,100 of these employees will expire during 2011. We have had no material work stoppage as a result of labor problems during the last ten years, and we believe our labor relations to be good. Nonetheless, we may be unable to negotiate new labor contracts on terms advantageous to us, or without labor interruptions.

        In addition to the employees referred to above, we employ a substantial number of temporary workers, and engage outside services, as is customary in the industry, principally for the non-revenue movement of rental cars and equipment between rental locations and the movement of rental equipment to and from customers' job sites.

Risk Management

        Three types of generally insurable risks arise in our operations:

  •
  legal liability arising from the operation of our cars and on-road equipment (vehicle liability);

  •
  legal liability to members of the public and employees from other causes (general liability/workers' compensation); and

  •
  risk of property damage and/or business interruption and/or increased cost of working as a consequence of property damage.

        In addition, we offer optional liability insurance and other products providing insurance coverage, which create additional risk exposures for us. Our risk of property damage is also increased when we waive the provisions in our rental contracts that hold a renter responsible for damage or loss under an optional loss or damage waiver that we offer. We bear these and other risks, except to the extent the risks are transferred through insurance or contractual arrangements.

        In many cases we self-insure our risks or insure risks through wholly-owned insurance subsidiaries. We mitigate our exposure to large liability losses by maintaining excess insurance coverage, subject to deductibles and caps, through unaffiliated carriers. For our international operations outside of Europe, we maintain some liability insurance coverage with unaffiliated carriers. We also maintain property insurance through our captive insurer, Probus Insurance Company Europe Limited, or "Probus" (with the risk reinsured with unaffiliated insurance carriers) in Europe, subject to deductibles.

Third-Party Liability

        In our domestic operations, we are required by applicable financial responsibility laws to maintain insurance against legal liability for bodily injury (including death) or property damage to third parties arising from the operation of our cars and on-road equipment, sometimes called "vehicle liability," in stipulated amounts. In most places, we satisfy those requirements by qualifying as a self-insurer, a process that typically involves governmental filings and demonstration of financial responsibility, which sometimes requires the posting of a bond or other security. In the remaining places, we obtain an insurance policy from an unaffiliated insurance carrier and indemnify the carrier for any amounts paid under the policy. As a result of such arrangements, we bear economic responsibility for domestic vehicle liability, except to the extent we successfully transfer such liability to others through insurance or contractual arrangements.

        For our car and equipment rental operations in Europe, we have established a wholly-owned insurance subsidiary, Probus, a direct writer of insurance domiciled in Ireland. In European countries with company-operated locations, we have purchased from Probus the vehicle liability insurance required by law, and Probus reinsured the risks under such insurance with Hertz International RE, a reinsurer organized in Ireland, or "HIRE," and / or HIRE Bermuda Limited, a wholly-owned reinsurance company domiciled in Bermuda. Thus, as with our domestic operations, we bear economic responsibility for vehicle liability in our European car and equipment rental operations, except to the extent that we transfer such liability to others through insurance or contractual arrangements. For our international operations outside of Europe, we maintain some form of vehicle liability insurance coverage with unaffiliated carriers. The nature of such coverage, and our economic responsibility for covered losses, varies considerably. In all cases, though, we believe the amounts and nature of the coverage we obtain is adequate in light of the respective potential hazards.

        Both domestically and in our international operations, from time to time in the course of our business we become legally responsible to members of the public for bodily injury (including death) or property damage arising from causes other than the operation of our cars and on-road equipment, sometimes known as "general liability." As with vehicle liability, we bear economic responsibility for general liability losses, except to the extent we transfer such losses to others through insurance or contractual arrangements.

        To mitigate these exposures, we maintain excess liability insurance coverage with unaffiliated insurance carriers at an aggregate of $200 million for policy period ended December 21, 2010 and $200 million for the policy period ended December 21, 2011. In the past this policy limit has ranged from $100 million to $235 million for policy periods from December 2004 through December 2009. For our international car rental operations outside of Europe, we also maintain liability insurance coverage with unaffiliated carriers in such amounts as we deem adequate in light of the respective potential hazards, where such insurance is obtainable on commercially reasonable terms.

        Our domestic rental contracts, both for car rental and for equipment rental, typically provide that the renter will indemnify us for liability arising from the operation of the rented vehicle or equipment (for car rentals in certain places, though, only to the extent such liability exceeds the amount stipulated in the applicable financial responsibility law). In addition, many of HERC's domestic rental contracts require the renter to maintain liability insurance under which HERC is entitled to coverage. While such provisions are sometimes effective to transfer liability to renters, their value to us, particularly in cases of large losses, may be limited. The rental contracts used in our international operations sometimes contain provisions relating to insurance or indemnity, but they are typically more limited than those employed in our domestic operations.

        In our domestic car rental operations, we offer an optional liability insurance product, Liability Insurance Supplement, or "LIS," that provides vehicle liability insurance coverage substantially higher than state minimum levels to the renter and other authorized operators of a rented vehicle. LIS coverage is provided under excess liability insurance policies issued by an unaffiliated insurance carrier, the risks under which are reinsured with a subsidiary of ours, HIRE Bermuda Limited. As a consequence of those reinsurance arrangements, rental customers' purchases of LIS do not reduce our economic exposure to vehicle liability. Instead, our exposure to vehicle liability is potentially increased when LIS is purchased, because insured renters and other operators may have vehicle liability imposed on them in circumstances and in amounts where the applicable rental agreement or applicable law would not, absent the arrangements just described, impose vehicle liability on us.

        In both our domestic car rental operations and our company-operated international car rental operations in many countries, we offer optional products providing insurance coverage, or "PAI/PEC"

coverage, to the renter and the renter's immediate family members traveling with the renter for accidental death or accidental medical expenses arising during the rental period or for damage or loss of their property during the rental period. PAI/PEC coverage is provided under insurance policies issued by unaffiliated carriers or, in some parts of Europe, by Probus, and the risks under such policies either are reinsured with HIRE or another subsidiary of ours or are the subject of indemnification arrangements between us and the carriers. Rental customers' purchases of PAI/PEC coverage create additional risk exposures for us, since we would not typically be liable for the risks insured by PAI/PEC coverage if that coverage had not been purchased.

        Our offering of LIS and PAI/PEC coverage in our domestic car rental operations is conducted pursuant to limited licenses or exemptions under state laws governing the licensing of insurance producers. In our international car rental operations, our offering of PAI/PEC coverage historically has not been regulated; however, in the countries of the European Union, the regulatory environment for insurance intermediaries is evolving, and we cannot assure you that we will be able to continue offering PAI/PEC coverage without substantial changes in its offering process or in the terms of the coverage or that such changes, if required, would not render uneconomic our continued offering of the coverage. We do not sell insurance products in Australia.

        Provisions on our books for self-insured vehicle liability losses are made by charges to expense based upon evaluations of estimated ultimate liabilities on reported and unreported claims. As of June 30, 2011, this liability was estimated at $286.0 million for our combined domestic and international operations.

Damage to Our Property

        We bear the risk of damage to our property, unless such risk is transferred through insurance or contractual arrangements.

        To mitigate our risk of large, single-site property damage losses globally, we maintain property insurance with unaffiliated insurance carriers in such amounts as we deem adequate in light of the respective hazards, where such insurance is available on commercially reasonable terms.

        Our rental contracts typically provide that the renter is responsible for damage to or loss (including loss through theft) of rented vehicles or equipment. We generally offer an optional rental product, known in various countries as "loss damage waiver," "collision damage waiver," "theft protection" or "accident excess reduction," under which we waive or limit our right to make a claim for such damage or loss. This product is not regulated as insurance, but it is subject to specific laws in roughly half of the U.S. jurisdictions where we operate.

        Collision damage costs and the costs of stolen or unaccounted-for vehicles and equipment, along with other damage to our property, are charged to expense as incurred.

Other Risks

        To manage other risks associated with our businesses, or to comply with applicable law, we purchase other types of insurance carried by business organizations, such as worker's compensation and employer's liability, commercial crime and fidelity, performance bonds and directors' and officers' liability insurance from unaffiliated insurance companies in amounts deemed by us to be adequate in light of the respective hazards, where such coverage is obtainable on commercially reasonable terms.

Governmental Regulation and Environmental Matters

        Throughout the world, we are subject to numerous types of governmental controls, including those relating to prices and advertising, privacy and data protection, currency controls, labor matters, charge card operations, insurance, environmental protection, used car sales and licensing.

Environmental

        The environmental requirements applicable to our operations generally pertain to (i) the operation and maintenance of cars, trucks and other vehicles, such as heavy equipment, buses and vans; (ii) the ownership and operation of tanks for the storage of petroleum products, including gasoline, diesel fuel and oil; and (iii) the generation, storage, transportation and disposal of waste materials, including oil, vehicle wash sludge and waste water. We have made, and will continue to make, expenditures to comply with applicable environmental laws and regulations.

        The use of cars and other vehicles is subject to various governmental requirements designed to limit environmental damage, including those caused by emissions and noise. Generally, these requirements are met by the manufacturer, except in the case of occasional equipment failure requiring repair by us. Measures are taken at certain locations in states that require the installation of Stage II Vapor Recovery equipment to reduce the loss of vapor during the fueling process.

        We utilize tanks worldwide, approximately 500 of which, at June 30, 2011, are underground and approximately 1,800 of which are aboveground, to store petroleum products, and we believe our tanks are maintained in material compliance with environmental regulations, including federal and state financial responsibility requirements for corrective action and third-party claims due to releases. Our compliance program for our tanks is intended to ensure that (i) the tanks are properly registered with the state or other jurisdiction in which the tanks are located and (ii) the tanks have been either replaced or upgraded to meet applicable leak detection and spill, overfill and corrosion protection requirements.

        We are also incurring and providing for expenses for the investigation and cleanup of contamination from the discharge of petroleum substances at, or emanating from, currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued, and those losses are reflected in our consolidated financial statements. As of June 30, 2011 and December 31, 2010, the aggregate amounts accrued for environmental liabilities reflected in our consolidated balance sheets in "Accrued liabilities" were $1.7 million and $1.6 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including ongoing maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the nature of the contamination, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

        With respect to cleanup expenditures for the discharge of petroleum substances at, or emanating from, currently and formerly owned or leased properties, we have received reimbursement, in whole or in part, from certain U.S. states that maintain underground storage tank petroleum cleanup reimbursement funds. Such funds have been established to assist tank owners in the payment of cleanup costs associated with releases from registered tanks. With respect to off-site U.S. locations at which our wastes have reportedly been identified, we have been and continue to be required to contribute to cleanup costs due to strict joint and several cleanup liability imposed by the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and comparable state superfund statutes.

        Environmental legislation and regulations and related administrative policies have changed rapidly in recent years, both in the United States and in other countries. There is a risk that governmental environmental requirements, or enforcement thereof, may become more stringent in the future and that we may be subject to legal proceedings brought by government agencies or private parties with respect to environmental matters. In addition, with respect to the cleanup of contamination, additional locations at which waste generated by us or substances used by us may have been released or disposed, and of which we are currently unaware, may in the future become the subject of cleanup for which we may be liable, in whole or in part. Further, at airport-leased properties, we may be subject to environmental requirements imposed by airports that are more restrictive than those obligations imposed by environmental regulatory agencies. Accordingly, while we believe that we are in substantial compliance with applicable requirements of environmental laws, we cannot offer assurance that our future environmental liabilities will not be material to our consolidated financial position, results of operations or cash flows.

Dealings with Renters

        In the United States, car and equipment rental transactions are generally subject to Article 2A of the Uniform Commercial Code, which governs "leases" of tangible personal property. Car rental is also specifically regulated in more than half of the states of the United States. The subjects of state regulation include the methods by which we advertise, quote and charge prices, the consequences of failing to honor reservations, the terms on which we deal with vehicle loss or damage (including the protections we provide to renters purchasing loss or damage waivers) and the terms and method of sale of the optional insurance coverage that we offer. Some states (including California, New York, Nevada and Illinois) regulate the price at which we may sell loss or damage waivers, and many state insurance regulators have authority over the prices and terms of the optional insurance coverage we offer. See "—Risk Management" above for further discussion regarding the loss or damage waivers and optional insurance coverages that we offer renters. Internationally, regulatory regimes vary greatly by jurisdiction, but they do not generally prevent us from dealing with customers in a manner similar to that employed in the United States.

        Both in the United States and internationally, we are subject to increasing regulation relating to customer privacy and data protection. In general, we are limited in the uses to which we may put data that we collect about renters, including the circumstances in which we may communicate with them. In addition, we are generally obligated to take reasonable steps to protect customer data while it is in our possession. Our failure to do so could subject us to substantial legal liability or seriously damage our reputation.

Changes in Regulation

        Changes in government regulation of our businesses have the potential to materially alter our business practices, or our profitability. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect; this is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances. Several U.S. State Attorneys General have taken the position that car rental companies either may not pass through to customers, by means of separate charges, expenses such as vehicle licensing and concession fees or may do so only in certain limited circumstances. Recent or potential changes in law or regulation that affect us relate to insurance intermediaries, customer privacy and data security and rate regulation, each as described under the section of this prospectus entitled "Risk Factors."

        In addition, our operations, as well as those of our competitors, also could be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. We are not aware of any current proposal to impose such a regime in the United States or internationally. Such a regime could, however, be quickly imposed if there were a serious disruption in supply for any reason, including an act of war, terrorist incident or other problem affecting petroleum supply, refining, distribution or pricing.

Relationship with Ford

        Prior to the Acquisition, Ford, through its wholly-owned subsidiary Ford Holdings, was our only stockholder. As a result of the Acquisition, Hertz Holdings indirectly owned all of our outstanding common stock. Based upon this ownership, we historically had an extensive relationship with Ford, however since the Sponsors acquired Hertz Holdings, our relationships with Ford have steadily decreased, and we no longer deem any of our current relationships with Ford to be material.

Properties

        We operate car rental locations at or near airports and in central business districts and suburban areas of major cities in the United States, including Puerto Rico and the U.S. Virgin Islands, Canada, France, Germany, Italy, the United Kingdom, Spain, The Netherlands, Switzerland, Belgium, Luxembourg, the Czech Republic, the Slovak Republic, Australia, New Zealand, China and Brazil, as well as retail used car sales locations in the United States, France and Australia. We operate equipment rental locations in the United States, Canada, France, Spain, Italy and China. We also operate headquarters, sales offices and service facilities in the foregoing countries in support of our car rental and equipment rental operations, as well as small car rental sales offices and service facilities in a select number of other countries in Europe and Asia.

        We own approximately 7% of the locations from which we operate our car and equipment rental businesses. The remaining locations are leased or operated under concessions from governmental authorities and private entities. Those leases and concession agreements typically require the payment of minimum rents or minimum concession fees and often also require us to pay or reimburse operating expenses; to pay additional rent, or concession fees above guaranteed minimums, based on a percentage of revenues or sales arising at the relevant premises; or to do both. See Note 9 to our audited annual consolidated financial statements included elsewhere in this prospectus.

        In addition to the above operational locations, we own three major facilities in the vicinity of Oklahoma City, Oklahoma at which reservations for our car rental operations are processed, global information technology systems are serviced and major domestic and international accounting functions are performed. We also have a long-term lease for a reservation and financial center near Dublin, Ireland, at which we have centralized our European car rental reservation and customer relations and accounting functions. We lease a European regional office in Geneva, Switzerland which we constructed and occupied during 2010. We maintain our executive offices in an owned facility in Park Ridge, New Jersey and lease a European headquarters office in Uxbridge, England.

Legal Proceedings

        From time to time we are a party to various legal proceedings. Other than with respect to the aggregate claims for public liability and property damage pending against us, management does not believe that any of the matters resolved, or pending against us, during 2010 and the six months ended June 30, 2011 are material to us and our subsidiaries taken as a whole. While we have accrued a liability with respect to claims for public liability and property damage of $286.0 million and $278.7 million at June 30, 2011 and December 31, 2010, respectively, management does not believe any of the other pending matters described below are material. We have summarized below, for purposes of providing background, various legal proceedings to which we were and/or are a party during 2010 or the period after December 31, 2010 but before the date of this prospectus. In addition to the following, various other legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries.

  1.
  Hertz Equipment Rental Corporation, or "HERC," Loss Damage Waiver

  On August 15, 2006, Davis Landscape, Ltd., individually and on behalf of all others similarly situated, filed a complaint against HERC in the United States District Court for the District of New Jersey. In November 2006, the complaint was amended to add another plaintiff, Miguel V. Pro, and more claims. The Davis Landscape matter purports to be a nationwide class action on behalf of all persons and business entities who rented equipment from HERC and who paid a Loss Damage Waiver, or "LDW," or an Environmental Recovery Fee, or "ERF." The plaintiffs seek a declaratory judgment and injunction prohibiting HERC from engaging in acts with respect to the LDW and ERF charges that violate the New Jersey Consumer Fraud Act and claim that the charges violate the Uniform Commercial Code. The plaintiffs also seek an unspecified amount of compensatory damages with the return of all LDW and ERF charges paid, attorneys' fees and costs as well as other damages. The court has granted class certification, denied our motion for summary judgment and the case is in the discovery stages.

  2.
  Concession Fee Recoveries

    On October 13, 2006, Janet Sobel, Daniel Dugan, PhD. and Lydia Lee, individually and on behalf of all others similarly situated v. The Hertz Corporation and Enterprise Rent-A-Car Company, or "Enterprise," was filed in the United States District Court for the District of Nevada. The plaintiffs agreed to not pursue claims against Enterprise for the time being and the case only proceeded against Hertz. The Sobel case purports to be a nationwide class action on behalf of all persons who rented cars from Hertz at airports in Nevada and were separately charged airport concession recovery fees by Hertz as part of their rental charges. The plaintiffs seek an unspecified amount of compensatory damages, restitution of any charges found to be improper and an injunction prohibiting Hertz from quoting or charging those airport fees that are alleged not to be allowed by Nevada law. The complaint also seeks attorneys' fees and costs. Relevant documents were produced, depositions were taken and pre-trial motions were filed. After the court rendered a mixed ruling on the parties' cross-motions for summary judgment and after the Lydia Lee case was refiled against Enterprise, the parties engaged in mediation which resulted in a proposed settlement wherein Hertz and Enterprise, without admitting wrongdoing and in order to avoid further litigation, agreed to provide rental certificates to proposed class members who register for same and to pay attorneys' fees to the plaintiffs' attorneys. In November 2010, the court certified settlement classes for purposes of implementing the proposed settlement and preliminarily approved the proposed settlement. Notification of the proposed settlement was mailed or e-mailed in February of 2011. In May 2011, the judge denied the plaintiffs' motion for final approval of the proposed settlement and denied the plaintiffs' motion for attorneys' fees, expenses and incentive awards as moot. The court concluded that the absence of evidence as to the actual value to the class of the coupons offered in settlement and the value of the claims to be surrendered precluded a finding that the settlement is fair, reasonable and adequate.

  3.
  Telephone Consumer Protection Act

    On May 3, 2007, Fun Services of Kansas City, Inc., individually and as the representative of a class of similarly-situated persons, v. Hertz Equipment Rental Corporation was commenced in the District Court of Wyandotte County, Kansas. The case was subsequently transferred to the District Court of Johnson County, Kansas. The Fun Services matter purports to be a class action on behalf of all persons in Kansas and throughout the United States who on or after four years prior to the filing of the action were sent facsimile messages of advertising materials relating to the availability of property, goods or services by HERC and who did not provide express permission for sending such faxes. The plaintiffs seek an unspecified amount of compensatory damages, attorney's fees and costs. In August 2009, the court issued an order that stayed all activity in this litigation pending a decision by the Kansas Supreme Court in Critchfield Physical Therapy, Inc. v. Taranto Group, Inc., another Telephone Consumer Protection Act case. The Kansas Supreme Court heard oral argument in the Critchfield case in January of 2010 and has not yet rendered a decision in that case.

  4.
  California Tourism Assessments

    We are currently a defendant in a proceeding that purports to be a class action brought by Michael Shames and Gary Gramkow against The Hertz Corporation, Dollar Thrifty Automotive Group, Inc., Avis Budget Group, Inc., Vanguard Car Rental USA, Inc., Enterprise Rent-A-Car Company, Fox Rent A Car, Inc., Coast Leasing Corp., The California Travel and Tourism Commission, and Caroline Beteta.

    Originally filed in November of 2007, the action is pending in the United States District Court for the Southern District of California, and plaintiffs claim to represent a class of individuals or entities that purchased rental car services from a defendant at airports located in California after January 1, 2007. Plaintiffs allege that the defendants agreed to charge consumers a 2.5% tourism assessment and not to compete with respect to this assessment, while misrepresenting that this assessment is owed by consumers, rather than the rental car defendants, to the California Travel and Tourism Commission, or the "CTTC." Plaintiffs also allege that defendants agreed to pass through to consumers a fee known as the Airport Concession Fee, which fee had previously been required to be included in the rental car defendants' individual base rates, without reducing their base rates. Based on these allegations, the amended complaint seeks treble damages, disgorgement, injunctive relief, interest, attorneys' fees and costs. Plaintiffs dropped their claims against Caroline Beteta. Plaintiffs' claims against the rental car defendants have been dismissed, except for the federal antitrust claim. In June 2010, the United States Court of Appeals for the Ninth Circuit affirmed the dismissal of the plaintiffs' antitrust case against the CTTC as a state agency immune from antitrust complaint because the California Legislature foresaw the alleged price-fixing conspiracy that was the subject of the complaint. The plaintiffs subsequently filed a petition with the Ninth Circuit seeking a rehearing and that petition was granted. In November 2010, the Ninth Circuit withdrew its June opinion and instead held that state action immunity was improperly invoked. The Ninth Circuit reinstated the plaintiffs' antitrust claims and the case has now been remanded to the district court for further proceedings.

    We were also a defendant in a consolidated action captioned "In re Tourism Assessment Fee Litigation" in the United States District Court for the Southern District of California. Originally filed as two separate actions in December of 2007, the consolidated action purported to be a class action brought on behalf of all persons and entities that paid an assessment since the inception of the Passenger Car Rental Industry Tourism Assessment Program in California on January 1, 2007. The other defendants included various of our competitors, including Avis Budget Group, Inc., Vanguard Car Rental USA, Inc., Dollar Thrifty Automotive Group, Inc., Advantage Rent-A-Car, Inc., Avalon Global Group, Enterprise Rent-A-Car Company, Fox Rent A Car, Inc., Beverly Hills Rent-A-Car, Inc., Rent4Less, Inc., Autorent Car Rental, Inc., Pacific Rent-A-Car, Inc., ABC Rent-A-Car, Inc., as well as the California Travel and Tourism Commission, and Dale E. Bonner. The complaint sought injunctive and declaratory relief, that all assessments collected and to be collected be held in trust, unspecified monetary damages, interest, attorneys' fees and costs. In August 2010, the United States Court of Appeals for the Ninth Circuit affirmed the district court's dismissal of plaintiffs' claims against all defendants. The deadline for plaintiffs to seek review of the Ninth Circuit's opinion has passed.

  5.
  SEC Investigation

    On June 15, 2011 we received a subpoena from the staff of the SEC, seeking production of documents related to our proposed business combination with Dollar Thrifty Automotive Group, Inc. We intend to cooperate fully with the SEC's investigation. We do not expect this investigation to have any effect on our proposed business combination with Dollar Thrifty.

  6.
  Public Liability and Property Damage

    We are currently a defendant in numerous actions and have received numerous claims on which actions have not yet been commenced for public liability and property damage arising from the operation of motor vehicles and equipment rented from us. The obligation for public liability and property damage on self-insured U.S. and international vehicles and equipment, as stated on our balance sheet, represents an estimate for both reported accident claims not yet paid and claims incurred but not yet reported. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. At June 30, 2011, December 31, 2010 and December 31, 2009 our liability recorded for public liability and property damage matters was $286.0 million, $278.7 million and $277.8 million, respectively. We believe that our analysis was based on the most relevant information available, combined with reasonable assumptions, and that we may prudently rely on this information to determine the estimated liability. We note the liability is subject to significant uncertainties. The adequacy of the liability reserve is regularly monitored based on evolving accident claim history and insurance related state legislation changes. If our estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results.

        We intend to assert that we have meritorious defenses in the foregoing matters and we intend to defend ourselves vigorously.

        We have established reserves for matters where we believe that the losses are probable and reasonably estimated, including for various of the matters set forth above. Other than with respect to the reserve established for claims for public liability and property damage, none of those reserves are material. For matters, including those described above, where we have not established a reserve, the ultimate outcome or resolution cannot be predicted at this time, or the amount of ultimate loss, if any, cannot be reasonably estimated. Litigation is subject to many uncertainties and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to us or any of our subsidiaries involved. Accordingly, it is possible that an adverse outcome from such a proceeding could exceed the amount accrued in an amount that could be material to our consolidated financial condition, results of operations or cash flows in any particular reporting period.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        As of June 30, 2011 and December 31, 2010, as applicable, our debt consisted of the following (in millions of dollars):

Facility	Average Interest Rate at June 30, 2011(1)	Fixed or Floating Interest Rate	Maturity	June 30, 2011	December 31, 2010
Corporate Debt
Senior Term Facility(2)	3.75%	Floating	3/2018	$1,396.5	$1,345.0
Senior ABL Facility(2)	2.26%	Floating	3/2016	125.0	—
Senior Notes	7.32%	Fixed	1/2014–1/2021	2,669.1	3,229.6
Senior Subordinated Notes	10.50%	Fixed	1/2016	—	518.5
Promissory Notes	7.48%	Fixed	6/2012–1/2028	224.8	345.6
Other Corporate Debt	4.45%	Floating	Various	34.3	22.0
Unamortized Net (Discount) Premium (Corporate)				(0.8)	(17.1)

Total Corporate Debt				4,448.9	5,443.6

Fleet Debt
U.S. ABS Program
U.S. Fleet Variable Funding Notes:
Series 2009-1(3)	1.13%	Floating	3/2013	1,713.0	1,488.0
Series 2010-2(3)	1.22%	Floating	3/2013	127.0	35.0
U.S. Fleet Medium Term Notes
Series 2009-2 Notes(3)	4.95%	Fixed	3/2013–3/2015	1,384.3	1,384.3
Series 2010-1 Notes(3)	3.77%	Fixed	2/2014–2/2018	749.8	749.8
Series 2011-1 Notes(3)	2.86%	Fixed	3/2015–3/2017	598.0	—
Other Fleet Debt
U.S. Fleet Financing Facility	1.44%	Floating	12/2011	165.0	163.0
European Revolving Credit Facility	5.05%	Floating	6/2013	315.3	168.6
European Seasonal Revolving Credit Facility	3.81%	Floating	11/2011	100.6	—
European Fleet Notes	8.50%	Fixed	7/2015	574.8	529.0
European Securitization(3)	4.51%	Floating	7/2012	332.4	236.9
Canadian Securitization(3)	1.16%	Floating	11/2011	127.9	80.4
Australian Securitization(3)	6.44%	Floating	12/2012	142.3	183.2
Brazilian Fleet Financing Facility	13.34%	Floating	12/2011	19.4	77.8
Capitalized Leases	4.64%	Floating	Various	511.9	398.1
Unamortized Discount (Fleet)				(14.9)	(18.4)

Total Fleet Debt				6,846.8	5,475.7

Total Debt				$11,295.7	$10,919.3

Note:
For further information on the definitions and terms of our debt, see Note 4 of the Notes to our audited annual consolidated financial statements included in our Form 10-K under the caption "Item 8—Financial Statements and Supplementary Data."

(1)
As applicable, reference is to the June 30, 2011 weighted average interest rate (weighted by principal balance).

(2)
December 31, 2010 balance refers to the former facilities which were refinanced on March 11, 2011, see "2011 Events," below.

(3)
Maturity reference is to the "expected final maturity date" as opposed to the subsequent "legal maturity date." The expected final maturity date is the date by which Hertz and investors in the relevant indebtedness expect the relevant indebtedness to be repaid. The legal final maturity date is the date on which the relevant indebtedness is legally due and payable.

Maturities

        The aggregate amounts of maturities of debt for each of the twelve-month periods ending June 30 (in millions of dollars) are as follows:

2012	$3,889.4	(including $3,693.0 of other short-term borrowings)
2013	$597.8
2014	$743.1
2015	$1,210.7
2016	$963.9
After 2016	$3,906.5

        We are highly leveraged and a substantial portion of our liquidity needs arise from debt service on our indebtedness and from the funding of our costs of operations and capital expenditures. We believe that cash generated from operations and cash received on the disposal of vehicles and equipment, together with amounts available under various liquidity facilities, will be adequate to permit us to meet our debt maturities over the next twelve months.

        Our short-term borrowings as of June 30, 2011 include, among other items, the amounts outstanding under the European Securitization, Australian Securitization, U.S. Fleet Financing Facility, U.S. Variable Funding Notes, Brazilian Fleet Financing Facility, Canadian Securitization, Capitalized Leases and European Revolving Credit Facility. These amounts are reflected as short-term borrowings, regardless of the facility maturity date, as these facilities are revolving in nature and/or the outstanding borrowings have maturities of three months or less. As of June 30, 2011, short-term borrowings had a weighted average interest rate of 2.7%.

Letters of Credit

        As of June 30, 2011, there were outstanding standby letters of credit totaling $580.3 million. Of this amount, $532.8 million was issued under the Senior Credit Facilities ($288.6 million of which was issued for the benefit of the ABS Program) and the remainder is primarily to support self-insurance programs (including insurance policies with respect to which we have agreed to indemnify the policy issuers for any losses) as well as airport concession obligations in the United States, Canada and Europe. As of June 30, 2011, none of these letters of credit have been drawn upon.

Corporate Debt

Senior Credit Facilities

        In December 2005, Hertz entered into a credit agreement that provided a $1,400.0 million secured term loan facility (as amended, the "Former Term Facility"), $1,345.0 million of which was outstanding as of December 31, 2010. In addition, the Former Term Facility included a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250.0 million. In December 2005, Hertz, HERC and certain other of our subsidiaries entered into a credit agreement that provided for aggregate maximum borrowings of $1,800.0 million (subject to borrowing base availability) on a revolving basis under an asset-based revolving credit facility (as amended, the "Former ABL Facility"). Up to $600.0 million of the Former ABL Facility was available for the issuance of letters of credit. We refer to the Former Term Facility and the Former ABL Facility together as our "Former Credit Facilities." On March 11, 2011, we refinanced our Former Credit Facilities. A description of our new Senior Term Facility and Senior ABL Facility is set forth below. During the three months ended March 31, 2011, we recorded an expense of $9.3 million in "Interest expense" on our consolidated statement of operations associated with the write-off of debt costs in connection with the refinancing of our Former Credit Facilities. Additionally, a portion of the unamortized debt costs associated with the Former Term Facility and Former ABL Facility are continuing to be amortized over the terms of the Senior Term Facility and Senior ABL Facility. The determination of whether these costs were expensed or further deferred was dependent upon whether the terms of the old and new instruments were considered to be substantially different. In regards to the Senior Term Facility, the determination as to whether the Former Term Facility and the Senior Term Facility were considered to be substantially different was made on a lender by lender basis using the "net method" which compares the cash flows related to the lowest common principal balance between the old and new instruments.

        Senior Term Facility: On March 11, 2011, Hertz entered into a credit agreement that provides a $1,400.0 million secured term loan facility (as amended, the "Senior Term Facility"). In addition, the Senior Term Facility includes a pre-funded synthetic letter of credit facility in an aggregate principal amount of $200.0 million. The Senior Term Facility will mature on March 11, 2018. The interest rates applicable to the loans under the Senior Term Facility are based on a floating rate. As of March 11, 2011, the rate applicable to borrowings under the Senior Term Facility was 3.75%. Subject to the satisfaction of certain conditions and limitations, the Senior Term Facility allows for the addition of incremental term and/or revolving loans. Hertz used approximately $1,345.0 million of borrowings under the Senior Term Facility to refinance indebtedness under the Former Term Facility. We reflected this transaction on a gross basis in our consolidated statement of cash flows in "Proceeds from issuance of long-term debt" and "Payment of long-term debt." During the six months ended June 30, 2011, we recorded financing costs of $6.6 million in "Interest expense" on our consolidated statement of operations associated with the Senior Term Facility.

        Senior ABL Facility: On March 11, 2011, Hertz, HERC and certain other of our subsidiaries entered into a credit agreement that provides for aggregate maximum borrowings of $1,800.0 million (subject to borrowing base availability) on a revolving basis under an asset-based revolving credit facility (as amended, the "Senior ABL Facility"). Up to $1,500.0 million of the Senior ABL Facility is available for the issuance of letters of credit, subject to certain conditions including issuing lender participation. The Senior ABL Facility will mature on March 11, 2016. The interest rates applicable to the loans under the Senior ABL Facility are based on a floating rate. Subject to the satisfaction of certain conditions and limitations, the Senior ABL Facility allows for the addition of incremental revolving and/or term loan commitments. In addition, the Senior ABL Facility permits Hertz to increase the amount of commitments under the Senior ABL Facility with the consent of each lender providing an additional commitment, subject to satisfaction of certain conditions. Upon the refinancing of the Former Credit Facilities on March 11, 2011, neither Hertz nor any of its subsidiaries borrowed under the Senior ABL Facility.

        We refer to the Senior Term Facility and the Senior ABL Facility together as the "Senior Credit Facilities." Hertz's obligations under the Senior Credit Facilities are guaranteed by its immediate parent (Hertz Investors, Inc.) and most of its direct and indirect domestic subsidiaries (subject to certain exceptions, including Hertz International Limited, which ultimately owns entities carrying on most of our international operations, and subsidiaries involved in the U.S. ABS Program). In addition, the obligations of the "Canadian borrowers" under the Senior ABL Facility are guaranteed by their respective subsidiaries, subject to certain exceptions.

        The lenders under the Senior Credit Facilities have been granted a security interest in substantially all of the tangible and intangible assets of the borrowers and guarantors under those facilities, including pledges of the stock of certain of their respective subsidiaries (subject, in each case, to certain exceptions, including certain vehicles). Each of the Senior Credit Facilities permits the incurrence of future indebtedness secured on a basis either pari passu with or subordinated to the liens securing the applicable Senior Credit Facility.

        The Senior Credit Facilities contain a number of covenants that, among other things, limit or restrict the ability of the Hertz credit group to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay certain indebtedness, make dividends and other restricted payments (including to the parent entities of Hertz and other persons), create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, engage in certain transactions with affiliates that are not within the Hertz credit group, or enter into certain restrictive agreements limiting the ability to pledge assets.

        Under the Senior ABL Facility, if the borrowers fail to maintain certain levels of borrowing base availability thereunder, the Hertz credit group will then be subject to a specified fixed charge coverage ratio of not less than 1:1 for the four quarters most recently ended.

        Covenants in the Senior Term Facility restrict payment of cash dividends to any parent of Hertz, including Hertz Holdings, with certain exceptions, including in an aggregate amount not to exceed 1.0% of the greater of a specified minimum amount and the consolidated tangible assets of the Hertz credit group (which payments are deducted in determining the amount available as described in the next clause (ii)), (ii) in additional amounts up to a specified available amount determined by reference to, among other things, 50% of net income from January 1, 2011 to the end of the most recent fiscal quarter for which financial statements of Hertz are available (less certain investments) and (iii) in additional amounts not to exceed the amount of certain equity contributions made to Hertz.

        Covenants in the Senior ABL Facility restrict payment of cash dividends to any parent of Hertz, including Hertz Holdings, except in an aggregate amount, taken together with certain investments, acquisitions and optional prepayments, not to exceed $200 million. Hertz may also pay additional cash dividends under the Senior ABL Facility so long as, among other things, (a) no specified default then exists or would arise as a result of making such dividends and (b) there is at least $200 million of borrowing base availability under the Senior ABL Facility after giving effect to the proposed dividend, and (c) either (i) if such borrowing base availability is less than $400 million immediately after giving effect to the making of such dividends, Hertz is in compliance with a specified fixed charge coverage ratio, or (ii) the amount of the proposed dividend does not exceed the sum of (x) 1.0% of tangible assets plus (y) a specified available amount determined by reference to, among other things, 50% of net income from January 1, 2011 to the end of the most recent fiscal quarter for which financial statements of Hertz are available plus (z) a specified amount of certain equity contributions made to Hertz.

Senior Notes and Senior Subordinated Notes

        References to our "Senior Notes" include the series of Hertz's unsecured senior notes set forth in the table below. As of June 30, 2011, the outstanding principal amount for each such series of the Senior Notes is also specified below.

Senior Notes	Outstanding Principal
8.875% Senior Notes due January 2014	$162.3 million
7.875% Senior Notes due January 2014	$306.8 million (€213.5 million)
7.50% Senior Notes due October 2018	$700 million
7.375% Senior Notes due January 2021	$500 million
6.75% Senior Notes due April 2019	$1,000 million

        References to the "Senior Subordinated Notes" are to Hertz's 10.50% Senior Subordinated Notes due January 2016.

        In February 2011, Hertz issued $500.0 million aggregate principal amount of 6.75% Senior Notes due April 2019. In March 2011, Hertz issued an additional $500.0 million aggregate principal amount of the 2019 Senior Notes.

        In January 2011, Hertz redeemed in full its outstanding Senior Subordinated Notes. In January and February 2011, Hertz redeemed $1,105.0 million principal amount of its outstanding 8.875% Senior Notes due 2014. Hertz used the proceeds from the issuance of the 2018 Notes, 2021 Notes and February 2011 issuance of the 2019 Notes for these redemptions. Further, in April 2011, Hertz used the proceeds from the March 2011 issuance of additional 2019 Notes to redeem $480.0 million principal amount of its outstanding 8.875% Senior Notes due 2014. See "Capitalization."

        Hertz's obligations under the indentures for the Senior Notes are guaranteed by each of its direct and indirect domestic subsidiaries that is a guarantor under the Senior Term Facility. The guarantees of all of the Subsidiary Guarantors may be released to the extent such subsidiaries no longer guarantee our Senior Credit Facilities in the United States. HERC may also be released from its guarantee under certain of the Senior Notes at any time at which no event of default under the indenture has occurred and is continuing, notwithstanding that HERC may remain a subsidiary of Hertz.

        The indentures for the Senior Notes contain covenants that, among other things, limit or restrict the ability of the Hertz credit group to incur additional indebtedness, incur guarantee obligations, prepay certain indebtedness, make certain restricted payments (including paying dividends, redeeming stock or making other distributions to parent entities of Hertz and other persons outside of the Hertz credit group), make investments, create liens, transfer or sell assets, merge or consolidate, and enter into certain transactions with Hertz's affiliates that are not members of the Hertz credit group.

        The covenants in the indentures for the Senior Notes also restrict Hertz and other members of the Hertz credit group from redeeming stock or making loans, advances, dividends, distributions or other restricted payments to any entity that is not a member of the Hertz credit group, including Hertz Holdings, subject to certain exceptions.

        Pursuant to the terms of the registration rights agreements entered into in connection with the separate issuances of the 2018 Notes, the 2021 Notes and the 2019 Notes, Hertz has agreed to file a registration statement under the Securities Act to permit either the exchange of such notes for registered notes or, in the alternative, the registered resale of such notes. Hertz's failure to meet its obligations under the exchange and registration rights agreements, including by failing to have the respective registration statement become effective by a specified date or failing to complete the respective exchange offer by a specified date, will result in Hertz incurring special interest on such notes at a per annum rate of 0.25% for the first 90 days of any period where a default has occurred and is continuing, which rate will be increased by an additional 0.25% during each subsequent 90 day period, up to a maximum of 0.50%. We do not believe the special interest obligation is probable, and as such, we have not recorded any amounts with respect to this registration payment arrangement.

Promissory Notes

        References to our "Promissory Notes" relate to our pre-2005 Acquisition promissory notes issued under three separate indentures.

Fleet Debt

        The governing documents of certain of the fleet debt financing arrangements specified below contain covenants that, among other things, significantly limit or restrict (or upon certain circumstances may significantly limit or restrict) the ability of the borrowers, and the guarantors if applicable, to make certain restricted payments (including paying dividends, redeeming stock, making other distributions, loans or advances) to Hertz Holdings and Hertz, whether directly or indirectly.

U.S. ABS Program

        Hertz Vehicle Financing LLC, an insolvency remote, direct, wholly-owned, special purpose subsidiary of Hertz, or "HVF," is the issuer under the U.S. ABS Program. HVF has entered into a base indenture that permits it to issue term and revolving rental car asset-backed securities, the collateral for which consists primarily of a substantial portion of the rental car fleet used in Hertz's domestic car rental operations and contractual rights related to such vehicles.

        References to the "U.S. ABS Program" include HVF's U.S. Fleet Variable Funding Notes together with HVF's U.S. Fleet Medium Term Notes.

U.S. Fleet Variable Funding Notes

        References to the "U.S. Fleet Variable Funding Notes" include HVF's Series 2009-1 Variable Funding Rental Car Asset Backed Notes (as amended, the "Series 2009-1 Notes") and Series 2010-2 Variable Funding Rental Car Asset Backed Notes (the "Series 2010-2 Notes"), collectively. The U.S. Fleet Variable Funding Notes provide for aggregate maximum borrowings of $2,138.0 million (subject to borrowing base availability) on a revolving basis under two separate asset-backed variable funding note facilities. Although the terms of the Series 2010-2 Notes are similar to the terms of the Series 2009-1 Notes, the Series 2010-2 Notes are secured by a pool of collateral segregated from the collateral securing HVF's other outstanding notes, including the Series 2009-1 Notes.

        In December 2010, HVF purchased interest rate caps relating to both the Series 2009-1 Notes and the Series 2010-2 Notes. Concurrently, Hertz sold offsetting interest rate caps relating to both the Series 2009-1 Notes and the Series 2010-2 Notes, thereby neutralizing the hedge on a consolidated basis and reducing the net cost of the hedge. See Note 13 to both our audited annual consolidated financial statements and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

U.S. Fleet Medium Term Notes

        References to the "U.S. Fleet Medium Term Notes" include HVF's Series 2009-2 Notes, Series 2010-1 Notes and Series 2011-1 Notes, collectively.

        Series 2009-2 Notes: In October 2009, HVF issued the Series 2009-2 Rental Car Asset Back Notes, Class A (the "Series 2009-2 Class A Notes") in an aggregate original principal amount of $1.2 billion. In June 2010, HVF issued the Subordinated Series 2009-2 Rental Car Asset Backed Notes, Class B (the "Series 2009-2 Class B Notes" and together with the Series 2009-2 Class A Notes, the "Series 2009-2 Notes") in an aggregate original principal amount of $184.3 million.

        Series 2010-1 Notes: In July 2010, HVF issued the Series 2010-1 Rental Car Asset Backed Notes (the "Series 2010-1 Notes") in an aggregate original principal amount of $750 million.

        Series 2011-1 Notes: In June 2011, HVF issued the Series 2011-1 Rental Car Asset Backed Notes (the "Series 2011-1 Notes") in an aggregate original principal amount of $598 million.

Fleet Debt—Other

U.S. Fleet Financing Facility

        In September 2006, Hertz and Puerto Ricancars, Inc., a Puerto Rican corporation and wholly-owned indirect subsidiary of Hertz, or "PR Cars," entered into a credit agreement that provides for aggregate maximum borrowings of $165.0 million (subject to borrowing base availability) on a revolving basis under an asset-based revolving credit facility (as amended, the "U.S. Fleet Financing Facility"). The U.S. Fleet Financing Facility is the primary fleet financing for our rental car operations in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands ("St. Thomas").

        The obligations of each of Hertz and PR Cars under the U.S. Fleet Financing Facility are guaranteed by certain of Hertz's direct and indirect domestic subsidiaries. In addition, the obligations of PR Cars under the U.S. Fleet Financing Facility are guaranteed by Hertz. The lenders under the U.S. Fleet Financing Facility have been granted a security interest primarily in the owned rental car fleet used in our car rental operations in Hawaii, Puerto Rico and St. Thomas and certain contractual rights related to such vehicles in Kansas, Hawaii, Puerto Rico and St. Thomas.

European Revolving Credit Facility and European Fleet Notes

        In June 2010, Hertz Holdings Netherlands B.V., an indirect wholly-owned subsidiary of Hertz organized under the laws of The Netherlands ("HHN BV"), entered into a credit agreement that provides for aggregate maximum borrowings of €220 million (the equivalent of $316.2 million as of June 30, 2011) (subject to borrowing base availability) on a revolving basis under an asset-based revolving credit facility (the "European Revolving Credit Facility"), and issued the 8.50% Senior Secured Notes due July 2015 (the "European Fleet Notes") in an aggregate original principal amount of €400 million (the equivalent of $574.8 million as of June 30, 2011). References to the "European Fleet Debt" include HHN BV's European Revolving Credit Facility and the European Fleet Notes, collectively.

        The European Fleet Debt is the primary fleet financing for our rental car operations in Germany, Italy, Spain, Belgium, Luxembourg and Switzerland, and can be expanded to provide fleet financing in Australia, Canada, France, The Netherlands, New Zealand, and the United Kingdom.

        The obligations of HHN BV under the European Fleet Debt are guaranteed by Hertz and certain of Hertz's domestic and foreign subsidiaries.

        The agreements governing the European Revolving Credit Facility and the indenture governing the European Fleet Notes contain covenants that apply to the Hertz credit group similar to those for the Senior Notes. In addition, the agreements and indenture contain a combination of security arrangements, springing covenants and "no liens" covenants intended to give the lenders under the European Fleet Debt enhanced recourse to certain assets of HHN BV and certain foreign subsidiaries of Hertz. The terms of the European Fleet Debt permit HHN BV to incur additional indebtedness that would be pari passu with either the European Revolving Credit Facility or the European Fleet Notes.

European Securitization

        In July 2010, certain foreign subsidiaries entered into a credit agreement that provides for aggregate maximum borrowings of €400 million (the equivalent of $574.8 million as of June 30, 2011) (subject to borrowing base availability) on a revolving basis under an asset-backed securitization facility, or the "European Securitization." The European Securitization is the primary fleet financing for our rental car operations in France and The Netherlands. The lenders under the European Securitization have been granted a security interest primarily in the owned rental car fleet used in our car rental operations in France and The Netherlands and certain contractual rights related to such vehicles.

Canadian Securitization

        In May 2007, certain foreign subsidiaries entered into a credit agreement that provides for aggregate maximum borrowings of CAD$225 million (the equivalent of $229.3 million as of June 30, 2011) (subject to borrowing base availability) on a revolving basis under an asset-backed securitization facility (as amended, the "Canadian Securitization"). The Canadian Securitization is the primary fleet financing for our rental car operations in Canada. The lenders under the Canadian Securitization have been granted a security interest primarily in the owned rental car fleet used in our car rental operations in Canada and certain contractual rights related to such vehicles.

Australian Securitization

        In November 2010, certain foreign subsidiaries entered into a credit agreement that provides for aggregate maximum borrowings of A$250 million (the equivalent of $263.5 million as of June 30, 2011) (subject to borrowing base availability) on a revolving basis under an asset-backed securitization facility (the "Australian Securitization"). The Australian Securitization is the primary fleet financing for our rental car operations in Australia. The lenders under the Australian Securitization have been granted a security interest primarily in the owned rental car fleet used in our car rental operations in Australia and certain contractual rights related to such vehicles. In connection with the issuance of the Australian Securitization, an interest rate cap was purchased by the foreign subsidiaries. Concurrently, Hertz sold an offsetting interest rate cap, thereby neutralizing the hedge on a consolidated basis and reducing the net cost of the hedge. See Note 13 to both our audited annual consolidated financial statements and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Brazilian Fleet Financing Facility

        In December 2010, a foreign subsidiary amended its asset-based credit facility (as amended, the "Brazilian Fleet Financing Facility") which was the primary fleet financing for our rental car operations in Brazil. In February 2011, we used a portion of our existing corporate liquidity to pay off the maturing amount of the Brazilian Fleet Financing Facility and the collateral thereunder was released and the guaranty thereunder was terminated. This foreign subsidiary continues to maintain another facility as a source of fleet financing for our rental car operations in Brazil.

Capitalized Leases

        References to the "Capitalized Leases" include the capitalized lease financings outstanding in the United Kingdom (the "U.K. Leveraged Financing"), Australia, The Netherlands and the United States. The amount available under the U.K. Leveraged Financing, which is the largest portion of the Capitalized Leases, increases over the term of the facility to £195.0 million (the equivalent of $312.0 million as of June 30, 2011).

Financial Covenant Compliance

        Under the terms of our Senior Term Facility and Senior ABL Facility, we are not subject to ongoing financial maintenance covenants; however, under the Senior ABL Facility we are subject to a springing financial maintenance covenant upon the occurrence of certain triggering events. As of June 30, 2011, no triggering event had occurred requiring testing of the springing financial maintenance covenant.

Borrowing Capacity and Availability

        As of June 30, 2011, the following facilities were available for the use of Hertz and its subsidiaries (in millions of dollars):

	Remaining Capacity	Availability Under Borrowing Base Limitation
Corporate Debt
Senior ABL Facility	$1,340.8	$828.9

Total Corporate Debt	1,340.8	828.9

Fleet Debt
U.S. Fleet Variable Funding Notes	298.1	29.6
European Seasonal Revolving Credit Facility	43.1	43.1
European Securitization	174.3	34.6
Canadian Securitization	101.4	20.3
Australian Securitization	121.2	2.6
Brazilian Fleet Financing Facility	0.9	—
Capitalized Leases	15.0	—

Total Fleet Debt	754.0	130.2

Total	$2,094.8	$959.1

        Our borrowing capacity and availability primarily comes from our "revolving credit facilities," which are a combination of asset-backed securitization facilities and asset-based revolving credit facilities. Creditors under each of our revolving credit facilities have a claim on a specific pool of assets as collateral. Our ability to borrow under each revolving credit facility is a function of, among other things, the value of the assets in the relevant collateral pool. We refer to the amount of debt we can borrow given a certain pool of assets as the "borrowing base."

        We refer to "Remaining Capacity" as the maximum principal amount of debt permitted to be outstanding under the respective facility (i.e., the amount of debt we could borrow assuming we possessed sufficient assets as collateral) less the principal amount of debt then-outstanding under such facility.

        We refer to "Availability Under Borrowing Base Limitation" and "borrowing base availability" as the lower of Remaining Capacity or the borrowing base less the principal amount of debt then-outstanding under such facility (i.e., the amount of debt we could borrow given the collateral we possess at such time).

        As of June 30, 2011, the Senior Term Facility had approximately $0.5 million available under the letter of credit facility and the Senior ABL Facility had $1,111.7 million available under the letter of credit facility sublimit, subject to borrowing base restrictions.

        Substantially all of our revenue earning equipment and certain related assets are owned by special purpose entities, or are encumbered in favor of our lenders under our various credit facilities.

        Some of these special purpose entities are consolidated variable interest entities, of which we are the primary beneficiary, whose sole purpose is to provide commitments to lend in various currencies subject to borrowing bases comprised of rental vehicles and related assets of certain of Hertz International, Ltd.'s subsidiaries. As of June 30, 2011 and December 31, 2010, our International Fleet Financing No. 1 B.V., International Fleet Financing No. 2 B.V. and HA Funding Pty, Ltd. variable interest entities had total assets primarily comprised of loans receivable and revenue earning equipment of $651.4 million and $652.1 million, respectively, and total liabilities primarily comprised of debt of $650.8 million and $651.6 million, respectively.

Accrued Interest

        As of June 30, 2011 and December 31, 2010, accrued interest was $93.7 million and $164.4 million, respectively, which is reflected in our consolidated balance sheet in "Accrued liabilities."

DESCRIPTION OF THE EXCHANGE 2018 NOTES

General

        The Exchange 2018 Notes are to be issued under the 2018 Indenture. The Exchange 2018 Notes will be fungible with, will be consolidated and form a single series with, and will vote as a single class with the 2018 Notes and otherwise be treated as "Notes" for all purposes under the 2018 Indenture. For purposes of this "Description of the Exchange 2018 Notes" section only, the term "Notes" has the meaning ascribed to that term as defined under the 2018 Indenture, and includes the Exchange 2018 Notes as well as the outstanding 7.50% Senior Notes due 2018 that we issued on September 30, 2010. The 2018 Indenture contains provisions that define your rights and govern the obligations of the Company under the Notes. Copies of the 2018 Indenture and the forms of the Notes will be made available to you upon request.

        The Exchange 2018 Notes will be identical to the 2018 Notes in all material respects, except that the Exchange 2018 Notes will be registered under the Securities Act and bear a different CUSIP or ISIN number, and will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

        The following is a summary of certain provisions of the 2018 Indenture and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the 2018 Indenture, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term "Company" and the other capitalized terms defined in "—Certain Definitions" below are used in this "Description of the Exchange 2018 Notes" as so defined. Any reference to a "Holder" or a "Noteholder" in this Description of the Exchange 2018 Notes refers to the Holders of the Notes. Any reference to "Notes" or a "class" of Notes in this Description of the Exchange 2018 Notes refers to the Notes as a single class.

Brief Description of the Notes

        The Notes are:

  •
  unsecured Senior Indebtedness of the Company;

  •
  effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including Trade Payables) of the Company's Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company.

Brief Description of the Subsidiary Guarantees

        The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Notes are:

  •
  unsecured Senior Indebtedness of such Subsidiary Guarantor;

  •
  effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness, and to all Indebtedness and other liabilities (including Trade Payables) of the Subsidiaries of such Subsidiary Guarantor (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

  •
  senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, Maturity and Interest

        The Notes mature on October 15, 2018. Each Note bears interest at the rate of 7.50% per annum from September 30, 2010, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date, on April 15 and October 15 of each year, which commenced April 15, 2011. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

        Additional securities may be issued under the 2018 Indenture in one or more series from time to time ("Additional Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a single class with the Notes and otherwise be treated as Notes for purposes of the 2018 Indenture.

Other Terms

        Principal of, and premium, if any, and interest on, the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the designated corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the registered holders of the Notes as such address appears in the note register required to be kept pursuant to the 2018 Indenture (the "Note Register").

        The Notes were, and will be, issued only in fully registered form, without coupons. The Notes were, and will be, issued only in minimum denominations of $2,000 (the "Minimum Denomination") and any integral multiple of $1,000 in excess thereof.

Optional Redemption

        The Notes are redeemable, at the Company's option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

        The Notes are redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after October 15, 2014 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Redemption Period	Price
2014	103.750%
2015	101.875%
2016 and thereafter	100.000%

        In addition, the 2018 Indenture provides that at any time and from time to time on or prior to October 15, 2013, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an equal aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 107.50%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 65% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes) must remain outstanding immediately after each such redemption of Notes.

        "Equity Offering" means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

        At any time prior to October 15, 2014, Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company's option, at a price (the "Redemption Price") equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on October 15, 2014 (such redemption price being that described in the second paragraph of this "Optional Redemption" section) plus (2) all required remaining scheduled interest payments due on such Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the

Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to October 15, 2014; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

        The Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the 2018 Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

        Each Subsidiary Guarantor, as primary obligor and not merely as surety, jointly and severally, irrevocably and fully and unconditionally Guarantees, on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the 2018 Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the "Subsidiary Guaranteed Obligations"). Such Subsidiary Guarantor agrees to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

        The obligations of each Subsidiary Guarantor are limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Credit Facility Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

        Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

        Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the 2018 Indenture (including the covenants described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Merger and Consolidation") by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities and any Refinancing Credit Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors"), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) at any time after the Termination Date (as defined herein), upon the merger or consolidation of any Subsidiary Guarantor with and into another Subsidiary that is not a Guarantor with such non-Guarantor being the surviving Person in such merger or consolidation, or upon liquidation of such Subsidiary Guarantor following the transfer of all of its assets to a non-Guarantor Subsidiary, (vi) with respect to HERC, at the option of the Company at any time when no Event of Default has occurred and is continuing, (vii) upon legal or covenant defeasance of the Company's obligations, or satisfaction and discharge of the 2018 Indenture, or (viii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days' written notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

        Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

        The indebtedness evidenced by the Notes (a) is unsecured Senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of the Company, and (c) is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes are also effectively subordinated to all secured Indebtedness and other liabilities (including Trade Payables) of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of its Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        Each Subsidiary Guarantee (a) is unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Person and (c) is senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee is also effectively subordinated to all secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including Trade Payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, unless such Subsidiary is a Subsidiary Guarantor. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Company (other than Subsidiaries that become Subsidiary Guarantors). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee. Such Subsidiary Guarantee, if any, therefore, is effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the 2018 Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

Change of Control

        Upon the occurrence after the Issue Date of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under "—Optional Redemption." The Transactions shall not constitute or give rise to a Change of Control.

        The term "Change of Control" means:

  (i)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of the Company unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any

    Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the "beneficial owner";

  (ii)
  the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any "person" (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the beneficial owner; or

  (iii)
  during any period of two consecutive years (during which period the Company has been a party to the 2018 Indenture), individuals who at the beginning of such period were members of the board of directors of the Company (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

        For the purpose of this definition, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Company and its Restricted Subsidiaries, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries.

        In the event that, at the time of such Change of Control, the terms of any Credit Facility Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption"), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Credit Facility Indebtedness subject to such terms or offer to repay in full all such Credit Facility Indebtedness and repay the Credit Facility Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Credit Facility Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "—Defaults" below.

        Unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption," the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a "Change of Control Offer") to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 2018 Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the 2018 Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness" and "—Certain Covenants—Limitation on Liens." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the 2018 Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

        The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing other Indebtedness of the Company or a Restricted Subsidiary may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Each Senior Credit Agreement prohibits, and the agreements governing future Indebtedness of the Company may prohibit, the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by such Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the 2018 Indenture relating to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under "—Optional Redemption," the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

        The definition of Change of Control includes a phrase relating to the sale or other transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

        The 2018 Indenture contains covenants including, among others, the covenants as described below. If on any day following the Issue Date (a) the Notes have Investment Grade Ratings from both Rating Agencies, and (b) no Default has occurred and is continuing under the 2018 Indenture, then, beginning on that day (the "Termination Date") and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the covenants specifically listed under the following captions in this "Description of the Exchange 2018 Notes" section of this prospectus will cease to be effective and will not be applicable to the Company and its Restricted Subsidiaries:

  (i)
  "—Limitation on Indebtedness";

  (ii)
  "—Limitation on Restricted Payments";

  (iii)
  "—Limitation on Restrictions on Distributions from Restricted Subsidiaries";

  (iv)
  "—Limitation on Sales of Assets and Subsidiary Stock";

  (v)
  "—Limitation on Transactions with Affiliates";

  (vi)
  "—Future Subsidiary Guarantors"; and

  (vii)
  clause (iii) of the first paragraph of "—Merger and Consolidation."

        Following the Termination Date, the Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with the covenant described under "—Limitation on Restricted Payments" as if such covenant would have been in effect during such period.

        At any time after the Termination Date, any reference in the definitions of "Permitted Liens" and "Unrestricted Subsidiary" to the covenant described under "—Limitation on Indebtedness" or any provision thereof shall be construed as if such covenant were in effect.

        There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

        Limitation on Indebtedness.    The 2018 Indenture provides as follows:

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00:1.00.

  (b)
  Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

  (i)
  Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers' acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,250.0 million, plus (B) the greater of (x) $1,600.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

  (ii)
  Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

  (iii)
  Indebtedness represented by the Notes (other than any Additional Notes that are not Exchange 2018 Notes), any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

  (iv)
  Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto;

  (v)
  Indebtedness consisting of (w) accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries, (x) Guarantees in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Company or any Restricted Subsidiary, (y) Guarantees required (in the good faith determination of the Company) in connection with Vehicle Rental Concession Rights or (z) any Guarantee in respect of any Franchise Vehicle Indebtedness or Franchise Lease Obligation;

  (vi)
  (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness"), or (B)

      without limiting the covenant described under "—Limitation on Liens," Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness");

    (vii)
    Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

    (viii)
    Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers' acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

    (ix)
    Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

    (x)
    Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

    (xi)
    Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) the greater of (x) $2,900.0 million and (y) an amount equal to (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

    (xii)
    Contribution Indebtedness, and any Refinancing Indebtedness with respect thereto;

    (xiii)
    Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with paragraph (a) above, and any Refinancing Indebtedness with respect thereto;

    (xiv)
    Non-Recourse Indebtedness of HERC; and

    (xv)
    Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to 3.25% of Consolidated Tangible Assets.

  (c)
  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

  (d)
  For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        Limitation on Restricted Payments.    The 2018 Indenture provides as follows:

  (a)
  The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value (x) of Senior Subordinated Notes or (y) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case under this clause (y) due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

  (1)
  a Default shall have occurred and be continuing (or would result therefrom);

  (2)
  the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

  (A)
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

  (B)
  the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the Incurrence by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

      (C)
      the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends on other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date;

      (D)
      in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments; and

      (E)
      an amount equal to the amount available as of the Issue Date for making Restricted Payments pursuant to clause (a)(3) of Section 4.09 of the 2005 Senior Indenture.

  (b)
  The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a "Permitted Payment"):

  (i)
  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a);

  (ii)
  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under "—Limitation on Indebtedness," (x) from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock," (y) following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "—Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

    (iii)
    any dividend paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

    (iv)
    Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

    (v)
    loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Company or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $20.0 million, plus (2) $5.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (y) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a);

    (vi)
    the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

    (vii)
    Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to 1.0% of Consolidated Tangible Assets;

    (viii)
    loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

    (ix)
    payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

    (x)
    dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of either (A) Unrestricted Subsidiaries or (B) HERC;

    (xi)
    any Restricted Payment pursuant to or in connection with the Transactions;

    (xii)
    the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under "Certain Covenants—Limitation on Indebtedness" above;

    (xiii)
    Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of (A) the Net Cash Proceeds to the Company or any Restricted Subsidiary of any HERC Offering and/or (B) the Net Available Cash to the Company or any Restricted Subsidiary from any HERC Disposition; provided that, upon and after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and no default or event of default shall have occurred and be continuing under either the 2005 Senior Indenture or the 2005 Senior Subordinated Indenture; and

    (xiv)
    loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary to pay or permit any Parent to pay principal, interest and premiums, if any, in respect of Holding's 5.25% convertible senior notes due 2014 in accordance with such notes and the indenture governing such notes.

provided, that (A) in the case of clauses (iii), (vi), (vii) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments and (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The 2018 Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

  (1)
  pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the 2018 Indenture or the Notes;

  (2)
  pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

  (3)
  pursuant to an agreement or instrument (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an Initial Agreement (an "Amendment"); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

  (4)
  (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the 2018 Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, (I) pursuant to Hedging Obligations or (J) in connection with or relating to any Vehicle Rental Concession Right;

  (5)
  with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

  (6)
  by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

  (7)
  pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Indebtedness" (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary, (C) relating to Indebtedness of or a Franchise Financing Disposition by or to or in favor of any Franchisee or Franchise Special Purpose Entity or to any Franchise Lease Obligation or (D) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

        Limitation on Sales of Assets and Subsidiary Stock.    The 2018 Indenture provides as follows:

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

  (i)
  the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

  (ii)
  in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

  (iii)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

  (A)
  first, either (x) to the extent the Company elects (or is required by the terms of any Credit Facility Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers' acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset

        Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project or (z) in the case of any HERC Offering, to make one or more Restricted Payments pursuant to clause (b)(xiii) of the covenant described under "—Limitation on Restricted Payments" above;

      (B)
      second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the "Excess Proceeds"), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the 2018 Indenture and the agreements governing such other Indebtedness; and

      (C)
      third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the 2018 Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

    provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

    Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $50.0 million. If the aggregate principal amount of Notes or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

    For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such

    Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to 1.25% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

  (b)
  In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the 2018 Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $50.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

  (c)
  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Limitation on Transactions with Affiliates.    The 2018 Indenture provides as follows:

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $50.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

  (b)
  The provisions of the preceding paragraph (a) do not apply to:

  (i)
  any Restricted Payment Transaction,

    (ii)
    (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer or director or consultant of or to the Company, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries or any Parent (as determined in good faith by the Company, such Subsidiary or such Parent), (4) any transaction with an officer or director of the Company or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

    (iii)
    any transaction between or among any of the Company, one or more Restricted Subsidiaries or one or more Special Purpose Entities,

    (iv)
    any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

    (v)
    any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the board of directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

    (vi)
    any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a Franchisee, a Franchise Special Purpose Entity, a joint venture or similar entity,

    (vii)
    the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, including payment to CDR, Carlyle or ML or any of their respective Affiliates of fees of up to $7.5 million in the aggregate in any fiscal year, and fees in connection with any acquisition, disposition, merger, recapitalization or similar transaction as provided in any such Management Agreement, plus all out-of-pocket expenses incurred by CDR, Carlyle or ML or any such Affiliate in connection with its performance of management consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

    (viii)
    the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, and

    (ix)
    any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company.

        Limitation on Liens.    The 2018 Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the 2018 Indenture or thereafter acquired, securing any Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the 2018 Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the 2018 Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

        Future Subsidiary Guarantors.    As set forth more particularly under "—Subsidiary Guarantees," the 2018 Indenture provides that the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the 2018 Indenture. The Company also has the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees are subject to release and discharge under certain circumstances prior to payment in full of the Notes. See "—Subsidiary Guarantees."

        SEC Reports.    The 2018 Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee (or make available on a Company website) copies of any such information, documents and reports (without exhibits) so required to be filed. Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company's accountants not being "independent" (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the "Reporting Date") and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the

Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company). The Company will be deemed to have satisfied the requirements of this paragraph if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

        The 2018 Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (i)
  the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the 2018 Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

  (ii)
  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

  (iii)
  immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

  (iv)
  each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

  (v)
  the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer's Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

        Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the 2018 Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the 2018 Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        Clauses (ii) and (iii) of the first paragraph of this "Merger and Consolidation" covenant will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this "Merger and Consolidation" covenant will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Transactions.

        For the purpose of this covenant, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Company, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Company.

Defaults

        An "Event of Default" is defined in the 2018 Indenture as:

  (i)
  a default in any payment of interest on any Note when due, continued for 30 days;

  (ii)
  a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

  (iii)
  the failure by the Company to comply with its obligations under the first paragraph of the covenant described under "—Merger and Consolidation" above;

  (iv)
  the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under "—Change of Control" above (other than a failure to purchase Notes);

  (v)
  the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the 2018 Indenture;

  (vi)
  the failure by any Subsidiary Guarantor to comply for 45 days after notice with its obligations under its Subsidiary Guarantee;

  (vii)
  the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $75.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration (the "cross acceleration provision");

  (viii)
  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the "bankruptcy provisions");

  (ix)
  the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $75.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision"); or

  (x)
  the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the 2018 Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the 2018 Indenture or any Subsidiary Guarantee, if such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the 2018 Indenture, the Trustee by written notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

        Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the 2018 Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the 2018 Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the 2018 Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the 2018 Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the 2018 Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The 2018 Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the 2018 Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under "—Optional Redemption" above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder's Notes, or (vii) make any change in the amendment or waiver provisions described in this sentence.

        Without the consent of (or notice to) any Holder, the Company, the Trustee and (as applicable) any Subsidiary Guarantor may amend the 2018 Indenture to cure any ambiguity, mistake, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under the 2018 Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the 2018 Indenture, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes, to conform the text of the 2018 Indenture, the Notes or any Subsidiary Guarantee to any provision of this "Description of the Exchange 2018 Notes," to increase the minimum denomination of Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for the purposes of redemption or repurchase of any Note in part) make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the 2018 Indenture under the TIA or otherwise.

        The consent of the Noteholders is not necessary under the 2018 Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent Holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver that requires consent of Noteholders under the 2018 Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

        The Company at any time may terminate all of its obligations under the Notes and the 2018 Indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the 2018 Indenture, including the covenants described under "—Certain Covenants" and "Change of Control," the operation of the default provisions relating to such covenants described under "—Defaults" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above, and the limitations contained in clauses (iii), (iv) and (v) under "—Merger and Consolidation" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under "—Certain Covenants" above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under "—Defaults" above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under "—Merger and Consolidation" above.

        Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under "—Optional Redemption," (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at its Stated Maturity within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

        The 2018 Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the 2018 Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been cancelled or delivered to the Trustee for cancellation or (b) all Notes not previously cancelled or delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of redemption or their Stated Maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under "—Optional Redemption," (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date); (ii) the Company has paid or caused to be paid all other sums payable under the 2018 Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the "Satisfaction and Discharge" section of the 2018 Indenture relating to the satisfaction and discharge of the 2018 Indenture have been complied with, provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the 2018 Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

        Wells Fargo Bank, National Association is the Trustee under the 2018 Indenture and is appointed by the Company as Registrar and Paying Agent with regard to the Notes.

        The 2018 Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the 2018 Indenture. During the existence of an

Event of Default, the Trustee will exercise such of the rights and powers vested in it under the 2018 Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The 2018 Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and Exchange

        A Noteholder may transfer or exchange Notes in accordance with the 2018 Indenture. Upon any transfer or exchange, the registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the 2018 Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

        The 2018 Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "2005 Senior Indenture" means the indenture, dated as of December 21, 2005, among the Company (as successor to CCMG Acquisition Corporation), the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as Trustee, governing the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "2005 Senior Subordinated Indenture" means the indenture, dated as of December 21, 2005, among the Company (as successor to CCMG Acquisition Corporation), the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as Trustee, governing the U.S. Dollar 10.5% Senior Subordinated Notes due 2016 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "Acquisition" means the acquisition by the Company, directly and/or indirectly through one or more of its Affiliates, of all of the outstanding capital stock of DTAG, pursuant to or following the consummation of the Merger.

        "Acquisition Agreement" means the Agreement and Plan of Merger, dated as of April 25, 2010, by and among Holding, HDTMS, Inc., and DTAG, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "Additional Assets" means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by the provisions described under "—Merger and Consolidation," (vii) any Financing Disposition, (viii) any "fee in lieu" or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $50.0 million, (xvi) any disposition of all or any part of the Capital Stock or business or assets of (a) Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto or (b) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil, (xvii) the abandonment or other disposition of trademarks, copyrights, patents or other intellectual property that are, in the good faith determination of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its subsidiaries taken as a whole, (xviii) any HERC Disposition, (xix) any Divestiture Action or (xx) any license, sublicense or other grant of right-of-use of any trademark, copyright, patent or other intellectual property, any lease or sublease of real or other property, or any disposition for Fair Market Value, to any Franchisee or any Franchise Special Purpose Entity.

        "Average Book Value" means, for any period, the amount equal to (x) the sum of the respective book values of Rental Car Vehicles of the Company and its Restricted Subsidiaries as of the end of each of the most recent thirteen fiscal months of the Company that have ended at or prior to the end of such period, divided by (y) 13.

        "Average Interest Rate" means, for any period, the amount equal to (x) the total interest expense of the Company and its Restricted Subsidiaries for such period (excluding any interest expense on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets), divided by (y) the Average Principal Amount of Indebtedness of the Company and its Restricted Subsidiaries for such period (excluding any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets).

        "Average Principal Amount" means, for any period, the amount equal to (x) the sum of the respective aggregate outstanding principal amounts of the applicable Indebtedness as of the end of each of the most recent thirteen fiscal months of the Company that have ended at or prior to the end of such period, divided by (y) 13.

        "Board of Directors" means, for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body. Unless otherwise provided, "Board of Directors" means the Board of Directors of the Company.

        "Borrowing Base" means the sum of (1) 60% of the book value of Inventory (excluding Equipment) of the Company and its Domestic Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Domestic Subsidiaries, (3) 90% of the book value of Equipment of the Company and its Domestic Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of the Company and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory and Equipment the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to any Incurrence of Indebtedness and the application of proceeds therefrom).

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

        "Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

        "Carlyle" means TC Group L.L.C. (which operates under the trade name The Carlyle Group).

        "Carlyle Investors" means, collectively, (i) Carlyle Partners IV, L.P., a Delaware limited partnership, or any successor thereto, (ii) CEP II Participations S.àr.l., a Luxembourg limited liability company, or any successor thereto, (iii) CP IV Co-investment, L.P., a Delaware limited partnership, or any successor thereto, (iv) CEP II U.S. Investments, L.P., a Delaware limited partnership, or any successor thereto, (v) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (vi) any Affiliate of any thereof, and (vii) any successor in interest to any thereof.

        "Cash Equivalents" means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

        "CDR" means Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

        "CDR Investors" means, collectively, (i) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) CDR CCMG Co-Investor L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iii) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iv) any Affiliate of any thereof, and (v) any successor in interest to any thereof.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodities Agreement" means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

        "Company" means The Hertz Corporation, a Delaware corporation, and any successor in interest thereto.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters, provided, that

          (1)   if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of

  Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

          (3)   if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a "Sale"), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

          (4)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a "Purchase"), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

          (5)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation (excluding Consolidated Vehicle Depreciation), amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other noncash charges or noncash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the 2018 Indenture (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or its Restricted Subsidiaries), (v) the amount of any minority interest expense and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of Carlyle, CDR or ML and their respective Affiliates.

        "Consolidated Interest Expense" means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) noncash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, (x) Consolidated Vehicle Interest Expense and (y) amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP (to the extent applicable, in the case of Consolidated Vehicle Interest Expense); provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

            (i)  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company's equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

            (ii)  solely for purposes of determining the amount available for Restricted Payment under clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the 2018 Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

           (iii)  any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

           (iv)  any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Issue Date),

           (v)  the cumulative effect of a change in accounting principles,

           (vi)  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

          (vii)  any unrealized gains or losses in respect of Currency Agreements,

         (viii)  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

           (ix)  any noncash compensation charge arising from any grant of stock, stock options or other equity based awards,

           (x)  to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary, and

           (xi)  any noncash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other noncash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

        In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer's Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

        "Consolidated Quarterly Tangible Assets" means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of any fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

        "Consolidated Secured Indebtedness" means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

        "Consolidated Secured Leverage Ratio" means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided, that:

          (1)   if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

          (3)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company.

        "Consolidated Tangible Assets" means, as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Company for which a calculation thereof is available, divided by (y) four; provided that for purposes of paragraph (b) of the covenant described in "—Certain Covenants—Limitation on Indebtedness," paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and the definition of "Permitted Investment," Consolidated Tangible Assets shall not be less than $14,426.0 million.

        "Consolidated Total Indebtedness" means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than Notes) as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, clause (b)(ix) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent not Incurred to finance or refinance the acquisition of Rental Car Vehicles, and minus (3) the Consolidated Vehicle Indebtedness as of such date.

        "Consolidated Vehicle Depreciation" means, for any period, depreciation on all Rental Car Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

        "Consolidated Vehicle Indebtedness" means, as of any date of determination, the amount equal to either (a) the sum of (x) the aggregate principal amount of then outstanding Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets plus (y) the aggregate principal amount of other then outstanding Indebtedness of the Company and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Car Vehicles and/or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) or, at the Company's option, (b) 90% of the book value of Rental Car Vehicles of the Company and its Restricted Subsidiaries (such book value being determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, on a pro forma basis including (x) any Rental Car Vehicles acquired by the Company or any Restricted Subsidiary since the end of such fiscal month and (y) in the case of any determination relating to any Incurrence of Indebtedness, any Rental Car Vehicles being acquired by the Company or any Restricted Subsidiary in connection therewith).

        "Consolidated Vehicle Interest Expense" means, for any period, the sum of (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets plus (b) either (x) the aggregate interest expense for such period on other Indebtedness of the Company and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Car Vehicles and/or any related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) or, at the Company's option, (y) an amount of the total interest expense of the Company and its Restricted Subsidiaries for such period equal to (i) the Average Interest Rate for such period multiplied by (ii) the amount equal to (1) 90% of the Average Book Value for such period of Rental Car Vehicles of the Company and its Restricted Subsidiaries minus (2) the Average Principal Amount for such period of any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Contribution Amounts" means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(xii) of the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Contribution Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer's Certificate on the date of Incurrence thereof.

        "Credit Facilities" means one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility, and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables or fleet financings (including without limitation through the sale of receivables or fleet assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or fleet assets or the creation of any Liens in respect of such receivables or fleet assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Credit Facility Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

        "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation.

        "Designated Senior Indebtedness" means with respect to a Person (i) the Credit Facility Indebtedness under or in respect of the Senior Credit Facilities and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the 2018 Indenture.

        "Disinterested Directors" means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member's holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

        "Divestiture Action" means any sale, lease, transfer or other disposition necessary or advisable in the good faith determination of the Company in order to consummate the Acquisition.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

        "DTAG" means Dollar Thrifty Automotive Group, Inc.

        "Equipment" means (a) any Vehicles and (b) any equipment owned by or leased to the Company or any of its Subsidiaries that is revenue earning equipment, or is classified as "revenue earning equipment" in the consolidated financial statements of the Company, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Contribution" means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after December 21, 2005, or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" for purposes of determining whether a Restricted Payment may be made.

        "Fair Market Value" means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

        "Financing Disposition" means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

        "Fixed GAAP Date" means December 21, 2005, provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

        "Fixed GAAP Terms" means (a) the definitions of the terms "Borrowing Base," "Capitalized Lease Obligation," "Consolidated Coverage Ratio," "Consolidated EBITDA," "Consolidated Interest Expense," "Consolidated Net Income," "Consolidated Quarterly Tangible Assets," "Consolidated Secured Indebtedness," "Consolidated Secured Leverage Ratio," "Consolidated Tangible Assets," "Consolidated Total Indebtedness," "Consolidated Vehicle Depreciation," "Consolidated Vehicle Indebtedness," "Consolidated Vehicle Interest Expense," "Foreign Borrowing Base," "Inventory," and "Receivable," (b) all defined terms in the 2018 Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of the 2018 Indenture or the Notes that, at the Company's election, may be specified by the Company by written notice to the Trustee from time to time.

        "Foreign Borrowing Base" means the sum of (1) 60% of the book value of Inventory (excluding Equipment) of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries, (3) 90% of the book value of Equipment of Foreign Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Foreign Borrowing Base, as of any date of determination, shall not include Inventory and Equipment the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to any Incurrence of Indebtedness and the application of proceeds therefrom).

        "Foreign Subsidiary" means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

        "Franchise Equipment" means (a) any Franchise Vehicles and (b) any equipment owned by or leased to any Franchisee that is revenue earning equipment, or is of a type that would be classified as "revenue earning equipment" in the consolidated financial statements of the Company, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

        "Franchise Financing Disposition" means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Franchise Special Purpose Entity, in connection with the Incurrence by a Franchise Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

        "Franchise Lease Obligation" means any Capitalized Lease Obligation, and any other lease, of any Franchisee relating to any property used, occupied or held for use or occupation by any Franchisee in connection with any of its Franchise Equipment operations.

        "Franchise Rental Car Vehicles" means all passenger Franchise Vehicles owned by or leased to any Franchisee or any Franchise Special Purpose Entity that are or have been offered for lease or rental by any Franchisee in its car rental operations, including any such Franchise Vehicles being held for sale.

        "Franchise SPE Fleet Amount" as of any date of determination means, with respect to any Indebtedness or Investment, an amount equal to 90% of the aggregate book value of Franchise Rental Car Vehicles and/or other Franchise Equipment of any Franchise Special Purpose Entity (such book value being determined as of the end of the most recently ended fiscal month of such Franchise Special Purpose Entity for which internal financial statements (or other requisite borrowing base or financial information) are available to the Company, and (at the Company's option) on a pro forma basis including any Franchise Rental Car Vehicles and/or other Franchise Equipment acquired by such Franchise Special Purpose Entity since the end of such fiscal month or being acquired by such Franchise Special Purpose Entity in connection with its Incurrence of such Indebtedness or the making of such Investment).

        "Franchise Special Purpose Entity" means any Person (a) that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Franchise Rental Car Vehicles and/or other Franchise Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), and (b) is designated as a "Franchise Special Purpose Entity" by the Company.

        "Franchise Vehicle Indebtedness" as of any date of determination means (a) Indebtedness of any Franchise Special Purpose Entity directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, in an aggregate principal amount (as to such Franchise Special Purpose Entity, and taken together with the aggregate amount of Investments then outstanding pursuant to clause (xix)(1) of the definition of "Permitted Investments") not exceeding the Franchise SPE Fleet Amount, (b) Indebtedness of any Franchisee or any Affiliate thereof that is attributable to the financing or refinancing of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive), in an aggregate principal amount (as to such Franchisee and all Affiliates thereof, and taken together with the aggregate amount of Investments then outstanding pursuant to clause (xix)(2) of the definition of "Permitted Investments") not exceeding the Franchisee Asset Value Amount and (c) Indebtedness of any Franchisee in an aggregate principal amount (as to all such Franchisees, and taken together with the aggregate amount of Investments then outstanding pursuant to clause (xix)(3) of the definition of "Permitted Investments") not exceeding the Franchisee Revenue Amount.

        "Franchise Vehicles" means vehicles owned or operated by, or leased or rented to or by, any Franchisee, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

        "Franchisee" means any Person that is a franchisee of the Company or any of its Subsidiaries (or of any other Franchisee), or any Affiliate of such Person.

        "Franchisee Asset Value Amount" as of any date of determination means, with respect to any Indebtedness or Investment, an amount equal to 80% of the aggregate fair market value of Franchise Rental Car Vehicles and/or other Franchise Equipment of any Franchisee or any Affiliate (such fair market value being as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and (at the Company's option) on a pro forma basis including any Franchise Rental Car Vehicles and/or other Franchise Equipment acquired by such Franchisee or any Affiliate thereof since the end of such fiscal month or being acquired by such Franchisee or any Affiliate thereof in connection with its Incurrence of such Indebtedness or the making of such Investment).

        "Franchisee Revenue Amount" as of any date of determination means, with respect to any Indebtedness or Investment, an amount equal to 10% of the aggregate revenues of all Franchisees for the period of the most recent four consecutive fiscal quarters ending prior to such date for which consolidated financial statements of the Company are available (such amount being as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company, which determination shall be conclusive).

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the 2018 Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the 2018 Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in the 2018 Indenture shall be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligations" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

        "HERC" means Hertz Equipment Rental Corporation, a Delaware corporation, and any successor in interest thereto, and any of the Company's other Subsidiaries and successors in interest thereto to the extent any of such Subsidiaries form part of the HERC Business.

        "HERC Assets" means the assets of HERC that relate to or form part of the HERC Business.

        "HERC Business" means the industrial, construction and material handling equipment rental business of the Company and its Subsidiaries including, without limitation, the business of renting earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, generators, pumps, small tools, compaction equipment and construction related trucks and the selling of new equipment and consumables.

        "HERC Disposition" means (i) any sale or other disposition of Capital Stock of HERC (whether by issuance or sale of Capital Stock, merger, or otherwise) or any Subsidiary thereof to one or more Persons (other than the Company or a Restricted Subsidiary) in any transaction or series of related transactions following the consummation of which HERC or such Subsidiary is no longer a Restricted Subsidiary of the Company (excluding any HERC Offering) or (ii) any sale or other disposition of all or substantially all of the assets of HERC and/or one or more of its Subsidiaries to one or more Persons (other than the Company or a Restricted Subsidiary) in any transaction or series of related transactions.

        "HERC Offering" means a public offering of Capital Stock of HERC pursuant to a registration statement filed with the SEC.

        "Hertz Investors" means Hertz Investors, Inc., a Delaware corporation, and any successor in interest thereto.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered in the Note Register.

        "Holding" means Hertz Global Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

        "IFRS" means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

        "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms "Incurs," "Incurred" and "Incurrence" shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (i)
  the principal of indebtedness of such Person for borrowed money,

  (ii)
  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

  (iii)
  all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers' acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

  (iv)
  all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

  (v)
  all Capitalized Lease Obligations of such Person,

  (vi)
  the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

  (vii)
  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

  (viii)
  all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

  (ix)
  to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the 2018 Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

        "Inventory" means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

        "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Investment Grade Rating" means a rating of Baa3 or better by Moody's and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

        "Investors" means (i) the CDR Investors, Carlyle Investors and Merrill Lynch Investors, (ii) any Person that acquired Voting Stock of Holding on or prior to December 21, 2005, and any Affiliate of such Person, and (iii) any of their respective successors in interest.

        "Issue Date" means the first date on which Notes are issued.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Advances" means (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $15.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Management Agreements" means, collectively, (i) the Stock Subscription Agreements, each dated as of December 21, 2005, between Holding and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of December 21, 2005, among Holding and The Hertz Corporation and each of CDR, TC Group IV, L.L.C. and Merrill Lynch Global Partners, Inc., or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of December 21, 2005, among Holding and The Hertz Corporation and each of (a) CDR and each CDR Investor, (b) TC Group IV, L.L.C. and each Carlyle Investor and (c) ML and each Merrill Lynch Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of December 21, 2005, among Holding and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of December 21, 2005, by and among Holding and the Investors party thereto and any other Person party thereto from time to time, and (vi) the Stock Subscription Agreements, each dated May 19, 2009, between Holding and each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Carlyle Partners IV, L.P., and CP IV Coinvestment, L.P., in each case in clauses (i) through (vi) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the 2018 Indenture.

        "Management Guarantees" means guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $15.0 million in the aggregate outstanding at any time.

        "Management Investors" means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of "Permitted Holders," such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

        "Management Stock" means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

        "Merger" means the merger of a subsidiary of Hertz Global Holdings, Inc. with and into DTAG, with DTAG as the surviving corporation, pursuant to the terms of the Acquisition Agreement.

        "Merrill Lynch Investors" means, collectively, (i) ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, or any successor thereto, (iii) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (iv) ML Hertz Co-Investor, L.P., a Delaware limited partnership, or any successor thereto, (v) any Affiliate of any thereof, and (vi) any successor in interest to any thereof.

        "ML" means Merrill Lynch Global Private Equity, Inc. (formerly known as Merrill Lynch Global Partners, Inc.), or any successor thereto.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or issued by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

        "Non-Recourse Indebtedness" means Indebtedness of HERC:

          (a)   as to which neither the Company nor any of its Restricted Subsidiaries (other than HERC and its Subsidiaries) (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, Lien, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

          (b)   no default with respect to which would permit, upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Indebtedness outstanding on, or otherwise committed as of, the Issue Date) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (c)   the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries (other than HERC and its Subsidiaries and Capital Stock of HERC or any of its Subsidiaries).

        "Obligations" means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Officer" means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an "Officer" for the purposes of the 2018 Indenture by the Board of Directors).

        "Officer's Certificate" means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Parent" means any of Holding, Hertz Investors and any Other Parent and any other Person that is a Subsidiary of Holding, Hertz Investors or any Other Parent and of which the Company is a Subsidiary. As used herein, "Other Parent" means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

        "Parent Expenses" means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the 2018 Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

        "Permitted Holder" means any of the following: (i) any of the Investors; (ii) any of the Management Investors, CDR, Carlyle, ML and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CDR, Carlyle, ML or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CDR Investor, Carlyle Investor or Merrill Lynch Investor or any Affiliate thereof, or any such investment fund or vehicle; and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the 2018 Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

  (i)
  a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

  (ii)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in any case, any Investment held by such Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

  (iii)
  Temporary Cash Investments or Cash Equivalents;

  (iv)
  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

  (v)
  any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (vi)
  securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

  (vii)
  Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

  (viii)
  Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (ix)
  pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under "—Certain Covenants—Limitation on Liens";

  (x)
  (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

  (xi)
  bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any

    Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

  (xii)
  Notes;

  (xiii)
  any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

  (xiv)
  Management Advances;

  (xv)
  Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights, including any Investments referred to in the definition of the term "Vehicle Rental Concession Rights," and any Investments in Franchisees arising as a result of the Company or any Restricted Subsidiary being party to any Vehicle Rental Concession or any related agreement jointly with any Franchisee, or leasing or subleasing any part of a Public Facility or other property to any Franchisee, or guaranteeing any obligation of any Franchisee in respect of any Vehicle Rental Concession or any related agreement;

  (xvi)
  Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed 3% of Consolidated Tangible Assets;

  (xvii)
  any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates" (except transactions described in clauses (i), (v) and (vi) of such paragraph), including any Investment pursuant to any transaction described in clause (ii) of such paragraph (whether or not any Person party thereto is at any time an Affiliate of the Company);

  (xviii)
  other Investments in an aggregate amount outstanding at any time not to exceed 1.0% of Consolidated Tangible Assets; and

  (xix)
  (1) Investments in Franchise Special Purpose Entities directly or indirectly to finance or refinance the acquisition of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, in an aggregate amount outstanding at any time (as to all such Franchise Special Purpose Entities, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Company under clause (a) of the definition of "Franchise Vehicle Indebtedness") not exceeding the Franchise SPE Fleet Amount, (2) Investments in Franchisees attributable to the financing or refinancing of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive), in an aggregate amount outstanding at any time (as to all such Franchisees, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Company under clause (b) of the definition of "Franchise Vehicle Indebtedness") not exceeding the Franchise Asset Value Amount, (3) Investments in Franchisees in an aggregate amount outstanding at any time (as to all such Franchisees, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Company under clause (c) of the definition of "Franchise Vehicle Indebtedness") not exceeding the Franchisee Revenue Amount, (4) Investments in Capital Stock of Franchisees and Franchise Special Purpose Entities (including pursuant to capital contributions), and (5) Investments in Franchisees arising as the result of Guarantees of Franchise Vehicle Indebtedness or Franchise Lease Obligations.

        If any Investment pursuant to clause (xvi), (xviii) or (xix) above, or clause (b)(vii) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted

Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xvi), (xviii) or (xix) above, or clause (b)(vii) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," as applicable (and, in the case of the foregoing clause (A), for so long as such Person continues to be a Restricted Subsidiary unless and until such Person is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary).

        "Permitted Liens" means:

  (a)
  Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

  (b)
  Liens with respect to outstanding motor vehicle fines and carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

  (c)
  pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

  (d)
  pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

  (e)
  easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

  (f)
  Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

  (g)
  (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

  (h)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (i)
  Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

  (j)
  leases, subleases, licenses or sublicenses to third parties;

  (k)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (A)(1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(ix) or (b)(xi) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or clause (b)(iii) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Credit Facility Indebtedness Incurred in compliance with paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (5) Indebtedness or other obligations of any Special Purpose Entity or (6) obligations in respect of Management Advances or Management Guarantees; in each case under the foregoing clauses (1) through (6) including Liens securing any Guarantee of any thereof, or (B) Non-Recourse Indebtedness of HERC to the extent such Liens do not extend to property or assets other than HERC Assets;

  (l)
  Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

  (m)
  Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

  (n)
  any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

  (o)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

  (p)
  Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or goods and proceeds securing the obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness," on assets that are the subject of such repurchase agreements, (12) in favor of any Special Purpose Entity in connection with any Financing Disposition or (13) in favor of any Franchise Special Purpose Entity in connection with any Franchise Financing Disposition;

  (q)
  Liens on or under, or arising out of or relating to, any Vehicle Rental Concession Rights;

  (r)
  other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $50.0 million at any time outstanding; and

  (s)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness," provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 4.0 to 1.0.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Public Facility" means (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

        "Public Facility Operator" means a Person that grants or has the power to grant a Vehicle Rental Concession.

        "Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that for purposes of clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," Purchase Money Obligations shall not include Indebtedness to the extent Incurred to finance or refinance the direct acquisition of Inventory or Equipment (not acquired through the acquisition of Capital Stock of any Person owning property or assets, or through the acquisition of property or assets, that include Inventory or Equipment).

        "Rating Agency" means Moody's or S&P or, if Moody's or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivable" means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

        "refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the 2018 Indenture shall have a correlative meaning.

        "Refinancing Credit Facility" means any syndicated Credit Facility under which the Company incurs Indebtedness to refinance all or any portion of its Indebtedness under the Senior Credit Facilities.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the 2018 Indenture or Incurred in compliance with the 2018 Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the 2018 Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the 2018 Indenture, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

        "Related Taxes" means any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, or any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Company had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Company and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

        "Rental Car Vehicles" means all passenger Vehicles owned by or leased to the Company or a Restricted Subsidiary that are classified as "revenue earning equipment" in the consolidated financial statements of the Company and are or have been offered for lease or rental by any of the Company and its Restricted Subsidiaries in their car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

        "Reorganization Assets" means HERC Assets, any assets sold, leased, transferred or otherwise disposed of to any Franchisee or any Franchise Special Purpose Entity, and any assets sold, leased, transferred or otherwise disposed of pursuant to or in connection with any Divestiture Action.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Payment Transaction" means any Restricted Payment permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term "Restricted Payment" (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Senior ABL Agreement" means the Credit Agreement, dated as of December 21, 2005, among HERC; the Company; the Canadian borrowers party thereto; Deutsche Bank AG New York Branch, as administrative agent and collateral agent; Deutsche Bank AG, Canada Branch, as Canadian agent and Canadian collateral agent; Lehman Commercial Paper Inc., as syndication agent; Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as documentation agent; the lenders party thereto from time to time; Deutsche Bank Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers; BNP Paribas, The Royal Bank of Scotland plc and Calyon, as co-arrangers; and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as joint bookrunning managers, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Agreement).

        "Senior ABL Facility" means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the 2018 Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility). Without limiting the generality of the foregoing, the term "Senior ABL Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company or HERC as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Senior Credit Agreements" means, collectively, the Senior ABL Agreement and the Senior Term Agreement.

        "Senior Credit Facilities" means, collectively, the Senior ABL Facility and the Senior Term Facility.

        "Senior Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

        "Senior Subordinated Notes" means the "Notes" as such term is defined in the 2005 Senior Subordinated Indenture.

        "Senior Term Agreement" means the Credit Agreement, dated as of December 21, 2005, among the Company; any other borrowers party thereto from time to time; Deutsche Bank AG New York Branch, as administrative agent and collateral agent; Lehman Commercial Paper Inc., as syndication agent; Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as documentation agent; the lenders party thereto from time to time; Deutsche Bank Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers; BNP Paribas, The Royal Bank of Scotland plc and Calyon, as co-arrangers; and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as joint bookrunning managers, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Agreement).

        "Senior Term Facility" means the collective reference to the Senior Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements, indentures (including the 2018 Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Facility). Without limiting the generality of the foregoing, the term "Senior Term Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

        "Special Purpose Entity" means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

        "Special Purpose Financing" means any financing or refinancing of assets consisting of or including Receivables, Vehicles and/or other Equipment of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

        "Special Purpose Financing Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

        "Special Purpose Financing Undertakings" means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging

Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

        "Special Purpose Subsidiary" means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a "Special Purpose Subsidiary" by the Company.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Stated Maturity" means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

        "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date of the 2018 Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Company on or after the Issue Date pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors."

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee.

        "Successor Company" shall have the meaning assigned thereto in clause (i) under "—Merger and Consolidation."

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of December 21, 2005, among the Company, Holding and Hertz Investors, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the 2018 Indenture.

        "Temporary Cash Investments" means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of "A" or higher by S&P or "A2" or higher by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the 2018 Indenture, except as otherwise provided therein.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transactions" means, collectively, any or all of the following (whether or not consummated): (i) the entry into the 2018 Indenture, and the offer and issuance of the Notes, (ii) the Acquisition, (iii) the Merger

and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

        "Trustee" means the party named as such in the 2018 Indenture until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness." Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officer's Certificate of the Company certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligation" means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        "Vehicle Rental Concession" means any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

        "Vehicle Rental Concession Rights" means any or all of the following: (a) any Vehicle Rental Concession, (b) any rights of the Company, any Restricted Subsidiary or any Franchisee under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Company, any Restricted Subsidiary or any Franchisee

and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession, and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

        "Vehicles" means vehicles owned or operated by, or leased or rented to or by, the Company or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

        "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

DESCRIPTION OF THE EXCHANGE 2019 NOTES

General

        The Exchange 2019 Notes are to be issued under the 2019 Indenture. The Exchange 2019 Notes will be fungible with, will be consolidated and form a single series with, and will vote as a single class with the 2019 Notes and otherwise be treated as "Notes" for all purposes under the 2019 Indenture. For purposes of this "Description of the Exchange 2019 Notes" section only, the term "Notes" has the meaning ascribed to that term as defined under the 2019 Indenture, and includes the Exchange 2019 Notes as well as the outstanding 6.75% Senior Notes due 2019 that we issued on February 8, 2011 and on March 21, 2011. The 2019 Notes that we issued on March 21, 2011 were issued as Additional Notes (as defined below) under the 2019 Indenture and will be fungible with, will be consolidated and form a single series with, and will vote as a single class with the other 2019 Notes and otherwise be treated as "Notes" for all purposes of the 2019 Indenture. The 2019 Indenture contains provisions that define your rights and govern the obligations of the Company under the Notes. Copies of the 2019 Indenture and the forms of the Notes will be made available to you upon request.

        The Exchange 2019 Notes will be identical to the 2019 Notes in all material respects, except that the Exchange 2019 Notes will be registered under the Securities Act and bear a different CUSIP or ISIN number, and will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

        The following is a summary of certain provisions of the 2019 Indenture and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the 2019 Indenture, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term "Company" and the other capitalized terms defined in "—Certain Definitions" below are used in this "Description of the Exchange 2019 Notes" as so defined. Any reference to a "Holder" or a "Noteholder" in this Description of the Exchange 2019 Notes refers to the Holders of the Notes. Any reference to "Notes" or a "class" of Notes in this Description of the Exchange 2019 Notes refers to the Notes as a single class.

Brief Description of the Notes

        The Notes are:

  •
  unsecured Senior Indebtedness of the Company;

  •
  effectively subordinated to all secured Indebtedness and other secured obligations of the Company to the extent of the value of the assets securing such secured Indebtedness or other secured obligations, and to all Indebtedness and other obligations (including Trade Payables) of the Company's Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company.

Brief Description of the Subsidiary Guarantees

        The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Notes are:

  •
  unsecured Senior Indebtedness of such Subsidiary Guarantor;

  •
  effectively subordinated to all secured Indebtedness and other secured obligations of such Subsidiary Guarantor to the extent of the value of the assets securing such secured

    Indebtedness, and to all Indebtedness and other liabilities (including Trade Payables) of the Subsidiaries of such Subsidiary Guarantor (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

  •
  senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, Maturity and Interest

        The Notes mature on April 15, 2019. Each Note bears interest at the rate of 6.75% from February 8, 2011, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date, on April 15 and October 15 of each year, which commenced April 15, 2011. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

        Additional securities may be issued under the 2019 Indenture in one or more series from time to time ("Additional Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a single class with the Notes and otherwise be treated as Notes for purposes of the 2019 Indenture. The 2019 Notes that we issued on March 21, 2011 were issued as Additional Notes under the 2019 Indenture.

Other Terms

        Principal of, and premium, if any, and interest on, the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the designated corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the registered holders of the Notes as such address appears in the note register required to be kept pursuant to the 2019 Indenture (the "Note Register").

        The Notes were, and will be, issued only in fully registered form, without coupons. The Notes were, and will be, issued only in minimum denominations of $2,000 (the "Minimum Denomination") and any integral multiple of $1,000 in excess thereof.

Optional Redemption

        The Notes are redeemable, at the Company's option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

        The Notes are redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after April 15, 2015 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Redemption Period	Price
2015	103.375%
2016	101.688%
2017 and thereafter	100.000%

        In addition, the 2019 Indenture provides that at any time and from time to time on or prior to April 15, 2014, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an equal aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings (as defined herein), at a redemption price (expressed as a percentage of principal amount thereof) of 106.75%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 65% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes) must remain outstanding immediately after each such redemption of Notes.

        "Equity Offering" means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

        At any time prior to April 15, 2015, Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company's option, at a price (the "Redemption Price") equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on April 15, 2015 (such redemption price being that described in the second paragraph of this "Optional Redemption" section) plus (2) all required remaining scheduled interest payments due on such Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption

Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to April 15, 2015; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

        The Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the 2019 Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor to so guarantee payment of the Notes and become a Subsidiary Guarantor.

        Each Subsidiary Guarantor, as primary obligor and not merely as surety, jointly and severally, irrevocably and fully and unconditionally Guarantees, on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the 2019 Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the "Subsidiary Guaranteed Obligations"). Such Subsidiary Guarantor agrees to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

        The obligations of each Subsidiary Guarantor are limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Credit Facility Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

        Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

        Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the 2019 Indenture (including the covenants described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Merger and Consolidation") by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities and any Refinancing Credit Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors"), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) at any time after the Termination Date (as defined herein), upon the merger or consolidation of any Subsidiary Guarantor with and into another Subsidiary that is not a Guarantor with such non-Guarantor being the surviving Person in such merger or consolidation, or upon liquidation of such Subsidiary Guarantor following the transfer of all of its assets to a non-Guarantor Subsidiary, (vi) with respect to HERC, at the option of the Company at any time when no Event of Default has occurred and is continuing, (vii) upon legal or covenant defeasance of the Company's obligations, or satisfaction and discharge of the 2019 Indenture, or (viii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days' written notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

        Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

        The indebtedness evidenced by the Notes (a) is unsecured Senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of the Company, and (c) is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes are also effectively subordinated to all secured Indebtedness and other secured obligations of the Company to the extent of the value of the assets securing such Indebtedness or other secured obligations, and to all Indebtedness and other obligations (including Trade Payables) of its Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        Each Subsidiary Guarantee (a) is unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Person and (c) is senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee is also effectively subordinated to all secured Indebtedness and other secured obligations of such Person to the extent of the value of the assets securing such Indebtedness or other secured obligations, and to all Indebtedness and other obligations (including Trade Payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, unless such Subsidiary is a Subsidiary Guarantor. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Company (other than Subsidiaries that become Subsidiary Guarantors). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee. Such Subsidiary Guarantee, if any, therefore, is effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the 2019 Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

Change of Control

        Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under "—Optional Redemption." The Transactions shall not constitute or give rise to a Change of Control.

        The term "Change of Control" means:

  (i)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of the Company unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the "beneficial owner";

  (ii)
  the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any "person" (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the beneficial owner; or

  (iii)
  during any period of two consecutive years (during which period the Company has been a party to the 2019 Indenture), individuals who at the beginning of such period were members of the board of directors of the Company (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

        For the purpose of this definition, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Company and its Restricted Subsidiaries, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries.

        In the event that, at the time of such Change of Control, the terms of any Credit Facility Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption"), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Credit Facility Indebtedness subject to such terms or offer to repay in full all such Credit Facility Indebtedness and repay the Credit Facility Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Credit Facility Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "—Defaults" below.

        Unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption," the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a "Change of Control Offer") to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 2019 Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the 2019 Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness" and "—Certain Covenants—Limitation on Liens." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the 2019 Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

        The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing other Indebtedness of the Company or a Restricted Subsidiary may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Each Senior Credit Agreement prohibits, and the agreements governing future Indebtedness of the Company may prohibit, the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by such Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the 2019 Indenture relating to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under "—Optional Redemption," the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

        The definition of Change of Control includes a phrase relating to the sale or other transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

        The 2019 Indenture contains covenants including, among others, the covenants as described below. If on any day following the Issue Date (a) the Notes have Investment Grade Ratings from both Rating Agencies, and (b) no Default has occurred and is continuing under the 2019 Indenture, then, beginning on that day (the "Termination Date") and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the covenants specifically listed under the following captions in this "Description of the Notes" section of this prospectus will cease to be effective and will not be applicable to the Company and its Restricted Subsidiaries:

  (i)
  "—Limitation on Indebtedness";

  (ii)
  "—Limitation on Restricted Payments";

  (iii)
  "—Limitation on Restrictions on Distributions from Restricted Subsidiaries";

  (iv)
  "—Limitation on Sales of Assets and Subsidiary Stock";

  (v)
  "—Limitation on Transactions with Affiliates";

  (vi)
  "—Future Subsidiary Guarantors"; and

  (vii)
  clause (iii) of the first paragraph of "—Merger and Consolidation".

        Following the Termination Date, the Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with the covenant described under "—Limitation on Restricted Payments" as if such covenant would have been in effect during such period.

        At any time after the Termination Date, any reference in the definitions of "Permitted Liens" and "Unrestricted Subsidiary" to the covenant described under "—Limitation on Indebtedness" or any provision thereof shall be construed as if such covenant were in effect.

        There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

        Limitation on Indebtedness.    The 2019 Indenture provides as follows:

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00:1.00.

  (b)
  Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

  (i)
  Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers' acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,250.0 million, plus (B) the greater of (x) $1,600.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

  (ii)
  Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

  (iii)
  Indebtedness represented by the Notes (other than the 2019 Notes that we issued on March 21, 2011 and certain Additional Notes that have been or may be issued under the 2019 Indenture from time to time), any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

  (iv)
  Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto;

  (v)
  Indebtedness consisting of (w) accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries, (x) Guarantees in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Company or any Restricted Subsidiary, (y) Guarantees required (in the good faith determination of the Company) in connection with Vehicle Rental Concession Rights or (z) any Guarantee in respect of any Franchise Vehicle Indebtedness or Franchise Lease Obligation;

  (vi)
  (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness"), or (B) without limiting the covenant described under "—Limitation on Liens," Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness");

  (vii)
  Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds,

      provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

    (viii)
    Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers' acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

    (ix)
    Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

    (x)
    Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

    (xi)
    Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) the greater of (x) $2,900.0 million and (y) an amount equal to (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

    (xii)
    Contribution Indebtedness, and any Refinancing Indebtedness with respect thereto;

    (xiii)
    Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with paragraph (a) above, and any Refinancing Indebtedness with respect thereto;

    (xiv)
    Non-Recourse Indebtedness of HERC; and

    (xv)
    Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to 3.25% of Consolidated Tangible Assets.

  (c)
  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

  (d)
  For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        Limitation on Restricted Payments.    The 2019 Indenture provides as follows:

  (a)
  The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

  (1)
  a Default shall have occurred and be continuing (or would result therefrom);

  (2)
  the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

  (A)
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on January 1, 2011 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

  (B)
  the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the Incurrence by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

      (C)
      the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date;

      (D)
      in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments; and

      (E)
      an amount equal to the amount available as of the Issue Date for making Restricted Payments pursuant to clause (a)(3) of Section 4.09 of the 2005 Senior Indenture.

  (b)
  The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a "Permitted Payment"):

  (i)
  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a);

  (ii)
  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under "—Limitation on Indebtedness," (x) from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock," (y) following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "—Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

  (iii)
  any dividend paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

  (iv)
  Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

    (v)
    loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Company or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $20.0 million, plus (2) $5.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (y) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a);

    (vi)
    the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

    (vii)
    Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to 1.0% of Consolidated Tangible Assets;

    (viii)
    loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

    (ix)
    payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

    (x)
    dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of either (A) Unrestricted Subsidiaries or (B) HERC;

    (xi)
    any Restricted Payment pursuant to or in connection with the Transactions;

    (xii)
    the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under "Certain Covenants—Limitation on Indebtedness" above;

    (xiii)
    Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of (A) the Net Cash Proceeds to the Company or any Restricted Subsidiary of any HERC Offering and/or (B) the Net Available Cash to the Company or any Restricted Subsidiary from any HERC Disposition; provided that, upon and after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and no default or event of default shall have occurred and be continuing under the 2005 Senior Indenture; and

    (xiv)
    loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary to pay or permit any Parent to pay principal, interest and premiums, if any, in respect of Holding's 5.25% convertible senior notes due 2014 in accordance with such notes and the indenture governing such notes.

provided, that (A) in the case of clauses (iii), (vi), (vii) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The 2019 Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

  (1)
  pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the 2019 Indenture or the Notes;

  (2)
  pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

  (3)
  pursuant to an agreement or instrument (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an Initial Agreement (an "Amendment"); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

  (4)
  (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the 2019 Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, (I) pursuant to Hedging Obligations or (J) in connection with or relating to any Vehicle Rental Concession Right;

  (5)
  with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

  (6)
  by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

  (7)
  pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Indebtedness" (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary, (C) relating to Indebtedness of or a Franchise Financing Disposition by or to or in favor of any Franchisee or Franchise Special Purpose Entity or to any Franchise Lease Obligation or (D) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

        Limitation on Sales of Assets and Subsidiary Stock.    The 2019 Indenture provides as follows:

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

  (i)
  the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

  (ii)
  in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

  (iii)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

  (A)
  first, either (x) to the extent the Company elects (or is required by the terms of any Credit Facility Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers' acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project or (z) in the case of any HERC Offering, to make one or more Restricted Payments pursuant to clause (b)(xiii) of the covenant described under "—Limitation on Restricted Payments" above;

  (B)
  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the "Excess Proceeds"), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the 2019 Indenture and the agreements governing such other Indebtedness; and

  (C)
  third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the 2019 Indenture) any general corporate purpose

        (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

    provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

    Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $50.0 million. If the aggregate principal amount of Notes or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

    For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to 1.25% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

  (b)
  In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the 2019 Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $50.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

  (c)
  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Limitation on Transactions with Affiliates.    The 2019 Indenture provides as follows:

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $50.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

  (b)
  The provisions of the preceding paragraph (a) do not apply to:

  (i)
  any Restricted Payment Transaction,

  (ii)
  (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer or director or consultant of or to the Company, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries or any Parent (as determined in good faith by the Company, such Subsidiary or such Parent), (4) any transaction with an officer or director of the Company or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

  (iii)
  any transaction between or among any of the Company, one or more Restricted Subsidiaries or one or more Special Purpose Entities,

    (iv)
    any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

    (v)
    any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the board of directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

    (vi)
    any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a Franchisee, a Franchise Special Purpose Entity, a joint venture or similar entity,

    (vii)
    the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, including payment to CDR, Carlyle or ML or any of their respective Affiliates of fees of up to $7.5 million in the aggregate in any fiscal year, and fees in connection with any acquisition, disposition, merger, recapitalization or similar transaction as provided in any such Management Agreement, plus all out-of-pocket expenses incurred by CDR, Carlyle or ML or any such Affiliate in connection with its performance of management consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

    (viii)
    the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, and

    (ix)
    any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company.

        Limitation on Liens.    The 2019 Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the 2019 Indenture or thereafter acquired, securing any Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the 2019 Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the 2019 Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

        Future Subsidiary Guarantors.    As set forth more particularly under "—Subsidiary Guarantees," the 2019 Indenture provides that the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the 2019 Indenture. The Company also has right to cause any other Subsidiary to so guarantee payment of the Notes. Subsidiary Guarantees are subject to release and discharge under certain circumstances prior to payment in full of the Notes. See "—Subsidiary Guarantees."

        SEC Reports.    The 2019 Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee (or make available on a Company website) copies of any such information, documents and reports (without exhibits) so required to be filed. Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company's accountants not being "independent" (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the "Reporting Date") and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company). The Company will be deemed to have satisfied the requirements of this paragraph if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

        The 2019 Indenture provide that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (i)
  the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the 2019 Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

  (ii)
  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

  (iii)
  immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

  (iv)
  each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

  (v)
  the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer's Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the second to the last paragraph of this covenant.

        Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the 2019 Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the 2019 Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        Clauses (ii) and (iii) of the first paragraph of this "Merger and Consolidation" covenant will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this "Merger and Consolidation" covenant does not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company.

        For the purpose of this covenant, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Company, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Company.

 Defaults

        An Event of Default is defined in the 2019 Indenture as:

  (i)
  a default in any payment of interest on any Note when due, continued for 30 days;

  (ii)
  a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

  (iii)
  the failure by the Company to comply with its obligations under the first paragraph of the covenant described under "—Merger and Consolidation" above;

  (iv)
  the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under "—Change of Control" above (other than a failure to purchase Notes);

  (v)
  the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the 2019 Indenture;

  (vi)
  the failure by any Subsidiary Guarantor to comply for 45 days after notice with its obligations under its Subsidiary Guarantee;

  (vii)
  the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $75.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration (the "cross acceleration provision");

  (viii)
  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the "bankruptcy provisions");

  (ix)
  the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $75.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision"); or

  (x)
  the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the 2019 Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the 2019 Indenture or any Subsidiary Guarantee (except as contemplated by the terms of such Subsidiary Guarantee or of the 2019 Indenture), if such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the 2019 Indenture, the Trustee by written notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

        Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the 2019 Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the 2019 Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the 2019 Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the 2019 Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the 2019 Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The 2019 Indenture povides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the 2019 Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under "—Optional Redemption" above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder's Notes, or (vii) make any change in the amendment or waiver provisions described in this sentence.

        Without the consent of (or notice to) any Holder, the Company, the Trustee and (as applicable) any Subsidiary Guarantor may amend the 2019 Indenture to cure any ambiguity, mistake, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under the 2019 Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the 2019 Indenture, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes, to conform the text of the 2019 Indenture, the Notes or any Subsidiary Guarantee to any provision of this "Description of the Exchange 2019 Notes," to increase the minimum denomination of Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for the purposes of redemption or repurchase of any Note in part) make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the 2019 Indenture under the TIA or otherwise.

        The consent of the Noteholders is not necessary under the 2019 Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. Until an amendment, supplement or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent Holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment, supplement or waiver. After an amendment, supplement or waiver that requires consent of Noteholders under the 2019 Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

        The Company at any time may terminate all of its obligations under the Notes and the 2019 Indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the 2019 Indenture, including the covenants described under "—Certain Covenants" and "Change of Control," the operation of the default provisions relating to such covenants described under "—Defaults" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above, and the limitations contained in clauses (iii),

(iv) and (v) under "—Merger and Consolidation" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under "—Certain Covenants" above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under "—Defaults" above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under "—Merger and Consolidation" above.

        Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under "—Optional Redemption," (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at its Stated Maturity within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

        The 2019 Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the 2019 Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been cancelled or delivered to the Trustee for cancellation or (b) all Notes not previously cancelled or delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of redemption or their Stated Maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under "—Optional Redemption," (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date); (ii) the Company has paid or caused to be paid all other sums payable under the 2019 Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the "Satisfaction and Discharge" section of the 2019 Indenture relating to the satisfaction and discharge of the 2019 Indenture have been complied with, provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the 2019 Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

        Wells Fargo Bank, National Association, is the Trustee under the 2019 Indenture and is appointed by the Company as Registrar and Paying Agent with regard to the Notes.

        The 2019 Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the 2019 Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the 2019 Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The 2019 Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and Exchange

        A Noteholder may transfer or exchange Notes in accordance with the 2019 Indenture. Upon any transfer or exchange, the registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the 2019 Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

 Governing Law

        The 2019 Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "2005 Senior Indenture" means the indenture, dated as of December 21, 2005, among the Company (as successor to CCMG Acquisition Corporation), the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as Trustee, governing the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "Additional Assets" means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by the provisions described under "—Merger and Consolidation," (vii) any Financing Disposition, (viii) any "fee in lieu" or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $50.0 million, (xvi) any disposition of all or any part of the Capital Stock or business or assets of (a) Car Rental System do Brasil Locação de Veículos Ltda or any successor in interest thereto or (b) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil, (xvii) the abandonment or other disposition of trademarks, copyrights, patents or other intellectual property that are, in the good faith determination of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its subsidiaries taken as a whole, (xviii) any HERC Disposition or (xix) any license, sublicense or other grant of right-of-use of any trademark, copyright, patent or other intellectual property, any lease or sublease of real or other property, or any disposition for Fair Market Value, to any Franchisee or any Franchise Special Purpose Entity.

        "Average Book Value" means, for any period, the amount equal to (x) the sum of the respective book values of Rental Car Vehicles of the Company and its Restricted Subsidiaries as of the end of each of the most recent thirteen fiscal months of the Company that have ended at or prior to the end of such period, divided by (y) 13.

        "Average Interest Rate" means, for any period, the amount equal to (x) the total interest expense of the Company and its Restricted Subsidiaries for such period (excluding any interest expense on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets), divided by (y) the Average Principal Amount of Indebtedness of the Company and its Restricted Subsidiaries for such period (excluding any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets).

        "Average Principal Amount" means, for any period, the amount equal to (x) the sum of the respective aggregate outstanding principal amounts of the applicable Indebtedness as of the end of each of the most recent thirteen fiscal months of the Company that have ended at or prior to the end of such period, divided by (y) 13.

        "Board of Directors" means, for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body. Unless otherwise provided, "Board of Directors" means the Board of Directors of the Company.

        "Borrowing Base" means the sum of (1) 60% of the book value of Inventory (excluding Equipment) of the Company and its Domestic Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Domestic Subsidiaries, (3) 90% of the book value of Equipment of the Company and its Domestic Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of the Company and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

The Borrowing Base, as of any date of determination, shall not include Inventory and Equipment the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to any Incurrence of Indebtedness and the application of proceeds therefrom).

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

        "Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

        "Carlyle" means TC Group L.L.C. (which operates under the trade name The Carlyle Group).

        "Carlyle Investors" means, collectively, (i) Carlyle Partners IV, L.P., a Delaware limited partnership, or any successor thereto, (ii) CEP II Participations S.àr.l., a Luxembourg limited liability company, or any successor thereto, (iii) CP IV Co-investment, L.P., a Delaware limited partnership, or any successor thereto, (iv) CEP II U.S. Investments, L.P., a Delaware limited partnership, or any successor thereto, (v) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (vi) any Affiliate of any thereof, and (vii) any successor in interest to any thereof.

        "Cash Equivalents" means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

        "CDR" means Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

        "CDR Investors" means, collectively, (i) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) CDR CCMG Co-Investor L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iii) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iv) any Affiliate of any thereof, and (v) any successor in interest to any thereof.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodities Agreement" means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

        "Company" means The Hertz Corporation, a Delaware corporation, and any successor in interest thereto.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters, provided, that

          (1)   if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

          (3)   if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a "Sale"), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

          (4)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a "Purchase"), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

          (5)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation (excluding Consolidated Vehicle Depreciation), amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other noncash charges or noncash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the 2019 Indenture (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or its Restricted Subsidiaries), (v) the amount of any minority interest expense and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of Carlyle, CDR or ML and their respective Affiliates.

        "Consolidated Interest Expense" means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) noncash interest expense, (e)

the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, (x) Consolidated Vehicle Interest Expense and (y) amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP (to the extent applicable, in the case of Consolidated Vehicle Interest Expense); provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

            (i)  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company's equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

            (ii)  solely for purposes of determining the amount available for Restricted Payment under clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the 2019 Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

           (iii)  any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

           (iv)  any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Issue Date),

           (v)  the cumulative effect of a change in accounting principles,

           (vi)  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

          (vii)  any unrealized gains or losses in respect of Currency Agreements,

         (viii)  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

           (ix)  any noncash compensation charge arising from any grant of stock, stock options or other equity based awards,

           (x)  to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary, and

           (xi)  any noncash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other noncash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

        In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer's Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

        "Consolidated Quarterly Tangible Assets" means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of any fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

        "Consolidated Secured Indebtedness" means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

        "Consolidated Secured Leverage Ratio" means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided, that:

           (1)  if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

          (3)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company.

        "Consolidated Tangible Assets" means, as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Company for which a calculation thereof is available, divided by (y) four; provided that for purposes of paragraph (b) of the covenant described in "—Certain Covenants—Limitation on Indebtedness," paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and the definition of "Permitted Investment," Consolidated Tangible Assets shall not be less than $14,426.0 million.

        "Consolidated Total Indebtedness" means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than Notes) as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, clause (b)(ix) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent not Incurred to finance or refinance the acquisition of Rental Car Vehicles, and minus (3) the Consolidated Vehicle Indebtedness as of such date.

        "Consolidated Vehicle Depreciation" means, for any period, depreciation on all Rental Car Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

        "Consolidated Vehicle Indebtedness" means, as of any date of determination, the amount equal to either (a) the sum of (x) the aggregate principal amount of then outstanding Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets plus (y) the aggregate principal amount of other then outstanding Indebtedness of the Company and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Car Vehicles and/or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) or, at the Company's option, (b) 90% of the book value of Rental Car Vehicles of the Company and its Restricted Subsidiaries (such book value being determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, on a pro forma basis including (x) any Rental Car Vehicles acquired by the Company or any Restricted Subsidiary since the end of such fiscal month and (y) in the case of any determination relating to any Incurrence of Indebtedness, any Rental Car Vehicles being acquired by the Company or any Restricted Subsidiary in connection therewith).

        "Consolidated Vehicle Interest Expense" means, for any period, the sum of (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets plus (b) either (x) the aggregate interest expense for such period on other Indebtedness of the Company and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Car Vehicles and/or any related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) or, at the Company's option, (y) an amount of the total interest expense of the Company and its Restricted Subsidiaries for such period equal to (i) the Average Interest Rate for such period multiplied by (ii) the amount equal to (1) 90% of the Average Book Value for such period of Rental Car Vehicles of the Company and its Restricted Subsidiaries minus (2) the Average Principal Amount for such period of any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Contribution Amounts" means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(xii) of the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Contribution Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer's Certificate on the date of Incurrence thereof.

        "Credit Facilities" means one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility, and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables or fleet financings (including without limitation through the sale of receivables or fleet assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or fleet assets or the creation of any Liens in respect of such receivables or fleet assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Credit Facility Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

        "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation.

        "Designated Senior Indebtedness" means with respect to a Person (i) the Credit Facility Indebtedness under or in respect of the Senior Credit Facilities and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the 2019 Indenture.

        "Disinterested Directors" means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member's holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

        "Equipment" means (a) any Vehicles and (b) any equipment owned by or leased to the Company or any of its Subsidiaries that is revenue earning equipment, or is classified as "revenue earning equipment" in the consolidated financial statements of the Company, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Contribution" means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after December 21, 2005, or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" for purposes of determining whether a Restricted Payment may be made.

        "Fair Market Value" means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

        "Financing Disposition" means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

        "Fixed GAAP Date" means December 21, 2005, provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

        "Fixed GAAP Terms" means (a) the definitions of the terms "Borrowing Base," "Capitalized Lease Obligation," "Consolidated Coverage Ratio," "Consolidated EBITDA," "Consolidated Interest Expense," "Consolidated Net Income," "Consolidated Quarterly Tangible Assets," "Consolidated Secured Indebtedness," "Consolidated Secured Leverage Ratio," "Consolidated Tangible Assets," "Consolidated Total Indebtedness," "Consolidated Vehicle Depreciation," "Consolidated Vehicle Indebtedness," "Consolidated Vehicle Interest Expense," "Foreign Borrowing Base," "Inventory," and "Receivable," (b) all defined terms in the 2019 Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of the 2019 Indenture or the Notes that, at the Company's election, may be specified by the Company by written notice to the Trustee from time to time.

        "Foreign Borrowing Base" means the sum of (1) 60% of the book value of Inventory (excluding Equipment) of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries, (3) 90% of the book value of Equipment of Foreign Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Foreign Borrowing Base, as of any date of determination, shall not include Inventory and Equipment the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to any Incurrence of Indebtedness and the application of proceeds therefrom).

        "Foreign Subsidiary" means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

        "Franchise Equipment" means (a) any Franchise Vehicles and (b) any equipment owned by or leased to any Franchisee that is revenue earning equipment, or is of a type that would be classified as "revenue earning equipment" in the consolidated financial statements of the Company, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

        "Franchise Financing Disposition" means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Franchise Special Purpose Entity, in connection with the Incurrence by a Franchise Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

        "Franchise Lease Obligation" means any Capitalized Lease Obligation, and any other lease, of any Franchisee relating to any property used, occupied or held for use or occupation by any Franchisee in connection with any of its Franchise Equipment operations.

        "Franchise Rental Car Vehicles" means all passenger Franchise Vehicles owned by or leased to any Franchisee or any Franchise Special Purpose Entity that are or have been offered for lease or rental by any Franchisee in its car rental operations, including any such Franchise Vehicles being held for sale.

        "Franchise SPE Fleet Amount" as of any date of determination means, with respect to any Indebtedness or Investment, an amount equal to 90% of the aggregate book value of Franchise Rental Car Vehicles and/or other Franchise Equipment of any Franchise Special Purpose Entity (such book value being determined as of the end of the most recently ended fiscal month of such Franchise Special Purpose Entity for which internal financial statements (or other requisite borrowing base or financial information) are available to the Company, and (at the Company's option) on a pro forma basis including any Franchise Rental Car Vehicles and/or other Franchise Equipment acquired by such Franchise Special Purpose Entity since the end of such fiscal month or being acquired by such Franchise Special Purpose Entity in connection with its Incurrence of such Indebtedness or the making of such Investment).

        "Franchise Special Purpose Entity" means any Person (a) that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Franchise Rental Car Vehicles and/or other Franchise Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), and (b) is designated as a "Franchise Special Purpose Entity" by the Company.

        "Franchise Vehicle Indebtedness" as of any date of determination means (a) Indebtedness of any Franchise Special Purpose Entity directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, in an aggregate principal amount (as to such Franchise Special Purpose Entity, and taken together with the aggregate amount of Investments then outstanding pursuant to clause (xix)(1) of the definition of "Permitted Investments") not exceeding the Franchise SPE Fleet Amount, (b) Indebtedness of any Franchisee or any Affiliate thereof that is attributable to the financing or refinancing of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive), in an aggregate principal amount (as to such Franchisee and all Affiliates thereof, and taken together with the aggregate amount of Investments then outstanding pursuant to clause (xix)(2) of the definition of "Permitted Investments") not exceeding the Franchisee Asset Value Amount and (c) Indebtedness of any Franchisee in an aggregate principal amount (as to all such Franchisees, and taken together with the aggregate amount of Investments then outstanding pursuant to clause (xix)(3) of the definition of "Permitted Investments") not exceeding the Franchisee Revenue Amount.

        "Franchise Vehicles" means vehicles owned or operated by, or leased or rented to or by, any Franchisee, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

        "Franchisee" means any Person that is a franchisee of the Company or any of its Subsidiaries (or of any other Franchisee), or any Affiliate of such Person.

        "Franchisee Asset Value Amount" as of any date of determination means, with respect to any Indebtedness or Investment, an amount equal to 80% of the aggregate fair market value of Franchise Rental Car Vehicles and/or other Franchise Equipment of any Franchisee or any Affiliate (such fair market value being as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and (at the Company's option) on a pro forma basis including any Franchise Rental Car Vehicles and/or other Franchise Equipment acquired by such Franchisee or any Affiliate thereof since the end of such fiscal month or being acquired by such Franchisee or any Affiliate thereof in connection with its Incurrence of such Indebtedness or the making of such Investment).

        "Franchisee Revenue Amount" as of any date of determination means, with respect to any Indebtedness or Investment, an amount equal to 10% of the aggregate revenues of all Franchisees for the period of the most recent four consecutive fiscal quarters ending prior to such date for which consolidated financial statements of the Company are available (such amount being as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company, which determination shall be conclusive).

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the 2019 Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the 2019 Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in the 2019 Indenture shall be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligations" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

        "HERC" means Hertz Equipment Rental Corporation, a Delaware corporation, and any successor in interest thereto, and any of the Company's other Subsidiaries and successors in interest thereto to the extent any of such Subsidiaries form part of the HERC Business.

        "HERC Assets" means the assets of HERC that relate to or form part of the HERC Business.

        "HERC Business" means the industrial, construction and material handling equipment rental business of the Company and its Subsidiaries including, without limitation, the business of renting earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, generators, pumps, small tools, compaction equipment and construction related trucks and the selling of new equipment and consumables.

        "HERC Disposition" means (i) any sale or other disposition of Capital Stock of HERC (whether by issuance or sale of Capital Stock, merger, or otherwise) or any Subsidiary thereof to one or more Persons (other than the Company or a Restricted Subsidiary) in any transaction or series of related transactions following the consummation of which HERC or such Subsidiary is no longer a Restricted Subsidiary of the Company (excluding any HERC Offering) or (ii) any sale or other disposition of all or substantially all of the assets of HERC and/or one or more of its Subsidiaries to one or more Persons (other than the Company or a Restricted Subsidiary) in any transaction or series of related transactions.

        "HERC Offering" means a public offering of Capital Stock of HERC pursuant to a registration statement filed with the SEC.

        "Hertz Investors" means Hertz Investors, Inc., a Delaware corporation, and any successor in interest thereto.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered in the Note Register.

        "Holding" means Hertz Global Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

        "IFRS" means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

        "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms "Incurs," "Incurred" and "Incurrence" shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such

Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (i)
  the principal of indebtedness of such Person for borrowed money,

  (ii)
  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

  (iii)
  all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers' acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

  (iv)
  all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

  (v)
  all Capitalized Lease Obligations of such Person,

  (vi)
  the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

  (vii)
  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

  (viii)
  all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

  (ix)
  to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the 2019 Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

        "Inventory" means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

        "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Investment Grade Rating" means a rating of Baa3 or better by Moody's and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

        "Investors" means (i) the CDR Investors, Carlyle Investors and Merrill Lynch Investors, (ii) any Person that acquired Voting Stock of Holding on or prior to December 21, 2005, and any Affiliate of such Person, and (iii) any of their respective successors in interest.

        "Issue Date" means February 8, 2011, the first date on which Notes were issued.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Advances" means (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $15.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Management Agreements" means, collectively, (i) the Stock Subscription Agreements, each dated as of December 21, 2005, between Holding and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of December 21, 2005, among Holding and The Hertz Corporation and each of CDR, TC Group IV, L.L.C. and Merrill Lynch Global Partners, Inc., or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of December 21, 2005, among Holding and The Hertz Corporation and each of (a) CDR and each CDR Investor, (b) TC Group IV, L.L.C. and each Carlyle Investor and (c) ML and each Merrill Lynch Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of December 21, 2005, among Holding and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of December 21, 2005, by and among Holding and the Investors party thereto and any other Person party thereto from time to time, and (vi) the Stock Subscription Agreements, each dated May 19, 2009, between Holding and each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Carlyle Partners IV, L.P., and CP IV Coinvestment, L.P., in each case in clauses (i) through (vi) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the 2019 Indenture.

        "Management Guarantees" means guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $15.0 million in the aggregate outstanding at any time.

        "Management Investors" means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of "Permitted Holders," such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

        "Management Stock" means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

        "Merrill Lynch Investors" means, collectively, (i) ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, or any successor thereto, (iii) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (iv) ML Hertz Co-Investor, L.P., a Delaware limited partnership, or any successor thereto, (v) any Affiliate of any thereof, and (vi) any successor in interest to any thereof.

        "ML" means Merrill Lynch Global Private Equity, Inc. (formerly known as Merrill Lynch Global Partners, Inc.), or any successor thereto.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or issued by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

        "Non-Recourse Indebtedness" means Indebtedness of HERC:

          (a)   as to which neither the Company nor any of its Restricted Subsidiaries (other than HERC and its Subsidiaries) (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, Lien, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

          (b)   no default with respect to which would permit, upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Indebtedness outstanding on, or otherwise committed as of, the Issue Date) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (c)   the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries (other than HERC and its Subsidiaries and Capital Stock of HERC or any of its Subsidiaries).

        "Obligations" means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Officer" means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an "Officer" for the purposes of the 2019 Indenture by the Board of Directors).

        "Officer's Certificate" means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Parent" means any of Holding, Hertz Investors and any Other Parent and any other Person that is a Subsidiary of Holding, Hertz Investors or any Other Parent and of which the Company is a Subsidiary. As used herein, "Other Parent" means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

        "Parent Expenses" means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the 2019 Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

        "Permitted Holder" means any of the following: (i) any of the Investors; (ii) any of the Management Investors, CDR, Carlyle, ML and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CDR, Carlyle, ML or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CDR Investor, Carlyle Investor or Merrill Lynch Investor or any Affiliate thereof, or any such investment fund or vehicle; and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the 2019 Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

  (i)
  a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

  (ii)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in any case, any Investment held by such Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

  (iii)
  Temporary Cash Investments or Cash Equivalents;

  (iv)
  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

  (v)
  any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (vi)
  securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

  (vii)
  Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

  (viii)
  Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (ix)
  pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under "—Certain Covenants—Limitation on Liens";

  (x)
  (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

  (xi)
  bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any

    Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

  (xii)
  Notes;

  (xiii)
  any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

  (xiv)
  Management Advances;

  (xv)
  Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights, including any Investments referred to in the definition of the term "Vehicle Rental Concession Rights," and any Investments in Franchisees arising as a result of the Company or any Restricted Subsidiary being party to any Vehicle Rental Concession or any related agreement jointly with any Franchisee, or leasing or subleasing any part of a Public Facility or other property to any Franchisee, or guaranteeing any obligation of any Franchisee in respect of any Vehicle Rental Concession or any related agreement;

  (xvi)
  Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed 3% of Consolidated Tangible Assets;

  (xvii)
  any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates" (except transactions described in clauses (i), (v) and (vi) of such paragraph), including any Investment pursuant to any transaction described in clause (ii) of such paragraph (whether or not any Person party thereto is at any time an Affiliate of the Company);

  (xviii)
  other Investments in an aggregate amount outstanding at any time not to exceed 1.0% of Consolidated Tangible Assets; and

  (xix)
  (1) Investments in Franchise Special Purpose Entities directly or indirectly to finance or refinance the acquisition of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, in an aggregate amount outstanding at any time (as to all such Franchise Special Purpose Entities, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Company under clause (a) of the definition of "Franchise Vehicle Indebtedness") not exceeding the Franchise SPE Fleet Amount, (2) Investments in Franchisees attributable to the financing or refinancing of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive), in an aggregate amount outstanding at any time (as to all such Franchisees, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Company under clause (b) of the definition of "Franchise Vehicle Indebtedness") not exceeding the Franchise Asset Value Amount, (3) Investments in Franchisees in an aggregate amount outstanding at any time (as to all such Franchisees, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Company under clause (c) of the definition of "Franchise Vehicle Indebtedness") not exceeding the Franchisee Revenue Amount, (4) Investments in Capital Stock of Franchisees and Franchise Special Purpose Entities (including pursuant to capital contributions), and (5) Investments in Franchisees arising as the result of Guarantees of Franchise Vehicle Indebtedness or Franchise Lease Obligations.

        If any Investment pursuant to clause (xvi), (xviii) or (xix) above, or clause (b)(vii) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted

Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xvi), (xviii) or (xix) above, or clause (b)(vii) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," as applicable (and, in the case of the foregoing clause (A), for so long as such Person continues to be a Restricted Subsidiary unless and until such Person is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary).

        "Permitted Liens" means:

  (a)
  Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

  (b)
  Liens with respect to outstanding motor vehicle fines and carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

  (c)
  pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

  (d)
  pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

  (e)
  easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

  (f)
  Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

  (g)
  (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

  (h)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (i)
  Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

  (j)
  leases, subleases, licenses or sublicenses to third parties;

  (k)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (A)(1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(ix) or (b)(xi) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or clause (b)(iii) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Credit Facility Indebtedness Incurred in compliance with paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (5) Indebtedness or other obligations of any Special Purpose Entity or (6) obligations in respect of Management Advances or Management Guarantees; in each case under the foregoing clauses (1) through (6) including Liens securing any Guarantee of any thereof, or (B) Non-Recourse Indebtedness of HERC to the extent such Liens do not extend to property or assets other than HERC Assets;

  (l)
  Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

  (m)
  Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

  (n)
  any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

  (o)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

  (p)
  Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or goods and proceeds securing the obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness," on assets that are the subject of such repurchase agreements, (12) in favor of any Special Purpose Entity in connection with any Financing Disposition or (13) in favor of any Franchise Special Purpose Entity in connection with any Franchise Financing Disposition;

  (q)
  Liens on or under, or arising out of or relating to, any Vehicle Rental Concession Rights;

  (r)
  other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $50.0 million at any time outstanding; and

  (s)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness," provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 4.0 to 1.0.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Public Facility" means (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

        "Public Facility Operator" means a Person that grants or has the power to grant a Vehicle Rental Concession.

        "Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that for purposes of clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," Purchase Money Obligations shall not include Indebtedness to the extent Incurred to finance or refinance the direct acquisition of Inventory or Equipment (not acquired through the acquisition of Capital Stock of any Person owning property or assets, or through the acquisition of property or assets, that include Inventory or Equipment).

        "Rating Agency" means Moody's or S&P or, if Moody's or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivable" means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

        "refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the 2019 Indenture shall have a correlative meaning.

        "Refinancing Credit Facility" means any syndicated Credit Facility under which the Company incurs Indebtedness to refinance all or any portion of its Indebtedness under the Senior Credit Facilities.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the 2019 Indenture or Incurred in compliance with the 2019 Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the 2019 Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the 2019 Indenture, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

        "Related Taxes" means any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, or any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Company had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Company and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

        "Rental Car Vehicles" means all passenger Vehicles owned by or leased to the Company or a Restricted Subsidiary that are classified as "revenue earning equipment" in the consolidated financial statements of the Company and are or have been offered for lease or rental by any of the Company and its Restricted Subsidiaries in their car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

        "Reorganization Assets" means HERC Assets and any assets sold, leased, transferred or otherwise disposed of to any Franchisee or any Franchise Special Purpose Entity.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Payment Transaction" means any Restricted Payment permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term "Restricted Payment" (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Senior ABL Agreement" means the Credit Agreement, dated as of December 21, 2005, among HERC; the Company; the Canadian borrowers party thereto; Deutsche Bank AG New York Branch, as administrative agent and collateral agent; Deutsche Bank AG, Canada Branch, as Canadian agent and

Canadian collateral agent; Lehman Commercial Paper Inc., as syndication agent; Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as documentation agent; the lenders party thereto from time to time; Deutsche Bank Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers; BNP Paribas, The Royal Bank of Scotland plc and Calyon, as co-arrangers; and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as joint bookrunning managers, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Agreement).

        "Senior ABL Facility" means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the 2019 Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility). Without limiting the generality of the foregoing, the term "Senior ABL Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company or HERC as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Senior Credit Agreements" means, collectively, the Senior ABL Agreement and the Senior Term Agreement.

        "Senior Credit Facilities" means, collectively, the Senior ABL Facility and the Senior Term Facility.

        "Senior Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

        "Senior Term Agreement" means the Credit Agreement, dated as of December 21, 2005, among the Company; any other borrowers party thereto from time to time; Deutsche Bank AG New York Branch, as administrative agent and collateral agent; Lehman Commercial Paper Inc., as syndication agent; Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as documentation agent; the lenders party thereto from time to time; Deutsche Bank Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers; BNP Paribas, The Royal Bank of Scotland plc and Calyon, as co-arrangers; and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as joint bookrunning managers, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Agreement).

        "Senior Term Facility" means the collective reference to the Senior Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements, indentures (including the 2019 Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Facility). Without limiting the generality of the foregoing, the term "Senior Term Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

        "Special Purpose Entity" means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

        "Special Purpose Financing" means any financing or refinancing of assets consisting of or including Receivables, Vehicles and/or other Equipment of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

        "Special Purpose Financing Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

        "Special Purpose Financing Undertakings" means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

        "Special Purpose Subsidiary" means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a "Special Purpose Subsidiary" by the Company.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Stated Maturity" means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

        "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date of the 2019 Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Company on or after the Issue Date pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors."

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee.

        "Successor Company" shall have the meaning assigned thereto in clause (i) under "—Merger and Consolidation."

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of December 21, 2005, among the Company, Holding and Hertz Investors, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the 2019 Indenture.

        "Temporary Cash Investments" means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted

Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of "A" or higher by S&P or "A2" or higher by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the 2019 Indenture, except as otherwise provided therein.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transactions" means, collectively, any or all of the following (whether or not consummated): the entry into the 2019 Indenture, the offer of the Notes, the issuance of the Notes and all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

        "Trustee" means the party named as such in the 2019 Indenture until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness." Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officer's Certificate of the Company certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligation" means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        "Vehicle Rental Concession" means any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

        "Vehicle Rental Concession Rights" means any or all of the following: (a) any Vehicle Rental Concession, (b) any rights of the Company, any Restricted Subsidiary or any Franchisee under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Company, any Restricted Subsidiary or any Franchisee and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession, and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

        "Vehicles" means vehicles owned or operated by, or leased or rented to or by, the Company or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

        "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

DESCRIPTION OF THE EXCHANGE 2021 NOTES

General

        The Exchange 2021 Notes are to be issued under the 2021 Indenture. The Exchange 2021 Notes will be fungible with, will be consolidated and form a single series with, and will vote as a single class with the 2021 Notes and otherwise be treated as "Notes" for all purposes under the 2021 Indenture. For purposes of this "Description of the Exchange 2021 Notes" section only, the term "Notes" has the meaning ascribed to that term as defined under the 2021 Indenture, and includes the Exchange 2021 Notes as well as the outstanding 7.375% Senior Notes due 2021 that we issued on December 20, 2010. The 2021 Indenture contains provisions that define your rights and govern the obligations of the Company under the Notes. Copies of the 2021 Indenture and the forms of the Notes will be made available to you upon request.

        The Exchange 2021 Notes will be identical to the 2021 Notes in all material respects, except that the Exchange 2021 Notes will be registered under the Securities Act and bear a different CUSIP or ISIN number, and will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

        The following is a summary of certain provisions of the 2021 Indenture and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the 2021 Indenture, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term "Company" and the other capitalized terms defined in "—Certain Definitions" below are used in this "Description of the Exchange 2021 Notes" as so defined. Any reference to a "Holder" or a "Noteholder" in this Description of the Exchange 2021 Notes refers to the Holders of the Notes. Any reference to "Notes" or a "class" of Notes in this Description of the Exchange 2021 Notes refers to the Notes as a single class.

Brief Description of the Notes

        The Notes are:

  •
  unsecured Senior Indebtedness of the Company;

  •
  effectively subordinated to all secured Indebtedness and other secured obligations of the Company to the extent of the value of the assets securing such secured Indebtedness or other secured obligations, and to all Indebtedness and other obligations (including Trade Payables) of the Company's Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company.

Brief Description of the Subsidiary Guarantees

        The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Notes are:

  •
  unsecured Senior Indebtedness of such Subsidiary Guarantor;

  •
  effectively subordinated to all secured Indebtedness and other secured obligations of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness, and to all Indebtedness and other liabilities (including Trade Payables) of the Subsidiaries of such Subsidiary Guarantor (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees") ;

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

  •
  senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, Maturity and Interest

        The Notes mature on January 15, 2021. Each Note bears interest at the rate of 7.375% per annum from December 20, 2010, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date, on January 15 and July 15 of each year, which commenced July 15, 2011. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

        Additional securities may be issued under the 2021 Indenture in one or more series from time to time ("Additional Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a single class with the Notes and otherwise be treated as Notes for purposes of the 2021 Indenture.

Other Terms

        Principal of, and premium, if any, and interest on, the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the designated corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the registered holders of the Notes as such address appears in the note register required to be kept pursuant to the 2021 Indenture (the "Note Register").

        The Notes were, and will be, issued only in fully registered form, without coupons. The Notes were, and will be, issued only in minimum denominations of $2,000 (the "Minimum Denomination") and any integral multiple of $1,000 in excess thereof.

Optional Redemption

        The Notes are redeemable, at the Company's option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

        The Notes are redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after January 15, 2016 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve month period commencing on January 15 of the years set forth below:

Redemption Period	Price
2016	103.688%
2017	102.458%
2018	101.229%
2019 and thereafter	100.00%

        In addition, the 2021 Indenture provides that at any time and from time to time on or prior to January 15, 2014, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an equal aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 107.375%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 65% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes) must remain outstanding immediately after each such redemption of Notes.

        "Equity Offering" means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

        At any time prior to January 15, 2016, Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company's option, at a price (the "Redemption Price") equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on January 15, 2016 (such redemption price being that described in the second paragraph of this "Optional Redemption" section) plus (2) all required remaining scheduled interest payments due on such Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption

Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to January 15, 2016; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

        The Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the 2021 Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

        Each Subsidiary Guarantor, as primary obligor and not merely as surety, jointly and severally, irrevocably and fully and unconditionally Guarantees, on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the 2021 Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the "Subsidiary Guaranteed Obligations"). Such Subsidiary Guarantor agrees to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

        The obligations of each Subsidiary Guarantor are limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Credit Facility Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

        Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

        Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenants described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Merger and Consolidation") by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities and any Refinancing Credit Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors"), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) at any time after the Termination Date (as defined herein), upon the merger or consolidation of any Subsidiary Guarantor with and into another Subsidiary that is not a Guarantor with such non-Guarantor being the surviving Person in such merger or consolidation, or upon liquidation of such Subsidiary Guarantor following the transfer of all of its assets to a non-Guarantor Subsidiary, (vi) with respect to HERC, at the option of the Company at any time when no Event of Default has occurred and is continuing, (vii) upon legal or covenant defeasance of the Company's obligations, or satisfaction and discharge of the 2021 Indenture, or (viii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days' written notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

        Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

        The indebtedness evidenced by the Notes (a) is unsecured Senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of the Company, and (c) is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes are also effectively subordinated to all secured Indebtedness and other secured obligations of the Company to the extent of the value of the assets securing such Indebtedness or other obligations, and to all Indebtedness and other obligations (including Trade Payables) of its Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        Each Subsidiary Guarantee (a) is unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, (b) ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Person and (c) is senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee is also effectively subordinated to all secured Indebtedness and other secured obligations of such Person to the extent of the value of the assets securing such Indebtedness or other obligations, and to all Indebtedness and other obligations (including Trade Payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, unless such Subsidiary is a Subsidiary Guarantor. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Company (other than Subsidiaries that become Subsidiary Guarantors). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee. Such Subsidiary Guarantee, if any, therefore, is effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the 2021 Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

Change of Control

        Upon the occurrence after the Issue Date of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under "—Optional Redemption." The Transactions shall not constitute or give rise to a Change of Control.

        The term "Change of Control" means:

  (i)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of the Company unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the "beneficial owner";

  (ii)
  the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any "person" (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the beneficial owner; or

  (iii)
  during any period of two consecutive years (during which period the Company has been a party to the 2021 Indenture), individuals who at the beginning of such period were members of the board of directors of the Company (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

        For the purpose of this definition, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Company and its Restricted Subsidiaries, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries.

        In the event that, at the time of such Change of Control, the terms of any Credit Facility Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption"), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Credit Facility Indebtedness subject to such terms or offer to repay in full all such Credit Facility Indebtedness and repay the Credit Facility Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Credit Facility Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "—Defaults" below.

        Unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption," the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a "Change of Control Offer") to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is mailed prior to the occurrence of a Change of

Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 2021 Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the 2021 Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness" and "—Certain Covenants—Limitation on Liens." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the 2021 Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

        The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing other Indebtedness of the Company or a Restricted Subsidiary may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Each Senior Credit Agreement prohibits, and the agreements governing future Indebtedness of the Company may prohibit, the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by such Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the 2021 Indenture relating to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under "—Optional Redemption," the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

        The definition of Change of Control includes a phrase relating to the sale or other transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law.

Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

        The 2021 Indenture contains covenants including, among others, the covenants as described below. If on any day following the Issue Date (a) the Notes have Investment Grade Ratings from both Rating Agencies, and (b) no Default has occurred and is continuing under the 2021 Indenture, then, beginning on that day (the "Termination Date") and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the covenants specifically listed under the following captions in this "Description of the Exchange 2021 Notes" section of this prospectus will cease to be effective and will not be applicable to the Company and its Restricted Subsidiaries:

  (i)
  "—Limitation on Indebtedness";

  (ii)
  "—Limitation on Restricted Payments";

  (iii)
  "—Limitation on Restrictions on Distributions from Restricted Subsidiaries";

  (iv)
  "—Limitation on Sales of Assets and Subsidiary Stock";

  (v)
  "—Limitation on Transactions with Affiliates";

  (vi)
  "—Future Subsidiary Guarantors"; and

  (vii)
  clause (iii) of the first paragraph of "—Merger and Consolidation."

        Following the Termination Date, the Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with the covenant described under "—Limitation on Restricted Payments" as if such covenant would have been in effect during such period.

        At any time after the Termination Date, any reference in the definitions of "Permitted Liens" and "Unrestricted Subsidiary" to the covenant described under "—Limitation on Indebtedness" or any provision thereof shall be construed as if such covenant were in effect.

        There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

        Limitation on Indebtedness.    The 2021 Indenture provides as follows:

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00:1.00.

  (b)
  Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

  (i)
  Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers' acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,250.0 million, plus (B) the greater of (x) $1,600.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

    (ii)
    Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

    (iii)
    Indebtedness represented by the Notes (other than any Additional Notes that are not Exchange 2021 Notes), any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

    (iv)
    Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto;

    (v)
    Indebtedness consisting of (w) accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries, (x) Guarantees in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Company or any Restricted Subsidiary, (y) Guarantees required (in the good faith determination of the Company) in connection with Vehicle Rental Concession Rights or (z) any Guarantee in respect of any Franchise Vehicle Indebtedness or Franchise Lease Obligation;

    (vi)
    (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness"), or (B) without limiting the covenant described under "—Limitation on Liens," Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness");

    (vii)
    Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

    (viii)
    Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers' acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

    (ix)
    Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

    (x)
    Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

    (xi)
    Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) the greater of (x) $2,900.0 million and (y) an amount equal to (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

    (xii)
    Contribution Indebtedness, and any Refinancing Indebtedness with respect thereto;

    (xiii)
    Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with paragraph (a) above, and any Refinancing Indebtedness with respect thereto;

    (xiv)
    Non-Recourse Indebtedness of HERC; and

    (xv)
    Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to 3.25% of Consolidated Tangible Assets.

  (c)
  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

  (d)
  For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        Limitation on Restricted Payments.    The 2021 Indenture provides as follows:

  (a)
  The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value (x) of 2005 Acquisition Subordinated Notes or (y) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case under this clause (y) due within one year of the date of such acquisition or retirement) or

    (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

    (1)
    a Default shall have occurred and be continuing (or would result therefrom);

    (2)
    the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

    (3)
    the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

    (A)
    50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on October 1, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

    (B)
    the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the Incurrence by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

    (C)
    the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date;

    (D)
    in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments; and

    (E)
    an amount equal to the amount available as of the Issue Date for making Restricted Payments pursuant to clause (a)(3) of Section 4.09 of the 2005 Senior Indenture.

  (b)
  The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a "Permitted Payment"):

  (i)
  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a);

  (ii)
  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under "—Limitation on Indebtedness," (x) from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock," (y) following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "—Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

  (iii)
  any dividend paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

  (iv)
  Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

  (v)
  loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Company or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $20.0 million, plus (2) $5.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (y) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a);

  (vi)
  the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company

      (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

    (vii)
    Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to 1.0% of Consolidated Tangible Assets;

    (viii)
    loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

    (ix)
    payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

    (x)
    dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of either (A) Unrestricted Subsidiaries or (B) HERC;

    (xi)
    any Restricted Payment pursuant to or in connection with the Transactions;

    (xii)
    the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under "Certain Covenants—Limitation on Indebtedness" above;

    (xiii)
    Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of (A) the Net Cash Proceeds to the Company or any Restricted Subsidiary of any HERC Offering and/or (B) the Net Available Cash to the Company or any Restricted Subsidiary from any HERC Disposition; provided that, upon and after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and no default or event of default shall have occurred and be continuing under either the 2005 Senior Indenture or the 2005 Senior Subordinated Indenture; and

    (xiv)
    loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary to pay or permit any Parent to pay principal, interest and premiums, if any, in respect of Holding's 5.25% convertible senior notes due 2014 in accordance with such notes and the indenture governing such notes.

provided, that (A) in the case of clauses (iii), (vi), (vii) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The 2021 Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

  (1)
  pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the 2021 Indenture or the Notes;

  (2)
  pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

  (3)
  pursuant to an agreement or instrument (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an Initial Agreement (an "Amendment"); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

  (4)
  (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the 2021 Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such

    Restricted Subsidiary, (I) pursuant to Hedging Obligations or (J) in connection with or relating to any Vehicle Rental Concession Right;

  (5)
  with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

  (6)
  by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

  (7)
  pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Indebtedness" (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary, (C) relating to Indebtedness of or a Franchise Financing Disposition by or to or in favor of any Franchisee or Franchise Special Purpose Entity or to any Franchise Lease Obligation or (D) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

        Limitation on Sales of Assets and Subsidiary Stock.    The 2021 Indenture provides as follows:

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

  (i)
  the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

  (ii)
  in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

  (iii)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

  (A)
  first, either (x) to the extent the Company elects (or is required by the terms of any Credit Facility Indebtedness, any Senior Indebtedness of the Company or any

        Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers' acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project or (z) in the case of any HERC Offering, to make one or more Restricted Payments pursuant to clause (b)(xiii) of the covenant described under "—Limitation on Restricted Payments" above;

      (B)
      second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the "Excess Proceeds"), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the 2021 Indenture and the agreements governing such other Indebtedness; and

      (C)
      third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the 2021 Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

    provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

    Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $50.0 million. If the aggregate principal amount of Notes or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

    For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6)Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to 1.25% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

  (b)
  In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the 2021 Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $50.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

  (c)
  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Limitation on Transactions with Affiliates.    The 2021 Indenture provides as follows:

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $50.0 million, the terms of such Affiliate Transaction have been approved by a majority of the

    Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

  (b)
  The provisions of the preceding paragraph (a) do not apply to:

  (i)
  any Restricted Payment Transaction,

  (ii)
  (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer or director or consultant of or to the Company, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries or any Parent (as determined in good faith by the Company, such Subsidiary or such Parent), (4) any transaction with an officer or director of the Company or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

  (iii)
  any transaction between or among any of the Company, one or more Restricted Subsidiaries or one or more Special Purpose Entities,

  (iv)
  any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

  (v)
  any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the board of directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

  (vi)
  any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a Franchisee, a Franchise Special Purpose Entity, a joint venture or similar entity,

  (vii)
  the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, including payment to CDR, Carlyle or ML or any of their respective Affiliates of fees of up to $7.5 million in the aggregate in any fiscal year, and fees in connection with any acquisition, disposition, merger, recapitalization or similar transaction as provided in any such Management Agreement, plus all out-of-pocket expenses incurred by CDR, Carlyle or ML or any such Affiliate in connection with its performance of management consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

    (viii)
    the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, and

    (ix)
    any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company.

        Limitation on Liens.    The 2021 Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the 2021 Indenture or thereafter acquired, securing any Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the 2021 Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the 2021 Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

        Future Subsidiary Guarantors.    As set forth more particularly under "—Subsidiary Guarantees," the 2021 Indenture provides that the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the 2021 Indenture. The Company also has the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees are subject to release and discharge under certain circumstances prior to payment in full of the Notes. See "—Subsidiary Guarantees."

        SEC Reports.    The 2021 Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee (or make available on a Company website) copies of any such information, documents and reports (without exhibits) so required to be filed. Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company's accountants not being "independent" (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the "Reporting Date") and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company). The Company will be deemed to have satisfied the requirements of this paragraph if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

        The 2021 Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (i)
  the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the 2021 Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

  (ii)
  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

  (iii)
  immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

  (iv)
  each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

  (v)
  the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer's Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the second to last paragraph of this covenant.

        Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the 2021 Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the 2021 Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        Clauses (ii) and (iii) of the first paragraph of this "Merger and Consolidation" covenant will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this "Merger and Consolidation" covenant will not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company.

        For the purpose of this covenant, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Company, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Company.

Defaults

        An Event of Default is defined in the 2021 Indenture as:

  (i)
  a default in any payment of interest on any Note when due, continued for 30 days;

  (ii)
  a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

  (iii)
  the failure by the Company to comply with its obligations under the first paragraph of the covenant described under "—Merger and Consolidation" above;

  (iv)
  the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under "—Change of Control" above (other than a failure to purchase Notes);

  (v)
  the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the 2021 Indenture;

  (vi)
  the failure by any Subsidiary Guarantor to comply for 45 days after notice with its obligations under its Subsidiary Guarantee;

  (vii)
  the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $75.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration (the "cross acceleration provision");

  (viii)
  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the "bankruptcy provisions");

  (ix)
  the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $75.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision"); or

  (x)
  the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the 2021 Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the 2021 Indenture or any Subsidiary Guarantee (other than by reason of the termination of the 2021 Indenture or such Subsidiary Guarantee or the release of such Subsidiary Guarantee in accordance with such Subsidiary Guarantee and the 2021 Indenture), if such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the 2021 Indenture, the Trustee by written notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

        Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the 2021 Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the 2021 Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the 2021 Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the 2021 Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the 2021 Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The 2021 Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the 2021 Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under "—Optional Redemption" above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder's Notes, or (vii) make any change in the amendment or waiver provisions described in this sentence.

        Without the consent of (or notice to) any Holder, the Company, the Trustee and (as applicable) any Subsidiary Guarantor may amend the 2021 Indenture to cure any ambiguity, mistake, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under the 2021 Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the 2021 Indenture, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes, to conform the text of the 2021 Indenture, the Notes or any Subsidiary Guarantee to any provision of this "Description of the Exchange 2021 Notes," to increase the minimum denomination of Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for the purposes of redemption or repurchase of any Note in part) make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the 2021 Indenture under the TIA or otherwise.

        The consent of the Noteholders is not necessary under the 2021 Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. Until an amendment, supplement or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent Holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment, supplement or waiver. After an amendment, supplement or waiver that requires consent of Noteholders under the 2021 Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

        The Company at any time may terminate all of its obligations under the Notes and the 2021 Indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the 2021 Indenture, including the covenants described under "—Certain Covenants" and "Change of Control," the operation of the default provisions relating to such covenants described under "—Defaults" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above, and the limitations contained in clauses (iii), (iv) and (v) under "—Merger and Consolidation" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under "—Certain Covenants" above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under "—Defaults" above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under "—Merger and Consolidation" above.

        Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the

"defeasance trust") with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under "—Optional Redemption," (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at its Stated Maturity within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

        The 2021 Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the 2021 Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been cancelled or delivered to the Trustee for cancellation or (b) all Notes not previously cancelled or delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of redemption or their Stated Maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under "—Optional Redemption," (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date); (ii) the Company has paid or caused to be paid all other sums payable under the 2021 Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the "Satisfaction and Discharge" section of the 2021 Indenture relating to the satisfaction and discharge of the 2021 Indenture have been complied with, provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

 No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the 2021 Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

        Wells Fargo Bank, National Association, is the Trustee under the 2021 Indenture and is appointed by the Company as Registrar and Paying Agent with regard to the Notes.

        The 2021 Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the 2021 Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the 2021 Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The 2021 Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and Exchange

        A Noteholder may transfer or exchange Notes in accordance with the 2021 Indenture. Upon any transfer or exchange, the registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the 2021 Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

        The 2021 Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "2005 Acquisition Subordinated Notes" means the "Notes" as such term is defined in the 2005 Senior Subordinated Indenture.

        "2005 Senior Indenture" means the indenture, dated as of December 21, 2005, among the Company (as successor to CCMG Acquisition Corporation), the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as Trustee, governing the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "2005 Senior Subordinated Indenture" means the indenture, dated as of December 21, 2005, among the Company (as successor to CCMG Acquisition Corporation), the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as Trustee, governing the U.S. Dollar 10.5% Senior Subordinated Notes due 2016 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

        "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "Additional Assets" means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by the provisions described under "—Merger and Consolidation," (vii) any Financing Disposition, (viii) any "fee in lieu" or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $50.0 million, (xvi) any disposition of all or any part of the Capital Stock or business or assets of (a) Car Rental System do Brasil Locação de Veículos Ltda or any successor in interest thereto or (b) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil, (xvii) the abandonment or other disposition of trademarks, copyrights, patents or other intellectual property that are, in the good faith determination of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its subsidiaries taken as a whole, (xviii) any HERC Disposition or (xix) any license, sublicense or other grant of right-of-use of any trademark, copyright, patent or other intellectual property, any lease or sublease of real or other property, or any disposition for Fair Market Value, to any Franchisee or any Franchise Special Purpose Entity.

        "Average Book Value" means, for any period, the amount equal to (x) the sum of the respective book values of Rental Car Vehicles of the Company and its Restricted Subsidiaries as of the end of each of the most recent thirteen fiscal months of the Company that have ended at or prior to the end of such period, divided by (y) 13.

        "Average Interest Rate" means, for any period, the amount equal to (x) the total interest expense of the Company and its Restricted Subsidiaries for such period (excluding any interest expense on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets), divided by (y) the Average Principal Amount of Indebtedness of the Company and its Restricted Subsidiaries for such period (excluding any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets).

        "Average Principal Amount" means, for any period, the amount equal to (x) the sum of the respective aggregate outstanding principal amounts of the applicable Indebtedness as of the end of each of the most recent thirteen fiscal months of the Company that have ended at or prior to the end of such period, divided by (y) 13.

        "Board of Directors" means, for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body. Unless otherwise provided, "Board of Directors" means the Board of Directors of the Company.

        "Borrowing Base" means the sum of (1) 60% of the book value of Inventory (excluding Equipment) of the Company and its Domestic Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Domestic Subsidiaries, (3) 90% of the book value of Equipment of the Company and its Domestic

Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of the Company and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory and Equipment the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to any Incurrence of Indebtedness and the application of proceeds therefrom).

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

        "Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

        "Carlyle" means TC Group L.L.C. (which operates under the trade name The Carlyle Group).

        "Carlyle Investors" means, collectively, (i) Carlyle Partners IV, L.P., a Delaware limited partnership, or any successor thereto, (ii) CEP II Participations S.àr.l., a Luxembourg limited liability company, or any successor thereto, (iii) CP IV Co-investment, L.P., a Delaware limited partnership, or any successor thereto, (iv) CEP II U.S. Investments, L.P., a Delaware limited partnership, or any successor thereto, (v) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (vi) any Affiliate of any thereof, and (vii) any successor in interest to any thereof.

        "Cash Equivalents" means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

        "CDR" means Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

        "CDR Investors" means, collectively, (i) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) CDR CCMG Co-Investor L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iii) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iv) any Affiliate of any thereof, and (v) any successor in interest to any thereof.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodities Agreement" means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

        "Company" means The Hertz Corporation, a Delaware corporation, and any successor in interest thereto.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters, provided, that

          (1)   if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

          (3)   if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a "Sale"), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

          (4)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a "Purchase"), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

          (5)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation (excluding Consolidated Vehicle Depreciation), amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other noncash charges or noncash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the 2021 Indenture (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or its Restricted Subsidiaries), (v) the amount of any minority interest expense and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of Carlyle, CDR or ML and their respective Affiliates.

        "Consolidated Interest Expense" means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) noncash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, (x) Consolidated Vehicle Interest Expense and (y) amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP (to the extent applicable, in the case of Consolidated Vehicle Interest Expense); provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

            (i)  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company's equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

            (ii)  solely for purposes of determining the amount available for Restricted Payment under clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the 2021 Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted

  Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

           (iii)  any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

           (iv)  any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Issue Date),

           (v)  the cumulative effect of a change in accounting principles,

           (vi)  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

          (vii)  any unrealized gains or losses in respect of Currency Agreements,

         (viii)  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

           (ix)  any noncash compensation charge arising from any grant of stock, stock options or other equity based awards,

           (x)  to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary, and

           (xi)  any noncash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other noncash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

        In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer's Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

        "Consolidated Quarterly Tangible Assets" means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of any fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of

Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

        "Consolidated Secured Indebtedness" means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

        "Consolidated Secured Leverage Ratio" means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided, that:

          (1)   if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

          (3)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company.

        "Consolidated Tangible Assets" means, as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Company for which a calculation thereof is available, divided by (y) four; provided that for purposes of paragraph (b) of the covenant described in "—Certain Covenants—Limitation on Indebtedness," paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and the definition of "Permitted Investment," Consolidated Tangible Assets shall not be less than $14,426.0 million.

        "Consolidated Total Indebtedness" means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than Notes) as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, clause (b)(ix) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent not Incurred to finance or refinance the acquisition of Rental Car Vehicles, and minus (3) the Consolidated Vehicle Indebtedness as of such date.

        "Consolidated Vehicle Depreciation" means, for any period, depreciation on all Rental Car Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

        "Consolidated Vehicle Indebtedness" means, as of any date of determination, the amount equal to either (a) the sum of (x) the aggregate principal amount of then outstanding Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets plus (y) the aggregate principal amount of other then outstanding Indebtedness of the Company and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Car Vehicles and/or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) or, at the Company's option, (b) 90% of the book value of Rental Car Vehicles of the Company and its Restricted Subsidiaries (such book value being determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, on a pro forma basis including (x) any Rental Car Vehicles acquired by the Company or any Restricted Subsidiary since the end of such fiscal month and (y) in the case of any determination relating to any Incurrence of Indebtedness, any Rental Car Vehicles being acquired by the Company or any Restricted Subsidiary in connection therewith).

        "Consolidated Vehicle Interest Expense" means, for any period, the sum of (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets plus (b) either (x) the aggregate interest expense for such period on other Indebtedness of the Company and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Car Vehicles and/or any related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) or, at the Company's option, (y) an amount of the total interest expense of the Company and its Restricted Subsidiaries for such period equal to (i) the Average Interest Rate for such period multiplied by (ii) the amount equal to (1) 90% of the Average Book Value for such period of Rental Car Vehicles of the Company and its Restricted Subsidiaries minus (2) the Average Principal Amount for such period of any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Contribution Amounts" means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(xii) of the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Contribution Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer's Certificate on the date of Incurrence thereof.

        "Credit Facilities" means one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility, and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables or fleet financings (including without limitation through the sale of receivables or fleet assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or fleet assets or the creation of any Liens in respect of such receivables or fleet assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Credit Facility Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

        "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation.

        "Designated Senior Indebtedness" means with respect to a Person (i) the Credit Facility Indebtedness under or in respect of the Senior Credit Facilities and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the 2021 Indenture.

        "Disinterested Directors" means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member's holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

        "Equipment" means (a) any Vehicles and (b) any equipment owned by or leased to the Company or any of its Subsidiaries that is revenue earning equipment, or is classified as "revenue earning equipment" in the consolidated financial statements of the Company, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Contribution" means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after December 21, 2005, or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" for purposes of determining whether a Restricted Payment may be made.

        "Fair Market Value" means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

        "Financing Disposition" means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

        "Fixed GAAP Date" means December 21, 2005, provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

        "Fixed GAAP Terms" means (a) the definitions of the terms "Borrowing Base," "Capitalized Lease Obligation," "Consolidated Coverage Ratio," "Consolidated EBITDA," "Consolidated Interest Expense," "Consolidated Net Income," "Consolidated Quarterly Tangible Assets," "Consolidated Secured Indebtedness," "Consolidated Secured Leverage Ratio," "Consolidated Tangible Assets," "Consolidated Total Indebtedness," "Consolidated Vehicle Depreciation," "Consolidated Vehicle Indebtedness," "Consolidated Vehicle Interest Expense," "Foreign Borrowing Base," "Inventory," and "Receivable," (b) all defined terms in the 2021 Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of the 2021 Indenture or the Notes that, at the Company's election, may be specified by the Company by written notice to the Trustee from time to time.

        "Foreign Borrowing Base" means the sum of (1) 60% of the book value of Inventory (excluding Equipment) of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries, (3) 90% of the book value of Equipment of Foreign Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Foreign Borrowing Base, as of any date of determination, shall not include Inventory and Equipment the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to any Incurrence of Indebtedness and the application of proceeds therefrom).

        "Foreign Subsidiary" means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

        "Franchise Equipment" means (a) any Franchise Vehicles and (b) any equipment owned by or leased to any Franchisee that is revenue earning equipment, or is of a type that would be classified as "revenue earning equipment" in the consolidated financial statements of the Company, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

        "Franchise Financing Disposition" means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Franchise Special Purpose Entity, in connection with the Incurrence by a Franchise Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

        "Franchise Lease Obligation" means any Capitalized Lease Obligation, and any other lease, of any Franchisee relating to any property used, occupied or held for use or occupation by any Franchisee in connection with any of its Franchise Equipment operations.

        "Franchise Rental Car Vehicles" means all passenger Franchise Vehicles owned by or leased to any Franchisee or any Franchise Special Purpose Entity that are or have been offered for lease or rental by any Franchisee in its car rental operations, including any such Franchise Vehicles being held for sale.

        "Franchise SPE Fleet Amount" as of any date of determination means, with respect to any Indebtedness or Investment, an amount equal to 90% of the aggregate book value of Franchise Rental Car Vehicles and/or other Franchise Equipment of any Franchise Special Purpose Entity (such book value being determined as of the end of the most recently ended fiscal month of such Franchise Special Purpose Entity for which internal financial statements (or other requisite borrowing base or financial information) are available to the Company, and (at the Company's option) on a pro forma basis including any Franchise Rental Car Vehicles and/or other Franchise Equipment acquired by such Franchise Special Purpose Entity since the end of such fiscal month or being acquired by such Franchise Special Purpose Entity in connection with its Incurrence of such Indebtedness or the making of such Investment).

        "Franchise Special Purpose Entity" means any Person (a) that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Franchise Rental Car Vehicles and/or other Franchise Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), and (b) is designated as a "Franchise Special Purpose Entity" by the Company.

        "Franchise Vehicle Indebtedness" as of any date of determination means (a) Indebtedness of any Franchise Special Purpose Entity directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, in an aggregate principal amount (as to such Franchise Special Purpose Entity, and taken together with the aggregate amount of Investments then outstanding pursuant to clause (xix)(1) of the definition of "Permitted Investments") not exceeding the Franchise SPE Fleet Amount, (b) Indebtedness of any Franchisee or any Affiliate thereof that is attributable to the financing or refinancing of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive), in an aggregate principal amount (as to such Franchisee and all Affiliates thereof, and taken together with the aggregate amount of Investments then outstanding pursuant to clause (xix)(2) of the definition of "Permitted Investments") not exceeding the Franchisee Asset Value Amount and (c) Indebtedness of any Franchisee in an aggregate principal amount (as to all such Franchisees, and taken together with the aggregate amount of Investments then outstanding pursuant to clause (xix)(3) of the definition of "Permitted Investments") not exceeding the Franchisee Revenue Amount.

        "Franchise Vehicles" means vehicles owned or operated by, or leased or rented to or by, any Franchisee, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

        "Franchisee" means any Person that is a franchisee of the Company or any of its Subsidiaries (or of any other Franchisee), or any Affiliate of such Person.

        "Franchisee Asset Value Amount" as of any date of determination means, with respect to any Indebtedness or Investment, an amount equal to 80% of the aggregate fair market value of Franchise Rental Car Vehicles and/or other Franchise Equipment of any Franchisee or any Affiliate (such fair market value being as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and (at the Company's option) on a pro forma basis including any Franchise Rental Car Vehicles and/or other Franchise Equipment acquired by such Franchisee or any Affiliate thereof since the end of such fiscal month or being acquired by such Franchisee or any Affiliate thereof in connection with its Incurrence of such Indebtedness or the making of such Investment).

        "Franchisee Revenue Amount" as of any date of determination means, with respect to any Indebtedness or Investment, an amount equal to 10% of the aggregate revenues of all Franchisees for the period of the most recent four consecutive fiscal quarters ending prior to such date for which consolidated financial statements of the Company are available (such amount being as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company, which determination shall be conclusive).

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the 2021 Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of the 2021 Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in the 2021 Indenture shall be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligations" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

        "HERC" means Hertz Equipment Rental Corporation, a Delaware corporation, and any successor in interest thereto, and any of the Company's other Subsidiaries and successors in interest thereto to the extent any of such Subsidiaries form part of the HERC Business.

        "HERC Assets" means the assets of HERC that relate to or form part of the HERC Business.

        "HERC Business" means the industrial, construction and material handling equipment rental business of the Company and its Subsidiaries including, without limitation, the business of renting earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, generators, pumps, small tools, compaction equipment and construction related trucks and the selling of new equipment and consumables.

        "HERC Disposition" means (i) any sale or other disposition of Capital Stock of HERC (whether by issuance or sale of Capital Stock, merger, or otherwise) or any Subsidiary thereof to one or more Persons (other than the Company or a Restricted Subsidiary) in any transaction or series of related transactions following the consummation of which HERC or such Subsidiary is no longer a Restricted Subsidiary of the Company (excluding any HERC Offering) or (ii) any sale or other disposition of all or substantially all of the assets of HERC and/or one or more of its Subsidiaries to one or more Persons (other than the Company or a Restricted Subsidiary) in any transaction or series of related transactions.

        "HERC Offering" means a public offering of Capital Stock of HERC pursuant to a registration statement filed with the SEC.

        "Hertz Investors" means Hertz Investors, Inc., a Delaware corporation, and any successor in interest thereto.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered in the Note Register.

        "Holding" means Hertz Global Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

        "IFRS" means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

        "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms "Incurs," "Incurred" and "Incurrence" shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (i)
  the principal of indebtedness of such Person for borrowed money,

  (ii)
  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

  (iii)
  all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers' acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

  (iv)
  all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

  (v)
  all Capitalized Lease Obligations of such Person,

  (vi)
  the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

  (vii)
  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

  (viii)
  all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

  (ix)
  to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the 2021 Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

        "Inventory" means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

        "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such

Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Investment Grade Rating" means a rating of Baa3 or better by Moody's and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

        "Investors" means (i) the CDR Investors, Carlyle Investors and Merrill Lynch Investors, (ii) any Person that acquired Voting Stock of Holding on or prior to December 21, 2005, and any Affiliate of such Person, and (iii) any of their respective successors in interest.

        "Issue Date" means the first date on which Notes are issued.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Advances" means (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $15.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Management Agreements" means, collectively, (i) the Stock Subscription Agreements, each dated as of December 21, 2005, between Holding and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of December 21, 2005, among Holding and The Hertz Corporation and each of CDR, TC Group IV, L.L.C. and Merrill Lynch Global Partners, Inc., or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of December 21, 2005, among Holding and The Hertz Corporation and each of (a) CDR and each CDR Investor, (b) TC Group IV, L.L.C. and each Carlyle Investor and (c) ML and each Merrill Lynch Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of December 21, 2005, among Holding and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of December 21, 2005, by and among Holding and the Investors party thereto and any other Person party thereto from time to time, and (vi) the Stock Subscription Agreements, each dated May 19, 2009, between Holding and each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Carlyle Partners IV, L.P., and CP IV Coinvestment, L.P., in each case in clauses (i) through (vi) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the 2021 Indenture.

        "Management Guarantees" means guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $15.0 million in the aggregate outstanding at any time.

        "Management Investors" means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of "Permitted Holders," such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

        "Management Stock" means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

        "Merrill Lynch Investors" means, collectively, (i) ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, or any successor thereto, (iii) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (iv) ML Hertz Co-Investor, L.P., a Delaware limited partnership, or any successor thereto, (v) any Affiliate of any thereof, and (vi) any successor in interest to any thereof.

        "ML" means Merrill Lynch Global Private Equity, Inc. (formerly known as Merrill Lynch Global Partners, Inc.), or any successor thereto.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or issued by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

        "Non-Recourse Indebtedness" means Indebtedness of HERC:

          (a)   as to which neither the Company nor any of its Restricted Subsidiaries (other than HERC and its Subsidiaries) (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, Lien, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

          (b)   no default with respect to which would permit, upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Indebtedness outstanding on, or otherwise committed as of, the Issue Date) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (c)   the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries (other than HERC and its Subsidiaries and Capital Stock of HERC or any of its Subsidiaries).

        "Obligations" means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Officer" means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an "Officer" for the purposes of the 2021 Indenture by the Board of Directors).

        "Officer's Certificate" means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Parent" means any of Holding, Hertz Investors and any Other Parent and any other Person that is a Subsidiary of Holding, Hertz Investors or any Other Parent and of which the Company is a Subsidiary. As used herein, "Other Parent" means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

        "Parent Expenses" means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the 2021 Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

        "Permitted Holder" means any of the following: (i) any of the Investors; (ii) any of the Management Investors, CDR, Carlyle, ML and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CDR, Carlyle, ML or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CDR Investor, Carlyle Investor or Merrill Lynch Investor or any Affiliate thereof, or any such investment fund or vehicle; and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the 2021 Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

  (i)
  a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

  (ii)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in any case, any Investment held by such Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

  (iii)
  Temporary Cash Investments or Cash Equivalents;

  (iv)
  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

  (v)
  any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (vi)
  securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

  (vii)
  Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

  (viii)
  Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (ix)
  pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under "—Certain Covenants—Limitation on Liens";

  (x)
  (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

  (xi)
  bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

  (xii)
  Notes;

  (xiii)
  any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

  (xiv)
  Management Advances;

  (xv)
  Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights, including any Investments referred to in the definition of the term "Vehicle Rental Concession Rights," and any Investments in Franchisees arising as a result of the Company or any Restricted Subsidiary being party to any Vehicle Rental Concession or any related agreement jointly with any Franchisee, or leasing or subleasing any part of a Public Facility or other property to any Franchisee, or guaranteeing any obligation of any Franchisee in respect of any Vehicle Rental Concession or any related agreement;

  (xvi)
  Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed 3% of Consolidated Tangible Assets;

  (xvii)
  any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates" (except transactions described in clauses (i), (v) and (vi) of such paragraph), including any Investment pursuant to any transaction described in clause (ii) of such paragraph (whether or not any Person party thereto is at any time an Affiliate of the Company);

  (xviii)
  other Investments in an aggregate amount outstanding at any time not to exceed 1.0% of Consolidated Tangible Assets; and

  (xix)
  (1) Investments in Franchise Special Purpose Entities directly or indirectly to finance or refinance the acquisition of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, in an aggregate amount outstanding at any time (as to all such Franchise Special Purpose Entities, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Company under clause (a) of the definition of "Franchise Vehicle Indebtedness") not exceeding the Franchise SPE Fleet Amount, (2) Investments in Franchisees attributable to the financing or refinancing of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive), in an aggregate amount outstanding at any time (as to all such Franchisees, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Company under clause (b) of the definition of "Franchise Vehicle Indebtedness") not exceeding the Franchise Asset Value Amount, (3) Investments in Franchisees in an aggregate amount outstanding at any time (as to all such Franchisees, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Company under clause (c) of the definition of "Franchise Vehicle Indebtedness") not exceeding the Franchisee Revenue Amount, (4) Investments in Capital Stock of Franchisees and Franchise Special Purpose Entities (including pursuant to capital contributions), and (5) Investments in Franchisees arising as the result of Guarantees of Franchise Vehicle Indebtedness or Franchise Lease Obligations.

        If any Investment pursuant to clause (xvi), (xviii) or (xix) above, or clause (b)(vii) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xvi), (xviii) or (xix) above, or clause (b)(vii) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," as applicable (and, in the case of the foregoing clause (A), for so long as such Person continues to be a Restricted Subsidiary unless and until such Person is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary).

        "Permitted Liens" means:

  (a)
  Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

  (b)
  Liens with respect to outstanding motor vehicle fines and carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

  (c)
  pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

  (d)
  pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

  (e)
  easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

  (f)
  Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

  (g)
  (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

  (h)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (i)
  Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

  (j)
  leases, subleases, licenses or sublicenses to third parties;

  (k)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (A)(1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(ix) or (b)(xi) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or clause (b)(iii) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Credit Facility

    Indebtedness Incurred in compliance with paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (5) Indebtedness or other obligations of any Special Purpose Entity or (6) obligations in respect of Management Advances or Management Guarantees; in each case under the foregoing clauses (1) through (6) including Liens securing any Guarantee of any thereof, or (B) Non-Recourse Indebtedness of HERC to the extent such Liens do not extend to property or assets other than HERC Assets;

  (l)
  Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

  (m)
  Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

  (n)
  any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

  (o)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

  (p)
  Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or goods and proceeds securing the obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness," on assets that are the subject of such repurchase agreements, (12) in favor of any Special Purpose Entity in connection with any Financing Disposition or (13) in favor of any Franchise Special Purpose Entity in connection with any Franchise Financing Disposition;

  (q)
  Liens on or under, or arising out of or relating to, any Vehicle Rental Concession Rights;

  (r)
  other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $50.0 million at any time outstanding; and

  (s)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness," provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 4.0 to 1.0.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Public Facility" means (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

        "Public Facility Operator" means a Person that grants or has the power to grant a Vehicle Rental Concession.

        "Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that for purposes of clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," Purchase Money Obligations shall not include Indebtedness to the extent Incurred to finance or refinance the direct acquisition of Inventory or Equipment (not acquired through the acquisition of Capital Stock of any Person owning property or assets, or through the acquisition of property or assets, that include Inventory or Equipment).

        "Rating Agency" means Moody's or S&P or, if Moody's or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivable" means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

        "refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the 2021 Indenture shall have a correlative meaning.

        "Refinancing Credit Facility" means any syndicated Credit Facility under which the Company incurs Indebtedness to refinance all or any portion of its Indebtedness under the Senior Credit Facilities.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the 2021 Indenture or Incurred in compliance with the 2021 Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the 2021 Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the 2021 Indenture, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

        "Related Taxes" means any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, or any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Company had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Company and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

        "Rental Car Vehicles" means all passenger Vehicles owned by or leased to the Company or a Restricted Subsidiary that are classified as "revenue earning equipment" in the consolidated financial statements of the Company and are or have been offered for lease or rental by any of the Company and its Restricted Subsidiaries in their car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

        "Reorganization Assets" means HERC Assets and any assets sold, leased, transferred or otherwise disposed of to any Franchisee or any Franchise Special Purpose Entity.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Payment Transaction" means any Restricted Payment permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term "Restricted Payment" (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Senior ABL Agreement" means the Credit Agreement, dated as of December 21, 2005, among HERC; the Company; the Canadian borrowers party thereto; Deutsche Bank AG New York Branch, as administrative agent and collateral agent; Deutsche Bank AG, Canada Branch, as Canadian agent and Canadian collateral agent; Lehman Commercial Paper Inc., as syndication agent; Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as documentation agent; the lenders party thereto from time to time; Deutsche Bank Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers; BNP Paribas, The Royal Bank of Scotland plc and Calyon, as co-arrangers; and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as joint bookrunning managers, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Agreement).

        "Senior ABL Facility" means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the 2021 Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility). Without limiting the generality of the foregoing, the term "Senior ABL Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company or HERC as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Senior Credit Agreements" means, collectively, the Senior ABL Agreement and the Senior Term Agreement.

        "Senior Credit Facilities" means, collectively, the Senior ABL Facility and the Senior Term Facility.

        "Senior Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

        "Senior Term Agreement" means the Credit Agreement, dated as of December 21, 2005, among the Company; any other borrowers party thereto from time to time; Deutsche Bank AG New York Branch, as administrative agent and collateral agent; Lehman Commercial Paper Inc., as syndication agent; Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as documentation agent; the lenders party thereto from time to time; Deutsche Bank Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers; BNP Paribas, The Royal Bank of Scotland plc and Calyon, as co-arrangers; and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as joint bookrunning managers, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Agreement).

        "Senior Term Facility" means the collective reference to the Senior Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements, indentures (including the 2021 Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Term Facility). Without limiting the generality of the foregoing, the term "Senior Term Facility" shall include any agreement (i) changing the maturity of any

Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

        "Special Purpose Entity" means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

        "Special Purpose Financing" means any financing or refinancing of assets consisting of or including Receivables, Vehicles and/or other Equipment of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

        "Special Purpose Financing Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

        "Special Purpose Financing Undertakings" means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

        "Special Purpose Subsidiary" means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and /or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a "Special Purpose Subsidiary" by the Company.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Stated Maturity" means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

        "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date of the 2021 Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Company on or after the Issue Date pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors."

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee.

        "Successor Company" shall have the meaning assigned thereto in clause (i) under "—Merger and Consolidation."

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of December 21, 2005, among the Company, Holding and Hertz Investors, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the 2021 Indenture.

        "Temporary Cash Investments" means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of "A" or higher by S&P or "A2" or higher by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the 2021 Indenture, except as otherwise provided therein.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transactions" means, collectively, any or all of the following (whether or not consummated): the entry into the 2021 Indenture, the offer of the Notes, the issuance of the Notes, and all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

        "Trustee" means the party named as such in the 2021 Indenture until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose

Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness." Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officer's Certificate of the Company certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligation" means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        "Vehicle Rental Concession" means any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

        "Vehicle Rental Concession Rights" means any or all of the following: (a) any Vehicle Rental Concession, (b) any rights of the Company, any Restricted Subsidiary or any Franchisee under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Company, any Restricted Subsidiary or any Franchisee and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession, and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

        "Vehicles" means vehicles owned or operated by, or leased or rented to or by, the Company or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

        "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES FOR THE EXCHANGE NOTES

        The Exchange Notes will be issued only in fully registered form, without interest coupons, and will be issued only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The Exchange Notes will not be issued in bearer form.

The Global Notes

        The Exchange Notes will be issued in the form of registered notes in global form, without interest coupons (the "Global Notes"). Upon issuance, the Global Notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

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  upon deposit of each Global Note with DTC's custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants; and

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  ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

        Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in each Global Note that is held within DTC for the account of each settlement system on behalf of its participants.

        Beneficial interests in the Global Notes may not be exchanged for the applicable Exchange Notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

        Beneficial interests in one Global Note relating to any class of Exchange Notes may generally be exchanged for interests in another Global Note relating to the same class of Exchange Notes. A beneficial interest in a Global Note relating to a class of Exchange Notes that is transferred to a person who takes delivery through another Global Note relating to the same class of Exchange Notes will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

Book-Entry Procedures for the Global Notes

        All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

        DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a "banking organization" within the meaning of the New York State Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

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  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, banks and trust companies; clearing corporations; and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the corresponding class of Exchange Notes represented by that Global Note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Note:

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  will not be entitled to have the corresponding class of Exchange Notes represented by the Global Note registered in their names;

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  will not receive or be entitled to receive physical, certificated Exchange Notes; and

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  will not be considered the owners or holders of the corresponding class of Exchange Notes under any of the Indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the applicable Indenture.

        As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of the corresponding class of Exchange Notes under the applicable Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to each respective class of Exchange Notes represented by the corresponding Global Note will be made by the Trustee to DTC's nominee as the registered holder of such Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

        Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and

Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant that has an interest in a Global Note from a DTC participant will be credited on the Business Day (as defined above in "Description of the Exchange 2018 Notes," "Description of the Exchange 2019 Notes" and "Description of the Exchange 2021 Notes") for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from an interest in a Global Note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the Business Day for Euroclear or Clearstream following the DTC settlement date.

        DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Exchange Notes

        Exchange Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only if:

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  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the corresponding class of Global Notes and a successor depositary is not appointed within 120 days;

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  DTC ceases to be registered as a "clearing agency" under the Exchange Act and a successor depositary is not appointed within 120 days;

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  we, at our option, notify the Trustee in writing that we elect to cause the issuance of any class of physical, certificated Exchange Notes; or

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  an Event of Default (as defined above in "Description of the Exchange 2018 Notes," "Description of the Exchange 2019 Notes" and "Description of the Exchange 2021 Notes") with respect to any class of Exchange Notes shall have occurred and be continuing with respect to such class of Exchange Notes and the Trustee has received a written request from DTC to issue such class of Exchange Notes in certificated form.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income tax considerations relating to the exchange of Notes for Exchange Notes pursuant to the exchange offers and to the ownership and disposition of the Exchange Notes. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change or to different interpretation, possibly with retroactive effect. This discussion only addresses tax considerations for beneficial owners that exchange Notes for Exchange Notes pursuant to the exchange offers and that hold Notes and Exchange Notes as capital assets. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks or other financial institutions, insurance companies, dealers in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, partnerships, other pass-through entities, persons that hold the Notes or Exchange Notes as part of a straddle, hedge, conversion or other integrated transaction, U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar, "controlled foreign corporations," or "passive foreign investment companies"). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate (except as discussed below for Non-U.S. Holders), gift or alternative minimum tax considerations.

        As used in this discussion, the term "U.S. Holder" means a beneficial owner of a Note or Exchange Note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

        The term "Non-U.S. Holder" means a beneficial owner of a Note or Exchange Note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes. For purposes of this Certain U.S. Federal Tax Considerations section only, the term "Holder" means a U.S. Holder or a Non-U.S. Holder (as those terms are defined herein).

        If an entity treated as a partnership for U.S. federal income tax purposes invests in a Note or Exchange Note, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of the entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, exchange, ownership and disposition of the Notes and the Exchange Notes.

        In certain circumstances, we are required to make payments on the Exchange Notes in addition to stated principal and interest. In particular, we are required to pay 101% of the face amount of any Exchange Note purchased by us at the Holder's election after a change of control, as described above under the headings "Description of the Exchange 2018 Notes—Change of Control," "Description of the Exchange 2019 Notes—Change of Control" and "Description of the Exchange 2021 Notes—Change of Control." U.S. Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a Holder's income, gain or loss with respect to the Exchange Notes to be different from those described below. For purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We intend to treat the possibility of our making any of the above payments as remote or to treat such payments as incidental. Accordingly, we do not intend to treat the Exchange

Notes as contingent payment debt instruments. Our treatment will be binding on all Holders, except a Holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the Exchange Notes were acquired by such Holder. However, our treatment is not binding on the IRS. If the IRS were to challenge our treatment, a Holder might be required to accrue income on the Exchange Notes in excess of stated interest and to treat as ordinary income, rather than capital gain, any gain recognized on the disposition of the Exchange Notes before the resolution of the contingencies. In any event, if we actually make any such additional payment, the timing, amount and character of a Holder's income, gain or loss with respect to the Exchange Notes may be affected. The remainder of this discussion assumes that the Exchange Notes will not be treated as contingent payment debt instruments.

        BENEFICIAL OWNERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE, OWNERSHIP AND DISPOSITION OF THE NOTES AND EXCHANGE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

 Exchange of Notes for Exchange Notes Pursuant to the Exchange Offers

        The exchange of a Note for an Exchange Note by a Holder pursuant to the exchange offers will not result in a taxable exchange to such Holder and the Notes and Exchange Notes will be treated as the same security for U.S. federal income tax purposes. Accordingly, the Exchange Notes will have the same tax attributes as the Notes exchanged therefor and the same tax consequences to Holders as the Notes have to Holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

U.S. Holders

  Interest

        In general, interest payable on the Notes and Exchange Notes will be taxable to a U.S. Holder as ordinary interest income when it is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

  Market Discount

        If a U.S. Holder acquires a Note or Exchange Note at a cost that is less than its principal amount, the amount of such difference is treated as "market discount" for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. U.S. Holders that have market discount on any Notes will carry over that market discount to the Exchange Notes received in the exchange offers and, absent the election discussed below, continue to accrue. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, an Exchange Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In addition, a U.S. Holder may be required to defer, until the maturity or earlier taxable disposition of an Exchange Note with market discount, the deduction of all or a portion of any interest expense on any indebtedness incurred or maintained to acquire or carry such Exchange Note.

        In general, market discount will be considered to accrue ratably during the period from the acquisition date to the maturity date of such Exchange Note, unless the U.S. Holder makes an irrevocable election to accrue market discount under a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the interest deferral rule described above will not apply. This election will apply to all debt instruments acquired by the U.S. Holder in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors before making this election. Market discount included in income currently will be added to a U.S. Holder's tax basis in the Exchange Notes.

  Amortizable Bond Premium

        A U.S. Holder whose basis in a Note or Exchange Note immediately after its acquisition by such U.S. Holder exceeds all amounts payable on such Note or Exchange Note after such purchase (other than payments of qualified stated interest) will be considered as having purchased the Note or Exchange Note with "bond premium." U.S. Holders who acquired Notes with bond premium after the initial issuance will carryover that premium to the Exchange Notes acquired in the exchange offers. U.S. Holders generally may elect to amortize bond premium over the remaining term of the Exchange Note, using a constant yield method, as an offset to interest income. An electing U.S. Holder must reduce its tax basis in an Exchange Note by the amount of premium used to offset qualified stated interest income as set forth above. The election to amortize bond premium, once made, will apply to all debt instruments held or subsequently acquired by the U.S. Holder in or after the first taxable year to which the election apples and may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors before making this election. If such an election to amortize bond premium is not made, a U.S. Holder must include all amounts of taxable interest in income without reduction for such premium, and may receive a tax benefit from the premium only in computing such U.S. Holder's gain or loss upon a disposition of the Exchange Note.

  Sale, Exchange, Retirement or Other Disposition of the Exchange Notes

        Upon the sale, exchange, retirement or other disposition of an Exchange Note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on such sale, exchange, retirement or other disposition (other than any amount attributable to accrued interest, which, if not previously included in such U.S. Holder's income, will be taxable as interest income to such U.S. Holder) and such U.S. Holder's "adjusted tax basis" in such Exchange Note. A U.S. Holder's "adjusted tax basis" in an Exchange Note is generally the U.S. Holder's cost for such Exchange Note, increased by the amount of accrued market discount (if current inclusion is elected as described in more detail above) and decreased by any amortized bond premium and the aggregate amount of payments (other than stated interest) on such Exchange Note to date. Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such Exchange Note for more than one year at the time of such sale, exchange, retirement or disposition. Net long-term capital gain of certain non-corporate U.S. Holders is generally subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        Information reporting generally will apply to a U.S. Holder with respect to payments of interest on, or proceeds from the sale, exchange, retirement or other disposition of, an Exchange Note, unless such U.S. Holder is an entity that is exempt from information reporting and, when required, demonstrates this fact. Any such payments or proceeds to a U.S. Holder that are subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number (which for an individual would be such individual's Social Security number) is correct, or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

Non-U.S. Holders

        Subject to the discussion below concerning backup withholding:

        (a)   payments of principal, interest and premium with respect to an Exchange Note owned by a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax; provided that, in the case of amounts treated as payments of interest, (i) such amounts are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder; (ii) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (iii) such Non-U.S. Holder is not a controlled foreign corporation described in section 957(a) of the Code that is related to us through stock ownership; (iv) such Non-U.S. Holder is not a bank whose receipt of such amounts is described in section 881(c)(3)(A) of the Code; and (v) the certification requirements described below are satisfied; and

        (b)   a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, retirement or other disposition of an Exchange Note (excluding amounts treated as payments of interest), unless (i) such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or disposition and certain other conditions are met (in each case, subject to the provisions of an applicable tax treaty).

        The certification requirements referred to in clause (a)(v) above generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute form), signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a United States person. U.S. Treasury regulations provide additional rules for Exchange Notes held through one or more intermediaries or pass-through entities.

        If the requirements set forth in clause (a) above are not satisfied with respect to a Non-U.S. Holder, amounts treated as payments of interest generally will be subject to U.S. federal withholding tax at a rate of 30%, unless another exemption is applicable. For example, an applicable tax treaty may reduce or eliminate this withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN) to the applicable withholding agent.

        If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States, and if amounts treated as interest on the Exchange Notes or as gain realized on the sale, exchange, retirement or other disposition of the Exchange Notes are effectively connected with such trade or business, such Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on such amounts; provided that, in the case of amounts treated as interest, such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

  Information Reporting and Backup Withholding

        Generally, amounts treated as payments of interest on an Exchange Note to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to such Non-U.S. Holder.

        The information reporting and backup withholding rules that apply to payments of interest to a U.S. Holder generally will not apply to amounts treated as payments of interest to a Non-U.S. Holder if such

Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption.

        Proceeds from the sale, exchange, retirement or other disposition of an Exchange Note by a Non-U.S. Holder effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption. Proceeds from the sale, exchange, retirement or other disposition of an Exchange Note by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

  Recent Legislation

        The recently enacted Hiring Incentives to Restore Employment Act (the "Hire Act") modifies some of the withholding, information reporting and certification rules above with respect to certain Non-U.S. Holders who fail to comply with the Hire Act's new reporting and disclosure obligations. If applicable, additional withholding could apply to most types of U.S. source payments (including payments of interest and OID) to certain Non-U.S. Holders after December 31, 2012. However, the Hire Act contains an exception that provides that such additional withholding tax will not apply to payments made on debt instruments that are outstanding on March 18, 2012. It is possible that payments to Non-U.S. Holders on the Exchange Notes will not be subject to such additional withholding under these new rules. Nonetheless, because the Hire Act is new and the U.S. Treasury has broad authority to interpret the new rules and promulgate regulations, Non-U.S. Holders should consult with their tax advisors concerning the rules in the Hire Act that may be relevant to their investment in the Exchange Notes.

  U.S. Federal Estate Tax

        An individual Non-U.S. Holder who, for U.S. federal tax purposes, is not a citizen or resident of the United States at the time of such Non-U.S. Holder's death generally will not be subject to U.S. federal estate taxes on any part of the value of an Exchange Note; provided that, at the time of such Non-U.S. Holder's death, (i) such Non-U.S. Holder does not actually or constructively own 10% or more of the combined voting power of all classes of our stock and (ii) amounts treated as interest earned on the Exchange Note are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition and holding of the Exchange Notes or the Notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the Exchange Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Exchange Notes or the Notes (including the exchange of outstanding unregistered Notes for Exchange Notes) by an ERISA Plan with respect to which we, a guarantor, or a holder is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the Exchange Notes or the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions with service providers, provided that neither the service provider nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the Exchange Notes or the Notes should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding (and the exchange of outstanding unregistered Notes for Exchange Notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of the Exchange Notes or the Notes (including an exchange of outstanding unregistered Notes for Exchange Notes), each purchaser and subsequent transferee of any of the Exchange Notes or the Notes will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Exchange Notes or the Notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of the Exchange Notes or the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring any of the Exchange Notes or the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to any such acquisition or holding of the Exchange Notes or the Notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes for its own account pursuant to any of the exchange offers must represent that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended and/or supplemented from time to time, may be used by a broker-dealer in connection with the resale of Exchange Notes received in exchange for Notes, where such Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the expiration date, we will make this prospectus, as amended and/or supplemented, available to any such broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any exchange of the Notes for the Exchange Notes by broker-dealers or from any sale of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such the Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to any of the exchange offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of the Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by representing that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period beginning when Exchange Notes are first issued in the exchange offers and ending up to 90 days after the expiration date, we will send additional copies of this prospectus and any amendment and/or supplement to this prospectus to any broker-dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers, other than commissions or concessions of any brokers or dealers, and will indemnify certain holders of the Exchange Notes (including broker-dealers) against certain liabilities.

        We have not sought and do not intend to seek a no-action letter from the SEC with respect to the effects of the exchange offers, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in such no-action letters.

LEGAL MATTERS

        The validity of the Exchange Notes will be passed upon for us by Jenner & Block LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of The Hertz Corporation and subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2010 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        With respect to the unaudited financial information of The Hertz Corporation and its subsidiaries for the six month periods ended June 30, 2011 and 2010, included in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 5, 2011 appearing herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

        The consolidated financial statements and related financial statement schedule of Dollar Thrifty as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, appearing in Dollar Thrifty's Annual Report on Form 10-K for the year ended December 31, 2010 (including schedules appearing therein), and Dollar Thrifty's effectiveness of internal control over financial reporting as of December 31, 2010 included therein, and incorporated by reference herein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon included therein. Pursuant to Rule 439 under the Securities Act, Hertz requires the consent of Dollar Thrifty's independent auditors to incorporate by reference herein their audit report included in Dollar Thrifty's Annual Report on Form 10-K for the year ended December 31, 2010. Hertz is requesting and has, as of the date hereof, not received such consent from Dollar Thrifty's independent auditors. Because Hertz has not, as of the date hereof, been able to obtain Dollar Thrifty's auditors' consent, you may not be able to recover against Dollar Thrifty's auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in such financial statements audited by Dollar Thrifty's auditors or any omissions to state a material fact required to be stated therein. Hertz is also requesting an acknowledgement from Dollar Thrifty's independent auditors with respect to the incorporation by reference herein of their report included in Dollar Thrifty's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011. If Hertz receives this consent and/or acknowledgement, Hertz will promptly file it as an exhibit to Hertz's registration statement of which this Prospectus forms a part.

PART I—FINANCIAL INFORMATION

ITEM l.    Condensed Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholder of The Hertz Corporation:

        We have reviewed the accompanying condensed consolidated balance sheet of The Hertz Corporation and its subsidiaries as of June 30, 2011, and the related consolidated statements of operations for the three-month and six-month periods ended June 30, 2011 and June 30, 2010 and the consolidated statements of cash flows for the six-month periods ended June 30, 2011 and June 30, 2010. These interim financial statements are the responsibility of the Company's management.

        We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

        We previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2010, and the related consolidated statements of operations, of changes in equity and of cash flows for the year then ended (not presented herein), and in our report dated February 28, 2011, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2010, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
August 5, 2011

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)

Unaudited

	June 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$747,580	$2,374,006
Restricted cash and cash equivalents	274,289	207,576
Receivables, less allowance for doubtful accounts of $19,099 and $19,708	1,447,170	1,356,553
Inventories, at lower of cost or market	99,999	87,429
Prepaid expenses and other assets	458,193	344,926
Revenue earning equipment, at cost:
Cars	10,787,553	8,435,077
Less accumulated depreciation	(1,264,859)	(1,199,355)
Other equipment	2,790,005	2,756,101
Less accumulated depreciation	(1,087,346)	(1,052,414)

Total revenue earning equipment	11,225,353	8,939,409

Property and equipment, at cost:
Land, buildings and leasehold improvements	1,119,172	1,071,987
Service equipment and other	1,001,807	900,271

	2,120,979	1,972,258
Less accumulated depreciation	(902,437)	(808,689)

Total property and equipment	1,218,542	1,163,569

Other intangible assets, net	2,522,540	2,550,559
Goodwill	307,212	300,174

Total assets	$18,300,878	$17,324,201

LIABILITIES AND EQUITY
Accounts payable	$1,560,856	$944,973
Due to Hertz Global Holdings, Inc.	1,578	1,396
Accrued liabilities	1,041,929	1,068,002
Accrued taxes	161,854	136,397
Debt	11,295,754	10,919,345
Public liability and property damage	286,018	278,685
Deferred taxes on income	1,433,333	1,460,212

Total liabilities	15,781,322	14,809,010

Commitments and contingencies
Equity:
The Hertz Corporation and Subsidiaries stockholder's equity
Common Stock, $0.01 par value, 3,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid-in capital	3,472,029	3,452,019
Accumulated deficit	(1,064,472)	(991,153)
Accumulated other comprehensive income	97,262	37,823

Total The Hertz Corporation and Subsidiaries stockholder's equity	2,504,819	2,498,689
Noncontrolling interest	14,737	16,502

Total equity	2,519,556	2,515,191

Total liabilities and equity	$18,300,878	$17,324,201

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Car rental	$1,731,200	$1,582,983	$3,210,138	$2,979,554
Equipment rental	301,641	265,706	569,727	502,677
Other	39,452	30,897	72,431	58,243

Total revenues	2,072,293	1,879,586	3,852,296	3,540,474

Expenses:
Direct operating	1,187,306	1,075,037	2,260,971	2,088,036
Depreciation of revenue earning equipment and lease charges	419,669	456,720	855,758	915,893
Selling, general and administrative	195,498	172,003	377,688	339,720
Interest expense	153,589	177,221	338,350	346,810
Interest income	(1,546)	(6,791)	(3,402)	(9,069)
Other (income) expense, net	10,801	—	62,677	—

Total expenses	1,965,317	1,874,190	3,892,042	3,681,390

Income (loss) before income taxes	106,976	5,396	(39,746)	(140,916)
(Provision) benefit for taxes on income	(39,793)	(8,245)	(12,365)	5,968

Net income (loss)	67,183	(2,849)	(52,111)	(134,948)
Less: Net income attributable to noncontrolling interest	(5,087)	(4,673)	(8,760)	(8,251)

Net income (loss) attributable to The Hertz Corporation and Subsidiaries' common stockholder	$62,096	$(7,522)	$(60,871)	$(143,199)

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands of Dollars)

Unaudited

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(52,111)	$(134,948)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of revenue earning equipment	809,433	881,540
Depreciation of property and equipment	77,140	78,571
Amortization of other intangible assets	33,679	32,700
Amortization and write-off of deferred financing costs	63,102	37,361
Amortization and write-off of debt discount	11,914	11,526
Stock-based compensation charges	16,630	19,308
(Gain) loss on derivatives	(2,203)	5,047
Amortization of cash flow hedges	—	38,868
Provision for losses on doubtful accounts	14,313	10,295
Asset writedowns	23,311	14,215
Deferred taxes on income	(21,441)	(12,976)
Gain on sale of property and equipment	(4,748)	(2,176)
Changes in assets and liabilities, net of effects of acquisition:
Receivables	(187,818)	(101,157)
Inventories, prepaid expenses and other assets	(57,831)	(25,495)
Accounts payable	138,214	254,809
Accrued liabilities	(179,257)	(69,493)
Accrued taxes	21,667	(7,116)
Public liability and property damage	(4,393)	252

Net cash provided by operating activities	699,601	1,031,131

Cash flows from investing activities:
Net change in restricted cash and cash equivalents	(60,233)	(389,242)
Revenue earning equipment expenditures	(5,466,856)	(5,317,298)
Proceeds from disposal of revenue earning equipment	3,488,890	3,443,510
Property and equipment expenditures	(125,370)	(92,018)
Proceeds from disposal of property and equipment	28,388	15,194
Acquisitions, net of cash acquired	(10,976)	(157)
(Purchase) sale of short-term investments, net	(32,891)	3,171
Other investing activities	1,303	817

Net cash used in investing activities	$(2,177,745)	$(2,336,023)

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In Thousands of Dollars)

Unaudited

	Six Months Ended June 30,
	2011	2010
Cash flows from financing activities:
Proceeds from issuance of long-term debt	$3,028,591	$681,370
Payment of long-term debt	(3,631,472)	(756,964)
Short-term borrowings:
Proceeds	285,803	274,730
Payments	(489,217)	(281,009)
Proceeds (payments) under the revolving lines of credit, net	728,855	1,423,403
Distributions to noncontrolling interest	(10,500)	(7,630)
Proceeds from employee stock purchase plan	1,716	1,222
Loan with Hertz Global Holdings, Inc.	182	(5,607)
Dividends paid	(12,450)	(12,500)
Payment of financing costs	(81,392)	(24,972)

Net cash provided by (used in) financing activities	(179,884)	1,292,043

Effect of foreign exchange rate changes on cash and cash equivalents	31,602	(75,836)

Net change in cash and cash equivalents during the period	(1,626,426)	(88,685)
Cash and cash equivalents at beginning of period	2,374,006	985,467

Cash and cash equivalents at end of period	$747,580	$896,782

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$330,930	$252,129
Income taxes	25,338	30,694
Supplemental disclosures of non-cash flow information:
Purchases of revenue earning equipment included in accounts payable and accrued liabilities	$628,695	$828,881
Sales of revenue earning equipment included in receivables	263,954	530,856
Purchases of property and equipment included in accounts payable	59,633	29,125
Sales of property and equipment included in receivables	14,356	5,259

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

Note 1—Background

        The Hertz Corporation, together with its subsidiaries, is referred to herein as "we," "our" and "us." The Hertz Corporation is also referred to herein as "Hertz." Hertz Global Holdings, Inc., our ultimate parent company, is referred to herein as "Hertz Holdings."

        We are a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Hertz was incorporated in Delaware in 1967. Ford Motor Company, or "Ford," acquired an ownership interest in Hertz in 1987. Prior to this, we were a subsidiary of United Continental Holdings, Inc. (formerly Allegis Corporation), which acquired our outstanding capital stock from RCA Corporation in 1985.

        On December 21, 2005, investment funds associated with or designated by:

  •
  Clayton, Dubilier & Rice, Inc., or "CD&R,"

  •
  The Carlyle Group, or "Carlyle," and

  •
  BAML Capital Partners, or "BAMLCP" (formerly known as Merrill Lynch Global Private Equity),

        or collectively the "Sponsors," acquired all of our common stock from Ford Holdings LLC. We refer to the acquisition of all of our common stock by the Sponsors as the "Acquisition."

        In March 2011, the Sponsors sold 50,000,000 shares of their Hertz Holdings common stock to Goldman, Sachs & Co. as the sole underwriter in the registered public offering of those shares.

        As a result of Hertz Holdings' initial public offering in November 2006 and subsequent offerings in June 2007, May 2009, June 2009 and March 2011, the Sponsors reduced their holdings to approximately 39% of the outstanding shares of common stock of Hertz Holdings.

        In January 2009, Bank of America Corporation, or "Bank of America," acquired Merrill Lynch & Co., Inc., the parent company of BAMLCP. Accordingly, Bank of America is now an indirect beneficial owner of Hertz Holdings' common stock held by BAMLCP and certain of its affiliates.

Note 2—Basis of Presentation

        The significant accounting policies summarized in Note 2 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the United States Securities and Exchange Commission, or "SEC," on February 28, 2011, or the "Form 10-K," have been followed in preparing the accompanying condensed consolidated financial statements.

        The December 31, 2010 condensed consolidated balance sheet data was derived from our audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America, or "GAAP."

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Actual results could differ materially from those estimates.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 2—Basis of Presentation (Continued)

        In our opinion, all adjustments necessary for a fair statement of the results of operations for the interim periods have been made. Results for interim periods are not necessarily indicative of results for a full year.

        Certain prior period amounts have been reclassified to conform with current reporting.

        For the six months ended June 30, 2010, we have revised net cash provided by operating activities and net cash used in investing activities within our consolidated statement of cash flows due to a gross-up of cash lease payments relating to our revenue earning equipment in the non-cash add back previously included in depreciation of revenue earning equipment and proceeds from disposal of revenue earning equipment.

        For the six months ended June 30, 2010, we have also revised net cash used in investing activities and net cash provided by financing activities within our consolidated statement of cash flows to classify certain payments to a third party finance company for purchases of revenue earning equipment as cash outflows from financing activities as opposed to investing activities.

        In June 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-05, "Presentation of Comprehensive Income," requiring companies to present items of net income and other comprehensive income either in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements of net income and other comprehensive income. The amendments in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. These provisions will become effective for us beginning with our quarterly report for the period ended March 31, 2012.

Note 3—Cash and Cash Equivalents and Restricted Cash and Cash Equivalents

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        In our Consolidated Statements of Cash Flows, we net cash flows from revolving borrowings in the line item "Proceeds (payments) under the revolving lines of credit, net." The contractual maturities of such borrowings may exceed 90 days in certain cases.

        Restricted cash and cash equivalents includes cash and cash equivalents that are not readily available for our normal disbursements. Restricted cash and cash equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, for our Like-Kind Exchange Program, or "LKE Program," and to satisfy certain of our self-insurance regulatory reserve requirements. As of June 30, 2011 and December 31, 2010, the portion of total restricted cash and cash equivalents that was associated with our Fleet Debt facilities was $183.2 million and $115.6 million, respectively. The increase in restricted cash and cash equivalents associated with our fleet debt of $67.6 million from December 31, 2010 to June 30, 2011 was primarily related to the timing of purchases and sales of revenue earning vehicles.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 4—Goodwill and Other Intangible Assets

        The following summarizes the changes in our goodwill, by segment (in millions of dollars):

	Car Rental	Equipment Rental	Total
Balance as of January 1, 2011
Goodwill	$336.4	$658.7	$995.1
Accumulated impairment losses	(43.0)	(651.9)	(694.9)

	293.4	6.8	300.2

Goodwill acquired during the period	1.8	0.2	2.0
Adjustments to previously recorded purchase price allocation	(0.9)	1.4	0.5
Other changes during the period(1)	4.3	0.2	4.5

	5.2	1.8	7.0
Balance as of June 30, 2011
Goodwill	341.6	660.5	1,002.1
Accumulated impairment losses	(43.0)	(651.9)	(694.9)

	$298.6	$8.6	$307.2

	Car Rental	Equipment Rental	Total
Balance as of January 1, 2010
Goodwill	$335.8	$654.5	$990.3
Accumulated impairment losses	(43.0)	(651.9)	(694.9)

	292.8	2.6	295.4

Goodwill acquired during the year	2.7	4.3	7.0
Other changes during the year(1)	(2.1)	(0.1)	(2.2)

	0.6	4.2	4.8
Balance as of December 31, 2010
Goodwill	336.4	658.7	995.1
Accumulated impairment losses	(43.0)	(651.9)	(694.9)

	$293.4	$6.8	$300.2

(1)
Primarily consists of changes resulting from the translation of foreign currencies at different exchange rates from the beginning of the period to the end of the period.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 4—Goodwill and Other Intangible Assets (Continued)

        Other intangible assets, net, consisted of the following major classes (in millions of dollars):

	June 30, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizable intangible assets:
Customer-related	$606.6	$(334.0)	$272.6
Other(1)	64.6	(22.9)	41.7

Total	671.2	(356.9)	314.3

Indefinite-lived intangible assets:
Trade name	2,190.0	—	2,190.0
Other(2)	18.2	—	18.2

Total	2,208.2	—	2,208.2

Total other intangible assets, net	$2,879.4	$(356.9)	$2,522.5

	December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizable intangible assets:
Customer-related	$606.5	$(304.6)	$301.9
Other(1)	59.1	(18.6)	40.5

Total	665.6	(323.2)	342.4

Indefinite-lived intangible assets:
Trade name	2,190.0	—	2,190.0
Other(2)	18.2	—	18.2

Total	2,208.2	—	2,208.2

Total other intangible assets, net	$2,873.8	$(323.2)	$2,550.6

(1)
Other amortizable intangible assets primarily consist of our Advantage trade name and concession rights, reacquired franchise rights, non-compete agreements and technology-related intangibles.

(2)
Other indefinite-lived intangible assets primarily consist of reacquired franchise rights.

        Amortization of other intangible assets for the three months ended June 30, 2011 and 2010, was approximately $16.9 million and $16.3 million, respectively, and for the six months ended June 30, 2011 and 2010, was approximately $33.7 million and $32.7 million, respectively. Based on our amortizable intangible assets as of June 30, 2011, we expect amortization expense to be approximately $32.8 million for the remainder of 2011, $65.3 million in 2012, $64.0 million in 2013, $61.0 million in 2014, $59.8 million in 2015 and $13.4 million in 2016.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 4—Goodwill and Other Intangible Assets (Continued)

        During the six months ended June 30, 2011, we added eight international car rental locations and one domestic equipment rental location through external acquisitions. These transactions have been accounted for using the acquisition method of accounting in accordance with GAAP and operating results of the acquired locations from the date of acquisition are included in our consolidated statement of operations. The allocation of the purchase price to the tangible and intangible net assets acquired is preliminary and subject to finalization. These acquisitions are not material to the consolidated amounts presented within our statement of operations for the three-month and six-month periods ended June 30, 2011.

Note 5—Taxes on Income

        The effective tax rate for the three and six months ended June 30, 2011 was 37.2% and (31.1)%, respectively. The provision for taxes on income of $39.8 million in the three months ended June 30, 2011 increased from $8.2 million in the three months ended June 30, 2010, primarily due to higher income before income taxes, changes in geographic earnings mix and changes in losses in certain non-U.S. jurisdictions for which tax benefits cannot be realized. The provision for taxes on income was $12.4 million in the six months ended June 30, 2011 versus a benefit of $6.0 million in the six months ended June 30, 2010. The change was primarily due to lower loss before income taxes, changes in geographic earnings mix and changes in losses in certain non-U.S. jurisdictions for which tax benefits cannot be realized.

Note 6—Depreciation of Revenue Earning Equipment and Lease Charges

        Depreciation of revenue earning equipment and lease charges includes the following (in millions of dollars):

	Three Months Ended June 30,
	2011	2010
Depreciation of revenue earning equipment	$453.3	$426.1
Adjustment of depreciation upon disposal of revenue earning equipment	(56.3)	12.7
Rents paid for vehicles leased	22.7	17.9

Total	$419.7	$456.7

	Six Months Ended June 30,
	2011	2010
Depreciation of revenue earning equipment	$871.8	$854.0
Adjustment of depreciation upon disposal of revenue earning equipment	(62.4)	27.5
Rents paid for vehicles leased	46.3	34.4

Total	$855.7	$915.9

        The adjustment of depreciation upon disposal of revenue earning equipment for the three months ended June 30, 2011 and 2010, included a net gain of $53.6 million and a net loss of $9.4 million,

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 6—Depreciation of Revenue Earning Equipment and Lease Charges (Continued)

respectively, on the disposal of vehicles used in our car rental operations and a net gain of $2.7 million and a net loss of $3.3 million, respectively, on the disposal of industrial and construction equipment used in our equipment rental operations. The adjustment of depreciation upon disposal of revenue earning equipment for the six months ended June 30, 2011 and 2010, included a net gain of $59.7 million and a net loss of $20.6 million, respectively, on the disposal of vehicles used in our car rental operations and a net gain of $2.7 million and a net loss of $6.9 million, respectively, on the disposal of industrial and construction equipment used in our equipment rental operations.

        Depreciation rates are reviewed on a quarterly basis based on management's routine review of present and estimated future market conditions and their effect on residual values at the time of disposal. During the six months ended June 30, 2011, depreciation rates being used to compute the provision for depreciation of revenue earning equipment were adjusted on certain vehicles in our car rental operations to reflect changes in the estimated residual values to be realized when revenue earning equipment is sold. These depreciation rate changes resulted in net decreases of $8.0 million and $8.6 million in depreciation expense for the three and six months ended June 30, 2011, respectively. During the three and six months ended June 30, 2011, depreciation rate changes in certain of our equipment rental operations resulted in net decreases of $1.3 million and $2.3 million in depreciation expense.

        For the three months ended June 30, 2011 and 2010, our worldwide car rental operations sold approximately 42,800 and 42,000 non-program cars, respectively, a 1.9% year over year increase. For the six months ended June 30, 2011 and 2010, our worldwide car rental operations sold approximately 74,900 and 84,000 non-program cars, respectively, a 10.8% year over year decrease primarily due to an increase in car rental demand.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 7—Debt

        Our debt consists of the following (in millions of dollars):

Facility	Average Interest Rate at June 30, 2011(1)	Fixed or Floating Interest Rate	Maturity	June 30, 2011	December 31, 2010
Corporate Debt
Senior Term Facility(2)	3.75%	Floating	3/2018	$1,396.5	$1,345.0
Senior ABL Facility(2)	2.26%	Floating	3/2016	125.0	—
Senior Notes(3)	7.32%	Fixed	1/2014–1/2021	2,669.1	3,229.6
Senior Subordinated Notes	10.50%	Fixed	1/2016	—	518.5
Promissory Notes	7.48%	Fixed	6/2012–1/2028	224.8	345.6
Other Corporate Debt	4.45%	Floating	Various	34.3	22.0
Unamortized Net (Discount) Premium (Corporate)				(0.8)	(17.1)

Total Corporate Debt				4,448.9	5,443.6

Fleet Debt
U.S. ABS Program
U.S. Fleet Variable Funding Notes:
Series 2009-1(4)	1.13%	Floating	3/2013	1,713.0	1,488.0
Series 2010-2(4)	1.22%	Floating	3/2013	127.0	35.0
U.S. Fleet Medium Term Notes
Series 2009-2 Notes(4)	4.95%	Fixed	3/2013–3/2015	1,384.3	1,384.3
Series 2010-1 Notes(4)	3.77%	Fixed	2/2014–2/2018	749.8	749.8
Series 2011-1 Notes(4)	2.86%	Fixed	3/2015–3/2017	598.0	—
Other Fleet Debt
U.S. Fleet Financing Facility	1.44%	Floating	12/2011	165.0	163.0
European Revolving Credit Facility	5.05%	Floating	6/2013	315.3	168.6
European Seasonal Revolving Credit Facility	3.81%	Floating	11/2011	100.6	—
European Fleet Notes	8.50%	Fixed	7/2015	574.8	529.0
European Securitization(4)	4.51%	Floating	7/2012	332.4	236.9
Canadian Securitization(4)	1.16%	Floating	11/2011	127.9	80.4
Australian Securitization(4)	6.44%	Floating	12/2012	142.3	183.2
Brazilian Fleet Financing Facility	13.34%	Floating	12/2011	19.4	77.8
Capitalized Leases	4.64%	Floating	Various	511.9	398.1
Unamortized Discount (Fleet)				(14.9)	(18.4)

Total Fleet Debt				6,846.8	5,475.7

Total Debt				$11,295.7	$10,919.3

Note:
For further information on the definitions and terms of our debt, see Note 4 of the Notes to our audited annual consolidated financial statements included in our Form 10-K under the caption "Item 8—Financial Statements and Supplementary Data."

(1)
As applicable, reference is to the June 30, 2011 weighted average interest rate (weighted by principal balance).

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 7—Debt (Continued)

(2)
December 31, 2010 balance refers to the former facilities which were refinanced on March 11, 2011, see "2011 Events," below.

(3)
References to our "Senior Notes" include the series of Hertz's unsecured senior notes set forth in the table below. As of June 30, 2011, the outstanding principal amount for each such series of the Senior Notes is also specified below.

Senior Notes	Outstanding Principal
8.875% Senior Notes due January 2014	$162.3 million
7.875% Senior Notes due January 2014	$306.8 million (€213.5 million)
7.50% Senior Notes due October 2018	$700 million
7.375% Senior Notes due January 2021	$500 million
6.75% Senior Notes due April 2019	$1,000 million
(4)
Maturity reference is to the "expected final maturity date" as opposed to the subsequent "legal maturity date." The expected final maturity date is the date by which Hertz and investors in the relevant indebtedness expect the relevant indebtedness to be repaid. The legal final maturity date is the date on which the relevant indebtedness is legally due and payable.

Maturities

        The aggregate amounts of maturities of debt for each of the twelve-month periods ending June 30 (in millions of dollars) are as follows:

2012	$3,889.4	(including $3,693.0 of other short-term borrowings)
2013	$597.8
2014	$743.1
2015	$1,210.7
2016	$963.9
After 2016	$3,906.5

        We are highly leveraged and a substantial portion of our liquidity needs arise from debt service on our indebtedness and from the funding of our costs of operations and capital expenditures. We believe that cash generated from operations and cash received on the disposal of vehicles and equipment, together with amounts available under various liquidity facilities, will be adequate to permit us to meet our debt maturities over the next twelve months.

        Our short-term borrowings as of June 30, 2011 include, among other items, the amounts outstanding under the European Securitization, Australian Securitization, U.S. Fleet Financing Facility, U.S. Variable Funding Notes, Brazilian Fleet Financing Facility, Canadian Securitization, Capitalized Leases and European Revolving Credit Facility. These amounts are reflected as short-term borrowings, regardless of the facility maturity date, as these facilities are revolving in nature and/or the outstanding borrowings have maturities of three months or less. As of June 30, 2011, short-term borrowings had a weighted average interest rate of 2.7%.

Letters of Credit

        As of June 30, 2011, there were outstanding standby letters of credit totaling $580.3 million. Of this amount, $532.8 million was issued under the Senior Credit Facilities ($288.6 million of which was issued for the benefit of the ABS Program) and the remainder is primarily to support self-insurance programs (including insurance policies with respect to which we have agreed to indemnify the policy issuers for

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 7—Debt (Continued)

any losses) as well as airport concession obligations in the United States, Canada and Europe. As of June 30, 2011, none of these letters of credit have been drawn upon.

2011 Events

        In January 2011, Hertz redeemed in full its outstanding ($518.5 million principal amount) 10.50% Senior Subordinated Notes due 2016 which resulted in premiums paid of $27.2 million and the write-off of unamortized debt costs of $8.6 million. In January and February 2011, Hertz redeemed $1,105 million principal amount of its outstanding 8.875% Senior Notes due 2014 which resulted in premiums paid of $24.5 million and the write-off of unamortized debt costs of $14.4 million. Hertz used the proceeds from the September 2010 issuance of $700 million aggregate principal amount of 7.50% Senior Notes, the December 2010 issuance of $500 million aggregate principal amount of 7.375% Senior Notes and the February 2011 issuance of $500 million aggregate principal amount of 6.75% Senior Notes (see below) for these redemptions. Premiums paid during the six months ended June 30, 2011 of $51.7 million are recorded in "Other (income) expense, net" on our consolidated statement of operations.

        In February 2011, Hertz issued $500 million aggregate principal amount of 6.75% Senior Notes due 2019. The 6.75% Senior Notes are guaranteed on a senior unsecured basis by the domestic subsidiaries of Hertz that guarantee its Senior Credit Facilities.

        In February 2011, Hertz used existing corporate liquidity to pay off the maturing amount of the Brazilian Fleet Financing Facility.

        In March 2011, Hertz issued an additional $500 million aggregate principal of the 6.75% Senior Notes due 2019 in a private offering. The proceeds of which were used in April 2011 to redeem $480 million principal amount of Hertz's outstanding 8.875% Senior Notes due 2014 which resulted in premiums paid during the three months ended June 30, 2011, of $10.7 million recorded in "Other (income) expense, net" on our consolidated statement of operations and the write-off of unamortized debt costs of $5.8 million.

        In March 2011, Hertz refinanced its 2005 Senior Term Facility and 2005 Senior ABL Facility. A description of the new Senior Term Facility and Senior ABL Facility is set forth below. During the three months ended March 31, 2011, we recorded an expense of $9.3 million in "Interest expense" on our consolidated statement of operations associated with the write-off of unamortized debt costs in connection with the refinancing of our 2005 Senior Term Facility and 2005 Senior ABL Facility. Additionally, a portion of the unamortized debt costs associated with the 2005 Senior Term Facility and 2005 Senior ABL Facility are continuing to be amortized over the terms of the new Senior Term Facility and Senior ABL Facility. The determination of whether these costs were expensed or further deferred was dependent upon whether the terms of the old and new instruments were considered to be substantially different. In regards to the Senior Term Facility, the determination as to whether the 2005 Senior Term Facility and the new Senior Term Facility were considered to be substantially different was made on a lender by lender basis using the "net method" which compares the cash flows related to the lowest common principal balance between the old and new instruments.

        In March 2011, Hertz entered into a credit agreement that provides a $1,400.0 million secured term loan facility (as amended, the "Senior Term Facility"). In addition, the Senior Term Facility includes a pre-funded synthetic letter of credit facility in an aggregate principal amount of $200.0 million. Subject to

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 7—Debt (Continued)

the satisfaction of certain conditions and limitations, the Senior Term Facility allows for the addition of incremental term and/or revolving loans. Hertz used approximately $1,345.0 million of borrowings under the Senior Term Facility to refinance indebtedness under the 2005 Senior Term Facility. We reflected this transaction on a gross basis in our Consolidated Statement of Cash Flows in "Proceeds from issuance of long-term debt" and "Payment of long-term debt." During the six months ended June 30, 2011, we recorded financing costs of $6.6 million in "Interest expense" on our consolidated statement of operations associated with the new Senior Term Facility.

        In March 2011, Hertz, Hertz Equipment Rental Corporation and certain other of our subsidiaries entered into a credit agreement that provides for aggregate maximum borrowings of $1,800.0 million (subject to borrowing base availability) on a revolving basis under an asset-based revolving credit facility (as amended, the "Senior ABL Facility"). Up to $1,500.0 million of the Senior ABL Facility is available for the issuance of letters of credit subject to certain conditions including issuing lender participation. Subject to the satisfaction of certain conditions and limitations, the Senior ABL Facility allows for the addition of incremental revolving and/or term loan commitments. In addition, the Senior ABL Facility permits Hertz to increase the amount of commitments under the Senior ABL with the consent of each lender providing an additional commitment, subject to satisfaction of certain conditions.

        In March 2011, Hertz amended the Canadian Securitization to extend the maturity date from May 2011 to November 2011.

        In June 2011, Hertz Vehicle Financing LLC, or "HVF," a special purpose bankruptcy remote limited liability company of which Hertz is the sole member, closed on $598 million in aggregate principal amount of 3.5 year and 5.5 year weighted average life Series 2011-1 Rental Car Asset Backed Notes, Class A and Class B.

        In June 2011, Hertz Holdings Netherlands B.V., an indirect wholly-owned subsidiary of Hertz organized under the laws of The Netherlands, entered into an accordion facility, or the "European Seasonal Revolving Credit Facility," under the European Revolving Credit Facility that provides for aggregate maximum borrowings of €100 million (the equivalent of $143.7 million as of June 30, 2011), subject to borrowing base availability.

Registration Rights

        Pursuant to the terms of exchange and registration rights agreements entered into in connection with the separate issuances of the 7.5% Senior Notes due 2018, the 7.375% Senior Notes due 2021 and the 6.75% Senior Notes due 2019, Hertz has agreed to file a registration statement under the Securities Act of 1933, as amended, to permit either the exchange of such notes for registered notes or, in the alternative, the registered resale of such notes. Hertz's failure to meet its obligations under the exchange and registration rights agreements, including by failing to have the respective registration statement become effective by a specified date or failing to complete the respective exchange offer by a specified date, will result in Hertz incurring special interest on such notes at a per annum rate of 0.25% for the first 90 days of any period where a default has occurred and is continuing, which rate will be increased by an additional 0.25% during each subsequent 90 day period, up to a maximum of 0.50%. On March 23, 2011, Hertz filed a registration statement for such notes and on May 25, 2011, Hertz filed an amended

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 7—Debt (Continued)

registration statement. We do not believe the special interest obligation is probable, and as such, we have not recorded any amounts with respect to this registration payment arrangement.

Guarantees and Security

        There have been no material changes to the guarantees and security provisions of the debt instruments and credit facilities under which our indebtedness as of June 30, 2011 has been issued from the terms as disclosed in our Form 10-K.

Financial Covenant Compliance

        Under the new terms of our amended Senior Term Facility and Senior ABL Facility, we are not subject to ongoing financial maintenance covenants; however, under the Senior ABL Facility we are subject to a springing financial maintenance covenant upon the occurrence of certain triggering events. As of June 30, 2011, no triggering event had occurred requiring testing of the springing financial maintenance covenant.

Borrowing Capacity and Availability

        As of June 30, 2011, the following facilities were available for the use of Hertz and its subsidiaries (in millions of dollars):

	Remaining Capacity	Availability Under Borrowing Base Limitation
Corporate Debt
Senior ABL Facility	$1,340.8	$828.9

Total Corporate Debt	1,340.8	828.9

Fleet Debt
U.S. Fleet Variable Funding Notes	298.1	29.6
European Seasonal Revolving Credit Facility	43.1	43.1
European Securitization	174.3	34.6
Canadian Securitization	101.4	20.3
Australian Securitization	121.2	2.6
Brazilian Fleet Financing Facility	0.9	—
Capitalized Leases	15.0	—

Total Fleet Debt	754.0	130.2

Total	$2,094.8	$959.1

        Our borrowing capacity and availability primarily comes from our "revolving credit facilities," which are a combination of asset-backed securitization facilities and asset-based revolving credit facilities. Creditors under each of our revolving credit facilities have a claim on a specific pool of assets as collateral. Our ability to borrow under each revolving credit facility is a function of, among other things,

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 7—Debt (Continued)

the value of the assets in the relevant collateral pool. We refer to the amount of debt we can borrow given a certain pool of assets as the "borrowing base."

        We refer to "Remaining Capacity" as the maximum principal amount of debt permitted to be outstanding under the respective facility (i.e., the amount of debt we could borrow assuming we possessed sufficient assets as collateral) less the principal amount of debt then-outstanding under such facility.

        We refer to "Availability Under Borrowing Base Limitation" and "borrowing base availability" as the lower of Remaining Capacity or the borrowing base less the principal amount of debt then-outstanding under such facility (i.e., the amount of debt we could borrow given the collateral we possess at such time).

        As of June 30, 2011, the Senior Term Facility had approximately $0.5 million available under the letter of credit facility and the Senior ABL Facility had $1,111.7 million available under the letter of credit facility sublimit, subject to borrowing base restrictions.

        Substantially all of our revenue earning equipment and certain related assets are owned by special purpose entities, or are encumbered in favor of our lenders under our various credit facilities.

        Some of these special purpose entities are consolidated variable interest entities, of which we are the primary beneficiary, whose sole purpose is to provide commitments to lend in various currencies subject to borrowing bases comprised of rental vehicles and related assets of certain of Hertz International, Ltd.'s subsidiaries. As of June 30, 2011 and December 31, 2010, our International Fleet Financing No. 1 B.V., International Fleet Financing No. 2 B.V. and HA Funding Pty, Ltd. variable interest entities had total assets primarily comprised of loans receivable and revenue earning equipment of $651.4 million and $652.1 million, respectively, and total liabilities primarily comprised of debt of $650.8 million and $651.6 million, respectively.

Note 8—Employee Retirement Benefits

        The following table sets forth the net periodic pension and postretirement (including health care, life insurance and auto) expense (in millions of dollars):

	Pension Benefits
					Postretirement Benefits (U.S.)
	U.S.		Non-U.S.
	Three Months Ended June 30,
	2011	2010	2011	2010	2011	2010
Components of Net Periodic Benefit Cost:
Service cost	$6.9	$6.7	$1.8	$1.2	$—	$—
Interest cost	7.5	6.8	2.8	2.5	0.3	0.2
Expected return on plan assets	(8.1)	(6.7)	(3.1)	(2.4)	—	—
Net amortization	2.3	1.6	(0.3)	—	0.1	(0.1)
Settlement loss	0.4	0.1	—	—	—	—
Curtailment gain	—	—	(13.1)	—	—	—

Net pension/postretirement expense	$9.0	$8.5	$(11.9)	$1.3	$0.4	$0.1

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 8—Employee Retirement Benefits (Continued)

	Pension Benefits
					Postretirement Benefits (U.S.)
	U.S.		Non-U.S.
	Six Months Ended June 30,
	2011	2010	2011	2010	2011	2010
Components of Net Periodic Benefit Cost:
Service cost	$13.1	$13.4	$3.5	$2.5	$0.1	$0.1
Interest cost	14.0	13.6	5.6	5.1	0.5	0.4
Expected return on plan assets	(15.2)	(13.4)	(6.2)	(4.9)	—	—
Net amortization	4.3	3.3	(0.6)	(0.1)	0.1	(0.2)
Settlement loss	0.7	0.4	—	—	—	—
Curtailment gain	—	—	(13.1)	—	—	—

Net pension/postretirement expense	$16.9	$17.3	$(10.8)	$2.6	$0.7	$0.3

        Our policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations and union agreements. From time to time we make contributions beyond those legally required. For the three and six months ended June 30, 2011, we contributed $12.3 million and $57.1 million, respectively, to our worldwide pension plans, including discretionary contributions of $0.8 million and $13.2 million, respectively, to our United Kingdom, or "U.K.," defined benefit pension plan and benefit payments made through unfunded plans. For the three and six months ended June 30, 2010, we contributed $10.6 million and $46.6 million, respectively, to our worldwide pension plans, including discretionary contributions of $1.4 million and $3.2 million, respectively, to our U.K. defined benefit pension plan and benefit payments made through unfunded plans. Based upon the significant decline in asset values in 2008, which were in line with the overall market declines, it is likely we will continue to make cash contributions in 2011 and possibly in future years.

        We sponsor a defined benefit pension plan in the U.K. On June 30, 2011, we approved an agreement with the trustees of that plan to cease all future benefit accruals to existing members and to close the plan to new members. We will introduce a defined contribution plan with company matching contributions to replace the defined benefit pension plan. The company matching contributions will generally be 100% of the employee contributions, up to 8% of pay, except that current members of the defined benefit plan will receive an enhanced match for five years. On scheme closure this will result in somewhat lower contributions this year into the defined benefit plan, which will be offset by matching contributions to the new defined contribution plan. We have recognized a gain of $13.1 million for the U.K. plan that represents unamortized prior service cost from a 2010 amendment that eliminated discretionary pension increases related to pre-1997 service primarily related to inactive employees.

        We participate in various "multiemployer" pension plans. In the event that we withdraw from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, and we would have to reflect that as an expense in our consolidated statement of operations and as a liability on our condensed consolidated balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. At least one multiemployer plan in which we participate is reported to have, and other of our multiemployer plans could have, significant underfunded liabilities. Such underfunding may increase in the event other employers become insolvent or withdraw from the applicable plan or upon the inability or failure of

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 8—Employee Retirement Benefits (Continued)

withdrawing employers to pay their withdrawal liability. In addition, such underfunding may increase as a result of lower than expected returns on pension fund assets or other funding deficiencies.

Note 9—Stock-Based Compensation

        In March 2011, Hertz Holdings granted 371,505 Restricted Stock Units, or "RSUs," to certain executives and employees at fair values ranging from $14.60 to $15.02, 499,515 Performance Stock Units, or "PSUs," at a fair value of $14.60, and 193,798 PSUs at a fair value of $10.19 under the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, or the "Omnibus Plan." For the PSUs, 499,515 have a performance condition under which the number of units that will ultimately be awarded will vary from 0% to 150% of the original grant, based on the sum of 2011 and 2012 Corporate EBITDA results. The remaining 193,798 PSUs granted contain a market condition whereby the 20 day average trailing stock price must equal or exceed a certain price target at any time during the five year performance period. In May 2011, Hertz Holdings granted 130,275 RSUs at a fair value of $16.39.

        In March 2011, Hertz Holdings granted options to acquire 2,108,944 shares of its common stock to certain executives and employees at exercise prices ranging from $14.60 to $15.02 under the Omnibus Plan.

        The non-cash stock-based compensation expense associated with the Prior Plans (as defined below) and the Omnibus Plan is pushed down from Hertz Holdings and recorded on the books at the Hertz level.

        A summary of the total compensation expense and associated income tax benefits recognized under the Hertz Global Holdings, Inc. Stock Incentive Plan and Hertz Global Holdings, Inc. Director Stock Incentive Plan, or the "Prior Plans," and the Omnibus Plan, including the cost of stock options, RSUs, and PSUs, is as follows (in millions of dollars):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Compensation Expense	$7.6	$10.3	$16.6	$19.3
Income Tax Benefit	(3.0)	(4.0)	(6.4)	(7.5)

Total	$4.6	$6.3	$10.2	$11.8

        As of June 30, 2011, there was approximately $49.4 million of total unrecognized compensation cost related to non-vested stock options, RSUs and PSUs granted by Hertz Holdings under the Prior Plans and the Omnibus Plan, including costs related to modifying the exercise prices of certain option grants in order to preserve the intrinsic value of the options, consistent with applicable tax law, to reflect special cash dividends of $4.32 per share paid on June 30, 2006 and $1.12 per share paid on November 21, 2006. The total unrecognized compensation cost is expected to be recognized over the remaining 1.7 years, on a weighted average basis, of the requisite service period that began on the grant dates.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 10—Segment Information

        Our operating segments are aggregated into reportable business segments based primarily upon similar economic characteristics, products, services, customers, and delivery methods. We have identified two reportable segments: rental of cars, crossovers and light trucks, or "car rental," and rental of industrial, construction and material handling equipment, or "equipment rental." Other reconciling items include general corporate assets and expenses, certain interest expense (including net interest on corporate debt), as well as other business activities, such as our third party claim management services.

        Adjusted pre-tax income (loss) is the measure utilized by management in making decisions about allocating resources to segments and measuring their performance. We believe this measure best reflects the financial results from ongoing operations. Adjusted pre-tax income (loss) is calculated as income (loss) before income taxes plus other reconciling items, non-cash purchase accounting charges, non-cash debt charges and certain one-time charges and non-operational items. The contribution of our reportable segments to revenues and adjusted pre-tax income (loss) and the reconciliation to consolidated amounts are summarized below (in millions of dollars).

	Three Months Ended June 30,
	Revenues		Adjusted Pre-Tax Income (Loss)
	2011	2010	2011	2010
Car rental	$1,768.8	$1,611.4	$242.2	$174.9
Equipment rental	301.7	265.8	33.4	14.4

Total reportable segments	2,070.5	1,877.2	275.6	189.3
Other	1.8	2.4

Total	$2,072.3	$1,879.6

Adjustments:
Other reconciling items(1)			(84.9)	(87.3)
Purchase accounting(2)			(22.5)	(22.5)
Non-cash debt charges(3)			(21.0)	(44.2)
Restructuring charges			(33.7)	(20.3)
Restructuring related charges(4)			(2.8)	(2.0)
Derivative losses(5)			—	(0.6)
Acquisition related costs			(6.1)	(7.0)
Pension adjustment(6)			13.1	—
Premiums paid on debt(7)			(10.7)	—

Income before income taxes			$107.0	$5.4

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 10—Segment Information (Continued)

	Six Months Ended June 30,
	Revenues		Adjusted Pre-Tax Income (Loss)
	2011	2010	2011	2010
Car rental	$3,279.1	$3,033.1	$303.5	$202.0
Equipment rental	569.9	502.8	43.6	9.4

Total reportable segments	3,849.0	3,535.9	347.1	211.4
Other	3.3	4.6

Total	$3,852.3	$3,540.5

Adjustments:
Other reconciling items(1)			(166.1)	(172.4)
Purchase accounting(2)			(43.1)	(44.6)
Non-cash debt charges(3)			(75.1)	(87.7)
Restructuring charges			(38.4)	(31.0)
Restructuring related charges(4)			(3.3)	(7.3)
Derivative losses(5)			—	(2.3)
Acquisition related costs			(9.0)	(7.0)
Management transition costs			(2.5)	—
Pension adjustment(6)			13.1	—
Premiums paid on debt(7)			(62.4)	—

Loss before income taxes			$(39.7)	$(140.9)

(1)
Represents general corporate expenses, certain interest expense (including net interest on corporate debt), as well as other business activities such as our third-party claim management services.

(2)
Represents the purchase accounting effects of the Acquisition on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of revalued workers' compensation and public liability and property damage liabilities. Also represents the purchase accounting effects of subsequent acquisitions on our results of operations relating to increased amortization of intangible assets.

(3)
Represents non-cash debt charges relating to the amortization and write-off of deferred debt financing costs and debt discounts. For the three and six months ended June 30, 2010, also includes $18.0 million and $38.9 million, respectively, associated with the amortization of amounts pertaining to the de-designation of the Hertz Vehicle Financing LLC, or "HVF," interest rate swaps as effective hedging instruments.

(4)
Represents incremental costs incurred directly supporting our business transformation initiatives. Such costs include transition costs incurred in connection with our business process outsourcing arrangements and incremental costs incurred to facilitate business process re-engineering initiatives that involve significant organization redesign and extensive operational process changes.

(5)
Represents the mark-to-market adjustment on our interest rate cap.

(6)
Represents a gain for the U.K. pension plan relating to unamortized prior service cost from a 2010 amendment that eliminated discretionary pension increases related to pre-1997 service primarily pertaining to inactive employees.

(7)
Represents premiums paid to redeem our 10.5% Senior Subordinated Notes and a portion of our 8.875% Senior Notes.

        Total assets increased $976.7 million from December 31, 2010 to June 30, 2011. The increase was primarily related to an increase in our car rental segment's revenue earning equipment, partly offset by a decrease in other cash and cash equivalents primarily relating to the redemption of our 10.5% Senior Subordinated Notes and a portion of our 8.875% Senior Notes.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 11—Total Equity

(in Millions)	100 Shares Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total Equity
December 31, 2010	$—	$3,452.0	$(991.1)	$37.8	$16.5	$2,515.2
Net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder			(60.9)			(60.9)
Translation adjustment changes, net of tax				58.7		58.7
Unrealized holding gains on securities, net of tax				1.2		1.2
Unrealized gain on Euro-denominated debt, net of tax				(14.9)		(14.9)
Defined benefit pension plans, net of tax				14.5		14.5

Total Comprehensive Loss						(1.4)

Net income relating to noncontrolling interest					8.7	8.7
Dividend payment to noncontrolling interest					(10.5)	(10.5)
Dividends paid			(12.4)			(12.4)
Stock-based employee compensation charges, net of tax		16.6				16.6
Employee stock purchase plan		2.0				2.0
Hertz Holdings common shares issued to Directors		1.4				1.4

June 30, 2011	$—	$3,472.0	$(1,064.4)	$97.3	$14.7	$2,519.6

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 11—Total Equity (Continued)

(in Millions)	100 Shares Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total Equity
December 31, 2009	$—	$3,410.5	$(950.4)	$(3.3)	$17.3	$2,474.1
Net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder			(143.2)			(143.2)
Change in fair value of derivatives qualifying as cash flow hedges, net of tax				29.0		29.0
Translation adjustment changes, net of tax				(83.2)		(83.2)
Unrealized gain on Euro-denominated debt, net of tax				27.6		27.6
Defined benefit pension plans, net of tax				(0.9)		(0.9)

Total Comprehensive Loss						(170.7)

Dividend payment to noncontrolling interest					(7.6)	(7.6)
Net income relating to noncontrolling interest					8.2	8.2
Dividends paid			(12.5)			(12.5)
Stock-based employee compensation charges, net of tax		19.3				19.3
Proceeds from employee stock purchase plan		1.2				1.2
Hertz Holdings common shares issued to Directors		1.4				1.4

June 30, 2010	$—	$3,432.4	$(1,106.1)	$(30.8)	$17.9	$2,313.4

        Accumulated other comprehensive income as of June 30, 2011 and December 31, 2010 includes accumulated translation gains of $173.6 million and $114.9 million, respectively, pension benefits of $(55.8) million and $(70.2) million, respectively, unrealized losses on our Euro-denominated debt of $(21.7) million and $(6.8) million, respectively, and unrealized holding gains of $1.3 million and $0.1 million respectively.

Note 12—Restructuring

        As part of our ongoing effort to implement our strategy of reducing operating costs, we have evaluated our workforce and operations and made adjustments, including headcount reductions and business process reengineering resulting in optimized work flow at rental locations and maintenance

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 12—Restructuring (Continued)

facilities as well as streamlined our back-office operations and evaluated potential outsourcing opportunities. When we made adjustments to our workforce and operations, we incurred incremental expenses that delay the benefit of a more efficient workforce and operating structure, but we believe that increased operating efficiency and reduced costs associated with the operation of our business are important to our long-term competitiveness.

        During 2007 through 2010, we announced several initiatives to improve our competitiveness and industry leadership through targeted job reductions. These initiatives included, but were not limited to, job reductions at our corporate headquarters and back-office operations in the U.S. and Europe. As part of our re-engineering optimization we outsourced selected functions globally. In addition, we streamlined operations and reduced costs by initiating the closure of targeted car rental locations and equipment rental branches throughout the world. The largest of these closures occurred in 2008 which resulted in closures of approximately 250 off-airport locations and 22 branches in our U.S. equipment rental business. These initiatives impacted approximately 8,500 employees.

        During the first quarter of 2011, we continued to streamline operations and reduce costs with the closure of several car rental and equipment rental locations globally as well as a reduction in our workforce by approximately 100 employees.

        During the second quarter of 2011, we continued to streamline operations and reduce costs with the closure of twelve equipment rental locations in the U.S., consolidation of our European headquarters and the reduction in our global workforce by approximately 50 employees.

        From January 1, 2007 through June 30, 2011, we incurred $512.7 million ($244.2 million for our car rental segment, $214.7 million for our equipment rental segment and $53.8 million of other) of restructuring charges.

        Additional efficiency and cost saving initiatives are being developed during 2011. However, we presently do not have firm plans or estimates of any related expenses.

        Restructuring charges in our consolidated statement of operations can be summarized as follows (in millions of dollars):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
By Type:
Involuntary termination benefits	$3.4	$1.4	$4.4	$4.8
Pension and post retirement expense	0.3	0.3	0.3	0.6
Consultant costs	0.2	—	0.3	0.7
Asset writedowns	22.6	13.7	23.3	14.5
Facility closure and lease obligation costs	6.9	3.0	10.0	6.6
Relocation costs and temporary labor costs	—	1.2	—	2.5
Other	0.3	0.7	0.1	1.3

Total	$33.7	$20.3	$38.4	$31.0

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 12—Restructuring (Continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
By Caption:
Direct operating	$30.4	$18.3	$34.5	$25.3
Selling, general and administrative	3.3	2.0	3.9	5.7

Total	$33.7	$20.3	$38.4	$31.0

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
By Segment:
Car rental	$3.5	$4.2	$4.5	$9.5
Equipment rental	29.8	16.0	33.6	20.9
Other reconciling items	0.4	0.1	0.3	0.6

Total	$33.7	$20.3	$38.4	$31.0

        The following table sets forth the activity affecting the restructuring accrual during the six months ended June 30, 2011 (in millions of dollars). We expect to pay the remaining restructuring obligations relating to involuntary termination benefits over the next twelve months. The remainder of the restructuring accrual relates to future lease obligations which will be paid over the remaining term of the applicable leases.

	Involuntary Termination Benefits	Pension and Post Retirement Expense	Consultant Costs	Other	Total
Balance as of January 1, 2011	$6.3	$0.2	$0.1	$10.9	$17.5
Charges incurred	4.4	0.3	0.3	33.4	38.4
Cash payments	(7.8)	—	(0.1)	(0.8)	(8.7)
Other(1)	0.1	(0.2)	—	(26.0)	(26.1)

Balance as of June 30, 2011	$3.0	$0.3	$0.3	$17.5	$21.1

(1)
Consists of decreases of $23.3 million for asset writedowns, $2.8 million for facility closures, $0.3 million FAS 88 pension adjustment and $0.2 million for involuntary benefits, partly offset by an increase of $0.5 million due to foreign currency translation.

Note 13—Financial Instruments

Cash and Cash Equivalents and Restricted Cash and Cash Equivalents

        Fair value approximates the amount indicated on the balance sheet at June 30, 2011 and December 31, 2010 because of the short-term maturity of these instruments. Money market accounts, whose fair value at June 30, 2011, is measured using Level 1 inputs, totaling $309.8 million and $103.4 million are included in "Cash and cash equivalents" and "Restricted cash and cash equivalents," respectively. Money market accounts, whose fair value at December 31, 2010, is measured using Level 1

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 13—Financial Instruments (Continued)

inputs, totaling $1,747.9 million and $24.1 million are included in "Cash and cash equivalents" and "Restricted cash and cash equivalents," respectively.

Marketable Securities

        Marketable securities held by us consist of equity securities classified as available-for-sale, which are carried at fair value and are included within "Prepaid expenses and other assets." Unrealized gains and losses, net of related income taxes, are included in "Accumulated other comprehensive income." As of June 30, 2011 and December 31, 2010, the fair value of marketable securities was $34.9 million and $0.0 million, respectively. For the three and six months ended June, 30, 2011, unrealized gains of $2.0 million and $2.0 million, respectively, were recorded in "Accumulated other comprehensive income." Fair values for marketable securities are based on Level 1 inputs consisting of quoted market prices.

Debt

        For borrowings with an initial maturity of 93 days or less, fair value approximates carrying value because of the short-term nature of these instruments. For all other debt, fair value is estimated based on quoted market rates as well as borrowing rates currently available to us for loans with similar terms and average maturities (Level 2 inputs). The aggregate fair value of all debt at June 30, 2011 was $11,505.7 million, compared to its aggregate unpaid principal balance of $11,311.4 million. The aggregate fair value of all debt at December 31, 2010 was $11,156.1 million, compared to its aggregate unpaid principal balance of $10,954.8 million.

Derivative Instruments and Hedging Activities

        The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis (in millions of dollars):

	Fair Value of Derivative Instruments(1)
	Asset Derivatives(2)		Liability Derivatives(2)
	June 30, 2011	December 31, 2010	June 30, 2011	December 31, 2010
Derivatives not designated as hedging instruments under ASC 815:
Gasoline swaps	$1.3	$3.1	$—	$—
Interest rate caps	2.4	7.2	2.4	7.2
Foreign exchange forward contracts	1.8	2.6	13.7	11.1
Foreign exchange options	0.2	0.1	—	—

Total derivatives not designated as hedging instruments under ASC 815	$5.7	$13.0	$16.1	$18.3

(1)
All fair value measurements were primarily based upon significant observable (Level 2) inputs.

(2)
All asset derivatives are recorded in "Prepaid expenses and other assets" and all liability derivatives are recorded in "Accrued liabilities" on our condensed consolidated balance sheets.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 13—Financial Instruments (Continued)

	Amount of Gain or (Loss) Recognized in Other Comprehensive Income (Loss) on Derivative (Effective Portion)		Amount of Gain or (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Effective Portion)
	Three Months Ended June 30,
	2011	2010	2011	2010
Derivatives in ASC 815 Cash Flow Hedging Relationship:
HVF interest rate swaps	$—	$(5.6)	$—	$(23.6	)(1)

	Amount of Gain or (Loss) Recognized in Other Comprehensive Income (Loss) on Derivative (Effective Portion)		Amount of Gain or (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Effective Portion)
	Six Months Ended June 30,
	2011	2010	2011	2010
Derivatives in ASC 815 Cash Flow Hedging Relationship:
HVF interest rate swaps	$—	$(8.8)	$—	$(50.5	)(1)

Note:
As of December 31, 2010, the HVF interest rate swaps and associated debt matured. The location of the effective portion reclassified from "Accumulated other comprehensive income" into income is in "Interest expense" on our consolidated statement of operations. No amount of gain or loss was recognized in income (ineffective portion) during the three and six months ended June 30, 2011 and 2010.

(1)
Includes the amortization of amounts in "Accumulated other comprehensive income" associated with the de-designation of a previous cash flow hedging relationship.

		Amount of Gain or (Loss) Recognized in Income on Derivative
		Three Months Ended June 30,
	Location of Gain or (Loss) Recognized on Derivative
		2011	2010
Derivatives Not Designated as Hedging Instruments under ASC 815:
Gasoline swaps	Direct operating	$(0.2)	$(2.5)
Interest rate caps	Selling, general and administrative	—	(0.6)
Foreign exchange forward contracts	Selling, general and administrative	(7.3)	(10.1)
Foreign exchange options	Selling, general and administrative	—	—

Total		$(7.5)	$(13.2)

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 13—Financial Instruments (Continued)

		Amount of Gain or (Loss) Recognized in Income on Derivative
		Six Months Ended June 30,
	Location of Gain or (Loss) Recognized on Derivative
		2011	2010
Derivatives Not Designated as Hedging Instruments under ASC 815:
Gasoline swaps	Direct operating	$2.9	$(1.7)
Interest rate caps	Selling, general and administrative	—	(2.3)
Foreign exchange forward contracts	Selling, general and administrative	(7.9)	(1.4)
Foreign exchange options	Selling, general and administrative	—	(0.1)

Total		$(5.0)	$(5.5)

        In conjunction with the refinanced Series 2009-1 Notes and the new Series 2010-2 Notes, HVF purchased an interest rate cap for $6.7 million, with a maximum notional amount equal to the refinanced Series 2009-1 Notes and the new Series 2010-2 Notes with a combined maximum principal amount of $2.1 billion, a strike rate of 5% and expected maturity date of March 25, 2013. Additionally, Hertz sold a 5% interest rate cap for $6.2 million, with a matching notional amount and term to the HVF interest rate cap. Also in December 2010, the Australian Securitization was completed and our Australian operating subsidiary purchased an interest rate cap for $0.5 million, with a maximum notional amount equal to the Australian Securitization maximum principal amount of A$250 million, a strike rate of 7% and expected maturity date of December 2012. Additionally, Hertz sold a 7% interest rate cap, for $0.4 million with a matching notional amount and term to the Australian operating subsidiary's interest rate cap. The fair values of all interest rate caps were calculated using a discounted cash flow method and applying observable market data (i.e. the 1-month LIBOR yield curve and credit default swap spreads). Gains and losses resulting from changes in the fair value of these interest rate caps are included in our results of operations in the periods incurred.

        We purchase unleaded gasoline and diesel fuel at prevailing market rates and maintain a program to manage our exposure to changes in fuel prices through the use of derivative commodity instruments. We currently have in place swaps to cover a portion of our fuel price exposure through January 2012. We presently hedge a portion of our overall unleaded gasoline and diesel fuel purchases with commodity swaps and have contracts in place that settle on a monthly basis. As of June 30, 2011, our outstanding commodity instruments for unleaded gasoline and diesel fuel totaled approximately 6.6 million gallons and 1.8 million gallons, respectively. The fair value of these commodity instruments was calculated using a discounted cash flow method and applying observable market data (i.e., NYMEX RBOB Gasoline and U.S. Department of Energy surveys, etc.). Gains and losses resulting from changes in the fair value of these commodity instruments are included in our results of operations in the periods incurred.

        We manage our foreign currency risk primarily by incurring, to the extent practicable, operating and financing expenses in the local currency in the countries in which we operate, including making fleet and equipment purchases and borrowing for working capital needs. Also, we have purchased foreign exchange options to manage exposure to fluctuations in foreign exchange rates for selected marketing

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 13—Financial Instruments (Continued)

programs. The effect of exchange rate changes on these financial instruments would not materially affect our consolidated financial position, results of operations or cash flows. Our risks with respect to foreign exchange options are limited to the premium paid for the right to exercise the option and the future performance of the option's counterparty. Premiums paid for options outstanding as of June 30, 2011, were approximately $0.2 million. We limit counterparties to the transactions to financial institutions that have strong credit ratings. As of June 30, 2011 and December 31, 2010, the total notional amount of these foreign exchange options was $7.1 million and $3.5 million, respectively. As of June 30, 2011, these foreign exchange options mature through January 2012. The fair value of the foreign exchange options was calculated using a discounted cash flow method and applying observable market data (i.e. foreign currency exchange rates). Gains and losses resulting from changes in the fair value of these options are included in our results of operations in the periods incurred.

        We also manage exposure to fluctuations in currency risk on intercompany loans we make to certain of our subsidiaries by entering into foreign currency forward contracts at the time of the loans which are intended to offset the impact of foreign currency movements on the underlying intercompany loan obligations. As of June 30, 2011 and December 31, 2010, the total notional amount of these forward contracts was $808.8 million and $721.8 million, respectively. As of June 30, 2011 these foreign currency forward contracts mature within four months. The fair value of these foreign currency forward contracts was calculated based on foreign currency forward exchange rates.

        On October 1, 2006, we designated our 7.875% Senior Notes due 2014 as an effective net investment hedge of our Euro-denominated net investment in our international operations. As a result of this net investment hedge designation, as of June 30, 2011 and December 31, 2010, losses of $21.7 million (net of tax of $14.7 million) and $6.8 million (net of tax of $5.1 million), respectively, attributable to the translation of our 7.875% Senior Notes due 2014 into the U.S. dollar are recorded in our condensed consolidated balance sheet in "Accumulated other comprehensive income."

Note 14—Related Party Transactions

Relationship with Hertz Investors, Inc., Hertz Holdings and the Sponsors

        Other than as disclosed below, in the six months ended June 30, 2011, there were no material changes to our relationship with Hertz Investors, Inc., Hertz Holdings or the Sponsors.

        On March 31, 2011, the Sponsors sold 50 million of our common shares to Goldman, Sachs & Co. as the sole underwriter in the registered public offering of those shares. Following this offering, the Sponsors continue to own an aggregate of approximately 160 million shares, or approximately 39% of Hertz Holdings' outstanding common stock.

Financing Arrangements with Related Parties

        Affiliates of BAMLCP (which is one of the Sponsors), including Merrill Lynch & Co., Inc., Bank of America, N.A. and certain of their affiliates (which are stockholders of Hertz Holdings), have provided various investment and commercial banking and financial advisory services to us for which they have received customary fees and commissions. In addition, these parties have acted as agents, lenders, purchasers and/or underwriters to us under our respective financing arrangements, for which they have received customary fees, commissions, expenses and/or other compensation. More specifically, these

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 14—Related Party Transactions (Continued)

parties have acted in the following capacities, or similar capacities, with respect to our financing arrangements: lenders and/or agents under the Senior Credit Facilities, the U.S. Fleet Financing Facility and certain of the U.S. Fleet Variable Funding Notes; purchasers and/or underwriters under the Senior Notes and certain of the U.S. Fleet Medium Term Notes; and structuring advisors and/or agents under the ABS Program.

        As of June 30, 2011 and December 31, 2010, approximately $197 million and $255 million, respectively, of our outstanding debt was with related parties.

        See Note 7—Debt.

        On June 29, 2007, we entered into a master loan agreement with Hertz Holdings. The maximum amount which may be borrowed by us under this facility is $100 million. The facility expires on June 29, 2012, or on an earlier date if mutually agreed by both parties. The interest rate is based on the U.S. Dollar LIBOR rate plus the margin in effect for the Eurocurrency Loans under our Senior ABL Facility. As of June 30, 2011 and December 31, 2010, $1.6 million and $1.4 million in borrowings were outstanding, respectively.

Note 15—Contingencies and Off-Balance Sheet Commitments

Off-Balance Sheet Commitments

        As of June 30, 2011 and December 31, 2010, the following guarantees (including indemnification commitments) were issued and outstanding.

Indemnification Obligations

        In the ordinary course of business, we execute contracts involving indemnification obligations customary in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnification obligations might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnification obligations would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnification obligations and have accrued for expected losses that are probable and estimable. The types of indemnification obligations for which payments are possible include the following:

Sponsors; Directors

        We have entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings' stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and we will indemnify the Sponsors, Hertz Holdings' stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. We do not believe that these

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 15—Contingencies and Off-Balance Sheet Commitments (Continued)

indemnifications are reasonably likely to have a material impact on us. Hertz Holdings has entered into indemnification agreements with each of its directors.

Environmental

        We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable expenses that we expect to incur for such matters have been accrued, and those expenses are reflected in our condensed consolidated financial statements. As of June 30, 2011 and December 31, 2010, the aggregate amounts accrued for environmental liabilities including liability for environmental indemnities, reflected in our condensed consolidated balance sheets in "Accrued liabilities" were $1.7 million and $1.6 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including on-going maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the sites. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

Legal Proceedings

        From time to time we are a party to various legal proceedings. We are currently a defendant in numerous actions and have received numerous claims on which actions have not yet been commenced for public liability and property damage arising from the operation of motor vehicles and equipment rented from us and our licensees. The obligation for public liability and property damage on self-insured U.S. and international vehicles and equipment, as stated on our balance sheet, represents an estimate for both reported accident claims not yet paid and claims incurred but not yet reported. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. At June 30, 2011 and December 31, 2010 our liability recorded for public liability and property damage matters was $286.0 million and $278.7 million, respectively. We believe that our analysis was based on the most relevant information available, combined with reasonable assumptions, and that we may prudently rely on this information to determine the estimated liability. We note the liability is subject to significant uncertainties. The adequacy of the liability reserve is regularly monitored based on evolving accident claim history and insurance related state legislation changes. If our estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 15—Contingencies and Off-Balance Sheet Commitments (Continued)

        For a detailed description of certain of our legal proceedings please see Note 11 of the Notes to our audited annual consolidated financial statements included in our Form 10-K under the caption "Item 8—Financial Statements and Supplementary Data."

        The following recent development pertaining to a legal proceeding described in our Form 10-K is furnished on a supplemental basis:

        In May 2011, the judge in the related cases of Janet Sobel et al. v. The Hertz Corporation and Lydia Lee et al. v. Enterprise Rent-A-Car Company et al. denied the plaintiffs' motion for final approval of the proposed settlement and denied the plaintiffs' motion for attorneys' fees, expenses and incentive awards as moot. The court concluded that the absence of evidence as to the actual value to the class of the coupons offered in settlement and the value of the claims to be surrendered precluded a finding that the settlement is fair, reasonable and adequate.

        None of the other legal proceedings described in our Form 10-K have experienced material changes.

        In addition to the above mentioned and those described in our Form 10-K or in our other filings with Securities and Exchange Commission, various other legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries. Other than with respect to the aggregate claims for public liability and property damage pending against us, management does not believe that any of the matters resolved, or pending against us, are material to us and our subsidiaries taken as a whole.

        We have established reserves for matters where we believe that the losses are probable and reasonably estimated. Other than with respect to the reserve established for claims for public liability and property damage, none of those reserves are material. For matters where we have not established a reserve, the ultimate outcome or resolution cannot be predicted at this time, or the amount of ultimate loss, if any, cannot be reasonably estimated. Litigation is subject to many uncertainties and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed in our Form 10-K or in our other filings with Securities and Exchange Commission, could be decided unfavorably to us or any of our subsidiaries involved. Accordingly, it is possible that an adverse outcome from such a proceeding could exceed the amount accrued in an amount that could be material to our consolidated financial condition, results of operations or cash flows in any particular reporting period.

Note 16—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements

        The following condensed consolidating financial information presents the Condensed Consolidating Balance Sheets as of June 30, 2011 and December 31, 2010 and the Condensed Consolidating Statements of Operations for the three and six month periods ended June 30, 2011 and 2010, and Statements of Cash Flows for the six months ended June 30, 2011 and 2010, of (a) The Hertz Corporation, ("the Company" or "the Parent"); (b) the Parent's subsidiaries that guarantee the Parent's indebtedness, or the Guarantor Subsidiaries; (c) the Parent's subsidiaries that do not guarantee the Parent's indebtedness, or the Non-Guarantor Subsidiaries; (d) elimination entries necessary to consolidate the Parent with the Guarantor Subsidiaries and Non-Guarantor Subsidiaries; and of (e) the Company on a consolidated basis.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 16—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements (Continued)

        Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. Separate financial statements and other disclosures with respect to the Guarantor Subsidiaries have not been provided as management believes the following information is sufficient, as the Guarantor Subsidiaries are 100% owned by the Parent and all guarantees are full and unconditional and joint and several. Additionally, substantially all of the assets of the Guarantor Subsidiaries are pledged under the Senior Credit Facilities, and consequently will not be available to satisfy the claims of our general creditors.

        We have revised our Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2010 to reflect a reclassification of revenue earning equipment proceeds between the operating and investing sections of the Parent and Non-Guarantor Subsidiaries. We previously reported "Net cash provided by operating activities" of $361.5 million for the Parent and $880.7 million for the Non-Guarantor Subsidiaries for the six months ended June 30, 2010. We previously reported "Net cash used in investing activities" of $45.5 million for the Parent and $2,406.0 million for the Non-Guarantor Subsidiaries for the six months ended June 30, 2010. We have also revised our Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2010 to reflect a reclassification of certain payments to a third party finance company for purchases of revenue earning equipment between the investing and financing sections of the Non-Guarantor Subsidiaries. We previously reported "Net cash provided by financing activities" of $1,286.1 million for the Non-Guarantor Subsidiaries for the six months ended June 30, 2010. There was no impact to The Hertz Corporation's Consolidated Statement of Cash Flows. Management has concluded that this footnote revision is not material to our previously issued financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 16—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
June 30, 2011
(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
ASSETS
Cash and cash equivalents	$305,177	$4,419	$437,984	$—	$747,580
Restricted cash and cash equivalents	17,911	14,455	241,923	—	274,289
Receivables, less allowance for doubtful accounts	243,085	171,616	1,032,469	—	1,447,170
Due from Hertz affiliate	806,262	55,169	651,897	(1,513,328)	—
Inventories, at lower cost or market	29,016	31,722	39,261	—	99,999
Prepaid expenses and other assets	2,013,678	7,432	161,837	(1,724,754)	458,193
Revenue earning equipment, net	176,601	1,267,555	9,781,197	—	11,225,353
Property and equipment, net	784,680	170,856	263,006	—	1,218,542
Investment in subsidiaries, net	4,256,989	27,416	—	(4,284,405)	—
Other intangible assets, net	104,755	2,326,882	90,903	—	2,522,540
Goodwill	71,835	12,502	222,875	—	307,212

Total assets	$8,809,989	$4,090,024	$12,923,352	$(7,522,487)	$18,300,878

LIABILITIES AND EQUITY
Due to Hertz affiliate	$706,761	$220,708	$587,437	$(1,513,328)	$1,578
Accounts payable	111,800	141,467	1,307,589	—	1,560,856
Accrued liabilities	691,318	38,170	312,441	—	1,041,929
Accrued taxes	61,925	173,137	152,890	(226,098)	161,854
Debt	4,627,667	104	6,667,983	—	11,295,754
Public liability and property damage	105,699	16,434	163,885	—	286,018
Deferred taxes on income	—	1,277,985	1,654,004	(1,498,656)	1,433,333

Total liabilities	6,305,170	1,868,005	10,846,229	(3,238,082)	15,781,322

Equity:
The Hertz Corporation and Subsidiaries stockholder's equity	2,504,819	2,222,019	2,062,386	(4,284,405)	2,504,819
Noncontrolling interest	—	—	14,737	—	14,737

Total equity	2,504,819	2,222,019	2,077,123	(4,284,405)	2,519,556

Total liabilities and equity	$8,809,989	$4,090,024	$12,923,352	$(7,522,487)	$18,300,878

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 16—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2010
(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
ASSETS
Cash and cash equivalents	$1,754,378	$5,180	$614,448	$—	$2,374,006
Restricted cash and cash equivalents	16,092	25,468	166,016	—	207,576
Receivables, less allowance for doubtful accounts	265,195	166,483	924,875	—	1,356,553
Due from Hertz affiliate	501,735	47,166	313,466	(862,367)	—
Inventories, at lower cost or market	21,164	31,734	34,531	—	87,429
Prepaid expenses and other assets	1,756,704	6,814	169,539	(1,588,131)	344,926
Revenue earning equipment, net	166,316	1,265,641	7,507,452	—	8,939,409
Property and equipment, net	735,770	178,691	249,108	—	1,163,569
Investment in subsidiaries, net	4,044,084	47,109	—	(4,091,193)	—
Other intangible assets, net	114,840	2,334,500	101,219	—	2,550,559
Goodwill	71,835	9,971	218,368	—	300,174

Total assets	$9,448,113	$4,118,757	$10,299,022	$(6,541,691)	$17,324,201

LIABILITIES AND EQUITY
Due to Hertz affiliate	$360,069	$191,832	$311,862	$(862,367)	$1,396
Accounts payable	144,261	177,170	623,542	—	944,973
Accrued liabilities	681,125	30,961	355,916	—	1,068,002
Accrued taxes	51,916	174,553	22,331	(112,403)	136,397
Debt	5,601,707	112	5,317,526	—	10,919,345
Public liability and property damage	110,346	16,939	151,400	—	278,685
Deferred taxes on income	—	1,284,768	1,651,172	(1,475,728)	1,460,212

Total liabilities	6,949,424	1,876,335	8,433,749	(2,450,498)	14,809,010

Equity:
The Hertz Corporation and Subsidiaries stockholder's equity	2,498,689	2,242,422	1,848,771	(4,091,193)	2,498,689
Noncontrolling interest	—	—	16,502	—	16,502

Total equity	2,498,689	2,242,422	1,865,273	(4,091,193)	2,515,191

Total liabilities and equity	$9,448,113	$4,118,757	$10,299,022	$(6,541,691)	$17,324,201

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 16—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Three Months Ended June 30, 2011
(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$1,022,145	$237,359	$1,417,951	$(605,162)	$2,072,293

Expenses:
Direct operating	576,641	172,021	438,644	—	1,187,306
Depreciation of revenue earning equipment	511,166	54,776	458,889	(605,162)	419,669
Selling, general and administrative	91,582	23,169	80,747	—	195,498
Interest expense	70,558	8,358	74,673	—	153,589
Interest income	(51)	(7)	(1,488)	—	(1,546)
Other (income) expense, net	10,655	—	146	—	10,801

Total expenses	1,260,551	258,317	1,051,611	(605,162)	1,965,317

Income (loss) before income taxes, noncontrolling interest and equity in earnings (losses) of subsidiaries	(238,406)	(20,958)	366,340	—	106,976
(Provision) benefit for taxes on income	75,968	6,619	(122,380)	—	(39,793)

Net income (loss)	(162,438)	(14,339)	243,960	—	67,183
Noncontrolling interest	—	—	(5,087)	—	(5,087)
Equity in earnings (losses) of subsidiaries (net of tax)	224,534	(2,347)	—	(222,187)	—

Net income (loss) attributable to The Hertz Corporation and Subsidiaries' common stockholder	$62,096	$(16,686)	$238,873	$(222,187)	$62,096

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 16—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2011
(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$1,952,498	$456,227	$2,625,578	$(1,182,007)	$3,852,296

Expenses:
Direct operating	1,132,819	312,876	815,276	—	2,260,971
Depreciation of revenue earning equipment	976,851	113,352	947,562	(1,182,007)	855,758
Selling, general and administrative	179,763	42,939	154,986	—	377,688
Interest expense	175,042	15,514	147,794	—	338,350
Interest income	(410)	(8)	(2,984)	—	(3,402)
Other (income) expense, net	62,396	(9)	290		62,677

Total expenses	2,526,461	484,664	2,062,924	(1,182,007)	3,892,042

Income (loss) before income taxes, noncontrolling interest and equity in earnings (losses) of subsidiaries	(573,963)	(28,437)	562,654	—	(39,746)
(Provision) benefit for taxes on income	182,692	9,018	(204,075)	—	(12,365)

Net income (loss)	(391,271)	(19,419)	358,579	—	(52,111)
Less: Net income attributable to noncontrolling interest	—	—	(8,760)	—	(8,760)
Equity in earnings (losses) of subsidiaries (net of tax)	330,400	(3,304)	—	(327,096)	—

Net income (loss) attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(60,871)	$(22,723)	$349,819	$(327,096)	$(60,871)

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 16—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Three Months Ended June 30, 2010
(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$993,816	$199,583	$1,303,526	$(617,339)	$1,879,586

Expenses:
Direct operating	556,393	140,424	378,220	—	1,075,037
Depreciation of revenue earning equipment	487,276	56,832	529,951	(617,339)	456,720
Selling, general and administrative	92,118	17,777	62,108	—	172,003
Interest expense	72,257	7,118	97,846	—	177,221
Interest and other income, net	(43)	(2)	(6,746)	—	(6,791)

Total expenses	1,208,001	222,149	1,061,379	(617,339)	1,874,190

Income (loss) before income taxes, noncontrolling interest and equity in earnings (losses) of subsidiaries	(214,185)	(22,566)	242,147	—	5,396
Provision (benefit) for taxes on income (loss)	23,230	2,818	(34,293)	—	(8,245)

Net income (loss)	(190,955)	(19,748)	207,854	—	(2,849)
Less: Net income attributable to noncontrolling interest	—	—	(4,673)	—	(4,673)
Equity in earnings (losses) of subsidiaries (net of tax)	183,433	(1,426)	—	(182,007)	—

Net income (loss) attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(7,522)	$(21,174)	$203,181	$(182,007)	$(7,522)

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 16—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2010
(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$1,906,734	$381,370	$2,430,730	$(1,178,360)	$3,540,474

Expenses:
Direct operating	1,094,714	260,701	732,621	—	2,088,036
Depreciation of revenue earning equipment	968,993	116,088	1,009,172	(1,178,360)	915,893
Selling, general and administrative	170,274	34,712	134,734	—	339,720
Interest expense	142,418	14,363	190,029	—	346,810
Interest and other income, net	(92)	(3)	(8,974)	—	(9,069)

Total expenses	2,376,307	425,861	2,057,582	(1,178,360)	3,681,390

Income (loss) before income taxes, noncontrolling interest and equity in earnings (losses) of subsidiaries	(469,573)	(44,491)	373,148	—	(140,916)
Provision (benefit) for taxes on income (loss)	81,133	7,964	(83,129)	—	5,968

Net income (loss)	(388,440)	(36,527)	290,019	—	(134,948)
Less: Net income attributable to noncontrolling interest	—	—	(8,251)	—	(8,251)
Equity in earnings (losses) of subsidiaries (net of tax)	245,241	(1,791)	—	(243,450)	—

Net income (loss) attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(143,199)	$(38,318)	$281,768	$(243,450)	$(143,199)

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 16—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Six Months Ended June 30, 2011
(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Net cash provided by (used in) operating activities	$388,425	$132,542	$452,580	$(273,946)	$699,601

Cash flows from investing activities:
Net change in restricted cash and cash equivalents	(1,819)	11,014	(69,428)	—	(60,233)
Revenue earning equipment expenditures	(103,214)	(189,323)	(5,174,319)	—	(5,466,856)
Proceeds from disposal of revenue earning equipment	66,993	56,343	3,365,554	—	3,488,890
Property and equipment expenditures	(82,334)	(11,537)	(31,499)	—	(125,370)
Proceeds from disposal of property and equipment	11,793	2,803	13,792	—	28,388
Capital contributions to subsidiaries	(1,801,000)	—	—	1,801,000	—
Return of capital from subsidiaries	1,251,054	—	—	(1,251,054)	—
Acquisitions, net of acquired	—	(500)	(10,476)	—	(10,976)
Purchase of short-term investments, net	(32,891)	—	—	—	(32,891)
Other investing activities	—	—	1,303	—	1,303

Net cash provided by (used in) investing activities	(691,418)	(131,200)	(1,905,073)	549,946	(2,177,745)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,426,505	—	602,086	—	3,028,591
Payment of long-term debt	(3,585,159)	(8)	(46,305)	—	(3,631,472)
Short-term borrowings:
Proceeds	—	—	285,803	—	285,803
Payments	(8,596)	—	(480,621)	—	(489,217)
Proceeds (payments) under the revolving lines of credit, net	110,872	(2,095)	620,078	—	728,855
Distributions to noncontrolling interest	—	—	(10,500)	—	(10,500)
Capital contributions received from parent	—	—	1,801,000	(1,801,000)	—
Payment of dividends and return of capital	(12,450)	—	(1,525,000)	1,525,000	(12,450)
Proceeds from employee stock purchase plan	1,716	—	—	—	1,716
Loan from Hertz Global Holdings, Inc.	182	—	—	—	182
Payment of financing costs	(79,278)	—	(2,114)	—	(81,392)

Net cash provided by (used in) financing activities	(1,146,208)	(2,103)	1,244,427	(276,000)	(179,884)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	31,602	—	31,602

Net decrease in cash and cash equivalents during the period	(1,449,201)	(761)	(176,464)	—	(1,626,426)
Cash and cash equivalents at beginning of period	1,754,378	5,180	614,448	—	2,374,006

Cash and cash equivalents at end of period	$305,177	$4,419	$437,984	$—	$747,580

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 16—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Six Months Ended June 30, 2010
(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Net cash provided by (used in) operating activities	$361,230	$14,695	$846,626	$(191,420)	$1,031,131

Cash flows from investing activities:
Net change in restricted cash and cash equivalents	1,801	(3,492)	(387,551)	—	(389,242)
Revenue earning equipment expenditures	(72,362)	(36,776)	(5,208,160)	—	(5,317,298)
Proceeds from disposal of revenue earning equipment	43,550	33,015	3,366,945	—	3,443,510
Property and equipment expenditures	(44,545)	(9,867)	(37,606)	—	(92,018)
Proceeds from disposal of property and equipment	117	8,538	6,539	—	15,194
Capital contributions to subsidiaries	(301,521)	—	—	301,521	—
Return of capital from subsidiaries	324,490	—	—	(324,490)	—
Acquisitions, net of cash acquired	—	—	(157)	—	(157)
Purchase of short-term investments, net	3,183	94	(106)	—	3,171
Other investing activities	—	—	817	—	817

Net cash provided by (used in) investing activities	(45,287)	(8,488)	(2,259,279)	(22,969)	(2,336,023)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	8,018	—	673,352	—	681,370
Payment of long-term debt	(65,550)	(39)	(691,375)	—	(756,964)
Short-term borrowings:
Proceeds	9,621	—	265,109	—	274,730
Repayments	—	—	(281,009)	—	(281,009)
Proceeds (payments) under the revolving lines of credit, net	(23,755)	(4,298)	1,451,456	—	1,423,403
Distributions to noncontrolling interest	—	—	(7,630)	—	(7,630)
Capital contributions received from parent	—	—	301,521	(301,521)	—
Payment of dividends and return of capital	(12,500)	—	(515,910)	515,910	(12,500)
Proceeds from employee stock purchase plan	1,222	—	—	—	1,222
Loan from Hertz Global Holdings, Inc.	(5,607)	—	—	—	(5,607)
Payment of financing costs	(2,944)	—	(22,028)	—	(24,972)

Net cash provided by (used in) financing activities	(91,495)	(4,337)	1,173,486	214,389	1,292,043

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(75,836)	—	(75,836)

Net change in cash and cash equivalents during the period	224,448	1,870	(315,003)	—	(88,685)
Cash and cash equivalents at beginning of period	108,522	6,069	870,876	—	985,467

Cash and cash equivalents at end of period	$332,970	$7,939	$555,873	$—	$896,782

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unaudited

Note 17—Subsequent Events

        On July 12, 2011, Hertz entered into a definitive merger agreement under which it will acquire a fleet leasing and management services company, Donlen Corporation, or "Donlen," for an aggregate purchase price of $250 million, subject to adjustment either upward or downward based on the net assets of Donlen at closing. In addition, Hertz will assume or refinance approximately $680 million of Donlen's outstanding fleet debt. The transaction is subject to customary closing conditions and regulatory approvals and has been approved by the board of directors and stockholders of Donlen.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder
of The Hertz Corporation:

        In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of The Hertz Corporation and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 28, 2011

THE HERTZ CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)

	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$2,374,006	$985,467
Restricted cash and cash equivalents	207,576	365,159
Receivables, less allowance for doubtful accounts of $19,708 and $21,268	1,356,553	1,329,647
Inventories, at lower of cost or market	87,429	93,415
Prepaid expenses and other assets	344,926	289,990
Revenue earning equipment, at cost:
Cars	8,435,077	8,205,579
Less accumulated depreciation	(1,199,355)	(1,186,299)
Other equipment	2,756,101	2,582,029
Less accumulated depreciation	(1,052,414)	(749,724)

Total revenue earning equipment	8,939,409	8,851,585

Property and equipment, at cost:
Land, buildings and leasehold improvements	1,071,987	1,023,891
Service equipment and other	900,271	838,906

	1,972,258	1,862,797
Less accumulated depreciation	(808,689)	(674,668)

Total property and equipment	1,163,569	1,188,129

Other intangible assets, net	2,550,559	2,597,682
Goodwill	300,174	295,350

Total assets	$17,324,201	$15,996,424

LIABILITIES AND EQUITY
Accounts payable	$944,973	$658,671
Due to Hertz Global Holdings, Inc.	1,396	7,569
Accrued salaries and other compensation	439,217	465,281
Other accrued liabilities	628,785	557,477
Accrued taxes	136,397	125,806
Debt	10,919,345	9,997,014
Public liability and property damage	278,685	277,828
Deferred taxes on income	1,460,212	1,432,705

Total liabilities	14,809,010	13,522,351

Commitments and contingencies
Equity:
The Hertz Corporation and Subsidiaries stockholder's equity
Common Stock, $0.01 par value, 3,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid-in capital	3,452,019	3,410,518
Accumulated deficit	(991,153)	(950,407)
Accumulated other comprehensive income (loss)	37,823	(3,331)

Total The Hertz Corporation and Subsidiaries stockholder's equity	2,498,689	2,456,780
Noncontrolling interest	16,502	17,293

Total equity	2,515,191	2,474,073

Total liabilities and equity	$17,324,201	$15,996,424

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars)

	Years ended December 31,
	2010	2009	2008
Revenues:
Car rental	$6,355,205	$5,872,905	$6,730,349
Equipment rental	1,069,820	1,110,243	1,657,277
Other	137,509	118,359	137,429

Total revenues	7,562,534	7,101,507	8,525,055

Expenses:
Direct operating	4,282,351	4,084,176	4,930,018
Depreciation of revenue earning equipment and lease charges	1,868,147	1,931,358	2,194,164
Selling, general and administrative	664,442	641,003	769,639
Interest expense	726,539	653,661	870,490
Interest and other income, net	(12,310)	(64,437)	(24,761)
Impairment charges	—	—	1,168,900

Total expenses	7,529,169	7,245,761	9,908,450

Income (loss) before income taxes	33,365	(144,254)	(1,383,395)
(Provision) benefit for taxes on income	(33,728)	48,398	197,657

Net loss	(363)	(95,856)	(1,185,738)
Less: Net income attributable to noncontrolling interest	(17,383)	(14,679)	(20,786)

Net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(17,746)	$(110,535)	$(1,206,524)

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In Thousands of Dollars, except share data)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital	Retained Earnings (Deficit)		Non- controlling Interest	Total Equity
	Shares	Amount
Balance at:
December 31, 2007	100	$—	$2,353,911	$366,652	$170,507	$21,028	$2,912,098
Net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder				(1,206,524)			(1,206,524)
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $(28,429)					(44,012)		(44,012)
Translation adjustment changes, net of tax of $(7,606)					(163,359)		(163,359)
Unrealized holding gains on securities, net of tax of $6					120		120
Unrealized gain on Euro-denominated debt, net of tax of $5,665					12,116		12,116
Defined benefit pension plans:
Amortization or settlement recognition of net gain					505		505
Net loss arising during the period					(114,279)		(114,279)
Income tax related to defined pension plans					38,267		38,267

Defined benefit pension plans, net					(75,507)		(75,507)

Total Comprehensive Loss							(1,477,166)

Dividend payment to noncontrolling interest						(24,150)	(24,150)
Net income relating to noncontrolling interest						20,786	20,786
Stock-based employee compensation charges, net of tax of $643			27,380				27,380
Hertz Holdings common and phantom shares issued to Directors			393				393

December 31, 2008	100	—	2,381,684	(839,872)	(100,135)	17,664	1,459,341
Net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder				(110,535)			(110,535)
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $(25,555)					39,852		39,852
Translation adjustment changes, net of tax of $3,100					77,528		77,528
Unrealized holding losses on securities, net of tax of $0					(20)		(20)
Unrealized loss on Euro-denominated debt, net of tax of $5,182					(3,509)		(3,509)
Defined benefit pension plans:
Amortization or settlement recognition of net gain					1,132		1,132
Net loss arising during the period					(31,864)		(31,864)
Income tax related to defined pension plans					13,685		13,685

Defined benefit pension plans, net					(17,047)		(17,047)

Total Comprehensive Loss							(13,731)

Dividend payment to noncontrolling interest						(15,050)	(15,050)
Net income relating to noncontrolling interest						14,679	14,679
Stock-based employee compensation charges, net of tax of $0			35,464				35,464
Capital invested by Hertz Global Holdings, Inc.			990,117				990,117
Proceeds from employee stock purchase plan			2,823				2,823
Hertz Holdings common and phantom shares issued to Directors			430				430

December 31, 2009	100	—	3,410,518	(950,407)	(3,331)	17,293	2,474,073
Net loss attributable to The Hertz Corporation and Subsidiaries' common stockholder				(17,746)			(17,746)
Dividends paid to Hertz Global Holdings, Inc.				(23,000)			(23,000)
Unrealized loss on investment, net of tax of $0					(19)		(19)
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $31,885					49,759		49,759
Translation adjustment changes, net of tax of $6,938					(17,213)		(17,213)
Unrealized holding gains on securities, net of tax of $0					31		31
Unrealized gain on Euro-denominated debt, net of tax of $12,656					12,358		12,358
Defined benefit pension plans:
Amortization or settlement recognition of net gain					4,073		4,073
Net loss arising during the period					(8,629)		(8,629)
Income tax related to defined pension plans					794		794

Defined benefit pension plans, net					(3,762)		(3,762)

Total Comprehensive Income							408

Dividend payment to noncontrolling interest						(18,200)	(18,200)
Net income relating to noncontrolling interest						17,409	17,409
Stock-based employee compensation charges, net of tax of $0			36,560				36,560
Excess tax benefits from exercise of stock options			(258)				(258)
Proceeds from employee stock purchase plan			3,774				3,774
Hertz Holdings common and phantom shares issued to Directors			1,425				1,425

December 31, 2010	100	$—	$3,452,019	$(991,153)	$37,823	$16,502	$2,515,191

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands of Dollars)

	Years ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(363)	$(95,856)	$(1,185,738)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of revenue earning equipment	1,789,903	1,849,674	2,085,665
Depreciation of property and equipment	154,031	159,693	172,848
Amortization of other intangible assets	64,713	66,059	66,282
Amortization and write-off of deferred financing costs	70,825	57,471	70,193
Amortization of debt discount	20,968	27,742	17,908
Gain on debt buyback	—	(48,472)	—
Stock-based compensation charges	36,560	35,464	28,023
(Gain) loss on derivatives	10,810	(1,552)	22,938
Amortization and ineffectiveness of cash flow hedges	68,815	74,597	11,807
Provision for losses on doubtful accounts	19,667	27,951	31,068
Asset writedowns	20,448	36,063	93,211
Deferred taxes on income	(19,471)	117,374	(235,913)
Gain on sale of property and equipment	(5,740)	(1,072)	(9,602)
Impairment charges	—	—	1,168,900
Changes in assets and liabilities, net of effects of acquisition:
Receivables	(3,145)	34,539	46,887
Inventories, prepaid expenses and other assets	(61,871)	7,554	17,934
Accounts payable	118,011	(227,479)	108,530
Accrued liabilities	(53,457)	(181,452)	(54,223)
Accrued taxes	10,281	(201,902)	(101)
Public liability and property damage	(3,058)	(34,536)	(20,068)

Net cash provided by operating activities	2,237,927	1,701,860	2,436,549

Cash flows from investing activities:
Net change in restricted cash and cash equivalents	160,516	368,721	(71,836)
Revenue earning equipment expenditures	(8,440,872)	(7,527,317)	(10,150,982)
Proceeds from disposal of revenue earning equipment	7,518,446	6,106,624	8,619,715
Property and equipment expenditures	(179,209)	(100,701)	(193,766)
Proceeds from disposal of property and equipment	38,905	23,697	68,515
Acquisitions, net of cash acquired	(47,571)	(76,419)	(70,920)
(Purchase) sale of short-term investments, net	3,491	(3,492)	—
Other investing activities	2,726	828	(488)

Net cash used in investing activities	(943,568)	(1,208,059)	(1,799,762)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,635,713	1,200,896	22,565
Payment of long-term debt	(2,954,233)	(1,149,876)	(860,515)
Short-term borrowings:
Proceeds	490,490	364,065	396,679
Payments	(970,949)	(351,773)	(374,333)
Proceeds (payments) under the revolving lines of credit, net	1,026,070	(1,126,099)	198,761
Distributions to noncontrolling interest	(18,200)	(15,050)	(24,150)
Capital invested by Hertz Global Holdings, Inc.	—	990,117	—
Loan with Hertz Global Holdings, Inc.	(6,173)	(7,186)	6,273
Proceeds from employee stock purchase plan	3,208	2,400	—
Excess tax benefits from exercise of stock options	(258)	—	—
Dividends paid	(23,000)	—	—
Payment of financing costs	(78,151)	(45,017)	(61,223)

Net cash provided by (used in) financing activities	104,517	(137,523)	(695,943)

Effect of foreign exchange rate changes on cash and cash equivalents	(10,337)	35,192	(76,540)

Net change in cash and cash equivalents during the period	1,388,539	391,470	(135,696)
Cash and cash equivalents at beginning of period	985,467	593,997	729,693

Cash and cash equivalents at end of period	$2,374,006	$985,467	$593,997

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$508,183	$622,615	$764,539
Income taxes	50,688	31,321	33,408
Supplemental disclosures of non-cash flow information:
Purchases of revenue earning equipment included in accounts payable and other accrued liabilities	$266,354	$141,039	$347,581
Sales of revenue earning equipment included in receivables	504,217	537,862	1,025,832
Purchases of property and equipment included in accounts payable	37,379	38,210	19,490
Sales of property and equipment included in receivables	11,071	5,229	2,452

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Background

Background

        The Hertz Corporation together with its subsidiaries are referred to herein as "we," "our" and "us." The Hertz Corporation is referred to herein as "Hertz," 100% of Hertz outstanding capital stock is owned by Hertz Investors, Inc. (previously CCMG Corporation), and 100% of Hertz Investors, Inc.'s capital stock is owned by Hertz Holdings (previously known as CCMG Holdings, Inc.).

        We are a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Hertz was incorporated in Delaware in 1967. Ford Motor Company, or "Ford," acquired an ownership interest in Hertz in 1987. Prior to this, Hertz was a subsidiary of UAL Corporation (formerly Allegis Corporation), which acquired our outstanding capital stock from RCA Corporation in 1985.

        On December 21, 2005, investment funds associated with or designated by:

  •
  Clayton, Dubilier & Rice, Inc., or "CD&R,"

  •
  The Carlyle Group, or "Carlyle," and

  •
  BAML Capital Partners, or "BAMLCP" (formerly known as Merrill Lynch Global Private Equity),

or collectively the "Sponsors," acquired all of our common stock from Ford Holdings LLC. We refer to the acquisition of all of our common stock by the Sponsors as the "Acquisition." Following Hertz Holdings' initial public offering in November 2006 and subsequent offerings in June 2007, May 2009 and June 2009, the Sponsors currently own approximately 51% of the common stock of Hertz Holdings.

        In January 2009, Bank of America Corporation, or "Bank of America," acquired Merrill Lynch & Co., Inc., the parent company of BAMLCP. Accordingly, Bank of America is now an indirect beneficial owner of Hertz Holdings' common stock held by BAMLCP and certain of its affiliates.

Note 2—Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of The Hertz Corporation and our wholly-owned and majority-owned domestic and international subsidiaries. All significant intercompany transactions have been eliminated.

Use of Estimates and Assumptions

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or "GAAP," requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Actual results could differ materially from those estimates.

        Significant estimates inherent in the preparation of the consolidated financial statements include depreciation of revenue earning equipment, reserves for litigation and other contingencies, accounting for income taxes and related uncertain tax positions, pension costs valuation, useful lives and impairment of long-lived tangible and intangible assets, valuation of stock-based compensation, public liability and property damage reserves, reserves for restructuring, allowance for doubtful accounts and fair value of derivatives.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reclassifications

        Certain prior period amounts have been reclassified to conform with current reporting. For the years ended December 31, 2009 and 2008, we have revised net cash provided by operating activities and net cash used in investing activities within our consolidated statements of cash flows due to a gross up of cash lease payments relating to our revenue earning equipment in the non-cash add back previously included in depreciation of revenue earning equipment and proceeds from disposal of revenue earning equipment.

Revenue Recognition

        Rental and rental related revenue (including cost reimbursements from customers where we consider ourselves to be the principal versus an agent) are recognized over the period the revenue earning equipment is rented based on the terms of the rental or leasing contract. Revenue related to new equipment sales and consumables is recognized at the time of delivery to, or pick-up by, the customer and when collectability is reasonably assured. Fees from our licensees are recognized over the period the underlying licensees' revenue is earned (over the period the licensees' revenue earning equipment is rented).

        Sales tax amounts collected from customers have been recorded on a net basis.

Cash and Cash Equivalents and Other

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        In our Consolidated Statements of Cash Flows, we net cash flows from revolving borrowings in the line item "Proceeds (payments) under the revolving lines of credit, net." The contractual maturities of such borrowings may exceed 90 days in certain cases.

Restricted Cash and Cash Equivalents

        Restricted cash and cash equivalents includes cash and cash equivalents that are not readily available for our normal disbursements. Restricted cash and cash equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, for our Like-Kind Exchange Program, or "LKE Program," and to satisfy certain of our self-insurance regulatory reserve requirements. As of December 31, 2010 and 2009, the portion of total restricted cash and cash equivalents that was associated with our Fleet Debt facilities was $115.6 million and $295.0 million, respectively. The decrease in restricted cash and cash equivalents associated with our fleet debt of $179.4 million from December 31, 2009 to December 31, 2010, primarily related to payments to reduce fleet debt and the timing of purchases and sales of revenue earning vehicles and the temporary suspension of our U.S. car rental LKE Program. The suspension of the U.S. car rental LKE program enabled us to build liquidity in anticipation of future growth initiatives.

Receivables

        Receivables are stated net of allowances for doubtful accounts, and represent credit extended to manufacturers and customers that satisfy defined credit criteria. The estimate of the allowance for doubtful accounts is based on our historical experience and our judgment as to the likelihood of ultimate payment. Actual receivables are written-off against the allowance for doubtful accounts when we

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

determine the balance will not be collected. Bad debt expense is reflected as a component of Selling, general and administrative in our consolidated statements of operations.

Depreciable Assets

        The provisions for depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets, or in the case of revenue earning equipment over the estimated holding period, as follows:

Revenue Earning Equipment:
Cars	4 to 26 months
Other equipment	24 to 108 months
Buildings	4 to 50 years
Furniture and fixtures	1 to 15 years
Capitalized internal use software	1 to 15 years
Service cars and service equipment	1 to 13 years
Other intangible assets	3 to 15 years
Leasehold improvements	The shorter of their economic lives or the lease term.

        We follow the practice of charging maintenance and repairs, including the cost of minor replacements, to maintenance expense accounts. Costs of major replacements of units of property are capitalized to property and equipment accounts and depreciated on the basis indicated above. Gains and losses on dispositions of property and equipment are included in income as realized. When revenue earning equipment is acquired, we estimate the period that we will hold the asset, primarily based on historical measures of the amount of rental activity (e.g., automobile mileage and equipment usage) and the targeted age of equipment at the time of disposal. We also estimate the residual value of the applicable revenue earning equipment at the expected time of disposal. The residual values for rental vehicles are affected by many factors, including make, model and options, age, physical condition, mileage, sale location, time of the year and channel of disposition (e.g., auction, retail, dealer direct). The residual value for rental equipment is affected by factors which include equipment age and amount of usage. Depreciation is recorded on a straight-line basis over the estimated holding period. Depreciation rates are reviewed on a quarterly basis based on management's ongoing assessment of present and estimated future market conditions, their effect on residual values at the time of disposal and the estimated holding periods. Market conditions for used vehicle and equipment sales can also be affected by external factors such as the economy, natural disasters, fuel prices and incentives offered by manufacturers of new cars. These key factors are considered when estimating future residual values and assessing depreciation rates. As a result of this ongoing assessment, we make periodic adjustments to depreciation rates of revenue earning equipment in response to changed market conditions. Upon disposal of revenue earning equipment, depreciation expense is adjusted for the difference between the net proceeds received and the remaining net book value.

Environmental Liabilities

        The use of automobiles and other vehicles is subject to various governmental controls designed to limit environmental damage, including that caused by emissions and noise. Generally, these controls are met by the manufacturer, except in the case of occasional equipment failure requiring repair by us. To comply with environmental regulations, measures are taken at certain locations to reduce the loss of vapor during the fueling process and to maintain, upgrade and replace underground fuel storage tanks. We also incur and provide for expenses for the cleanup of petroleum discharges and other alleged

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

violations of environmental laws arising from the disposition of waste products. We do not believe that we will be required to make any material capital expenditures for environmental control facilities or to make any other material expenditures to meet the requirements of governmental authorities in this area. Liabilities for these expenditures are recorded at undiscounted amounts when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Public Liability and Property Damage

        The obligation for public liability and property damage on self-insured U.S. and international vehicles and equipment represents an estimate for both reported accident claims not yet paid, and claims incurred but not yet reported. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. The adequacy of the liability is regularly monitored based on evolving accident claim history and insurance related state legislation changes. If our estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results.

Pensions

        Our employee pension costs and obligations are dependent on our assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension costs and obligations.

Foreign Currency Translation and Transactions

        Assets and liabilities of international subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related translation adjustments are reflected in "Accumulated other comprehensive income (loss)" in the equity section of our consolidated balance sheet. As of December 31, 2010 and 2009, the accumulated foreign currency translation gain was $114.9 million and $132.1 million, respectively. Foreign currency gains and losses resulting from transactions are included in earnings.

Derivative Instruments

        We are exposed to a variety of market risks, including the effects of changes in interest rates, gasoline and diesel fuel prices and foreign currency exchange rates. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and have not been used for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage our exposure to counterparty nonperformance on such instruments. We account for all derivatives in accordance with GAAP, which requires that all derivatives be recorded on the balance sheet as either assets or liabilities measured at their fair value. The effective portion of changes in fair value of derivatives designated as cash flow hedging instruments is recorded as a component of other comprehensive income. The ineffective portion is recognized currently in earnings within the same line item as the hedged item, based upon the nature of the hedged item. For derivative instruments that are

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

not part of a qualified hedging relationship, the changes in their fair value are recognized currently in earnings. See Note 13—Financial Instruments.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Subsequent changes to enacted tax rates and changes to the global mix of earnings will result in changes to the tax rates used to calculate deferred taxes and any related valuation allowances. Provisions are not made for income taxes on undistributed earnings of international subsidiaries that are intended to be indefinitely reinvested outside the United States or are expected to be remitted free of taxes. Future distributions, if any, from these international subsidiaries to the United States or changes in U.S. tax rules may require a change to reflect tax on these amounts. See Note 8—Taxes on Income.

Advertising

        Advertising and sales promotion costs are expensed as incurred. Advertising costs are reflected as a component of "Selling, general and administrative" in our consolidated statements of operations and for the years ended December 31, 2010, 2009 and 2008 were $133.8 million, $113.1 million and $160.2 million, respectively.

Impairment of Long-Lived Assets and Intangibles

        We review goodwill and indefinite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the goodwill may not be recoverable, and also review goodwill annually, using a two-step process. The first step is to identify any potential impairment by comparing the carrying value of the reporting unit to its fair value. We estimate the fair value of our reporting units using a discounted cash flow methodology. The cash flows represent management's most recent planning assumptions. These assumptions are based on a combination of industry outlooks, views on general economic conditions, our expected pricing plans and expected future savings generated by our ongoing restructuring activities. If a potential impairment is identified, the second step is to compare the implied fair value of goodwill with its carrying amount to measure the impairment loss. The fair values of the assets are based upon our estimates of the discounted cash flows. An impairment charge is recognized for the amount, if any, by which the carrying value of an asset exceeds its implied fair value.

        Long-lived assets, other than goodwill and indefinite-lived intangible assets, are tested for impairment whenever events or changes in circumstances indicate that the carrying amounts of long-lived assets may not be recoverable. The recoverability of these assets are based upon our estimates of the undiscounted cash flows that are expected to result from the use and eventual disposition of the assets. An impairment charge is recognized for the amount, if any, by which the carrying value of an asset exceeds its fair value.

        Those intangible assets considered to have indefinite useful lives, including our trade name, are evaluated for impairment on an annual basis, by comparing the fair value of the intangible assets to their

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

carrying value. In addition, whenever events or changes in circumstances indicate that the carrying value of intangible assets might not be recoverable, we will perform an impairment review. We estimate the fair value of our indefinite lived intangible assets using the relief from royalty method. Intangible assets with finite useful lives are amortized over their respective estimated useful lives and reviewed for impairment in accordance with GAAP. We conducted the impairment review during the fourth quarter of 2010 and concluded that there was no impairment related to our goodwill and our other intangible assets. See Note 3—Goodwill and Other Intangible Assets.

Stock-Based Compensation

        We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. We have estimated the fair value of options issued at the date of grant using a Black-Scholes option-pricing model, which includes assumptions related to volatility, expected life, dividend yield and risk-free interest rate. See Note 6—Stock-Based Compensation.

        We are using equity accounting for restricted stock unit and performance stock unit awards. For restricted stock units the expense is based on the grant-date fair value of the stock and the number of shares that vest, recognized over the service period. For performance stock units the expense is based on the grant-date fair value of the stock, recognized over a two or three year service period depending upon a performance condition. For performance stock units, we re-assess the probability of achievement at each reporting period and adjust the recognition of expense accordingly. The performance condition is not considered in determining the grant date fair value.

Other

        In February 2010, Hertz Equipment Rental Corporation, or "HERC," entered into a joint venture with Saudi Arabia based Dayim Holdings Company Ltd. to set up equipment operations in the Kingdom of Saudi Arabia. During 2010, HERC invested $0.7 million under this agreement, which represents a 51% ownership interest. The investment (included in "Prepaid expense and other assets" in the consolidated balance sheet) is accounted for using the equity method of accounting.

Recent Accounting Pronouncements

        In June 2009, the Financial Accounting Standards Board, or "FASB," issued guidance, which contains amendments to Accounting Standards Codification 810, "Consolidation," relating to how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. These provisions became effective for us on January 1, 2010, but did not have a material impact on our financial position or results of operations.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Goodwill and Other Intangible Assets

        The following summarizes the changes in our goodwill, by segment, for the periods presented (in millions of dollars):

	Car Rental	Equipment Rental	Total
Balance as of January 1, 2010
Goodwill	$335.8	$654.5	$990.3
Accumulated impairment losses	(43.0)	(651.9)	(694.9)

	292.8	2.6	295.4

Goodwill acquired during the year	2.7	4.3	7.0
Other changes during the year(1)	(2.1)	(0.1)	(2.2)

Balance as of December 31, 2010
Goodwill	336.4	658.7	995.1
Accumulated impairment losses	(43.0)	(651.9)	(694.9)

	$293.4	$6.8	$300.2

	Car Rental	Equipment Rental	Total
Balance as of January 1, 2009
Goodwill	$307.1	$651.9	$959.0
Accumulated impairment losses	(43.0)	(651.9)	(694.9)

	264.1	—	264.1

Goodwill acquired during the year	24.0	2.4	26.4
Other changes during the year(1)	4.7	0.2	4.9

Balance as of December 31, 2009
Goodwill	335.8	654.5	990.3
Accumulated impairment losses	(43.0)	(651.9)	(694.9)

	$292.8	$2.6	$295.4

(1)
Primarily consists of changes resulting from the translation of foreign currencies at different exchange rates from the beginning of the period to the end of the period.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Other intangible assets, net, consisted of the following major classes (in millions of dollars):

	December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizable intangible assets:
Customer-related	$606.5	$(304.6)	$301.9
Other(1)	59.1	(18.6)	40.5

Total	665.6	(323.2)	342.4

Indefinite-lived intangible assets:
Trade name	2,190.0	—	2,190.0
Other(2)	18.2	—	18.2

Total	2,208.2	—	2,208.2

Total other intangible assets, net	$2,873.8	$(323.2)	$2,550.6

	December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizable intangible assets:
Customer-related	$600.6	$(246.5)	$354.1
Other(1)	50.0	(12.0)	38.0

Total	650.6	(258.5)	392.1

Indefinite-lived intangible assets:
Trade name	2,190.0	—	2,190.0
Other(2)	15.6	—	15.6

Total	2,205.6	—	2,205.6

Total other intangible assets, net	$2,856.2	$(258.5)	$2,597.7

(1)
Other amortizable intangible assets primarily consist of our Advantage trade name, concession rights, reacquired franchise rights, non-compete agreements and technology-related intangibles.

(2)
Other indefinite-lived intangible assets primarily consist of reacquired franchise rights.

        In 2008, we recorded non-cash impairment charges of $694.9 million related to our goodwill and $451.0 related to other intangible assets. The car rental and equipment rental segments recorded non-cash impairment charges related to their goodwill of $43.0 million and $651.9 million, respectively, and to their other intangible assets of $377.0 million and $74.0 million, respectively. These impairment charges were a result of a decline in the economy and fourth quarter 2008 operating results, and a significant decline in both the fair value of debt and our stock price.

        Amortization of other intangible assets for the years ended December 31, 2010, 2009 and 2008, was $64.7 million, $66.1 million and $66.3 million, respectively. Based on our amortizable intangible assets as of December 31, 2010, we expect amortization expense to range from $59.4 million to $66.0 million for each of the next five fiscal years.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        During the year ended December 31, 2010, we added ten locations in our domestic and international car rental operations by acquiring former franchisees and from external acquisitions. Additionally, we added seven locations related to external acquisitions done within our equipment rental operations. Total intangible assets acquired during the year ended December 31, 2010 was $18.0 million, of which $15.4 million and $2.6 million was allocated to amortizable intangible assets and indefinite-lived intangible assets, respectively. During the year ended December 31, 2009, we added 32 car rental locations by acquiring former franchisees in our domestic and international car rental operations, as well as approximately 20 locations associated with our acquisition of Advantage Rent A Car and one location related to an external acquisition done within our equipment rental operations. Total intangible assets acquired during the year ended December 31, 2009 was $44.7 million, of which $39.1 million and $5.6 million was allocated to amortizable intangible assets and indefinite-lived intangible assets, respectively. Each of these transactions has been accounted for using the acquisition method of accounting in accordance with GAAP and operating results of the acquired locations from the dates of acquisition are included in our consolidated statements of operations. For certain 2010 acquisitions, the allocation of the purchase price to the tangible and intangible net assets acquired is preliminary and subject to finalization. These acquisitions are not material, individually or collectively, to the consolidated amounts presented within our statement of operations for the years ended December 31, 2010 and 2009.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Debt

        Our debt consists of the following (in millions of dollars):

	Average Interest Rate at December 31, 2010(1)
		Fixed or Floating Interest Rate		December 31,
Facility			Maturity	2010	2009
Corporate Debt
Senior Term Facility	2.02%	Floating	12/2012	$1,345.0	$1,358.6
Senior ABL Facility	N/A	Floating	2/2012	—	—
Senior Notes	8.26%	Fixed	1/2014 – 1/2021	3,229.6	2,054.7
Senior Subordinated Notes	10.50%	Fixed	1/2016	518.5	518.5
Promissory Notes	7.45%	Fixed	3/2011 – 1/2028	345.6	394.7
Other Corporate Debt	4.74%	Floating	Various	22.0	22.3
Unamortized Discount (Corporate)				(17.1)	(26.8)

Total Corporate Debt				5,443.6	4,322.0

Fleet Debt
U.S. ABS Program
U.S. Fleet Variable Funding Notes:
Series 2009-1(2)	1.20%	Floating	3/2013	1,488.0	—
Series 2010-2(2)	1.26%	Floating	3/2013	35.0	—
U.S. Fleet Medium Term Notes
Series 2005 Notes(3)	—	Fixed	12/2010	—	2,875.0
Series 2009-2 Notes(2)	4.95%	Fixed	3/2013 – 3/2015	1,384.3	1,200.0
Series 2010-1 Notes(2)	3.77%	Fixed	2/2014 – 2/2018	749.8	—
Other Fleet Debt
U.S. Fleet Financing Facility	1.51%	Floating	12/2011	163.0	148.0
European Revolving Credit Facility	4.47%	Floating	6/2013	168.6	—
European Fleet Notes	8.50%	Fixed	7/2015	529.0	—
European Securitization(2)	4.08%	Floating	7/2012	236.9	—
Canadian Securitization(2)	1.13%	Floating	5/2011	80.4	55.6
Australian Securitization(2)	6.24%	Floating	12/2012	183.2	—
Brazilian Fleet Financing Facility	15.56%	Floating	2/2011	77.8	69.3
Belgian Fleet Financing Facility(3)	—	Floating	12/2010	—	33.7
International ABS Fleet Financing Facility(3)	—	Floating	12/2010	—	388.9
International Fleet Debt(3)	—	Floating	12/2010	—	714.0
Capitalized Leases	5.10%	Floating	1/2011 – 2/2013	398.1	222.4
Unamortized Discount (Fleet)				(18.4)	(31.9)

Total Fleet Debt				5,475.7	5,675.0

Total Debt				$10,919.3	$9,997.0

(1)
As applicable, reference is to the December 31, 2010 weighted average interest rate (weighted by principal balance).

(2)
Maturity reference is to the "expected final maturity date" as opposed to the subsequent "legal maturity date." The expected final maturity date is the date by which Hertz and investors in the relevant indebtedness expect the relevant indebtedness to be repaid. The legal final maturity date is the date on which the relevant indebtedness is legally due and payable.

(3)
Matured, refinanced and/or terminated in 2010.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Maturities

        The aggregate amounts of maturities of debt for each of the twelve-month periods ending December 31 (in millions of dollars) are as follows:

2011	$4,592.7 (including $2,802.3 of other short-term borrowings)
2012	$1,813.0
2013	$ 462.1
2014	$1,436.1
2015	$1,182.8
After 2015	$1,468.1

        We are highly leveraged and a substantial portion of our liquidity needs arise from debt service on our indebtedness and from the funding of our costs of operations and capital expenditures. We believe that cash generated from operations, together with amounts available under various liquidity facilities will be adequate to permit us to meet our debt maturities over the next twelve months.

        Our short-term borrowings as of December 31, 2010 include, among other items, the amounts outstanding under the European Securitization, Australian Securitization, U.S. Fleet Financing Facility, Brazilian Fleet Financing Facility, Canadian Securitization, Capitalized Leases and European Revolving Credit Facility. These amounts are reflected as short-term borrowings, regardless of the facility maturity date, as these facilities are revolving in nature and/or the outstanding borrowings have maturities of three months or less. As of December 31, 2010, short-term borrowings had a weighted average interest rate of 2.74%.

        In January 2011, Hertz redeemed in full its outstanding ($518.5 million principal amount) 10.5% Senior Subordinated Notes due 2016. In January and February 2011, Hertz redeemed $1,105 million principal amount of its outstanding 8.875% Senior Notes due 2014. The redeemed 10.5% Senior Subordinated Notes and portion of the 8.875% Senior Notes have been included in the 2011 maturities in the table above. See Note 17—Subsequent Events.

Letters of Credit

        As of December 31, 2010, there were outstanding standby letters of credit totaling $560.5 million. Of this amount, $513.4 million was issued under the Senior Credit Facilities ($277.6 million of which was issued for the benefit of the ABS Program) and the remainder is primarily to support self-insurance programs (including insurance policies with respect to which we have agreed to indemnify the policy issuers for any losses) as well as airport concession obligations in the United States, Canada and Europe. As of December 31, 2010, none of these letters of credit have been drawn upon.

CORPORATE DEBT

Senior Credit Facilities

        Senior Term Facility:    In December 2005, Hertz entered into a credit agreement that provides a $1,400.0 million secured term loan facility (as amended, the "Senior Term Facility"), $1,345.0 million of which was outstanding as of December 31, 2010. In addition, the Senior Term Facility includes a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250.0 million.

        Senior ABL Facility:    In December 2005, Hertz, HERC and certain other of our subsidiaries entered into a credit agreement that provides for aggregate maximum borrowings of $1,800.0 million (subject to

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

borrowing base availability) on a revolving basis under an asset-based revolving credit facility (as amended, the "Senior ABL Facility"). Up to $600.0 million of the Senior ABL Facility is available for the issuance of letters of credit.

        We refer to the Senior Term Facility and the Senior ABL Facility together as the "Senior Credit Facilities." Hertz's obligations under the Senior Credit Facilities are guaranteed by its immediate parent (Hertz Investors, Inc.) and most of its direct and indirect domestic subsidiaries (subject to certain exceptions, including Hertz International Limited, which ultimately owns entities carrying on most of our international operations, and subsidiaries involved in the U.S. ABS Program). In addition, the obligations of the "Canadian borrowers" under the Senior ABL Facility are guaranteed by their respective subsidiaries, if any, subject to limited exceptions.

        The lenders under the Senior Credit Facilities have been granted a security interest in substantially all of the tangible and intangible assets of the borrowers and guarantors under those facilities, including pledges of the stock of certain of their respective subsidiaries (subject, in each case, to certain exceptions, including certain vehicles).

        The Senior Credit Facilities contain a number of covenants that, among other things, limit or restrict the ability of Hertz and its subsidiaries (which we refer to as the "Hertz credit group") to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments (including to the parent entities of Hertz and other persons), create liens, make investments, make acquisitions, engage in mergers, fundamentally change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates that are not within the Hertz credit group.

        Under the Senior Term Facility, the Hertz credit group is subject to financial covenants, including a requirement to maintain a specified leverage ratio and a specified interest coverage ratio for specified periods.

        Under the Senior ABL Facility, if the borrowers fail to maintain a specified minimum level of borrowing availability, the Hertz credit group will then be subject to financial covenants under such facility, including a specified leverage ratio and a specified fixed charge coverage ratio.

        Covenants in the Senior Term Facility restrict payment of cash dividends to any parent of Hertz, including Hertz Holdings, except (i) in an aggregate amount not to exceed the greater of a specified minimum amount and 1.0% of tangible assets less certain investments (which payments are deducted in determining the amount available as described in the next clause (ii)), (ii) in additional amounts up to a specified available amount determined by reference to, among other things, 50% of net income from October 1, 2005 to the end of the most recent fiscal quarter for which financial statements of Hertz are available (less certain investments) and (iii) in additional amounts, up to a specified amount of certain equity contributions made to Hertz (less certain investments).

        Covenants in the Senior ABL Facility restrict payment of cash dividends to any parent of Hertz, including Hertz Holdings, except in an aggregate amount, taken together with certain other investments, acquisitions and optional prepayments, not to exceed $100 million. Hertz may also pay additional cash dividends under the Senior ABL Facility in any amount, so long as (a) there is at least $250 million of borrowing base availability under the Senior ABL Facility after giving effect to the proposed dividend, (b) if certain other payments when taken together with the proposed dividend would exceed $50 million in a 30-day period, Hertz can demonstrate projected average borrowing base availability in the following six month period of $250 million or more, (c) (i) Hertz is in pro forma compliance with the specified leverage ratio and the specified fixed charge coverage ratio set forth in the Senior ABL Facility or (ii) the amount of

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the proposed dividend does not exceed the sum of (x) 1.0% of tangible assets plus (y) a specified available amount determined by reference to, among other things, 50% of net income from October 1, 2005 to the end of the most recent fiscal quarter for which financial statements of Hertz are available (which amount is net of amounts paid under the foregoing clause (x)) plus (z) a specified amount of certain equity contributions made to Hertz and (d) no default exists or would result from such dividends.

        We are in the process of refinancing the Senior Credit Facilities. We expect to complete this process in the first half of 2011.

Senior Notes and Senior Subordinated Notes

        References to our "Senior Notes" include the series of Hertz's unsecured senior notes set forth in the table below. As of December 31, 2010, the outstanding principal amount for each such series of the Senior Notes is also specified below.

Senior Notes	Outstanding Principal
8.875% Senior Notes due January 2014	$1,747.3 million
7.875% Senior Notes due January 2014	$282.3 million (€213.5 million)
7.50% Senior Notes due October 2018 (issued September 2010)	$700 million
7.375% Senior Notes due January 2021 (issued December 2010)	$500 million

        References to the "Senior Subordinated Notes" are to Hertz's 10.5% Senior Subordinated Notes due January 2016.

        In January 2011, we redeemed the Senior Subordinated Notes in full and, in January and February 2011, we redeemed $1,105 million principal amount of the outstanding 8.875% Senior Notes. See Note 17—Subsequent Events.

        Hertz's obligations under the indentures for the Senior Notes are guaranteed by each of its direct and indirect domestic subsidiaries that is a guarantor under the Senior Term Facility. The guarantees of all of the subsidiary guarantors may be released to the extent such subsidiaries no longer guarantee our Senior Credit Facilities in the United States. HERC may also be released from its guarantee under certain of the Senior Notes at any time at which no event of default under the indenture has occurred and is continuing, notwithstanding that HERC may remain a subsidiary of Hertz.

        The indentures for the Senior Notes contain covenants that, among other things, limit or restrict the ability of the Hertz credit group to incur additional indebtedness, incur guarantee obligations, prepay certain indebtedness, make certain restricted payments (including paying dividends, redeeming stock or making other distributions to parent entities of Hertz and other persons outside of the Hertz credit group), make investments, create liens, transfer or sell assets, merge or consolidate, and enter into certain transactions with Hertz's affiliates that are not members of the Hertz credit group.

        The covenants in the indentures for the Senior Notes also restrict Hertz and other members of the Hertz credit group from redeeming stock or making loans, advances, dividends, distributions or other restricted payments to any entity that is not a member of the Hertz credit group, including Hertz Holdings, subject to certain exceptions.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Pursuant to the terms of exchange and registration rights agreements entered into in connection with the separate issuances of the 7.5% Senior Notes due 2018 and the 7.375% Senior Notes due 2021, Hertz has agreed to file a registration statement under the Securities Act of 1933, as amended, to permit either the exchange of such notes for registered notes or, in the alternative, the registered resale of such notes. Hertz's failure to meet its obligations under the exchange and registration rights agreements, including by failing to have the respective registration statement become effective by a specified date or failing to complete the respective exchange offer by a specified date, will result in Hertz incurring special interest on such notes at a per annum rate of 0.25% for the first 90 days of any period where a default has occurred and is continuing, which rate will be increased by an additional 0.25% during each subsequent 90 day period, up to a maximum of 0.50%. We do not believe the special interest obligation is probable, and as such, we have not recorded any amounts with respect to this registration payment arrangement.

Promissory Notes

        References to our "Promissory Notes" relate to our pre-2005 Acquisition promissory notes issued under three separate indentures.

FLEET DEBT

        The governing documents of certain of the fleet debt financing arrangements specified below contain covenants that, among other things, significantly limit or restrict (or upon certain circumstances may significantly limit or restrict) the ability of the borrowers, and the guarantors if applicable, to make certain restricted payments (including paying dividends, redeeming stock, making other distributions, loans or advances) to Hertz Holdings and Hertz, whether directly or indirectly.

U.S. ABS Program

        Hertz Vehicle Financing LLC, an insolvency remote, direct, wholly-owned, special purpose subsidiary of Hertz, or "HVF," is the issuer under the U.S. ABS Program. HVF has entered into a base indenture that permits it to issue term and revolving rental car asset-backed securities, the collateral for which consists primarily of a substantial portion of the rental car fleet used in Hertz's domestic car rental operations and contractual rights related to such vehicles.

        References to the "U.S. ABS Program" include HVF's U.S. Fleet Variable Funding Notes together with HVF's U.S. Fleet Medium Term Notes.

U.S. Fleet Variable Funding Notes

        References to the "U.S. Fleet Variable Funding Notes" include HVF's Series 2009-1 Variable Funding Rental Car Asset Backed Notes (as amended, the "Series 2009-1 Notes") and Series 2010-2 Variable Funding Rental Car Asset Backed Notes (the "Series 2010-2 Notes"), collectively. The U.S. Fleet Variable Funding Notes provide for aggregate maximum borrowings of $2,138.0 million (subject to borrowing base availability) on a revolving basis under two separate asset-backed variable funding note facilities. Although the terms of the Series 2010-2 Notes are similar to the terms of the Series 2009-1 Notes, the Series 2010-2 Notes are secured by a pool of collateral segregated from the collateral securing HVF's other outstanding notes, including the Series 2009-1 Notes.

        In December 2010, HVF purchased interest rate caps relating to both the Series 2009-1 Notes and the Series 2010-2 Notes. Concurrently, Hertz sold offsetting interest rate caps relating to both the

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Series 2009-1 Notes and the Series 2010-2 Notes, thereby neutralizing the hedge on a consolidated basis and reducing the net cost of the hedge. See Note 13—Financial Instruments.

U.S. Fleet Medium Term Notes

        References to the "U.S. Fleet Medium Term Notes" include HVF's Series 2009-2 Notes and Series 2010-1 Notes, collectively.

        Series 2009-2 Notes.    In October 2009, HVF issued the Series 2009-2 Rental Car Asset Back Notes, Class A (the "Series 2009-2 Class A Notes") in an aggregate original principal amount of $1.2 billion. In June 2010, HVF issued the Subordinated Series 2009-2 Rental Car Asset Backed Notes, Class B (the "Series 2009-2 Class B Notes" and together with the Series 2009-2 Class A Notes, the "Series 2009-2 Notes") in an aggregate original principal amount of $184.3 million.

        Series 2010-1 Notes.    In July 2010, HVF issued the Series 2010-1 Rental Car Asset Backed Notes (the "Series 2010-1 Notes") in an aggregate original principal amount of $750 million.

Fleet Debt—Other

U.S. Fleet Financing Facility

        In September 2006, Hertz and Puerto Ricancars, Inc., a Puerto Rican corporation and wholly-owned indirect subsidiary of Hertz, or "PR Cars," entered into a credit agreement that provides for aggregate maximum borrowings of $165.0 million (subject to borrowing base availability) on a revolving basis under an asset-based revolving credit facility (as amended, the "U.S. Fleet Financing Facility"). The U.S. Fleet Financing Facility is the primary fleet financing for our rental car operations in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands ("St. Thomas").

        The obligations of each of Hertz and PR Cars under the U.S. Fleet Financing Facility are guaranteed by certain of Hertz's direct and indirect domestic subsidiaries. In addition, the obligations of PR Cars under the U.S. Fleet Financing Facility are guaranteed by Hertz. The lenders under the U.S. Fleet Financing Facility have been granted a security interest primarily in the owned rental car fleet used in our car rental operations in Hawaii, Puerto Rico and St. Thomas and certain contractual rights related to such vehicles in Kansas, Hawaii, Puerto Rico and St. Thomas.

European Revolving Credit Facility and European Fleet Notes

        In June 2010, Hertz Holdings Netherlands B.V., an indirect wholly-owned subsidiary of Hertz organized under the laws of The Netherlands ("HHN BV"), entered into a credit agreement that provides for aggregate maximum borrowings of €220 million (the equivalent of $291.0 million as of December 31, 2010) (subject to borrowing base availability) on a revolving basis under an asset-based revolving credit facility (the "European Revolving Credit Facility"), and issued the 8.50% Senior Secured Notes due July 2015 (the "European Fleet Notes") in an aggregate original principal amount of €400 million (the equivalent of $529.0 million as of December 31, 2010). References to the "European Fleet Debt" include HHN BV's European Revolving Credit Facility and the European Fleet Notes, collectively.

        The European Fleet Debt is the primary fleet financing for our rental car operations in Germany, Italy, Spain, Belgium, Luxembourg and Switzerland, and can be expanded to provide fleet financing in Australia, Canada, France, The Netherlands, New Zealand, and the United Kingdom.

        The obligations of HHN BV under the European Fleet Debt are guaranteed by Hertz and certain of Hertz's domestic and foreign subsidiaries.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The agreements governing the European Revolving Credit Facility and the indenture governing the European Fleet Notes contain covenants that apply to the Hertz credit group similar to those for the Senior Notes. In addition, the agreements and indenture contain a combination of security arrangements, springing covenants and "no liens" covenants intended to give the lenders under the European Fleet Debt enhanced recourse to certain assets of HHN BV and certain foreign subsidiaries of Hertz. The terms of the European Fleet Debt permit HHN BV to incur additional indebtedness that would be pari passu with either the European Revolving Credit Facility or the European Fleet Notes.

European Securitization

        In July 2010, certain foreign subsidiaries entered into a credit agreement that provides for aggregate maximum borrowings of €400 million (the equivalent of $529.0 million as of December 31, 2010) (subject to borrowing base availability) on a revolving basis under an asset-backed securitization facility, or the "European Securitization." The European Securitization is the primary fleet financing for our rental car operations in France and The Netherlands. The lenders under the European Securitization have been granted a security interest primarily in the owned rental car fleet used in our car rental operations in France and The Netherlands and certain contractual rights related to such vehicles.

Canadian Securitization

        In May 2007, certain foreign subsidiaries entered into a credit agreement that provides for aggregate maximum borrowings of CAD$225 million (the equivalent of $224.8 million as of December 31, 2010) (subject to borrowing base availability) on a revolving basis under an asset-backed securitization facility (as amended, the "Canadian Securitization"). The Canadian Securitization is the primary fleet financing for our rental car operations in Canada. The lenders under the Canadian Securitization have been granted a security interest primarily in the owned rental car fleet used in our car rental operations in Canada and certain contractual rights related to such vehicles.

Australian Securitization

        In November 2010, certain foreign subsidiaries entered into a credit agreement that provides for aggregate maximum borrowings of A$250 million (the equivalent of $254.5 million as of December 31, 2010) (subject to borrowing base availability) on a revolving basis under an asset-backed securitization facility (the "Australian Securitization"). The Australian Securitization is the primary fleet financing for our rental car operations in Australia. The lenders under the Australian Securitization have been granted a security interest primarily in the owned rental car fleet used in our car rental operations in Australia and certain contractual rights related to such vehicles. In connection with the issuance of the Australian Securitization, an interest rate cap was purchased by the foreign subsidiaries. Concurrently, Hertz sold an offsetting interest rate cap, thereby neutralizing the hedge on a consolidated basis and reducing the net cost of the hedge. See Note 13—Financial Instruments.

Brazilian Fleet Financing Facility

        In December 2010, a foreign subsidiary amended its asset-based credit facility (as amended, the "Brazilian Fleet Financing Facility") which was the primary fleet financing for our rental car operations in Brazil. In February 2011, we paid off the maturing amount of the Brazilian Fleet Financing Facility and the collateral thereunder was released and the guaranty thereunder was terminated.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Capitalized Leases

        References to the "Capitalized Leases" include the capitalized lease financings outstanding in the United Kingdom (the "U.K. Leveraged Financing"), Australia, The Netherlands and the United States. The amount available under the U.K. Leveraged Financing, which is the largest portion of the Capitalized Leases, increases over the term of the facility to £195.0 million (the equivalent of $302.3 million as of December 31, 2010).

Financial Covenant Compliance

        As of December 31, 2010, we were in compliance with all financial covenants in our various debt instruments. Based on our current projections, we believe that we will remain in compliance with our corporate debt covenants over the next twelve months.

Borrowing Capacity and Availability

        As of December 31, 2010, the following facilities were available for our use (in millions of dollars):

	Remaining Capacity	Availability Under Borrowing Base Limitation
Corporate Debt
Senior ABL Facility	$1,467.2	$795.8

Total Corporate Debt	1,467.2	795.8

Fleet Debt
U.S. Fleet Variable Funding Notes	615.1	88.1
U.S. Fleet Financing Facility	2.0	2.0
European Revolving Credit Facility	121.5	121.5
European Securitization	253.4	71.3
Canadian Securitization	144.4	11.2
Australian Securitization	71.2	10.0
Brazilian Fleet Financing Facility	0.9	—
Capitalized Leases	82.9	—

Total Fleet Debt	1,291.4	304.1

Total	$2,758.6	$1,099.9

        Our borrowing capacity and availability primarily comes from our "revolving credit facilities," which are a combination of asset-backed securitization facilities and asset-based revolving credit facilities. Creditors under each of our revolving credit facilities have a claim on a specific pool of assets as collateral. Our ability to borrow under each revolving credit facility is a function of, among other things, the value of the assets in the relevant collateral pool. We refer to the amount of debt we can borrow given a certain pool of assets as the "borrowing base."

        We refer to "Remaining Capacity" as the maximum principal amount of debt permitted to be outstanding under the respective facility (i.e., the amount of debt we could borrow assuming we possessed sufficient assets as collateral) less the principal amount of debt then-outstanding under such facility.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        We refer to "Availability Under Borrowing Base Limitation" and "borrowing base availability" as the lower of Remaining Capacity or the borrowing base less the principal amount of debt then-outstanding under such facility (i.e., the amount of debt we could borrow given the collateral we possess at such time).

        As of December 31, 2010, the Senior Term Facility had approximately $54.5 million available under the letter of credit facility and the Senior ABL Facility had $282.2 million available under the letter of credit facility sublimit.

        Substantially all of our revenue earning equipment and certain related assets are owned by special purpose entities, or are encumbered in favor of our lenders under our various credit facilities.

        Some of these special purpose entities are consolidated variable interest entities, of which Hertz is the primary beneficiary, whose sole purpose is to provide commitments to lend in various currencies subject to borrowing bases comprised of rental vehicles and related assets of certain of Hertz International, Ltd.'s subsidiaries. As of December 31, 2010 and 2009, our International Fleet Financing No. 1 B.V., International Fleet Financing No. 2 B.V. and HA Funding Pty, Ltd. variable interest entities had total assets primarily comprised of loans receivable and revenue earning equipment of $652.1 million and $819.0 million, respectively, and total liabilities primarily comprised of debt of $651.6 million and $818.8 million, respectively.

Accrued Interest

        As of December 31, 2010 and 2009, accrued interest was $164.4 million and $118.9 million, respectively, which is reflected in our consolidated balance sheet in "Other accrued liabilities."

Note 5—Employee Retirement Benefits

        Qualified U.S. employees, after completion of specified periods of service, are eligible to participate in The Hertz Corporation Account Balance Defined Benefit Pension Plan, or the "Hertz Retirement Plan," a cash balance plan. Under this qualified Hertz Retirement Plan, we pay the entire cost and employees are not required to contribute.

        Most of our international subsidiaries have defined benefit retirement plans or participate in various insured or multiemployer plans. In certain countries, when the subsidiaries make the required funding payments, they have no further obligations under such plans. We participate in various multiemployer pension plans administered by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. Contributions to U.S. multiemployer plans were $7.7 million, $6.3 million and $7.3 million for years ended December 31, 2010, 2009 and 2008, respectively.

        Company plans are generally funded, except for certain nonqualified U.S. defined benefit plans and in Germany, where unfunded liabilities are recorded.

        We sponsor defined contribution plans for certain eligible U.S. and non-U.S. employees. We match contributions of participating employees on the basis specified in the plans.

        We also sponsor postretirement health care and life insurance benefits for a limited number of employees with hire dates prior to January 1, 1990. The postretirement health care plan is contributory with participants' contributions adjusted annually. An unfunded liability is recorded. We also have a key officer postretirement car benefit plan that provides the use of a vehicle for retired Senior Vice Presidents and above who have a minimum of 20 years of service and who retired at age 58 or above.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        We use a December 31 measurement date for all our plans.

        The following tables set forth the funded status and the net periodic pension cost of the Hertz Retirement Plan, other postretirement benefit plans (including health care and life insurance plans covering domestic ("U.S.") employees and the retirement plans for international operations ("Non-U.S."), together with amounts included in our consolidated balance sheets and statements of operations (in millions of dollars):

	Pension Benefits
					Postretirement Benefits (U.S.)
	U.S.		Non-U.S.
	2010	2009	2010	2009	2010	2009
Change in Benefit Obligation
Benefit obligation at January 1	$504.7	$438.8	$191.0	$163.5	$13.7	$12.9
Service cost	24.0	22.0	5.2	5.6	0.3	0.1
Interest cost	26.1	27.9	9.7	9.5	0.9	0.8
Employee contributions	—	—	1.1	1.1	0.9	0.5
Plan amendments	—	—	(13.6)	—	—	—
Plan curtailments	—	—	(0.2)	(0.3)	—	—
Plan settlements	(3.4)	(11.0)	(0.3)	(1.6)	—	—
Benefits paid	(18.4)	(36.4)	(3.9)	(4.7)	(2.3)	(1.3)
Foreign exchange translation	—	—	(9.4)	15.5	—	—
Actuarial loss	16.7	63.4	22.7	2.7	5.5	0.7
Other	—	—	(0.8)	(0.3)	—	—

Benefit obligation at December 31	$549.7	$504.7	$201.5	$191.0	$19.0	$13.7

Change in Plan Assets
Fair value of plan assets at January 1	$284.2	$237.0	$139.2	$103.3	$—	$—
Actual return on plan assets	43.5	39.3	17.6	23.1	—	—
Company contributions	60.0	55.3	6.1	6.7	1.4	0.7
Employee contributions	—	—	1.1	1.1	0.9	0.5
Plan settlements	(3.4)	(11.0)	(0.3)	(1.6)	—	—
Benefits paid	(18.4)	(36.4)	(3.9)	(4.7)	(2.3)	(1.2)
Foreign exchange translation	—	—	(6.1)	11.6	—	—
Other	—	—	(0.9)	(0.3)	—	—

Fair value of plan assets at December 31	$365.9	$284.2	$152.8	$139.2	$—	$—

Funded Status of the Plan
Plan assets less than benefit obligation	$(183.8)	$(220.5)	$(48.7)	$(51.8)	$(19.0)	$(13.7)

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Pension Benefits
					Postretirement Benefits (U.S.)
	U.S.		Non-U.S.
	2010	2009	2010	2009	2010	2009
Amounts recognized in balance sheet:
Liabilities	$(183.8)	$(220.5)	$(48.7)	$(51.8)	$(19.0)	$(13.7)

Net obligation recognized in the balance sheet	$(183.8)	$(220.5)	$(48.7)	$(51.8)	$(19.0)	$(13.7)

Prior service cost	$(0.1)	$(0.1)	$12.9	$—	$—	$—
Net gain (loss)	(115.6)	(120.7)	(11.4)	4.6	(1.9)	3.6

Accumulated other comprehensive income (loss)	(115.7)	(120.8)	1.5	4.6	(1.9)	3.6
Unfunded accrued pension or postretirement benefit	(68.1)	(99.7)	(50.2)	(56.4)	(17.1)	(17.3)

Net obligation recognized in the balance sheet	$(183.8)	$(220.5)	$(48.7)	$(51.8)	$(19.0)	$(13.7)

Total recognized in other comprehensive (income) loss	$(5.1)	$45.0	$3.1	$(11.9)	$5.5	$1.0

Total recognized in net periodic benefit cost and other comprehensive (income) loss	$23.4	$74.0	$6.8	$(5.0)	$6.8	$1.5

Estimated amounts that will be amortized from accumulated other comprehensive (income) loss over the next fiscal year:
Net gain (loss)	$(7.6)	$(5.6)	$1.1	$0.4	$(0.1)	$0.3

Accumulated Benefit Obligation at December 31	$489.7	$449.4	$192.8	$183.7	N/A	N/A

Weighted-average assumptions as of December 31
Discount rate	5.12%	5.42%	5.36%	5.78%	4.95%	5.40%
Expected return on assets	8.40%	8.50%	7.46%	7.45%	N/A	N/A
Average rate of increase in compensation	4.4%	4.4%	3.7%	3.7%	N/A	N/A
Initial health care cost trend rate	—	—	—	—	8.36%	8.65%
Ultimate health care cost trend rate	—	—	—	—	4.5%	4.5%
Number of years to ultimate trend rate	—	—	—	—	19	20

        The discount rate used to determine the December 31, 2010 benefit obligations for U.S. pension plans is based on the rate from the Citigroup Pension Discount Curve that is appropriate for the duration of our plan liabilities. For our plans outside the U.S., the discount rate reflects the market rates for high-quality corporate bonds currently available. The discount rate in a country was determined based on a yield curve constructed from high quality corporate bonds in that country. The rate selected from the yield curve has a duration that matches our plan.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The expected return on plan assets for each funded plan is based on expected future investment returns considering the target investment mix of plan assets.

	Pension Benefits
	U.S.			Non-U.S.
	Years ended December 31,			Years ended December 31,
	2010	2009	2008	2010	2009	2008
Components of Net Periodic Benefit Cost:
Service cost	$24.0	$22.0	$23.1	$5.2	$5.6	$8.1
Interest cost	26.1	27.9	27.4	9.7	9.5	10.2
Expected return on plan assets	(26.6)	(22.7)	(23.5)	(10.0)	(7.6)	(11.4)
Amortization:
Losses and other	4.6	0.4	0.4	(1.0)	(0.4)	(0.7)
Curtailment gain	—	—	—	(0.2)	(0.3)	(0.7)
Settlement loss	0.4	1.4	3.7	—	0.1	0.1
Special termination cost	—	—	2.1	—	—	—

Net pension expense	$28.5	$29.0	$33.2	$3.7	$6.9	$5.6

Weighted-average discount rate for expense (January 1)	5.42%	6.39%	6.30%	5.71%	5.59%	5.51%
Weighted-average assumed long-term rate of return on assets (January 1)	8.50%	8.25%	8.50%	7.46%	6.79%	7.22%

        The balance in "Accumulated other comprehensive income (loss)" at December 31, 2010 and 2009 relating to pension benefits was $70.2 million and $66.5 million, respectively.

	Postretirement Benefits (U.S.)
	Years ended December 31,
	2010	2009	2008
Components of Net Periodic Benefit Cost:
Service cost	$0.3	$0.1	$0.1
Interest cost	0.9	0.7	0.7
Amortization:
Losses and other	—	(0.3)	(2.9)
Special termination benefit cost	—	—	—

Net postretirement expense	$1.2	$0.5	$(2.1)

Weighted-average discount rate for expense	5.4%	6.2%	6.3%
Initial health care cost trend rate	8.7%	9.0%	9.5%
Ultimate health care cost trend rate	4.5%	5.0%	5.0%
Number of years to ultimate trend rate	19	9	8

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Changing the assumed health care cost trend rates by one percentage point is estimated to have the following effects (in millions of dollars):

	One Percentage Point
	Increase	Decrease
Effect on total of service and interest cost components	$0.1	$(0.1)
Effect on postretirement benefit obligation	$0.6	$(0.6)

        The provisions charged to income for the years ended December 31, 2010, 2009 and 2008 for all other pension plans were approximately (in millions of dollars) $8.8, $7.3 and $8.0, respectively.

        The provisions charged to income for the years ended December 31, 2010, 2009 and 2008 for the defined contribution plans were approximately (in millions of dollars) $14.8, $6.9 and $16.3, respectively.

Plan Assets

        We have a long-term investment outlook for the assets held in our Company sponsored plans, which is consistent with the long-term nature of each plan's respective liabilities. We have two major plans which reside in the U.S. and the U.K.

        The U.S. Plan, or the "Plan," currently has a target asset allocation of 70% equity and 30% fixed income. The equity portion of the Plan is invested in one passively managed S&P 500 index fund, one passively managed U.S. small/midcap fund and one actively managed international portfolio. The fixed income portion of the Plan is actively managed by a professional investment manager and is benchmarked to the Barclays Long Govt/Credit Index. The Plan assumes an 8.4% rate of return on assets, which represents the expected long-term annual weighted-average return for the Plan in total.

        The U.K. Plan currently invests in a professionally managed Balanced Consensus Index Fund, which has the investment objective of achieving a total return relatively equal to its benchmark. The benchmark is based upon the average asset weightings of a broad universe of U.K. pension funds invested in pooled investment vehicles and each of their relevant indices. The asset allocation as of December 31, 2010, was 87% equity, 6% fixed income and 7% cash. The U.K. Plan currently assumes a rate of return on assets of 7.5%, which represents the expected long-term annual weighted-average return.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The fair value measurements of our U.S. pension plan assets are based upon significant observable inputs (Level 2) and relate to common collective trusts and other pooled investment vehicles consisting of the following asset categories (in millions of dollars):

	December 31,
Asset Category	2010	2009
Cash and cash equivalents	$4.0	$4.6
Equity Securities:
U.S. Large Cap	106.3	80.2
U.S. Mid Cap	29.5	23.8
U.S. Small Cap	23.5	18.4
International Large Cap	80.8	63.4
Fixed Income Securities:
U.S. Treasuries	49.8	44.6
Corporate Bonds	61.9	45.4
Government Bonds	1.3	—
Municipal Bonds	4.7	1.1
Real Estate (REITs)	4.1	2.7

Total fair value of pension plan assets	$365.9	$284.2

        The fair value measurements of our U.K. pension plan assets are based upon significant observable inputs (Level 2) and relate to common collective trusts and other pooled investment vehicles consisting of the following asset categories (in millions of dollars):

	December 31,
Asset Category	2010	2009
Cash and cash equivalents	$10.7	$8.4
U.K. Equities	54.1	48.7
Overseas Equities	72.3	60.6
U.K. Conventional Gilts	4.1	5.4
Overseas Bonds	—	4.9
Corporate Bonds	3.7	3.5
Index-Linked Gilts-Stocks	0.7	0.8

Total fair value of pension plan assets	$145.6	$132.3

Contributions

        Our policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations and union agreements. From time to time we make contributions beyond those legally required. In 2010, we made discretionary cash contributions to our U.S. qualified pension plan of $54.2 million. In 2009, we made discretionary cash contributions to our U.S. qualified pension plan of $42.6 million. Based upon the significant decline in asset values in 2008, which were in line with the overall market declines, it is likely we will continue to make cash contributions in 2011 and possibly in future years. We expect to contribute between $45 million and $90 million to our U.S. plan during 2011. The level of 2011 and future contributions will vary, and is dependent on a number of factors including investment returns, interest rate fluctuations, plan demographics, funding regulations and the results of the final actuarial valuation.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Estimated Future Benefit Payments

        The following table presents estimated future benefit payments (in millions of dollars):

	Pension Benefits	Postretirement Benefits (U.S.)
2011	$24.2	$1.5
2012	28.5	1.4
2013	31.9	1.4
2014	34.5	1.5
2015	37.5	1.5
2016-2020	242.8	7.2

	$399.4	$14.5

Note 6—Stock-Based Compensation

Plans

        On February 28, 2008, the Board of Directors of Hertz and Hertz Holdings jointly adopted the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, or the "Omnibus Plan," which was approved by the stockholders of Hertz Holdings at the annual meeting of stockholders held on May 15, 2008 and amended and restated on May 27, 2010. A maximum of 32.7 million shares are reserved for issuance under the Omnibus Plan. The Omnibus Plan provides for grants of both equity and cash awards, including non-qualified stock options, incentive stock options, stock appreciation rights, performance awards (shares and units), restricted stock, restricted stock units and deferred stock units to key executives, employees and non-management directors. We also granted awards under the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan," and the Hertz Global Holdings, Inc. Director Stock Incentive Plan, or the "Director Plan", or collectively the "Prior Plans."

        The Omnibus Plan provides that no further awards will be granted pursuant to the Prior Plans. However, awards that had been previously granted pursuant to the Prior Plans will continue to be subject to and governed by the terms of the Prior Plans. As of December 31, 2010, there were 11.2 million shares of Hertz Holdings' common stock underlying awards outstanding under the Prior Plans. In addition, as of December 31, 2010, there were 10.3 million shares of Hertz Holdings' common stock underlying awards outstanding under the Omnibus Plan.

        In addition to the 21.5 million shares underlying outstanding awards as of December 31, 2010, we had 20.1 million shares of Hertz Holdings' common stock available for issuance under the Omnibus Plan. The shares of common stock to be delivered under the Omnibus Plan may consist, in whole or in part, of common stock held in treasury or authorized but unissued shares of common stock, not reserved for any other purpose.

        Shares subject to any award granted under the Omnibus Plan that for any reason are canceled, terminated, forfeited, settled in cash or otherwise settled without the issuance of common stock after the effective date of the Omnibus Plan will generally be available for future grants under the Omnibus Plan.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Impact on Results

        A summary of the total compensation expense and associated income tax benefits recognized under our Prior Plans and the Omnibus Plan, including the cost of stock options, restricted stock units, or "RSUs," and performance stock units, or "PSUs," is as follows (in millions of dollars):

	Years ended December 31,
	2010	2009	2008
Compensation Expense	$36.6	$34.5	$27.8
Income Tax Benefit	(14.2)	(13.4)	(10.7)

Total	$22.4	$21.1	$17.1

        As of December 31, 2010, there was approximately $39.8 million of total unrecognized compensation cost related to non-vested stock options, RSUs and PSUs granted by Hertz Holdings under the Prior Plans and the Omnibus Plan, including costs related to modifying the exercise prices of certain option grants in order to preserve the intrinsic value of the options, consistent with applicable tax law, to reflect special cash dividends of $4.32 per share paid on June 30, 2006 and $1.12 per share paid on November 21, 2006. The total unrecognized compensation cost is expected to be recognized over the remaining 1.4 years, on a weighted average basis, of the requisite service period that began on the grant dates.

Stock Options and Stock Appreciation Rights

        All stock options and stock appreciation rights granted under the Omnibus Plan will have a per-share exercise price of not less than the fair market value of one share of Hertz Holdings common stock on the grant date. Stock options and stock appreciation rights will vest based on a minimum period of service or the occurrence of events (such as a change in control, as defined in the Omnibus Plan) specified by the compensation committee of our Board of Directors. No stock options or stock appreciation rights will be exercisable after ten years from the grant date.

        We have accounted for our employee stock-based compensation awards in accordance with ASC 718, "Compensation—Stock Compensation." The non-cash stock-based compensation expense associated with the Stock Incentive Plan is pushed down from Hertz Holdings and recorded on the books at the Hertz level. The options are being accounted for as equity-classified awards. We will recognize compensation cost on a straight-line basis over the vesting period. The value of each option award is estimated on the grant date using a Black-Scholes option valuation model that incorporates the assumptions noted in the following table. Because the stock of Hertz Holdings became publicly traded in November 2006 and has a short trading history, it is not practicable for us to estimate the expected volatility of Hertz Holdings' share price, or a peer company share price, because there is not sufficient historical information about past volatility. Therefore, we have used the calculated value method, substituting the historical volatility of an appropriate industry sector index for the expected volatility of Hertz Holdings' common stock price as an assumption in the valuation model. We selected the Dow Jones Specialized Consumer Services sub-sector within the consumer services industry, and we used the U.S. large capitalization component, which includes the top 70% of the index universe (by market value).

        The calculation of the historical volatility of the index was made using the daily historical closing values of the index for the preceding 6.25 years, because that is the expected term of the options using the simplified approach.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The risk-free interest rate is the implied zero-coupon yield for U.S. Treasury securities having a maturity approximately equal to the expected term, as of the grant dates. The assumed dividend yield is zero.

Assumption	2010 Grants	2009 Grants	2008 Grants
Expected volatility	36.1%	34.9%	30.8%
Expected dividend yield	0.0%	0.0%	0.0%
Expected term (years)	6.25	6.25	5.0 – 6.25
Risk-free interest rate	1.62% – 2.96%	2.90%	2.56 – 3.75%
Weighted-average grant date fair value	$4.00	$1.29	$4.42

        A summary of option activity under the Stock Incentive Plan and the Omnibus Plan as of December 31, 2010 is presented below.

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (In thousands of dollars)
Outstanding at January 1, 2010	14,110,304	$9.38	7.0	$56,221
Granted	3,291,918	$9.77
Exercised	(1,343,659)	$5.84
Forfeited or Expired	(642,659)	$11.35

Outstanding at December 31, 2010	15,415,904	$9.69	6.7	$84,534

Exercisable at December 31, 2010	9,068,178	$9.75	6.0	$52,529

        A summary of non-vested options as of December 31, 2010, and changes during the year, is presented below.

	Non-vested Shares	Weighted- Average Exercise Price	Weighted- Average Grant- Date Fair Value
Non-vested as of January 1, 2010	6,679,380	$9.62	$6.16
Granted	3,291,918	$9.77	$4.00
Vested	(3,196,500)	$10.07	$6.75
Forfeited	(427,072)	$9.19	$4.98

Non-vested as of December 31, 2010	6,347,726	$9.61	$4.91

        Additional information pertaining to option activity under the plans is as follows (in millions of dollars):

	Years ended December 31,
	2010	2009	2008
Aggregate intrinsic value of stock options exercised	$8.1	$4.2	$6.8
Cash received from the exercise of stock options	7.9	5.3	6.7
Fair value of options that vested	21.6	23.1	22.8
Tax benefit realized on exercise of stock options	0.3	—	—

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Performance Stock, Performance Stock Units, Restricted Stock and Restricted Stock Units

        Performance stock, PSUs and performance units granted under the Omnibus Plan will vest based on the achievement of pre-determined performance goals over performance periods determined by the compensation committee of the Board of Directors of Hertz Holdings. Each of the units granted under the Omnibus Plan represent the right to receive one share of Hertz Holdings' common stock on a specified future date. In the event of an employee's death or disability, a pro rata portion of the employee's performance stock, performance stock units and performance units will vest to the extent performance goals are achieved at the end of the performance period. Restricted stock and RSUs granted under the Omnibus Plan will vest based on a minimum period of service or the occurrence of events (such as a change in control, as defined in the Omnibus Plan) specified by the compensation committee of the Board of Directors of Hertz Holdings.

        A summary of RSU and PSU activity under the Omnibus Plan as of December 31, 2010 is presented below.

	Shares	Weighted- Average Fair Value	Aggregate Intrinsic Value (In thousands of dollars)
Outstanding at January 1, 2010	6,977,239	$3.53	$83,169
Granted	1,573,050	10.10
Vested	(2,173,179)	3.79
Forfeited or Expired	(332,521)	4.73

Outstanding at December 31, 2010	6,044,589	$5.08	$87,586

        Additional information pertaining to RSU and PSU activity is as follows:

	Years ended December 31,
	2010	2009	2008
Total fair value of awards that vested ($ millions)	$8.2	$6.2	$—
Weighted average grant date fair value of awards	$10.10	$3.42	$4.98

        Compensation expense for RSUs and PSUs is based on the grant date fair value, and is recognized ratably over the vesting period. For grants in 2008, the vesting period is two years (50% in the first year and 50% in the second year). For grants in 2009 and 2010, the vesting period is three years (25% in the first year, 25% in the second year and 50% in the third year). In addition to the service vesting condition, the PSUs granted in March, 2010 had an additional vesting condition which called for the number of units that will be awarded being based on achievement of a certain level of 2010 Corporate EBITDA.

Employee Stock Purchase Plan

        On February 28, 2008, upon recommendation of the compensation committee, or "Committee," of the Board of Directors of Hertz Holdings, Hertz Holdings' Board of Directors adopted the Hertz Global Holdings, Inc. Employee Stock Purchase Plan, or the "ESPP," and the plan was approved by the stockholders of Hertz Holdings on May 15, 2008. The ESPP is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code.

        The maximum number of shares that may be purchased under the ESPP is 3,000,000 shares of Hertz Holdings' common stock, subject to adjustment in the case of any change in Hertz Holdings' shares, including by reason of a stock dividend, stock split, share combination, recapitalization,

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

reorganization, merger, consolidation or change in corporate structure. An eligible employee may elect to participate in the ESPP each quarter (or other period established by the Committee) through a payroll deduction. The maximum and minimum contributions that an eligible employee may make under all of Hertz Holdings' qualified employee stock purchase plans will be determined by the Committee, provided that no employee may be permitted to purchase stock with an aggregate fair market value greater than $25,000 per year. At the end of the offering period, the total amount of each employee's payroll deduction will be used to purchase shares of Hertz Holdings' common stock. The purchase price per share will be not less than 85% of the market price of Hertz Holdings' common stock on the date of purchase; the exact percentage for each offering period will be set in advance by the Committee.

        For the years ended December 31, 2010, 2009 and 2008, we recognized compensation cost of approximately $0.6 million ($0.3 million, net of tax), $0.5 million ($0.3 million, net of tax) and $0.1 million ($0.1 million, net of tax), respectively, for the amount of the discount on the stock purchased by our employees under the ESPP. Approximately 1,500 employees participated in the ESPP as of December 31, 2010.

Note 7—Depreciation of Revenue Earning Equipment and Lease Charges

        Depreciation of revenue earning equipment and lease charges includes the following (in millions of dollars):

	Years ended December 31,
	2010	2009	2008
Depreciation of revenue earning equipment	$1,747.0	$1,777.7	$2,011.4
Adjustment of depreciation upon disposal of the equipment	42.9	72.0	74.3
Rents paid for vehicles leased	78.2	81.7	108.5

Total	$1,868.1	$1,931.4	$2,194.2

        The adjustment of depreciation upon disposal of revenue earning equipment for the years ended December 31, 2010, 2009 and 2008 included (in millions of dollars) net losses of $10.0, $40.7 and $30.2, respectively, on the disposal of industrial and construction equipment used in our equipment rental operations, and net losses of $32.9, $31.3 and $44.1, respectively, on the disposal of vehicles used in our car rental operations.

        Depreciation rates are reviewed on a quarterly basis based on management's routine review of present and estimated future market conditions and their effect on residual values at the time of disposal. During 2010, 2009 and 2008, depreciation rates being used to compute the provision for depreciation of revenue earning equipment were adjusted on certain vehicles in our car rental operations to reflect changes in the estimated residual values to be realized when revenue earning equipment is sold. These depreciation rate changes resulted in net increases of $19.1 million, $13.2 million and $36.6 million in depreciation expense for the years ended December 31, 2010, 2009 and 2008, respectively. Depreciation rate changes in certain of our equipment rental operations resulted in increases of $3.6 million and $6.1 million and a net decrease of $3.9 million in depreciation expense for the years ended December 31, 2010, 2009 and 2008, respectively.

        For the years ended December 31, 2010, 2009 and 2008, our worldwide car rental operations sold approximately 158,500, 154,300, 189,300 non-program cars, respectively, a 2.7% increase in 2010 versus 2009 primarily due to a higher average fleet size.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Taxes on Income

        The components of loss before income taxes for the periods were as follows (in millions of dollars):

	Years ended December 31,
	2010	2009	2008
Domestic	$(80.1)	$(122.6)	$(1,167.3)
Foreign	113.5	(21.7)	(216.1)

Total	$33.4	$(144.3)	$(1,383.4)

        The total provision (benefit) for taxes on income consists of the following (in millions of dollars):

	Years ended December 31,
	2010	2009	2008
Current:
Federal	$10.2	$3.4	$(1.5)
Foreign	41.5	15.8	36.5
State and local	1.5	(1.3)	3.3

Total current	53.2	17.9	38.3

Deferred:
Federal	(18.2)	(27.9)	(193.0)
Foreign	1.3	(15.5)	(12.7)
State and local	(2.6)	(23.0)	(30.3)

Total deferred	(19.5)	(66.4)	(236.0)

Total provision (benefit)	$33.7	$(48.5)	$(197.7)

        The principal items of the U.S. and foreign net deferred tax assets and liabilities at December 31, 2010 and 2009 are as follows (in millions of dollars):

	2010	2009
Deferred Tax Assets:
Employee benefit plans	$83.3	$88.0
Net operating loss carryforwards	1,405.9	1,133.2
Foreign tax credit carryforwards	20.8	20.8
Federal, state and foreign local tax credit carryforwards	4.8	8.2
Accrued and prepaid expenses	257.4	246.4

Total Deferred Tax Assets	1,772.2	1,496.6
Less: Valuation Allowance	(185.8)	(167.8)

Total Net Deferred Tax Assets	1,586.4	1,328.8

Deferred Tax Liabilities:
Depreciation on tangible assets	(2,004.1)	(1,694.5)
Intangible assets	(1,042.5)	(1,067.0)

Total Deferred Tax Liabilities	(3,046.6)	(2,761.5)

Net Deferred Tax Liability	$(1,460.2)	$(1,432.7)

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        As of December 31, 2010, deferred tax assets of $1,110.0 million were recorded for unutilized U.S. Federal Net Operating Losses, or "NOL," carry forwards of $3,171.5 million. The total Federal NOL carry forwards are $3,195.5 million of which $24.0 million relate to excess tax deductions associated with stock option plans which have yet to reduce taxes payable. Upon the utilization of these carry forwards, the associated tax benefits of approximately $8.4 million will be recorded to Additional Paid-in Capital. The Federal NOLs begin to expire in 2025. State NOLs exclusive of the effects of the excess tax deductions, have generated a deferred tax asset of $99.9 million. The state NOLs expire over various years beginning in 2011 depending upon particular jurisdiction.

        On January 1, 2009, Bank of America acquired Merrill Lynch & Co. For U.S. income tax purposes the transaction, when combined with other unrelated transactions during the previous 36 months, resulted in a change in control as that term is defined in Section 382 of the Internal Revenue Code. Consequently, utilization of all pre-2009 U.S. net operating losses is subject to an annual limitation. We have calculated the expected annual base limitation as well as additional limitation resulting from a net unrealized built in gain as of the acquisition date and other adjustments. Based on the calculations, the limitation is not expected to result in a loss of net operating losses or have a material adverse impact on taxes.

        As of December 31, 2010, deferred tax assets of $196.3 million were recorded for foreign NOL carry forwards of $828.6 million. A valuation allowance of $146.6 million at December 31, 2010 was recorded against these deferred tax assets because those assets relate to jurisdictions that have historical losses and the likelihood exists that a portion of the NOL carry forwards may not be utilized in the future.

        The foreign NOL carry forwards of $828.6 million include $692.8 million which have an indefinite carry forward period and associated deferred tax assets $156.1 million. The remaining foreign NOLs of $135.8 million are subject to expiration beginning in 2015 and have associated deferred tax assets of $40.2 million.

        As of December 31, 2010, deferred tax assets for U.S. Foreign Tax Credit carry forwards were $20.8 million which relate to credits generated as of December 31, 2007. The carry forwards will begin to expire in 2015. A valuation allowance of $13.5 million at December 31, 2010 was recorded against a portion of the U.S. foreign tax credit deferred tax assets in the likelihood that they may not be utilized in the future. A deferred tax asset was also recorded for various state tax credit carry forwards of $3.0 million, which will begin to expire in 2027.

        In determining the valuation allowance, an assessment of positive and negative evidence was performed regarding realization of the net deferred tax assets in accordance with ASC 740-10, "Accounting for Income Taxes," or "ASC 740-10." This assessment included the evaluation of scheduled reversals of deferred tax liabilities, the availability of carry forwards and estimates of projected future taxable income. Based on the assessment, as of December 31, 2010, total valuation allowances of $185.8 million were recorded against deferred tax assets. Although realization is not assured, we have concluded that it is more likely than not the remaining deferred tax assets of $1,586.5 million will be realized and as such no valuation allowance has been provided on these assets.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The significant items in the reconciliation of the statutory and effective income tax rates consisted of the following:

	Years ended December 31,
	2010	2009	2008
Statutory Federal Tax Rate	35.0%	35.0%	35.0%
Foreign tax differential	(47.5)	24.9	(0.5)
State and local income taxes, net of federal income tax benefit	(5.0)	5.6	0.8
Change in state statutory rates, net of federal income tax benefit	5.0	4.2	0.1
Effect of impairment charges	—	—	(16.6)
Federal permanent differences	(2.6)	2.4	0.1
Withholding taxes	25.5	(5.7)	(0.6)
Uncertain tax positions	10.9	(3.2)	(0.3)
Change in valuation allowance	82.3	(31.0)	(3.8)
All other items, net	(2.5)	1.4	0.1

Effective Tax Rate	101.1%	33.6%	14.3%

        The effective tax rate for the year ended December 31, 2010 was 101.1% as compared to 33.6% in the year ended December 31, 2009. The increased effective tax rate in 2010 is primarily due to the increase in income before income taxes in 2010, valuation allowances for losses in certain non-U.S. jurisdictions for which tax benefits cannot be realized and differences in foreign tax rates versus the U.S. Federal tax rate. The foreign rate differential includes the effects of changes in foreign statutory tax rates, foreign permanent differences and the impact of the newly enacted tax law in France which became effective for 2010. The increase in the 2009 effective tax rate versus 2008 is primarily due to nonrecurring impairment losses in 2008.

        As of December 31, 2010, our foreign subsidiaries have an immaterial amount of net undistributed earnings. Deferred tax liabilities have not been recorded for such earnings because it is management's current intention to permanently reinvest undistributed earnings offshore. It is not practicable to estimate the amount of such deferred tax liabilities. If, in the future, undistributed earnings are repatriated to the United States, or it is determined such earnings will be repatriated in the foreseeable future, deferred tax liabilities will be recorded.

        As of December 31, 2010, total unrecognized tax benefits were $27.2 million, all of which, if recognized, would favorably impact the effective tax rate in future periods. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions of dollars):

	2010	2009	2008
Balance at January 1	$25.6	$21.7	$35.5
Increase (decrease) attributable to tax positions taken during prior periods	0.3	1.1	(5.7)
Increase attributable to tax positions taken during the current year	1.3	3.1	5.2
Decrease attributable to settlements with taxing authorities	—	(0.3)	(13.3)

Balance at December 31	$27.2	$25.6	$21.7

        We conduct business globally and, as a result, file one or more income tax returns in the U.S. and non-U.S. jurisdictions. In the normal course of business we are subject to examination by taxing authorities throughout the world. The open tax years for these jurisdictions span from 1998 to 2010. We

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

are currently under audit by the Internal Revenue Service for tax years 2006 to 2008. Several U.S. state and non-U.S. jurisdictions are under audit.

        In many cases the uncertain tax positions are related to tax years that remain subject to examination by the relevant taxing authorities. It is reasonable that approximately $8.5 million of unrecognized tax benefits may reverse within the next twelve months due to settlement with the relevant taxing authorities and/or the filing of amended income tax returns.

        Net, after-tax interest and penalties related to the liabilities for unrecognized tax benefits are classified as a component of "(Provision) benefit for taxes on income" in the consolidated statement of operations. During the years ended December 31, 2010, 2009 and 2008, approximately $0.2 million, $(0.2) million and $0.6 million, respectively, in net, after-tax interest and penalties were recognized. As of December 31, 2010 and 2009, approximately $1.8 million and $5.8 million, respectively, of net, after-tax interest and penalties was accrued in our consolidated balance sheet.

Note 9—Lease and Concession Agreements

        We have various concession agreements, which provide for payment of rents and a percentage of revenue with a guaranteed minimum, and real estate leases under which the following amounts were expensed (in millions of dollars):

	Years ended December 31,
	2010	2009	2008
Rents	$133.9	$133.2	$144.2
Concession fees:
Minimum fixed obligations	252.0	260.1	251.0
Additional amounts, based on revenues	278.7	231.5	268.8

Total	$664.6	$624.8	$664.0

        For the years ended December 31, 2010, 2009 and 2008, sublease income reduced rent expense included in the above table by $4.5 million, $5.0 million and $5.4 million, respectively.

        As of December 31, 2010, minimum obligations under existing agreements referred to above are approximately as follows (in millions of dollars):

	Rents	Concessions
2011	$119.4	$312.0
2012	97.9	267.1
2013	78.7	218.1
2014	61.5	148.9
2015	45.6	103.3
Years after 2015	161.0	364.5

        The future minimum rent payments in the above table have been reduced by minimum future sublease rental inflows in aggregate of $17.8 million.

        Many of our concession agreements and real estate leases require us to pay or reimburse operating expenses, such as common area charges and real estate taxes, to pay concession fees above guaranteed minimums or additional rent based on a percentage of revenues or sales (as defined in those agreements) arising at the relevant premises, or both. Such obligations are not reflected in the

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

table of minimum future obligations appearing immediately above. We operate from various leased premises under operating leases with terms up to 25 years. A number of our operating leases contain renewal options. These renewal options vary, but the majority include clauses for renewal for various term lengths at various rates, both fixed and market.

        In addition to the above, we have various leases on revenue earning equipment and office and computer equipment under which the following amounts were expensed (in millions of dollars):

	Years ended December 31,
	2010	2009	2008
Revenue earning equipment	$78.2	$81.7	$108.5
Office and computer equipment	10.4	8.9	10.2

Total	$88.6	$90.6	$118.7

        As of December 31, 2010, minimum obligations under existing agreements referred to above that have a maturity of more than one year are as follows (in millions of dollars):

2011	$15.9
2012	$2.9
2013	$0.8
2014	$—
2015	$—
After 2015	$—

        Commitments under capital leases within our vehicle rental programs have been reflected in Note 4—Debt.

Note 10—Segment Information

        Our operating segments are aggregated into reportable business segments based primarily upon similar economic characteristics, products, services, customers, and delivery methods. We have identified two reportable segments: rental of cars, crossovers and light trucks, or "car rental," and rental of industrial, construction and material handling equipment, or "equipment rental." Other reconciling items includes general corporate assets and expenses, certain interest expense (including net interest on corporate debt), as well as other business activities, such as our third party claim management services.

        Adjusted pre-tax income (loss) is the measure utilized by management in making decisions about allocating resources to segments and measuring their performance. We believe this measure best reflects the financial results from ongoing operations. Adjusted pre-tax income (loss) is calculated as income (loss) before income taxes plus other reconciling items, non-cash purchase accounting charges, non-cash debt charges and certain one-time charges and non-operational items. The contribution of our reportable segments for the years ended December 31, 2010, 2009 and 2008 is summarized below (in millions of dollars).

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Years ended December 31,
	2010	2009	2008
Revenues
Car rental	$6,486.2	$5,979.0	$6,858.2
Equipment rental	1,070.1	1,110.9	1,658.1
Other reconciling items	6.2	11.6	8.8

Total	$7,562.5	$7,101.5	$8,525.1

Adjusted pre-tax income(a)
Car rental	$642.9	$465.3	$289.1
Equipment rental	$78.0	$76.4	$272.0
Depreciation of revenue earning equipment and lease charges
Car rental	$1,594.6	$1,614.2	$1,843.8
Equipment rental	273.5	317.2	350.4

Total	$1,868.1	$1,931.4	$2,194.2

Depreciation of property and equipment
Car rental	$112.3	$115.9	$126.0
Equipment rental	34.3	37.6	40.8
Other reconciling items	7.4	6.1	6.0

Total	$154.0	$159.6	$172.8

Amortization of other intangible assets
Car rental	$30.2	$32.5	$33.9
Equipment rental	33.4	32.8	32.4
Other reconciling items	1.1	0.7	—

Total	$64.7	$66.0	$66.3

Interest expense
Car rental	$401.3	$316.1	$452.4
Equipment rental	39.4	53.3	110.8
Other reconciling items	285.8	284.3	307.3

Total	$726.5	$653.7	$870.5

Revenue earning equipment and property and equipment
Car rental
Expenditures	$8,430.1	$7,533.1	$9,978.5
Proceeds from disposals	(7,432.7)	(5,940.0)	(8,395.1)

Net expenditures	$997.4	$1,593.1	$1,583.4

Equipment rental
Expenditures	$186.1	$94.4	$356.7
Proceeds from disposals	(124.3)	(190.3)	(293.1)

Net expenditures (proceeds)	$61.8	$(95.9)	$63.6

Other reconciling items
Expenditures	$3.9	$0.5	$9.6
Proceeds from disposals	(0.3)	—	—

Net expenditures	$3.6	$0.5	$9.6

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	As of December 31,
	2010	2009
Total assets at end of year
Car rental	$11,742.7	$12,356.5
Equipment rental	2,997.6	2,939.0
Other reconciling items	2,583.9	700.9

Total	$17,324.2	$15,996.4

Revenue earning equipment, net, at end of year
Car rental	$7,235.7	$7,019.3
Equipment rental	1,703.7	1,832.3

Total	$8,939.4	$8,851.6

Property and equipment, net, at end of year
Car rental	$875.9	$877.9
Equipment rental	222.8	243.6
Other reconciling items	64.9	66.6

Total	$1,163.6	$1,188.1

        We operate in the United States and in international countries. International operations are substantially in Europe. The operations within major geographic areas are summarized below (in millions of dollars):

	Years ended December 31,
	2010	2009	2008
Revenues
United States	$4,993.7	$4,675.9	$5,506.1
International	2,568.8	2,425.6	3,019.0

Total	$7,562.5	$7,101.5	$8,525.1

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	As of December 31,
	2010	2009
Total assets at end of year
United States	$12,077.9	$10,663.7
International	5,246.3	5,332.7

Total	$17,324.2	$15,996.4

Revenue earning equipment, net, at end of year
United States	$6,404.1	$6,432.3
International	2,535.3	2,419.3

Total	$8,939.4	$8,851.6

Property and equipment, net, at end of year
United States	$947.1	$953.7
International	216.5	234.4

Total	$1,163.6	$1,188.1

(a)
The following table reconciles adjusted pre-tax income to loss before income taxes for the years ended December 31, 2010, 2009 and 2008 (in millions of dollars):

	Years ended December 31,
	2010	2009	2008
Adjusted pre-tax income
Car rental	$642.9	$465.3	$289.1
Equipment rental	78.0	76.4	272.0

Total reportable segments	720.9	541.7	561.1
Adjustments:
Other reconciling items(1)	(347.8)	(328.2)	(324.5)
Purchase accounting(2)	(90.3)	(90.3)	(101.0)
Non-cash debt charges(3)	(160.6)	(159.8)	(100.2)
Restructuring charges	(54.7)	(106.8)	(216.2)
Restructuring related charges(4)	(13.2)	(46.5)	(26.3)
Impairment charges(5)	—	—	(1,168.9)
Management transition costs	—	(1.0)	(5.2)
Derivative gains (losses)(6)	(3.2)	2.4	(2.2)
Gain on debt buyback(7)	—	48.5	—
Third-party bankruptcy accrual(8)	—	(4.3)	—
Acquisition related costs(9)	(17.7)	—	—

Income (loss) before income taxes	$33.4	$(144.3)	$(1,383.4)

(1)
Represents general corporate expenses, certain interest expense (including net interest on corporate debt), as well as other business activities such as our third-party claim management services.

(2)
Represents the purchase accounting effects of the Acquisition on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of revalued workers' compensation and public liability and property damage liabilities. Also represents the purchase accounting effects of subsequent acquisitions on our results of operations relating to increased amortization of intangible assets.

(3)
Represents non-cash debt charges relating to the amortization and write-off of deferred debt financing costs and debt discounts. For the years ended December 31, 2010 and 2009, also includes $68.9 million and $74.6 million, respectively, associated with the amortization of amounts pertaining to the de-designation of the HVF interest rate swaps as effective hedging instruments. During the year ended December 31, 2008, also includes $11.8 million associated with the ineffectiveness of our HVF interest rate swaps and $30.0 million related to the write-off of deferred financing costs associated with those countries outside the United States as to which take-out asset-based facilities have not been entered into.

(4)
Represents incremental costs incurred directly supporting our business transformation initiatives. Such costs include transition costs incurred in connection with our business process outsourcing arrangements and

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  incremental costs incurred to facilitate business process re-engineering initiatives that involve significant organization redesign and extensive operational process changes.

(5)
Represents non-cash impairment charges related to our goodwill, other intangible assets and property and equipment.

(6)
In 2010, represents the mark-to-market adjustment on our interest rate cap. In 2009, represents the mark-to-market adjustments on our interest rate cap and gasoline swap. In 2008, represents an unrealized loss on our HIL interest rate swaptions which were terminated in October 2008.

(7)
Represents a gain (net of transaction costs) recorded in connection with the buyback of portions of certain of our Senior Notes and Senior Subordinated Notes.

(8)
Represents an allowance for uncollectible program car receivables related to a bankrupt European dealer affiliated with a U.S. car manufacturer.

(9)
Represents costs incurred in connection with the Dollar Thrifty Automotive Group, Inc. transaction which has now been terminated.

Note 11—Contingencies and Off-Balance Sheet Commitments

Legal Proceedings

        From time to time we are a party to various legal proceedings. Other than with respect to the aggregate claims for public liability and property damage pending against us, management does not believe that any of the matters resolved, or pending against us, during 2010 are material to us and our subsidiaries taken as a whole. While we have accrued a liability with respect to claims for public liability and property damage of $278.7 million at December 31, 2010, management does not believe any of the other pending matters described below are material. We have summarized below, for purposes of providing background, various legal proceedings to which we were and/or are a party during 2010 or the period after December 31, 2010 but before the filing of this Annual Report. In addition to the following, various other legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries.

  1.
  Hertz Equipment Rental Corporation, or "HERC," Loss Damage Waiver

    On August 15, 2006, Davis Landscape, Ltd., individually and on behalf of all others similarly situated, filed a complaint against HERC in the United States District Court for the District of New Jersey. In November 2006, the complaint was amended to add another plaintiff, Miguel V. Pro, and more claims. The Davis Landscape matter purports to be a nationwide class action on behalf of all persons and business entities who rented equipment from HERC and who paid a Loss Damage Waiver, or "LDW," or an Environmental Recovery Fee, or "ERF." The plaintiffs seek a declaratory judgment and injunction prohibiting HERC from engaging in acts with respect to the LDW and ERF charges that violate the New Jersey Consumer Fraud Act and claim that the charges violate the Uniform Commercial Code. The plaintiffs also seek an unspecified amount of compensatory damages with the return of all LDW and ERF charges paid, attorneys' fees and costs as well as other damages. The court has granted class certification, denied our motion for summary judgment and the case is in the discovery stages.

  2.
  Concession Fee Recoveries

    On October 13, 2006, Janet Sobel, Daniel Dugan, PhD. and Lydia Lee, individually and on behalf of all others similarly situated v. The Hertz Corporation and Enterprise Rent-A-Car Company, or "Enterprise," was filed in the United States District Court for the District of Nevada. The plaintiffs agreed to not pursue claims against Enterprise for the time being and the case only proceeded against Hertz. The Sobel case purports to be a nationwide class action on behalf of all persons who rented cars from Hertz at airports in Nevada and were separately

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    charged airport concession recovery fees by Hertz as part of their rental charges. The plaintiffs seek an unspecified amount of compensatory damages, restitution of any charges found to be improper and an injunction prohibiting Hertz from quoting or charging those airport fees that are alleged not to be allowed by Nevada law. The complaint also seeks attorneys' fees and costs. Relevant documents were produced, depositions were taken and pre-trial motions were filed. After the court rendered a mixed ruling on the parties' cross-motions for summary judgment and after the Lydia Lee case was refiled against Enterprise, the parties engaged in mediation which resulted in a proposed settlement wherein Hertz and Enterprise, without admitting wrongdoing and in order to avoid further litigation, agreed to provide rental certificates to proposed class members who register for same and to pay attorneys' fees to the plaintiffs' attorneys. In November 2010, the court certified settlement classes for purposes of implementing the proposed settlement and preliminarily approved the proposed settlement. Notification of the proposed settlement was mailed or e-mailed in February of 2011 and a final approval hearing on the settlement is scheduled for May of 2011.

  3.
  Telephone Consumer Protection Act

    On May 3, 2007, Fun Services of Kansas City, Inc., individually and as the representative of a class of similarly-situated persons, v. Hertz Equipment Rental Corporation was commenced in the District Court of Wyandotte County, Kansas. The case was subsequently transferred to the District Court of Johnson County, Kansas. The Fun Services matter purports to be a class action on behalf of all persons in Kansas and throughout the United States who on or after four years prior to the filing of the action were sent facsimile messages of advertising materials relating to the availability of property, goods or services by HERC and who did not provide express permission for sending such faxes. The plaintiffs seek an unspecified amount of compensatory damages, attorney's fees and costs. In August 2009, the court issued an order that stayed all activity in this litigation pending a decision by the Kansas Supreme Court in Critchfield Physical Therapy, Inc. v. Taranto Group, Inc., another Telephone Consumer Protection Act case. The Kansas Supreme Court heard oral argument in the Critchfield case in January of 2010 and has not yet rendered a decision in that case.

  4.
  California Tourism Assessments

    We are currently a defendant in a proceeding that purports to be a class action brought by Michael Shames and Gary Gramkow against The Hertz Corporation, Dollar Thrifty Automotive Group, Inc., Avis Budget Group, Inc., Vanguard Car Rental USA, Inc., Enterprise Rent-A-Car Company, Fox Rent A Car, Inc., Coast Leasing Corp., The California Travel and Tourism Commission, and Caroline Beteta.

    Originally filed in November of 2007, the action is pending in the United States District Court for the Southern District of California, and plaintiffs claim to represent a class of individuals or entities that purchased rental car services from a defendant at airports located in California after January 1, 2007. Plaintiffs allege that the defendants agreed to charge consumers a 2.5% tourism assessment and not to compete with respect to this assessment, while misrepresenting that this assessment is owed by consumers, rather than the rental car defendants, to the California Travel and Tourism Commission, or the "CTTC." Plaintiffs also allege that defendants agreed to pass through to consumers a fee known as the Airport Concession Fee, which fee had previously been required to be included in the rental car defendants' individual base rates, without reducing their base rates. Based on these allegations, the amended complaint seeks treble damages, disgorgement, injunctive relief,

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    interest, attorneys' fees and costs. Plaintiffs dropped their claims against Caroline Beteta. Plaintiffs' claims against the rental car defendants have been dismissed, except for the federal antitrust claim. In June 2010, the United States Court of Appeals for the Ninth Circuit affirmed the dismissal of the plaintiffs' antitrust case against the CTTC as a state agency immune from antitrust complaint because the California Legislature foresaw the alleged price-fixing conspiracy that was the subject of the complaint. The plaintiffs subsequently filed a petition with the Ninth Circuit seeking a rehearing and that petition was granted. In November 2010, the Ninth Circuit withdrew its June opinion and instead held that state action immunity was improperly invoked. The Ninth Circuit reinstated the plaintiffs' antitrust claims and the case has now been remanded to the district court for further proceedings.

    We were also a defendant in a consolidated action captioned "In re Tourism Assessment Fee Litigation" in the United States District Court for the Southern District of California. Originally filed as two separate actions in December of 2007, the consolidated action purported to be a class action brought on behalf of all persons and entities that paid an assessment since the inception of the Passenger Car Rental Industry Tourism Assessment Program in California on January 1, 2007. The other defendants included various of our competitors, including Avis Budget Group, Inc., Vanguard Car Rental USA, Inc., Dollar Thrifty Automotive Group, Inc., Advantage Rent-A-Car, Inc., Avalon Global Group, Enterprise Rent-A-Car Company, Fox Rent A Car, Inc., Beverly Hills Rent-A-Car, Inc., Rent4Less, Inc., Autorent Car Rental, Inc., Pacific Rent-A-Car, Inc., ABC Rent-A-Car, Inc., as well as the California Travel and Tourism Commission, and Dale E. Bonner. The complaint sought injunctive and declaratory relief, that all assessments collected and to be collected be held in trust, unspecified monetary damages, interest, attorneys' fees and costs. In August 2010, the United States Court of Appeals for the Ninth Circuit affirmed the district court's dismissal of plaintiffs' claims against all defendants. The deadline for plaintiffs to seek review of the Ninth Circuit's opinion has passed.

  5.
  Public Liability and Property Damage

    We are currently a defendant in numerous actions and have received numerous claims on which actions have not yet been commenced for public liability and property damage arising from the operation of motor vehicles and equipment rented from us. The obligation for public liability and property damage on self-insured U.S. and international vehicles and equipment, as stated on our balance sheet, represents an estimate for both reported accident claims not yet paid and claims incurred but not yet reported. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. At December 31, 2010 and December 31, 2009 our liability recorded for public liability and property damage matters was $278.7 million and $277.8 million, respectively. We believe that our analysis was based on the most relevant information available, combined with reasonable assumptions, and that we may prudently rely on this information to determine the estimated liability. We note the liability is subject to significant uncertainties. The adequacy of the liability reserve is regularly monitored based on evolving accident claim history and insurance related state legislation changes. If our estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        We intend to assert that we have meritorious defenses in the foregoing matters and we intend to defend ourselves vigorously.

        We have established reserves for matters where we believe that the losses are probable and reasonably estimated, including for various of the matters set forth above. Other than with respect to the reserve established for claims for public liability and property damage, none of those reserves are material. For matters, including those described above, where we have not established a reserve, the ultimate outcome or resolution cannot be predicted at this time, or the amount of ultimate loss, if any, cannot be reasonably estimated. Litigation is subject to many uncertainties and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to us or any of our subsidiaries involved. Accordingly, it is possible that an adverse outcome from such a proceeding could exceed the amount accrued in an amount that could be material to our consolidated financial condition, results of operations or cash flows in any particular reporting period.

Off-Balance Sheet Commitments

        At December 31, 2010 and 2009, the following guarantees (including indemnification commitments) were issued and outstanding.

Indemnification Obligations

        In the ordinary course of business, we execute contracts involving indemnification obligations customary in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnification obligations might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnification obligations would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnification obligations and have accrued for expected losses that are probable and estimable. The types of indemnification obligations for which payments are possible include the following:

Sponsors; Directors

        We have entered into customary indemnification agreements with Hertz Holdings, the Sponsors and our stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, Hertz Holdings' stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. Hertz Holdings also entered into indemnification agreements with each of its directors. We do not believe that these indemnifications are reasonably likely to have a material impact on us.

Environmental

        We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable expenses that we expect to incur for such matters have been accrued, and those expenses are reflected in our consolidated financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2010 and 2009, the aggregate amounts accrued for environmental liabilities including liability for environmental indemnities, reflected in our consolidated balance sheets in "Other accrued liabilities" were $1.6 million and $2.0 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including on-going maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the sites. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

Note 12—Restructuring

        As part of our ongoing effort to implement our strategy of reducing operating costs, we have evaluated our workforce and operations and made adjustments, including headcount reductions and business process reengineering resulting in optimized work flow at rental locations and maintenance facilities as well as streamlined our back-office operations and evaluated potential outsourcing opportunities. When we made adjustments to our workforce and operations, we incurred incremental expenses that delay the benefit of a more efficient workforce and operating structure, but we believe that increased operating efficiency and reduced costs associated with the operation of our business are important to our long-term competitiveness.

        During 2007 through 2010, we announced several initiatives to improve our competitiveness and industry leadership through targeted job reductions. These initiatives included, but were not limited to, job reductions at our corporate headquarters and back-office operations in the U.S. and Europe. As part of our re-engineering optimization we outsourced selected functions globally. In addition, we streamlined operations and reduced costs by initiating the closure of targeted car rental locations and equipment rental branches throughout the world. The largest of these closures occurred in 2008 which resulted in closures of approximately 250 off-airport locations and 22 branches in our U.S. equipment rental business. These initiatives impacted approximately 12,000 employees. From January 1, 2007 through December 31, 2010, we incurred $474.1 million ($239.7 million for our car rental segment, $181.0 million for our equipment rental segment and $53.4 of other) of restructuring charges.

        Additional efficiency and cost saving initiatives are being developed in 2011. However, we presently do not have firm plans or estimates of any related expenses.

        Restructuring charges in our consolidated statement of operations can be summarized as follows (in millions of dollars):

	Years ended December 31,
By Type:	2010	2009	2008
Involuntary termination benefits	$12.2	$44.1	$83.8
Pension and post retirement expense	0.4	0.7	5.6
Consultant costs	1.1	7.6	10.0
Asset writedowns	20.4	36.1	93.2
Facility closure and lease obligation costs	14.3	9.3	14.1
Relocation costs	5.0	4.1	—
Contract termination costs	—	1.7	—
Other	1.3	3.2	9.5

Total	$54.7	$106.8	$216.2

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Years ended December 31,
By Caption:	2010	2009	2008
Direct operating	$43.5	$65.4	$171.6
Selling, general and administrative	11.2	41.4	44.6

Total	$54.7	$106.8	$216.2

	Years ended December 31,
By Segment:	2010	2009	2008
Car rental	$18.1	$58.7	$98.4
Equipment rental	34.7	38.2	103.2
Other reconciling items	1.9	9.9	14.6

Total	$54.7	$106.8	$216.2

        The following table sets forth the activity affecting the accrual during the years ended December 31, 2010 and 2009 (in millions of dollars). We expect to pay the remaining restructuring obligations relating to involuntary termination benefits over the next twelve months. The remainder of the restructuring accrual relates to future lease obligations which will be paid over the remaining term of the applicable leases.

	Involuntary Termination Benefits	Pension and Post Retirement Expense	Consultant Costs	Other	Total
Balance as of January 1, 2009	$43.4	$0.5	$—	$16.4	$60.3
Charges incurred	44.1	0.7	7.6	54.4	106.8
Cash payments	(67.3)	—	(6.9)	(25.1)	(99.3)
Other(1)	(0.6)	(1.2)	(0.3)	(36.0)	(38.1)

Balance as of December 31, 2009	19.6	—	0.4	9.7	29.7
Charges incurred	12.2	0.4	1.1	41.0	54.7
Cash payments	(23.5)	—	(1.5)	(12.4)	(37.4)
Other(2)	(2.0)	(0.2)	0.1	(27.4)	(29.5)

Balance as of December 31, 2010	$6.3	$0.2	$0.1	$10.9	$17.5

(1)
Primarily consists of a decrease of $36.1 million for asset writedowns, $1.6 million for executive pension liability settlements and $0.8 million for contract termination costs, partly offset by a $0.2 million gain in foreign currency translation.

(2)
Consists of decreases of $20.4 million for asset writedowns, $6.5 million for facility closures, $1.6 million loss in foreign currency translation, $0.9 million in involuntary benefits and $0.2 million for executive pension liability settlements, partly offset by an increase in consultant costs of $0.1 million.

Note 13—Financial Instruments

        Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash equivalents, short-term investments and trade receivables. We place our cash equivalents and short-term investments with a number of financial institutions and investment funds to limit the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base, and their dispersion across different businesses and geographic areas. As of December 31, 2010, we had no significant concentration of credit risk.

        GAAP establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Cash and Cash Equivalents and Restricted Cash and Cash Equivalents

        Fair value approximates the amount indicated on the balance sheet at December 31, 2010 and December 31, 2009 because of the short-term maturity of these instruments. Money market accounts, whose fair value at December 31, 2010, is measured using Level 1 inputs, totaling $1,747.9 million and $24.1 million are included in "Cash and cash equivalents" and "Restricted cash and cash equivalents," respectively. Money market accounts, whose fair value at December 31, 2009, is measured using Level 1 inputs, totaling $106.8 million and $294.4 million are included in "Cash and cash equivalents" and "Restricted cash and cash equivalents," respectively.

Debt

        For borrowings with an initial maturity of 93 days or less, fair value approximates carrying value because of the short-term nature of these instruments. For all other debt, fair value is estimated based on quoted market rates as well as borrowing rates currently available to us for loans with similar terms and average maturities (Level 2 inputs). The aggregate fair value of all debt at December 31, 2010 was $11,156.1 million, compared to its aggregate carrying value of $10,954.8 million. The aggregate fair value of all debt at December 31, 2009 was $10,013.5 million, compared to its aggregate carrying value of $10,055.7 million.

Derivative Instruments and Hedging Activities

        The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009 (in millions of dollars):

	Fair Value of Derivative Instruments(1)
	Asset Derivatives(2)		Liability Derivatives(2)
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Derivatives designated as hedging instruments under ASC 815:
HVF interest rate swaps	$—	$—	$—	$12.8

Derivatives not designated as hedging instruments under ASC 815:
Gasoline swaps	3.1	2.2	—	—
Interest rate caps	7.2	8.2	7.2	5.6
Foreign exchange forward contracts	2.6	7.6	11.1	5.7
Foreign exchange options	0.1	—	—	—

Total derivatives not designated as hedging instruments under ASC 815	13.0	18.0	18.3	11.3

Total derivatives	$13.0	$18.0	$18.3	$24.1

(1)
All fair value measurements were primarily based upon significant observable (Level 2) inputs.

(2)
All asset derivatives are recorded in "Prepaid expenses and other assets" and all liability derivatives are recorded in "Other accrued liabilities" on our consolidated balance sheets.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Amount of Gain or (Loss) Recognized in Other Comprehensive Income on Derivative (Effective Portion)		Amount of Gain or (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)			Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion)
	Years ended December 31,
	2010	2009	2010	2009		2010	2009
Derivatives in ASC 815 Cash Flow Hedging Relationship:
HVF interest rate swaps	$12.8	$(12.8)	$(85.1)	$(74.6	)(1)	$—	$—

Note:
The location of both the effective portion reclassified from "Accumulated other comprehensive income (loss)" into income and the ineffective portion recognized in income is in "Interest expense" on our consolidated statement of operations.

(1)
Represents the amortization of amounts in "Accumulated other comprehensive income (loss)" associated with the de-designation of the previous cash flow hedging relationship as described below.

	Location of Gain or (Loss) Recognized on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		Years ended December 31,
		2010	2009
Derivatives Not Designated as Hedging Instruments under ASC 815:
Gasoline swaps	Direct operating	$2.8	$7.4
Interest rate caps	Selling, general and administrative	(3.1)	(2.6)
Foreign exchange forward contracts	Selling, general and administrative	(19.5)	2.0
Foreign exchange options	Selling, general and administrative	(0.2)	0.2

Total		$(20.0)	$7.0

        In connection with the Acquisition and the issuance of $3,550.0 million of floating rate Series 2005 Notes, our subsidiary, HVF, entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005, which qualified as cash flow hedging instruments in accordance with GAAP. These agreements matured at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 2010. Under these agreements, until February 2009, HVF was paying monthly interest at a fixed rate of 4.5% per annum in exchange for monthly interest at one-month LIBOR, effectively transforming the floating rate Series 2005 Notes to fixed rate obligations. In March 2009, HVF made a cash payment to have the fixed rate on these swaps reset to the then current market rates of 0.872% and 1.25% for the swaps that matured in February 2010 and November 2010, respectively. $80.4 million of this payment was made to an affiliate of BAMLCP which is a counterparty to the HVF Swaps. Concurrently with this payment, the hedging relationship was de-designated and the amount remaining in "Accumulated other comprehensive income (loss)" associated with this cash flow hedging relationship was frozen and was then amortized into "Interest expense" over the respective terms of the associated debt in accordance with GAAP. Additionally, a new hedging relationship was designated between the HVF Swaps, which also qualified for cash flow hedge accounting in accordance with GAAP. Both at the inception of the hedge and throughout its remaining term, we measured ineffectiveness by comparing the fair value of the HVF Swaps and the fair value of hypothetical swaps, with similar terms, using the Hypothetical Method in accordance with GAAP. The hypothetical swaps represent a perfect hedge of the variability in interest payments associated with the Series 2005 Notes. Subsequent to the resetting of the swaps at current market rates, there was no ineffectiveness in the

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

hedging relationship because the critical terms of the HVF Swaps matched the terms of the hypothetical swaps.

        As of December 31, 2010, the HVF Swaps and associated debt have matured. As of December 31, 2009, the balance reflected in "Accumulated other comprehensive income (loss)," relating to the HVF Swaps, including the amount frozen due to the designation of the previous cash flow hedging relationship, was a loss of $49.7 million (net of tax of $31.8 million). The fair values of the HVF Swaps were calculated using the income approach and applying observable market data (i.e. the 1-month LIBOR yield curve and credit default swap spreads).

        In conjunction with the refinanced Series 2009-1 Notes and the new Series 2010-2 Notes, HVF purchased an interest rate cap for $6.7 million, with a maximum notional amount equal to the refinanced Series 2009-1 Notes and the new Series 2010-2 Notes with a combined maximum principal amount of $2.1 billion, a strike rate of 5% and expected maturity date of March 25, 2013. Additionally, Hertz sold a 5% interest rate cap for $6.2 million, with a matching notional amount and term to the HVF interest rate cap. Also in December 2010, the Australian Securitization was completed and our Australian operating subsidiary purchased an interest rate cap for $0.5 million, with a maximum notional amount equal to the Australian Securitization maximum principal amount of A$250 million, a strike rate of 7% and expected maturity date of December 2012. Additionally, Hertz sold a 7% interest rate cap, for $0.4 million with a matching notional amount and term to the Australian operating subsidiary's interest rate cap. The fair values of all interest rate caps were calculated using a discounted cash flow method and applying observable market data (i.e. the 1-month LIBOR yield curve and credit default swap spreads). Gains and losses resulting from changes in the fair value of these interest rate caps are included in our results of operations in the periods incurred.

        We purchase unleaded gasoline and diesel fuel at prevailing market rates. In January 2009, we began a program to manage our exposure to changes in fuel prices through the use of derivative commodity instruments. We currently have in place swaps to cover a portion of our fuel price exposure through June 2011. We presently hedge a portion of our overall unleaded gasoline and diesel fuel purchases with commodity swaps and have contracts in place that settle on a monthly basis. As of December 31, 2010, our outstanding commodity instruments for unleaded gasoline and diesel fuel totaled approximately 8.4 million gallons and 0.2 million gallons, respectively. The fair value of these commodity instruments was calculated using a discounted cash flow method and applying observable market data (i.e., NYMEX RBOB Gasoline and U.S. Department of Energy surveys, etc.). Gains and losses resulting from changes in the fair value of these commodity instruments are included in our results of operations in the periods incurred.

        We manage our foreign currency risk primarily by incurring, to the extent practicable, operating and financing expenses in the local currency in the countries in which we operate, including making fleet and equipment purchases and borrowing for working capital needs. Also, we have purchased foreign exchange options to manage exposure to fluctuations in foreign exchange rates for selected marketing programs. The effect of exchange rate changes on these financial instruments would not materially affect our consolidated financial position, results of operations or cash flows. Our risks with respect to foreign exchange options are limited to the premium paid for the right to exercise the option and the future performance of the option's counterparty. Premiums paid for options outstanding as of December 31, 2010, were approximately $0.1 million. We limit counterparties to the transactions to financial institutions that have strong credit ratings. As of December 31, 2010 and 2009, the total notional amount of these foreign exchange options was $3.5 million and $0.3 million, respectively. As of December 31, 2010, these foreign exchange options mature through January 2012. The fair value of the foreign exchange options was calculated using a discounted cash flow method and applying observable

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

market data (i.e. foreign currency exchange rates). Gains and losses resulting from changes in the fair value of these options are included in our results of operations in the periods incurred.

        We also manage exposure to fluctuations in currency risk on intercompany loans we make to certain of our subsidiaries by entering into foreign currency forward contracts at the time of the loans which are intended to offset the impact of foreign currency movements on the underlying intercompany loan obligations. As of December 31, 2010, the total notional amount of these forward contracts was $721.8 million, maturing within three months. The fair value of these foreign currency forward contracts was calculated based on foreign currency forward exchange rates.

        On October 1, 2006, we designated our 7.875% Senior Notes due 2014 as an effective net investment hedge of our Euro-denominated net investment in our international operations. As a result of this net investment hedge designation, as of December 31, 2010 and 2009, losses of $6.8 million (net of tax of $5.1 million) and $19.2 million (net of tax of $17.8 million), respectively, attributable to the translation of our 7.875% Senior Notes due 2014 into the U.S. dollar are recorded in our consolidated balance sheet in "Accumulated other comprehensive income (loss)."

Note 14—Related Party Transactions

Relationship with Hertz Investors, Inc. and the Sponsors

Stockholders Agreement

        In connection with the Acquisition, Hertz Holdings entered into a stockholders agreement (as amended, the "Stockholders Agreement") with investment funds associated with or designated by the Sponsors. The Stockholders Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of Hertz Holdings' directors. The director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the chairman or, if the chief executive officer is the chairman, the lead director), two nominees of investment funds associated with Carlyle, two nominees of an investment fund associated with BAMLCP (collectively, the "Sponsor Designees") and up to six independent directors (subject to unanimous consent of the Sponsor Designees, for so long as Hertz Holdings remains a "controlled company" within the meaning of the New York Stock Exchange rules), subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in Hertz Holdings. In addition, upon Hertz Holdings ceasing to be a "controlled company" within the meaning of the New York Stock Exchange rules, if necessary to comply with the New York Stock Exchange rules, the director nominees of the Sponsors shall be reduced to two nominees of an investment fund associated with CD&R (one of whom shall serve as the chairman or, if the chief executive officer is the chairman, the lead director), one nominee of investment funds associated with Carlyle, and one nominee of an investment fund associated with BAMLCP, and additional independent directors will be elected by the Board of Directors of Hertz Holdings to fill the resulting director vacancies. The Stockholders Agreement also provides that Hertz Holdings' chief executive officer shall be designated as a director, unless otherwise approved by a majority of the Sponsor Designees. In addition, the Stockholders Agreement provides that one of the nominees of an investment fund associated with CD&R shall serve as the chairman of the executive and governance committee of Hertz Holdings and, unless otherwise agreed by this fund, as Chairman of the Board of Directors of Hertz Holdings or lead director. In order to comply with New York Stock Exchange rules, Hertz Holdings will be required to have a majority of independent directors on its Board of Directors within one year of its ceasing to be a "controlled company" within the meaning of the New York Stock Exchange rules.

        The Stockholders Agreement grants to the investment funds associated with CD&R or to the majority of the Sponsor Designees the right to remove Hertz Holdings' chief executive officer. Any

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

replacement chief executive officer requires the consent of the investment funds associated with CD&R as well as investment funds associated with at least one other Sponsor. It also contains restrictions on the transfer of Hertz Holdings' shares, and provides for tag-along and drag-along rights, in certain circumstances. The rights described above apply only for so long as the investment funds associated with the applicable Sponsor maintain certain specified minimum levels of shareholdings in Hertz Holdings.

        The Stockholders Agreement limits the rights of the investment funds associated with or designated by the Sponsors that have invested in the common stock of Hertz Holdings and its affiliates, subject to several exceptions, to own, manage, operate or control any of its "competitors" (as defined in the Stockholders Agreement). The Stockholders Agreement may be amended from time to time in the future to eliminate or modify these restrictions without Hertz Holdings' consent.

Registration Rights Agreement

        On December 21, 2005, Hertz Holdings entered into a registration rights agreement (as amended, the "Registration Rights Agreement") with investment funds associated with or designated by the Sponsors. The Registration Rights Agreement grants to certain of these investment funds the right, to cause Hertz Holdings, at its own expense, to use its best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. The exercise of this right is limited to three requests by the group of investment funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if Hertz Holdings is eligible to use Form S-3. The secondary offering of the common stock of Hertz Holdings in June 2007 was effected pursuant to this Registration Rights Agreement. In the event Hertz Holdings registers any of its common stock, these investment funds have the right to require Hertz Holdings to use its best efforts to include shares of the common stock of Hertz Holdings held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement provides for Hertz Holdings to indemnify the investment funds party to that agreement and their affiliates in connection with the registration of Hertz Holdings' securities.

Director Compensation Policy

        Our directors who are also members of the Board of Directors of Hertz Holdings receive no additional compensation for serving on our Board of Directors or any committee of our Board of Directors. Currently all members of our Board of Directors are also members of the Board of Directors of Hertz Holdings. The compensation expense of the Hertz Holdings' directors is pushed down from Hertz Holdings and recorded on the books at the Hertz level.

        In May 2010, the Board of Directors of Hertz Holdings amended and restated the Director Compensation Policy. Pursuant to the policy prior to May 2010 its directors who are not also employees each received a $150,000 annual retainer fee, of which 40% ($60,000) was payable in cash and 60% ($90,000) was payable in the form of shares of Hertz Holdings' common stock. Starting in May 2010, the policy now provides that Hertz Holdings' directors who are not also employees each receive a $170,000 annual retainer fee, of which $70,000 is payable in cash and $100,000 is payable in the form of shares of Hertz Holdings' common stock

        The chairperson of Hertz Holdings' Audit Committee is paid an additional annual cash fee of $25,000 and each other member of its Audit Committee is paid an additional annual cash fee of $10,000. The chairperson of Hertz Holdings' Compensation Committee is paid an additional annual cash fee of $15,000 and each other member of its Compensation Committee receives an additional annual cash fee of $10,000.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        For the years ended December 31, 2010, 2009 and 2008, we recognized $1.8 million, $1.6 million and $1.8 million, respectively, of expense relating to the Director Compensation Policy in our consolidated statement of operations in "Selling, general and administrative" expenses.

Financing Arrangements with Related Parties

        Affiliates of BAML Capital Partners (which is one of the Sponsors), including Merrill Lynch & Co., Inc., Bank of America, N.A. and certain of their affiliates (which are stockholders of Hertz Holdings), have provided various investment and commercial banking and financial advisory services to us for which they have received customary fees and commissions. In addition, these parties have acted as agents, lenders, purchasers and/or underwriters to us under our respective financing arrangements, for which they have received customary fees, commissions, expenses and/or other compensation. More specifically, these parties have acted in the following capacities, or similar capacities, with respect to our financing arrangements: lenders and/or agents under the Senior Credit Facilities, the U.S. Fleet Financing Facility and certain of the U.S. Fleet Variable Funding Notes; purchasers and/or underwriters under the Senior Notes, the Senior Subordinated Notes and certain of the U.S. Fleet Medium Term Notes; and structuring advisors and/or agents under the ABS Program.

        As of December 31, 2010 and December 31, 2009, approximately $255 million and $246 million, respectively, of our outstanding debt was with related parties.

        See Note 4—Debt.

        On June 29, 2007, we entered into a master loan agreement with Hertz Holdings. The maximum amount which may be borrowed by us under this facility is $100 million. The facility expires on June 29, 2012, or on an earlier date if mutually agreed by both parties. The interest rate is based on the U.S. Dollar LIBOR rate plus the margin in effect for the Eurocurrency Loans under our Senior ABL Facility. As of December 31, 2010 and 2009, $1.4 million and $7.6 million, respectively, in borrowings were outstanding.

Other Sponsor Relationships

        In May and June 2009, Merrill Lynch & Co., Inc., an affiliate of one of the Sponsors, BAMLCP, acted as an underwriter in the common stock follow-on public offering and in the public offering of Hertz Holdings' Convertible Senior Notes, for which they received customary fees and expenses.

        In May 2009, Hertz Holdings entered into subscription agreements with investment funds affiliated with CD&R and Carlyle to purchase an additional 32,101,182 shares of Hertz Holdings' common stock at a price of $6.23 per share (the same price per share paid to Hertz Holdings by the underwriters in the common stock public offering) with proceeds to Hertz Holdings of approximately $200.0 million. This closed on July 7, 2009 and the 32,101,182 shares of Hertz Holdings' common stock were issued to CD&R and Carlyle affiliated investment funds on the same date. Giving effect to these offerings, the Sponsors' ownership percentage in us is approximately 51%.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Quarterly Financial Information (Unaudited)

        Provided below is a summary of the quarterly operating results during 2010 and 2009 (in millions of dollars).

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010
Revenues	$1,660.9	$1,879.6	$2,186.3	$1,835.8
Income (loss) before income taxes	(146.3)	5.4	170.1	4.2
Net income (loss) attributable to The Hertz Corporation and Subsidiaries' common stockholder	(135.7)	(7.5)	143.7	(18.2)

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009
Revenues	$1,564.9	$1,754.5	$2,041.4	$1,740.7
Income (loss) before income taxes	(210.1)	34.9	87.0	(56.1)
Net income (loss) attributable to The Hertz Corporation and Subsidiaries' common stockholder	(163.5)	6.4	33.1	13.4

Note 16—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements

        The following condensed consolidating financial information presents the Condensed Consolidating Balance Sheets as of December 31, 2010 and 2009 and the Condensed Consolidating Statements of Operations for the years ended December 31, 2010, 2009 and 2008, and Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008, of (a) The Hertz Corporation, ("the Company" or "the Parent"); (b) the Parent's subsidiaries that guarantee the Parent's indebtedness, or the Guarantor Subsidiaries; (c) the Parent's subsidiaries that do not guarantee the Parent's indebtedness, or the Non-Guarantor Subsidiaries; (d) elimination entries necessary to consolidate the Parent with the Guarantor Subsidiaries and Non-Guarantor Subsidiaries; and (e) the Company on a consolidated basis.

        Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. Separate financial statements and other disclosures with respect to the Guarantor Subsidiaries have not been provided as management believes the following information is sufficient, as the Guarantor Subsidiaries are 100% owned by the Parent and all guarantees are full and unconditional. Additionally, substantially all of the assets of the Guarantor Subsidiaries are pledged under the Senior Credit Facilities, and consequently will not be available to satisfy the claims of our general creditors.

        We have revised our Condensed Consolidating Balance Sheet as of December 31, 2009 to appropriately reflect an accounts payable balance for the Non-Guarantor Subsidiaries that was previously reported in the Parent. We previously reported "Investment in subsidiaries, net" of $4,512.6 million and "Accounts payable" of $236.2 million for the Parent as of December 31, 2009 and "Accounts payable" of $375.1 million and "The Hertz Corporation and Subsidiaries stockholder's equity" of $2,280.3 million for the Non-Guarantor Subsidiaries. Also, we have revised our Condensed Consolidated Statement of Cash Flows for the year ended December 31, 2009 to reflect a reclassification of revenue earning equipment expenditures between the operating and investing sections of the Parent, Guarantor Subsidiaries and Non-Guarantor Subsidiaries. We previously reported "Net cash used in operating activities" of $100.2 million and "Net cash provided by investing activities" of $101.9 million for the Guarantor Subsidiaries for the year ended December 31, 2009. We previously reported "Net cash used in investing activities" of $1,240.7 million for the Non-Guarantor Subsidiaries for the year ended December 31, 2009. There was no impact to The Hertz Corporation's Consolidated Balance Sheet or Consolidated Statement of Cash Flows. Management has concluded that this footnote revision is not material to our previously issued consolidated financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2010

(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
ASSETS
Cash and cash equivalents	$1,754,378	$5,180	$614,448	$—	$2,374,006
Restricted cash and cash equivalents	16,092	25,468	166,016	—	207,576
Receivables, less allowance for doubtful accounts	265,195	166,483	924,875	—	1,356,553
Due from Hertz affiliate	501,735	47,166	313,466	(862,367)	—
Inventories, at lower cost or market	21,164	31,734	34,531	—	87,429
Prepaid expenses and other assets	1,756,704	6,814	169,539	(1,588,131)	344,926
Revenue earning equipment, net	166,316	1,265,641	7,507,452	—	8,939,409
Property and equipment, net	735,770	178,691	249,108	—	1,163,569
Investment in subsidiaries, net	4,044,084	47,109	—	(4,091,193)	—
Other intangible assets, net	114,840	2,334,500	101,219	—	2,550,559
Goodwill	71,835	9,971	218,368	—	300,174

Total assets	$9,448,113	$4,118,757	$10,299,022	$(6,541,691)	$17,324,201

LIABILITIES AND EQUITY
Due to Hertz affiliate	$360,069	$191,832	$311,862	$(862,367)	$1,396
Accounts payable	144,261	177,170	623,542	—	944,973
Accrued liabilities	681,125	30,961	355,916	—	1,068,002
Accrued taxes	51,916	174,553	22,331	(112,403)	136,397
Debt	5,601,707	112	5,317,526	—	10,919,345
Public liability and property damage	110,346	16,939	151,400	—	278,685
Deferred taxes on income	—	1,284,768	1,651,172	(1,475,728)	1,460,212

Total liabilities	6,949,424	1,876,335	8,433,749	(2,450,498)	14,809,010

Equity:
The Hertz Corporation and Subsidiaries stockholder's equity	2,498,689	2,242,422	1,848,771	(4,091,193)	2,498,689
Noncontrolling interest	—	—	16,502	—	16,502

Total equity	2,498,689	2,242,422	1,865,273	(4,091,193)	2,515,191

Total liabilities and equity	$9,448,113	$4,118,757	$10,299,022	$(6,541,691)	$17,324,201

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2009

(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
ASSETS
Cash and cash equivalents	$108,522	$6,069	$870,876	$—	$985,467
Restricted cash and cash equivalents	36,024	7,955	321,180	—	365,159
Receivables, less allowance for doubtful accounts	206,702	134,996	987,949	—	1,329,647
Due from Hertz affiliate	796,408	40,421	293,653	(1,130,482)	—
Inventories, at lower cost or market	17,908	35,717	39,790	—	93,415
Prepaid expenses and other assets	1,518,906	7,166	124,892	(1,360,974)	289,990
Revenue earning equipment, net	89,451	1,355,727	7,406,407	—	8,851,585
Property and equipment, net	730,861	190,993	266,275	—	1,188,129
Investment in subsidiaries, net	4,477,526	41,834	—	(4,519,360)	—
Other intangible assets, net	135,011	2,350,893	111,778	—	2,597,682
Goodwill	71,835	7,510	216,005	—	295,350

Total assets	$8,189,154	$4,179,281	$10,638,805	$(7,010,816)	$15,996,424

LIABILITIES AND EQUITY
Due to Hertz affiliate	$341,644	$345,943	$450,466	$(1,130,484)	$7,569
Accounts payable	201,118	47,427	410,126	—	658,671
Accrued liabilities	590,921	26,595	405,242	—	1,022,758
Accrued taxes	51,457	151,745	147,213	(224,609)	125,806
Debt	4,442,100	180	5,554,734	—	9,997,014
Public liability and property damage	105,134	18,455	154,239	—	277,828
Deferred taxes on income	—	1,314,802	1,254,268	(1,136,365)	1,432,705

Total liabilities	5,732,374	1,905,147	8,376,288	(2,491,458)	13,522,351

Equity:
The Hertz Corporation and Subsidiaries stockholder's equity	2,456,780	2,274,134	2,245,224	(4,519,358)	2,456,780
Noncontrolling interest	—	—	17,293	—	17,293

Total equity	2,456,780	2,274,134	2,262,517	(4,519,358)	2,474,073

Total liabilities and equity	$8,189,154	$4,179,281	$10,638,805	$(7,010,816)	$15,996,424

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2010

(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$3,961,435	$840,954	$5,210,658	$(2,450,513)	$7,562,534

Expenses:
Direct operating	2,216,821	535,625	1,529,905	—	4,282,351
Depreciation of revenue earning equipment	1,938,416	236,594	2,143,650	(2,450,513)	1,868,147
Selling, general and administrative	330,107	70,396	263,939	—	664,442
Interest expense	297,512	28,594	400,433	—	726,539
Interest and other income, net	(236)	8	(12,082)	—	(12,310)

Total expenses	4,782,620	871,217	4,325,845	(2,450,513)	7,529,169

Income (loss) before income taxes, noncontrolling interest and equity in earnings (losses) of subsidiaries	(821,185)	(30,263)	884,813	—	33,365
(Provision) benefit for taxes on income	314,286	7,476	(355,490)	—	(33,728)

Net income (loss)	(506,899)	(22,787)	529,323	—	(363)
Noncontrolling interest	—	—	(17,383)	—	(17,383)
Equity in earnings (losses) of subsidiaries (net of tax)	489,153	(5,268)	—	(483,885)	—

Net income (loss) attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(17,746)	$(28,055)	$511,940	$(483,885)	$(17,746)

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2009

(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$3,694,986	$807,068	$4,773,473	$(2,174,020)	$7,101,507

Expenses:
Direct operating	2,081,153	485,233	1,517,790	—	4,084,176
Depreciation of revenue earning equipment	1,896,687	253,518	1,955,173	(2,174,020)	1,931,358
Selling, general and administrative	284,082	80,518	276,403	—	641,003
Interest expense	291,075	31,211	331,375	—	653,661
Interest and other income, net	(48,900)	167	(15,704)	—	(64,437)

Total expenses	4,504,097	850,647	4,065,037	(2,174,020)	7,245,761

Income (loss) before income taxes, noncontrolling interest and equity in earnings (losses) of subsidiaries	(809,111)	(43,579)	708,436	—	(144,254)
(Provision) benefit for taxes on income	326,149	21,656	(299,407)	—	48,398

Net income (loss)	(482,962)	(21,923)	409,029	—	(95,856)
Noncontrolling interest	—	—	(14,679)	—	(14,679)
Equity in earnings (losses) of subsidiaries (net of tax)	372,427	(4,161)	—	(368,266)	—

Net income (loss) attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(110,535)	$(26,084)	$394,350	$(368,266)	$(110,535)

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008

(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$4,153,298	$1,151,322	$5,802,465	$(2,582,030)	$8,525,055

Expenses:
Direct operating	2,427,023	648,375	1,854,620	—	4,930,018
Depreciation of revenue earning equipment	2,252,428	248,157	2,275,609	(2,582,030)	2,194,164
Selling, general and administrative	316,917	112,354	340,368	—	769,639
Interest expense	315,960	66,300	488,230	—	870,490
Interest and other income, net	(2,958)	(1,052)	(20,751)	—	(24,761)
Impairment charges	—	956,096	212,804	—	1,168,900

Total expenses	5,309,370	2,030,230	5,150,880	(2,582,030)	9,908,450

Income (loss) before income taxes, noncontrolling interest and equity in earnings (losses) of subsidiaries	(1,156,072)	(878,908)	651,585	—	(1,383,395)
(Provision) benefit for taxes on income	429,196	142,124	(373,663)	—	197,657

Net income (loss)	(726,876)	(736,784)	277,922	—	(1,185,738)
Noncontrolling interest	—	—	(20,786)	—	(20,786)
Equity in earnings (losses) of subsidiaries (net of tax)	(479,648)	(9,775)	—	489,423	—

Net income (loss) attributable to The Hertz Corporation and Subsidiaries' common stockholder	$(1,206,524)	$(746,559)	$257,136	$489,423	$(1,206,524)

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2010

(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Net cash provided by (used in) operating activities	$337,055	$93,252	$2,189,175	$(381,555)	$2,237,927

Cash flows from investing activities:
Net change in restricted cash and cash equivalents	19,932	(17,514)	158,098	—	160,516
Revenue earning equipment expenditures	(188,057)	(96,452)	(8,156,363)	—	(8,440,872)
Proceeds from disposal of revenue earning equipment	169,451	75,139	7,273,856	—	7,518,446
Property and equipment expenditures	(92,415)	(19,275)	(67,519)	—	(179,209)
Proceeds from disposal of property and equipment	4,311	11,239	23,355	—	38,905
Capital contributions to subsidiaries	(1,544,332)	—	—	1,544,332	—
Return of capital from subsidiaries	1,877,095	—	—	(1,877,095)	—
Acquisitions, net of cash acquired	(35)	(43,789)	(3,747)	—	(47,571)
Sale of short-term investments, net	3,183	94	214	—	3,491
Other investing activities	—	—	2,726	—	2,726

Net cash provided by (used in) investing activities	249,133	(90,558)	(769,380)	(332,763)	(943,568)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,209,866	—	1,425,847	—	2,635,713
Payment of long-term debt	(73,342)	(68)	(2,880,823)	—	(2,954,233)
Short-term borrowings:
Proceeds	—	—	490,490	—	490,490
Payments	(2,615)	—	(968,334)	—	(970,949)
Proceeds (payments) under the revolving lines of credit, net	(18,907)	(3,515)	1,048,492	—	1,026,070
Distributions to noncontrolling interest	—	—	(18,200)	—	(18,200)
Payment of Dividends and Return of Capital	(23,000)	—	(2,258,650)	2,258,650	(23,000)
Capital Contributions Received from Parent	—	—	1,544,332	(1,544,332)	—
Proceeds from employee stock purchase plan	3,208	—	—	—	3,208
Excess tax benefits from exercise of stock options	(258)	—	—	—	(258)
Loan from Hertz Global Holdings, Inc.	(6,173)	—	—	—	(6,173)
Payment of financing costs	(29,111)	—	(49,040)	—	(78,151)

Net cash provided by (used in) financing activities	1,059,668	(3,583)	(1,665,886)	714,318	104,517

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(10,337)	—	(10,337)

Net change in cash and cash equivalents during the period	1,645,856	(889)	(256,428)	—	1,388,539
Cash and cash equivalents at beginning of period	108,522	6,069	870,876	—	985,467

Cash and cash equivalents at end of period	$1,754,378	$5,180	$614,448	$—	$2,374,006

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2009

(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Net cash provided by (used in) operating activities	$(730,823)	$(96,344)	$2,882,929	$(353,902)	$1,701,860

Cash flows from investing activities:
Net change in restricted cash and cash equivalents	(34,447)	27,468	375,700	—	368,721
Revenue earning equipment expenditures	(88,945)	(29,372)	(7,409,000)	—	(7,527,317)
Proceeds from disposal of revenue earning equipment	67,727	101,495	5,937,402	—	6,106,624
Property and equipment expenditures	(52,503)	(9,863)	(38,335)	—	(100,701)
Proceeds from disposal of property and equipment	(3,076)	8,380	18,393	—	23,697
Capital contributions to subsidiaries	(833,411)	—	—	833,411	—
Return of capital from subsidiaries	1,483,281	—	—	(1,483,281)	—
Acquisitions, net of cash acquired	(40,333)	—	(36,086)	—	(76,419)
Purchase of short-term investments, net	(3,184)	(94)	(214)	—	(3,492)
Other investing activities	—	—	828	—	828

Net cash provided by (used in) investing activities	495,109	98,014	(1,151,312)	(649,870)	(1,208,059)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	4,703	—	1,196,193	—	1,200,896
Payment of long-term debt	(189,810)	(74)	(959,992)	—	(1,149,876)
Short-term borrowings:
Proceeds	—	—	364,065	—	364,065
Payments	—	—	(351,773)	—	(351,773)
Proceeds (payments) under the revolving lines of credit, net	(437,976)	(2,268)	(685,855)	—	(1,126,099)
Distributions to noncontrolling interest	—	—	(15,050)	—	(15,050)
Payment of Dividends and Return of Capital	—	—	(1,837,183)	1,837,183	—
Capital Contributions Received from Parent	990,117	—	833,411	(833,411)	990,117
Proceeds from employee stock purchase plan	2,400	—	—	—	2,400
Loan from Hertz Global Holdings, Inc.	(7,186)	—	—	—	(7,186)
Payment of financing costs	(43,856)	—	(1,161)	—	(45,017)

Net cash provided by (used in) financing activities	318,392	(2,342)	(1,457,345)	1,003,772	(137,523)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	35,192	—	35,192

Net change in cash and cash equivalents during the period	82,678	(672)	309,464	—	391,470
Cash and cash equivalents at beginning of period	25,844	6,741	561,412	—	593,997

Cash and cash equivalents at end of period	$108,522	$6,069	$870,876	$—	$985,467

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2008

(In Thousands of Dollars)

	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Net cash provided by (used in) operating activities	$(1,501,317)	$(45,658)	$4,488,139	$(504,615)	$2,436,549

Cash flows from investing activities:
Net change in restricted cash and cash equivalents	—	—	(71,836)	—	(71,836)
Revenue earning equipment expenditures	(99,013)	(87,719)	(9,964,250)	—	(10,150,982)
Proceeds from disposal of revenue earning equipment	80,716	189,125	8,349,874	—	8,619,715
Property and equipment expenditures	(81,343)	(28,509)	(83,914)	—	(193,766)
Proceeds from disposal of property and equipment	29,156	2,563	36,796	—	68,515
Return of capital from subsidiaries	1,294,235	—	—	(1,294,235)	—
Acquisitions, net of cash acquired	(14,050)	(17,616)	(39,254)	—	(70,920)
Other investing activities	—	—	(488)	—	(488)

Net cash provided by (used in) investing activities	1,209,701	57,844	(1,773,072)	(1,294,235)	(1,799,762)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	11,408	—	11,157	—	22,565
Repayment of long-term debt	(65,246)	(69)	(795,200)	—	(860,515)
Short-term borrowings:
Proceeds	—	—	396,679	—	396,679
Repayments	—	—	(374,333)		(374,333)
Proceeds (repayments) under the revolving lines of credit, net	279,300	(23,353)	(57,186)	—	198,761
Payment of financing costs	(10,090)	—	(51,133)	—	(61,223)
Loan with Hertz Global Holdings, Inc.	6,273	—	—	—	6,273
Dividends paid	—	—	(1,798,850)	1,798,850	—
Distributions to noncontrolling interest	—	—	(24,150)	—	(24,150)

Net cash provided by (used in) financing activities	221,645	(23,422)	(2,693,016)	1,798,850	(695,943)

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	(76,540)	—	(76,540)

Net change in cash and cash equivalents during the period	(69,971)	(11,236)	(54,489)	—	(135,696)
Cash and cash equivalents at beginning of period	95,815	17,977	615,901	—	729,693

Cash and cash equivalents at end of period	$25,844	$6,741	$561,412	$—	$593,997

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Subsequent Events

        In January 2011, Gerald A. Plescia, President, Hertz Equipment Rental Corporation, or "HERC," retired from the Company. Mark P. Frissora, our Chairman and Chief Executive Officer is assuming the temporary senior management responsibility for HERC until a successor is named.

        In January 2011, Hertz redeemed in full its outstanding ($518.5 million principal amount) 10.5% Senior Subordinated Notes due 2016 which resulted in premiums paid of $27.2 million and the write-off of unamortized debt costs of $8.6 million. In January and February 2011, Hertz redeemed $1,105 million principal amount of its outstanding 8.875% Senior Notes due 2014 which resulted in premiums paid of $24.5 million and the write-off of unamortized debt costs of $14.4 million. We used the proceeds from the September 2010 issuance of $700 million aggregate principal amount of 7.50% Senior Notes, the December 2010 issuance of $500 million aggregate principal amount of 7.375% Senior Notes and the February 2011 issuance of $500 million aggregate principal amount of 6.75% Senior Notes (see below) for these redemptions.

        In February 2011, Hertz issued $500 million aggregate principal amount of 6.75% Senior Notes due 2019. The 6.75% Senior Notes are guaranteed on a senior unsecured basis by the domestic subsidiaries of Hertz that guarantee its Senior Credit Facilities.

        In February 2011, Hertz used existing corporate liquidity to pay off the maturing amount of the Brazilian Fleet Financing Facility.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

THE HERTZ CORPORATION AND SUBSIDIARIES

(In Thousands of Dollars)

		Additions
	Balance at Beginning of Period	Charged to Expense	Translation Adjustments	Deductions		Balance at End of Period
Allowance for doubtful accounts:
Year ended December 31, 2010	$21,268	$19,667	$(695)	$(20,532)	(a)	$19,708
Year ended December 31, 2009	$16,572	$27,951	$1,823	$(25,078)	(a)	$21,268
Year ended December 31, 2008	$12,147	$31,068	$(554)	$(26,089)	(a)	$16,572
Tax valuation allowances:
Year ended December 31, 2010	$167,812	$27,473	$(9,478)	$—		$185,807
Year ended December 31, 2009	$123,210	$39,689	$4,913	$—		$167,812
Year ended December 31, 2008	$69,879	$58,526	$(5,195)	$—		$123,210

(a)
Amounts written off, net of recoveries.

THE HERTZ CORPORATION

 Offers to Exchange the Notes of The Hertz Corporation set forth below:

$700,000,000 aggregate principal amount of 7.50% Senior Notes due 2018 for any and all outstanding 7.50% Senior Notes due 2018;

$1,000,000,000 aggregate principal amount of 6.75% Senior Notes due 2019 for any and all outstanding 6.75% Senior Notes due 2019; and

$500,000,000 aggregate principal amount of 7.375% Senior Notes due 2021 for any and all outstanding 7.375% Senior Notes due 2021.

                                                                         PROSPECTUS

August 19, 2011

 DEALER PROSPECTUS DELIVERY OBLIGATION

        Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.